As filed with the Securities and Exchange Commission on June 1, 2016.

Registration No. 333–210772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

1347 CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	46-5399422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Pierce Road, 6th Floor
Itasca, Illinois 60143
Tel: (847) 700-8064

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon G. Pratt, President and Chief Executive Officer
1347 Capital Corp.
150 Pierce Road, 6th Floor
Itasca, Illinois 60143
Tel: (847) 700-8064

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein, Esq. Elliott M. Smith, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166-4193 Tel: (212) 294-6700 Fax: (212) 294-4700	Joshua F. Opperer, Esq. Philip D. Torrence, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 600 Woodward Avenue Detroit, Michigan 48226-3506 Tel: (313) 465-7000 Fax: (313) 465-7457

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the agreement and plan of merger described in the included proxy statement/prospectus/information statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2016

PROPOSED BUSINESS COMBINATION — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of 1347 Capital Corp. and Unit Holders of Limbach Holdings LLC:

1347 Capital Corp., which we refer to as 1347 Capital, and Limbach Holdings LLC, which we refer to as Limbach, have entered into an Agreement and Plan of Merger, dated as of March 23, 2016, as may be amended, which we refer to as the Merger Agreement. Following the transactions contemplated by the Merger Agreement, which we refer to as the Business Combination, Limbach will continue as a wholly-owned subsidiary of 1347 Capital. FdG HVAC LLC, which we refer to as FdG, which owns approximately 80% of the outstanding membership interests of Limbach, has agreed to vote in favor of the Business Combination. The closing of the Business Combination is subject to a number of conditions including, among other things, (i) requisite 1347 Capital stockholder approval, (ii) that the amount available to be released to 1347 Capital from the trust account holding the proceeds of 1347 Capital’s initial public offering, which we refer to as the Trust Account, will be no less than $20 million and (iii) that 1347 Capital will have debt financing of at least $65 million, with no less than $40 million funded at the closing of the Business Combination. Pursuant to the Merger Agreement, 1347 Capital has agreed to pay to the holders of membership interests and holders of options to acquire membership interests of Limbach consideration in an aggregate amount of $60 million, comprised of between $35 million and $45 million in cash, between 1.5 million and 2.5 million shares of 1347 Capital’s common stock and up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50. 1347 Capital is providing its public stockholders with the opportunity to convert their shares of 1347 Capital common stock into cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. The foregoing amounts will be based upon the amount of cash remaining in the Trust Account after giving effect to any such conversions. The estimated per share conversion price is expected to be $10.00.

1347 Capital is holding a special meeting at which it will ask its stockholders to consider and vote upon proposals (i) to approve and adopt the Merger Agreement, which we refer to as the Business Combination Proposal, (ii) to approve and adopt 1347 Capital’s second amended and restated certificate of incorporation, (iii) to elect six directors to serve on the board of directors of 1347 Capital, (iv) to approve and adopt the 1347 Capital Corp. 2016 Omnibus Incentive Plan and (v) to adjourn the special meeting, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to 1347 Capital’s stockholders for vote or 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied. The 1347 Capital board unanimously recommends that 1347 Capital stockholders vote “FOR” each of the proposals to be considered at the special meeting. Public stockholders of 1347 Capital must vote either for or against the Business Combination Proposal in order to exercise their conversion rights.

FdG will execute an action by written consent of the Limbach unit holders, which we refer to as the written consent, approving the Business Combination. Nevertheless, all Limbach unit holders will have the opportunity to elect to approve the Business Combination by returning to Limbach a signed written consent. The board of managers of Limbach recommends that its unit holders sign and return the written consent indicating their approval of the Business Combination.

The units, common stock, warrants and rights of 1347 Capital are currently listed on The Nasdaq Capital Market under the symbols “TFSCU,” “TFSC,” “TFSCW” and “TFSCR,” respectively. 1347 Capital intends to apply to continue the listing of its common stock on The Nasdaq Capital Market under the symbol “LMB” upon the closing of the Business Combination. Following the closing, it is expected that 1347 Capital’s warrants will trade on the OTC market under the symbol “TFSCW.” We urge 1347 Capital stockholders to obtain a current market quotation of 1347 Capital’s common stock prior to casting their vote.

We cannot complete the Business Combination unless the 1347 Capital stockholders approve the proposals to be considered at the special meeting. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please promptly complete and return the enclosed proxy card by mail or submit your proxy by telephone or through the Internet.

We encourage you to read this entire proxy statement/prospectus/information statement carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 26.

We look forward to a successful combination of 1347 Capital and Limbach.

Sincerely,

Gordon G. Pratt President, Chief Executive Officer & Director 1347 Capital Corp.	Charles A. Bacon, III Chairman and Chief Executive Officer Limbach Holdings LLC

This proxy statement/prospectus/information statement is dated [           ], 2016 and is first being mailed to 1347 Capital stockholders and Limbach unit holders on or about [           ], 2016.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in, or the securities to be issued under, this proxy statement/prospectus/information statement, passed upon the merits or fairness of the business combination or related transactions or determined that this proxy statement/prospectus/information statement is accurate or complete. Any representation to the contrary is a criminal offense.

1347 CAPITAL CORP.
150 Pierce Road, 6th Floor
Itasca, Illinois 60143

NOTICE OF SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING
OF STOCKHOLDERS OF 1347 CAPITAL CORP.

To Be Held On [           ], 2016

To the Stockholders of 1347 Capital Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2016 annual meeting of stockholders (the “special meeting”) of 1347 Capital Corp., a Delaware corporation (“we,” “us,” “our,” “1347 Capital,” or the “Company”), will be held on [           ], 2016, at [    ], Eastern time, at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of March 23, 2016, as may be amended (the “Merger Agreement”), by and among the Company, Limbach Holdings LLC, a Delaware limited liability company (“Limbach”), and FdG HVAC LLC, a Delaware limited liability company, solely in its capacity as the Limbach Holders’ Representative under the Merger Agreement (the “Business Combination Proposal”). The Merger Agreement provides for the merger of a newly formed subsidiary of 1347 Capital (“Merger Sub”) with and into Limbach, with Limbach surviving the merger as a wholly-owned subsidiary of the 1347 Capital. We refer to the transactions contemplated by the Merger Agreement as the “Business Combination.”

(2) The Certificate Proposals: to consider and vote upon ten proposals consisting of the following amendments to our amended and restated certificate of incorporation:

•	to change our name to “Limbach Holdings, Inc.” and remove certain provisions related to our status as a blank check company, among other things;
•	to increase the number of authorized shares from 11,000,000 to 101,000,000, of which 100,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;
•	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;
•	to specify that the number of directors of 1347 Capital will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;
•	to provide that stockholders may not act by written consent;
•	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board;
•	to elect for the Company to not be subject to Section 203 of the DGCL;
•	to adopt Delaware as the exclusive forum for certain stockholder litigation;
•	to provide that the corporate opportunity doctrine will apply to 1347 Capital’s officers or directors and their affiliates; and
•	to provide that a minimum of 2/3 of the outstanding shares of capital stock of 1347 Capital will be required to amend the proposed certificate.

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(3) The Director Election Proposal:  to consider and vote upon a proposal to elect six directors to serve on our board of directors upon consummation of the Business Combination (the “Director Election Proposal”);

(4) The Incentive Plan Proposal:  to consider and vote upon a proposal to approve and adopt the 1347 Capital Corp. 2016 Omnibus Incentive Plan (the “Incentive Plan Proposal”); and

(5) The Adjournment Proposal:  to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or we determine that one or more closing conditions under the Merger Agreement will not be satisfied (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on June 10, 2016 are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders who vote on the Business Combination Proposal with the opportunity to convert their shares of our common stock into cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering, including interest earned on the funds held in the trust account and not previously released to us for our working capital requirements or to pay our franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.00. Public stockholders must vote either for or against the Business Combination Proposal in order to exercise their conversion rights.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting his, her or its shares with respect to more than an aggregate of 20% of the public shares. Holders of our outstanding public warrants do not have conversion rights with respect to such warrants in connection with the Business Combination. Our Sponsor and insiders have agreed to waive any conversion rights with respect to any shares issued prior to our initial public offering (the “insider shares”) and any shares they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The insider shares will be excluded from the calculation used to determine the per-share conversion price. Currently, our Sponsor and insiders own approximately 22.2% of our issued and outstanding shares of common stock.

Approval of the Business Combination Proposal and Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders. Approval of the Certificate Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders.

We have no specified maximum conversion threshold under our amended and restated certificate of incorporation. We will not consummate the Business Combination, however, if holders of our public shares exercise their conversion rights in an amount that would cause the amount available to be released to 1347 Capital from the Trust Account to be less than $20 million.

Your attention is directed to the proxy statement/prospectus/information statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus/information statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Banks and brokerage firms please call (203) 658-9400.

By Order of the Board of Directors,

[           ], 2016

Hassan R. Baqar
Chief Financial Officer and Secretary and Director

ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about 1347 Capital Corp. and Limbach from other documents that are not included in or delivered with this proxy statement/prospectus/information statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this proxy statement/prospectus/information statement by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

1347 Capital Corp. 150 Pierce Road, 6th Floor Itasca, Illinois 60143 (212) 905-2888 Attn: Hassan R. Baqar	Limbach Holdings LLC 31-35th Street Pittsburgh, Pennsylvania 15201 (412) 359-2100 Attn: Scott Wright

Investors may also consult 1347 Capital’s or Limbach’s websites or the transaction website for more information concerning the mergers described in this proxy statement/prospectus/information statement. 1347 Capital’s website is www.1347capital.com. Limbach’s website is www.limbachinc.com. Information included on any of these websites is not incorporated by reference into this proxy statement/prospectus/information statement.

If you would like to request any documents, please do so by [          ], 2016 in order to receive them before the special meeting.

For more information, see “Where You Can Find More Information” beginning on page 225.

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Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “1347 Capital” refer to 1347 Capital Corp., “Limbach” means Limbach Holdings LLC, and the terms “combined company” and “post-Business Combination company” refer to 1347 Capital together with Limbach as its wholly-owned subsidiary following the consummation of the Business Combination.

In this document:

“2016 Plan” means the 1347 Capital Corp. 2016 Omnibus Incentive Plan.

“Adjournment Proposal” means a proposal to adjourn the special meeting of the 1347 Capital stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting or 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied.

“broker non-vote” means the failure of a 1347 Capital stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement, including the approval for purposes of Nasdaq Listing Rule 5635 of the issuance pursuant to the Merger Agreement of a number of shares of 1347 Capital’s common stock that exceeds 20% of the number of shares of 1347 Capital’s common stock that is currently outstanding.

“capital stock” means the capital stock or other equity securities of 1347 Capital Corp.

“Cash Consideration” means the cash portion of the Business Combination consideration which will be between $35 million and $45 million.

“Certificate Proposals” means the ten proposals to amend 1347 Capital’s amended and restated certificate of incorporation.

“closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means 1347 Capital Corp.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to elect six directors to serve on 1347 Capital’s board of directors, subject to the Closing.

“Employment Agreement” means the Employment Agreement, dated as of March 23, 2016, by and between 1347 Capital and Charles A. Bacon III.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FdG” means FdG HVAC LLC.

“FMG” means Fund Management Group LLC.

“Kingsway” means Kingsway Financial Services Inc.

“Limbach” means Limbach Holdings LLC, a Delaware limited liability company.

“Incentive Plan Proposal” means the proposal to adopt the 1347 Capital Corp. 2016 Omnibus Incentive Plan.

“insiders” means 1347 Capital’s directors, officers, special advisors, and any of their permitted transferees.

“insider shares” means the shares of 1347 Capital’s common stock issued prior to 1347 Capital’s initial public offering.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Agreement” means the Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp. and FdG HVAC LLC.

“Merger Shares” means the 1.5 million to 2.5 million shares of 1347 Capital’s common stock to be issued to holders of membership interests and options to acquire membership interests of Limbach as part of the consideration under to the Merger Agreement.

“Merger Warrants” means the warrant portion of the Business Combination consideration which will be up to 666,667 warrants to purchase one share of common stock at an exercise price of $12.50.

“Nasdaq” means The Nasdaq Capital Market.

“PCAOB” means the Public Company Accounting Oversight Board.

“Preferred Stock” means the up to $10 million of shares of 1347 Capital’s Class A Preferred Stock that 1347 Capital has agreed to issue and sell to the Sponsor, its affiliates or other investors identified by the Sponsor in the event that conversions of shares of common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the trust account to less than $42.9 million.

“private units” means the 198,000 units issued to the Sponsor in a private placement that occurred concurrently with 1347 Capital’s initial public offering.

“private warrants” means the warrants issued as part of the private units, each of which is exercisable for one-half of one share of our, in accordance with its terms.

“proposed certificate” means the second amended and restated certificate of incorporation of 1347 Capital being proposed for approval by 1347 Capital’s stockholders, a copy of which is attached as Annex B to the proxy statement/prospectus/information statement.

“public rights” or “rights” means the rights issued as past of the Units sold in 1347 Capital’s initial public offering which will automatically convert upon the closing of the Business Combination into one-tenth of one share of 1347 Capital common stock.

“public shares” means shares of 1347 Capital’s common stock issued in 1347 Capital’s initial public offering.

“public warrants” means the warrants issued as part of the units sold in 1347 Capital’s initial public offering, each of which is exercisable for one-half of one share of our, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means 1347 Investors LLC, 1347 Capital’s sponsor.

“Trust Account” means the trust account with Continental Stock Transfer & Trust Company acting as trustee which holds a total of approximately $46 million.

“Voting Agreement” means the Voting and Lockup Agreement, dated as of March 25, 2016, by and between 1347 Capital and FdG.

“written consent” means the action by written consent of the Limbach holders adopting the Merger Agreement and thereby approving the Business Combination and the transactions contemplated thereby.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Business Combination, the proposals being considered at the 1347 Capital special meeting and the Limbach unit holder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Unless otherwise specified, all share calculations assume no exercise of conversion rights by 1347 Capital’s public stockholders.

Parties to the Business Combination

1347 Capital

1347 Capital is a blank check company formed in Delaware on April 15, 2014 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses.

The units, common stock, warrants and rights of 1347 Capital are currently listed on The Nasdaq Capital Market under the symbols “TFSCU,” “TFSC,” “TFSCW” and “TFSCR,” respectively. 1347 Capital intends to apply to continue the listing of its common stock on The Nasdaq Capital Market under the symbol “LMB” upon the closing of the Business Combination. Following the closing, it is expected that 1347 Capital’s warrants will trade on the OTC market under the symbol “TFSCW.”

After the completion of the Business Combination, 1347 Capital will change its corporate name to “Limbach Holdings, Inc.”

The mailing address of 1347 Capital’s principal executive office is 150 Pierce Road, 6th Floor, Itasca, Illinois 60143. The telephone number of 1347 Capital is (847) 700-8064.

Limbach

Limbach is an industry-leading specialty contractor in the areas of heating, ventilation, air-conditioning (“HVAC”), plumbing, electrical and building controls through design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades for private customers and public agencies. Limbach offers building owners this broad range of comprehensive services on new projects and existing facilities and on certain projects, helps customers identify and implement cost and energy saving solutions on new projects and existing facilities. Headquartered in Pittsburgh since 1901, the firm maintains 13 full-service branch operations in 24 major U.S. markets.

The mailing address of Limbach’s principal executive office is 31-35th Street, Pittsburgh, Pennsylvania 15201. The telephone number of Limbach is (412) 359-2100.

The Business Combination (Page 62)

The Merger Agreement provides for the merger of 1347 Capital’s wholly-owned subsidiary with and into Limbach, with Limbach continuing as 1347 Capital’s wholly-owned subsidiary.

Consideration to Limbach Stockholders in the Business Combination (Page 0)

Pursuant to the Merger Agreement, 1347 Capital has agreed to pay to the holders of membership interests and holders of options to acquire membership interests of Limbach consideration in an aggregate amount of $60 million, comprised of (a) between $35 million and $45 million in cash (the “Cash Consideration”), (b) between 1.5 million and 2.5 million shares of 1347 Capital’s common stock, par value $0.0001 per share (“Merger Shares”), and (c) up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50 (“Merger Warrants”). The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the trust account holding the proceeds of 1347 Capital’s initial public offering (the “Trust Account”) after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination. All outstanding options to purchase membership interests of Limbach will be settled for a mixture of the Cash Consideration, Merger Shares and Merger Warrants, if any. Limbach optionholders may elect to be substantially cashed-out (the “Cash-out Optionholders”) or participate pro rata with the holders of Limbach membership interests to the extent of the implied value of the membership interests underlying the options (the “Participating Optionholders”). Options held by Cash-out Optionholders will be converted into the right to receive (a) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less $1,000, and (b) 100 Merger Shares, each with a nominal value of $10.00 per share. Options held by Participating Optionholders will be converted into the right to receive (x) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, (y) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less the aggregate nominal value of Merger Shares issued to such Participating Optionholder (provided that such amount shall not be negative), and (z) a pro rata share of the Merger Warrants, if any.

All outstanding membership interests of Limbach will be converted into the right to receive (a) a pro rata share of the Cash Consideration remaining after subtracting the cash amounts paid to the Cash-out Optionholders and the Participating Optionholders, (b) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, and (c) a pro rata share of the Merger Warrants, if any.

Conversion Rights (Page 60)

Pursuant to 1347 Capital’s amended and restated certificate of incorporation, any holders of 1347 Capital’s public shares who vote either for or against the Business Combination may demand that such shares be converted into a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.00. Conversion rights are not available to holders of warrants in connection with the Business Combination. See the section entitled “Special Meeting in Lieu of the 2016 Annual Meeting of 1347 Capital Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares for cash.

Conditions to the Closing of the Business Combination (Page 0)

The closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, that the amount available to be released to 1347 Capital from the Trust Account will be no less than $20 million, and that 1347 Capital or its affiliates will have debt financing from one or more sources of at least $65 million, in the aggregate, with no less than $40 million funded at the closing of the Business Combination. For more information about the closing conditions to the Business Combination, see the sections entitled “The Business Combination,” “The Merger Agreement” and “Proposal No. 1 — Approval of the Business Combination.”

Ownership of 1347 Capital Shares after the Business Combination (Page 74)

There are currently 5,948,000 shares of 1347 Capital’s common stock issued and outstanding, consisting of 4,600,000 public shares, 198,000 private shares and 1,150,000 insider shares. Pursuant to the Merger Agreement, 1347 Capital has agreed to pay to the holders of membership interests and holders of options to acquire membership interests of Limbach consideration in an aggregate amount of $60 million, comprised of (a) the Cash Consideration, (b) the Merger Shares, and (c) the Merger Warrants. The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the Trust Account after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination.

It is anticipated that, upon completion of the Business Combination, 1347 Capital’s public stockholders will own approximately 63.4%, the Sponsor, insiders and their affiliates will own approximately 17.1% and former Limbach stockholders will own 18.8% of the outstanding common stock of the post-transaction company. These relative percentages assume that none of 1347 Capital’s public stockholders exercise their conversion rights in connection with the vote to approve the Business Combination. If the actual facts are different, the percentages set forth above will be different. Assuming the maximum number of shares of 1347 Capital’s common stock (2,600,000 shares) are converted as allowed under the Merger Agreement then 1347 Capital’s public stockholders will own approximately 38.6%, the Sponsor and its affiliates together with the insiders will own approximately 21.4%, and the former Limbach stockholders will own approximately 39.2% of the outstanding common stock of the post-transaction company. Both scenarios assume that there is approximately $46 million held in the Trust Account prior to taking into account any conversions, and account for the shares of 1347 Capital common stock issuable in connection with the automatic conversion of the outstanding 1347 Capital rights upon the consummation of the Business Combination. These percentages do not take into account (i) the shares of 1347 Capital common stock issuable upon the exercise of any warrants or options of 1347 Capital outstanding prior to the date of the Merger Agreement, (ii) the up to 666,667 Merger Warrants that may be issued to the former Limbach unit holders pursuant to the terms of the Merger Agreement, (iii) the up to 400,000 shares of Preferred Stock, each convertible at the holder’s election into 2.00 shares of 1347 Capital’s common stock at a conversion price of $12.50 per share, if issued and sold to the Sponsor, its affiliates or other investors identified by the Sponsor in the event that conversions of shares of 1347 Capital’s common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the Trust Account to less than $43 million, or (iv) the shares of 1347 Capital common stock issuable upon the exercise or conversion of such Merger Warrants or Preferred Stock.

The following table illustrates two scenarios of varying ownership levels based on the assumptions described above but assuming varying levels of conversions by 1347 Capital’s public stockholders:

	Scenario 1(1)	Scenario 2(2)
Public stockholders	63.4%	38.6%
Sponsor and insiders	17.1%	21.4%
Former Limbach stockholders	18.8%	39.2%

(1)	Scenario 1 — Reflects ownership percentages if no shares of 1347 Capital’s common stock are converted.
(2)	Scenario 2 — Reflects ownership percentages if the maximum number of the allowable number of shares under the Merger Agreement and 1347 Capital’s amended and restated certificate of incorporation are converted.

In addition, there currently are 5,398,000 warrants of 1347 Capital outstanding, consisting of 4,600,000 public warrants, 198,000 private warrants and 600,000 $15 Exercise Price Sponsor Warrants. Each public warrant and private warrant entitles the holder thereof to purchase one-half of one share of common stock at a price of $11.50 per full share, subject to certain adjustments and each $15 Exercise Price Sponsor Warrant entitles the holder thereof to purchase one full share of 1347 Capital’s common stock at an exercise price of $15.00 per share. All of 1347 Capital’s outstanding warrants will become exercisable 30 days after the completion of the Business Combination. The public warrants and private warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation and the $15.00 Exercise Price Sponsor Warrants will expire seven years after the completion of the Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, 1347 Capital may redeem the outstanding warrants (except as described herein with respect to the private warrants and $15 Exercise Price

Sponsor Warrants) in whole and not in part at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sale price of 1347 Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which 1347 Capital sends the notice of redemption to warrant holders. The private warrants and $15 Exercise Price Sponsor Warrants are non-redeemable so long as they are held by the initial purchasers of such warrants or any of their permitted transferees.

Management After the Business Combination (Page 172)

The 1347 Capital board of directors is currently composed of seven directors. Pursuant to the Merger Agreement, prior to the effective time of the Business Combination, the 1347 Capital board of directors will designate two nominees from the existing board of directors for election to the board of directors of the post-Business Combination company, and FdG will designate four nominees for election to the board of directors of the post-Business Combination company. Following the consummation of the Business Combination, FdG and 1347 Capital will designate jointly one nominee for election to the board of directors of the post-Business Combination company, and subject to their respective fiduciary duties, the post-Business Combination directors will elect such joint nominee to the board of directors of the post-Business Combination company. Three of FdG’s designees and the jointly selected designee shall satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to NASDAQ’s listing standards. All of the directors will serve in staggered classes to be designated by 1347 Capital prior to closing. Immediately following the Business Combination, if the nominees are elected, the directors of 1347 Capital will be Charles A. Bacon, III, David S. Gellman, S. Matthew Katz, Norbert W. Young, Larry G. Swets, Jr., and Gordon G. Pratt. See the sections entitled “Proposal No. 3 —  Election of Directors to the Board” and “Management After The Business Combination.”

The Certificate Proposals (Page 98)

Upon the closing of the Business Combination, 1347 Capital’s amended and restated certificate of incorporation will be amended promptly to:

•	to change our name to “Limbach Holdings, Inc.” and remove certain provisions related to our status as a blank check company, among other things;
•	to increase the number of authorized shares from 11,000,000 to 101,000,000, of which 100,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;
•	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;
•	to specify that the number of directors of 1347 Capital will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;
•	to provide that stockholders may not act by written consent;
•	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board;
•	to elect for the Company to not be subject to Section 203 of the DGCL;
•	to adopt Delaware as the exclusive forum for certain stockholder litigation;
•	to provide that the corporate opportunity doctrine will apply to 1347 Capital’s officers or directors and their affiliates; and
•	to provide that a minimum of 2/3 of the outstanding shares of capital stock of 1347 Capital will be required to amend the proposed certificate.

See the section entitled “Proposals No. 2A – 2J — The Certificate Proposals.”

Approval and Adoption of the 1347 Capital Corp. 2016 Omnibus Incentive Plan (Page 110)

Pursuant to the 1347 Capital Corp. 2016 Omnibus Incentive Plan, or the 2016 Plan, certain employees, directors and consultants will be eligible to be granted awards, other than incentive stock options, which may be granted only to employees. 1347 Capital will reserve 800,000 shares of 1347 Capital’s common stock for issuance under the 2016 Plan. The number of shares issued or reserved pursuant to the 2016 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in 1347 Capital’s common stock. With respect to any award to any one participant that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, (i) no more than 400,000 shares of 1347 Capital’s common stock will be granted in a fiscal year, (ii) no more than $2,000,000 will paid in cash with respect to a performance period of one year, and (iii) no more than $500,000 will be paid in cash with respect to a performance period greater than one year. In addition, the maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

The principal purposes of the 2016 Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with 1347 Capital’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give 1347 Capital a significant advantage in attracting and retaining key employees, directors, and consultants. The 2016 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, 1347 Capital intends to take into account previous grants of such awards.

See the section entitled “Proposal No. 4 — Approval and Adoption of the 1347 Capital Corp. 2016 Omnibus Incentive Plan.” The 2016 Plan is attached as Annex C to this proxy statement/prospectus/information statement and is incorporated herein by reference. 1347 Capital encourages you to read the 2016 Plan in its entirety.

Anticipated Accounting Treatment (Page 0)

1347 Capital has considered the provisions of Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”) in order to determine the following in regards to the Business Combination:

•	qualification of the transactions contemplated under the Merger Agreement as business combination pursuant to provisions of ASC 805;
•	identifying the accounting acquirer; and
•	identifying the accounting acquirer; and

Business Combination Qualification:

Pursuant to the provisions of ASC 805-10-25-1, “an entity shall determine whether a transaction or other event is a business combination by establishing whether the assets being acquired and liabilities being assumed constitute a business.” “Business” is defined under ASC 805-10-20 as “an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants.” ASC 805-10-55-4 further clarifies that “a business consists of inputs and processes applied to those inputs that have the ability to create outputs. Although businesses usually have outputs, outputs are not required for an integrated set to qualify as a business.” Based on these provisions of ASC 805, it is established that Limbach exhibits the characteristics identified above and constitutes a Business, and hence the transactions contemplated by the Merger Agreement qualify as a business combination under the provisions of ASC 805-10-25-1. Additionally, ASC 805-10-20 defines business combination as “a transaction or other event in which an acquirer obtains control of one or more businesses. Transactions sometimes referred to as true mergers or mergers of equals also are business combinations.” ASC 805-10-55 paragraphs 2 and 3 provide guidance as to various ways in which an acquirer might obtain control of an acquiree as well as various ways a business combination may be structured. 1347 Capital has considered these provisions of ASC 805 and determined that the transaction qualifies as a business combination.

Accounting Acquirer:

ASC 805-10-25-5 stipulates that “the guidance in the General Subsections of Subtopic 810-10 related to determining the existence of a controlling financial interest shall be used to identify the acquirer — the entity that obtains control of the acquiree. If a business combination has occurred but applying that guidance does not clearly indicate which of the combining entities is the acquirer, the factors in paragraphs 805-10-55-11 through 55-15 shall be considered in making that determination.” ASC 810-10-15-8 stipulates regarding controlling financial interest that “the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree.”

The current owners of 1347 Capital are expected to own a majority of the voting interest in the merged entity. The current stockholders of 1347 Capital are expected to own approximately 81% and 60% of the outstanding voting securities of the post-Business Combination company under no conversions from Trust Account and $26 million conversions from Trust Account scenarios. Furthermore, there is an absence of any mechanism for current owners of Limbach to control the governing body of the combined entity while the current owners of 1347 Capital are expected to exert control over electing such governing body via controlling majority of the voting interests post-merger. The accounting provisions under ASC 805 reference voting interests, hence options, warrants and Class A convertible Preferred Stock has been ignored in this analysis based on the fact that these instruments are expected to be out of the money at close of Business Combination and remain unexercised at Business Combination without any voting rights. Even if all dilutive securities are taken into account, the current owners of 1347 Capital are estimated to own voting control of the post-Business Combination company on a fully diluted basis.

Even though the 1347 Capital stockholders will have control over the combined entity, 1347 Capital also considered all of the provisions under paragraphs ASC 805-10-55-11 to 55-12 that stipulate that 1) “the acquirer usually is the entity that transfers the cash or other assets or incurs the liabilities,” 2) “the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity,” 3) “the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity,” and 4) “the acquirer usually is the combining entity whose former management dominates the management of the combined entity.”

As discussed, 1347 Capital is the entity transferring cash and equity for the stock of Limbach. The composition of the consideration varies depending on the number of stockholders of 1347 Capital which elect to redeem their shares, but in either scenario, cash is a significant portion of the consideration.

FdG (the current majority owner of Limbach) will nominate four directors of the post-Business Combination company, including Charles A. Bacon III, the CEO of Limbach. Of these four directors, three are expected to be independent. 1347 Capital will nominate two directors (Larry G. Swets, Jr. and Gordon G. Pratt), and there is no requirement for them to be independent, the expectation is that Mr. Swets will be an independent director. It has been conservatively assumed that Mr. Pratt will not be independent. One independent director will be nominated jointly by both FdG and 1347 Capital. Excluding the independent director to be jointly nominated by FdG and 1347 Capital, the nominations will require the vote of current 1347 Capital stockholders to be approved, hence the power to approve these nominations rests solely with current stockholders of 1347 Capital. Since FdG is only able to nominate directors and not influence their actual election to the board, FdG or Limbach are not considered as having ability to elect or appoint a majority of the members of the governing body of the combined entity.

Once directors are elected, removal of any or all directors can only be for cause and supported by an affirmative vote of majority of the voting power of the then outstanding shares entitled to vote, voting together as a single class. As 1347 Capital stockholders will own a majority of the shares under either scenario, they will be able to continue to exert control over removal of current or election of subsequent directors. Additionally, given the joint designation of the seventh independent director, we believe there is no clear balance in favor of pre-Business Combination owners of either 1347 Capital or Limbach in terms of ability to control the board committees that require independent members under the NASDAQ rules via controlling more independent members of the board of directors. Specifically, the audit and compensation committees are the only required committees under NASDAQ rules and require at least three and two independent board members, respectively. Given these minimum requirements, there is no clear control on committees of the board by either Limbach or 1347 Capital nominees.

Following completion of the Business Combination, the executive officers of Limbach will become the executive officers of post-Business Combination company and continue to be led by current Chief Executive Officer Charles A. Bacon, III and Chief Financial Officer John T. Jordan. The board of directors of 1347 Capital determined that it was in the best interests of the post-Business Combination company to retain the executive officers of Limbach given their experience and familiarity with the business and customers of Limbach. The board of directors of 1347 Capital has not and will not provide any special rights or powers to the executive officers of Limbach that would in any way conflict with or diminish the rights or powers of the board of directors of the post-Business Combination company.

ASC 805-10-55-13 states that “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings) is significantly larger than that of the other combining entity or entities.” 1347 Capital is a blank check company which primary operations have consisted of seeking an appropriate entity to acquire. The provisions of 805-10-55-13 are relevant in instances where the merger involves two operating entities. Since 1347 Capital has engaged in significant pre-Business Combination activities to conduct its investment strategy, it is not considered a public shell. As a result, the Business Combination of Limbach (an operating entity) and 1347 Capital should not be considered a reverse merger.

Given that ASC 805-10-25-5 stipulates that existence of “controlling financial interest” shall be used to identify the acquirer and that ASC 810-10-15-8 stipulates that majority voting interest generally constitutes controlling financial interest, we have given most weight to voting control of the combined entity in determining the accounting acquirer. ASC 805-10-25-5 further stipulates that the guidance in 805-10-55-11 through 55-15 (the senior management test and ability to elect governing body test) shall be considered if the controlling financial interest standard does not yield a clear conclusion regarding the accounting acquirer. Since the current 1347 Capital stockholders are expected to own the majority of the outstanding voting interests of the merged entity, the controlling financial interest standard clearly establishes the accounting acquirer, and hence the senior management standard and ability to elect the governing body standard becomes secondary to the controlling financial interest standard. Based on the preponderance of evidence discussed above, we have determined that 1347 Capital is the accounting acquirer.

Method of Accounting:

ASC 805-10-25-1 also provides that “an entity shall account for each business combination by applying the acquisition method.” Given that the transaction qualifies as a business combination, it will be accounted for under the acquisition method of accounting.

Under the acquisition method, the acquisition-date fair value of the purchase price paid by 1347 Capital to affect the Business Combination is allocated to the identifiable assets acquired (including identifiable intangible assets) and the liabilities assumed based on their estimated fair values, with any excess purchase price being recorded as goodwill. Management of 1347 Capital has made significant estimates and assumptions in determining the preliminary allocation of the gross purchase price transferred, including fair valuation of identifiable intangible assets, as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”. As such section has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, acquisition-related costs (such as advisory, legal, valuation and other professional fees) that are non-recurring are expensed. 1347 Capital expects to incur approximately $4.2 million of non-recurring acquisition-related costs in connection with the Business Combination.

Material U.S. Federal Income Tax Consequences of the Business Combination (Page 76)

For U.S. federal income tax purposes, it is expected that the Business Combination will be a taxable transaction, whereby the holders of membership interests in Limbach will be treated as selling their interests in exchange for the Cash Consideration, Merger Shares and Merger Warrants. In general, a holder of a membership interest in Limbach will recognize gain or loss to the extent of the difference between (i) the sum of the fair market value of the Cash Consideration, Merger Shares and Merger Warrants received by such holder, and (ii) the sum of such holder’s adjusted tax basis in the membership interests exchanged for the Cash Consideration, Merger Shares and Merger Warrants. In general, such gain or loss will be capital gain or loss, and will be short-term, long-term, or some combination of both, depending on the timing of the holder’s acquisition of their membership interests and contributions to Limbach. If a holder of a membership interest in Limbach realizes a loss from the Business Combination, such loss generally will be available to offset capital gain of such member from other sources or carried to a different taxable year to offset capital gain from such other taxable year.

It is not expected that the Business Combination will give rise to any U.S. federal income tax liability for 1347 Capital or the 1347 Capital stockholders. However, if a 1347 Capital stockholder exercises its conversion rights to receive cash from the Trust Account in exchange for its shares of 1347 Capital, such stockholder will generally be required to recognize a gain or loss for U.S. federal income tax purposes upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of 1347 Capital’s common stock converted. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the conversion.

Please carefully review the information set forth in the section entitled “The Business Combination —  Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page 76 for a discussion of the material U.S. federal income tax consequences of the Business Combination. Stockholders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Board of 1347 Capital Reasons for the Business Combination (Page 69)

After a careful review of the results of management’s due diligence and the consideration of a variety of factors in evaluating the Business Combination, the 1347 Capital board of directors determined that Limbach met a number of criteria, including (although not weighted or in any order of preference) its broad portfolio of services, strong growth outlook, diversified operating platform, experienced management team, significant competitive advantages, attractive financial profile and multiple drivers for growth. The 1347 Capital board of directors has unanimously approved and adopted the Merger Agreement.

The 1347 Capital board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. 1347 Capital’s board of directors believe that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Limbach’s fair market value was at least 80% of 1347 Capital’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of 1347 Capital’s board of directors as described above in valuing the Limbach business, and assuming the risk that the board of directors may not have properly valued such business.

Interests of 1347 Capital’s Directors and Officers and Others in the Business Combination (Page 71)

Certain of 1347 Capital’s directors and 1347 Capital’s officers have interests in the Business Combination that are different from, or in addition to, the interests of 1347 Capital public stockholders. These interests include, among other things:

•	the continued right of the Sponsor and insiders to hold the 1,150,000 insider shares in the aggregate currently beneficially owned by them following the Business Combination, subject to applicable lockup agreements;
•	the continued right of the Sponsor and insiders to hold the 198,000 private units in the aggregate;
•	the continued right of the Sponsor to hold the 600,000 $15 Exercise Price Sponsor Warrants following the Business Combination;
•	the continuation of certain of 1347 Capital’s directors as directors (but not officers) of 1347 Capital; and
•	the continued indemnification of current directors and officers of 1347 Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, all of the shares of 1347 Capital’s common stock currently beneficially owned by the Sponsor and insiders are not subject to conversion or redemption, and the private warrants and $15 Exercise Price Sponsor Warrants that are held by the Sponsor and insiders would expire worthless, if the Business Combination is not consummated; as a result, 1347 Capital’s directors have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to those shares and warrants.

Potential Purchases of 1347 Capital Public Shares (Page 73)

In connection with the stockholder vote to approve the proposed Business Combination, 1347 Capital may privately negotiate transactions to purchase shares after the Closing from stockholders who would have otherwise elected to have their shares converted in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, 1347 Capital’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of 1347 Capital’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that the Sponsor, 1347 Capital’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the likelihood that the Business Combination is approved or to satisfy the requirement that conversions by stockholders do not cause 1347 Capital to have net tangible assets less than $5,000,001.

Risk Factors (Page 26)

In evaluating the proposals set forth in this proxy statement/prospectus/information statement, you should carefully read this proxy statement/prospectus/information statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Voting Agreement and Written Consent (Page 0)

FdG, which owns approximately 80% of the outstanding membership interests of Limbach, is a party to the Voting Agreement, pursuant to which, among other things, FdG has agreed to vote its Limbach membership interests in favor of the approval of the Business Combination. In addition, following the effectiveness of the registration statement of which this proxy statement/prospectus/information statement forms a part, FdG will execute an action by written consent of the Limbach unit holders, referred to herein as the “written consent,” adopting the Merger Agreement and thereby approving the Business Combination. As a result, holders of a sufficient number of units of membership interests of Limbach required to adopt the

Merger Agreement and Approve the Business Combination will adopt the Merger Agreement and Approve the Business Combination and no meeting of Limbach members will be held therefor. Nevertheless, all Limbach unit holders will have the opportunity to elect to approve the Business Combination and adopt the Merger Agreement and the transactions contemplated thereby by returning to Limbach a signed written consent. Dissenting Limbach security holders are not entitled to appraisal rights under Limbach’s governing documents or Delaware law.

Regulatory Requirements (Page 75)

In the United States, 1347 Capital must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of the Merger Shares, Merger Warrants and Class A Preferred Stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Comparison of Rights of Holders of 1347 Capital Stock and Limbach Units (Page 204)

1347 Capital is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of 1347 Capital are currently, and will continue to be, governed by the DGCL. Limbach is organized under the laws of the State of Delaware and, accordingly, the current rights of the unit holders of are currently governed by the Delaware Limited Liability Company Act, as amended. If the Business Combination is completed, Limbach unit holders will become stockholders of 1347 Capital, and their rights will be governed by the DGCL, the bylaws of 1347 Capital and, assuming 1347 Capital Proposals No. 2A – 2J are approved by 1347 Capital stockholders at the 1347 Capital special meeting, the second amended and restated certificate of incorporation of 1347 Capital attached to this proxy statement/prospectus/information statement as Annex B. The rights of 1347 Capital stockholders contained in the amended and restated certificate of incorporation, as amended, and bylaws of 1347 Capital differ from the rights of Limbach unit holders under Third Amended and Restated Limited Liability Company Agreement of Limbach, as more fully described under the section entitled “Comparison of Rights of Holders of 1347 Capital Stock and Limbach Units” in this proxy statement/prospectus/information statement.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND PROPOSALS FOR 1347 CAPITAL STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of 1347 Capital stockholders, including with respect to the proposed Business Combination, as well as the Limbach unit holder actions that are the subject of the written consent. The following questions and answers may not include all the information that is important to 1347 Capital stockholders and Limbach unit holders. 1347 Capital and Limbach urge stockholders and unit holders, respectively, to carefully read this entire proxy statement/prospectus/information statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus/information statement?
A:	You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of 1347 Capital or a unit holder Limbach as of the applicable record date, and you are entitled, as applicable, to vote at the 1347 Capital stockholder meeting to approve among other things the Business Combination and the issuance of shares of 1347 Capital common stock pursuant to the Merger Agreement, or sign and return the Limbach written consent to adopt the Merger Agreement and approve the Business Combination. This document serves as:
•	a proxy statement of 1347 Capital used to solicit proxies for its special meeting of stockholders;
•	a prospectus of 1347 Capital used to offer shares of 1347 Capital common stock in exchange for units of Limbach ownership units in the Business Combination and issuable upon exercise of Limbach options; and
•	an information statement of Limbach used to solicit the written consent of its unit holders for the adoption of the Merger Agreement and the approval of the Business Combination and related transactions.

1347 Capital and Limbach have entered into the Merger Agreement pursuant to which 1347 Capital will acquire Limbach through a merger of 1347 Capital’s wholly owned subsidiary with and into Limbach, with Limbach continuing as 1347 Capital’s wholly-owned subsidiary. A copy of the Merger Agreement is attached to this proxy statement/prospectus/information statement as Annex A.

1347 Capital stockholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination, including the Merger Agreement and the transactions contemplated thereby, including the approval for purposes of Nasdaq Listing Rule 5635 of the issuance pursuant to the Merger Agreement of a number of shares of 1347 Capital’s common stock that exceeds 20% of the number of shares of 1347 Capital’s common stock that is currently outstanding, among other proposals.

This proxy statement/prospectus/information statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus/information statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus/information statement and its annexes.

Q:	What is being voted on at the special meeting?
A:	Below are proposals on which 1347 Capital’s stockholders are being asked to vote.

Proposals for the Special Meeting of Stockholders

1.	To approve and adopt the Merger Agreement and the transactions contemplated thereby, including the approval for purposes of Nasdaq Listing Rule 5635 of the issuance pursuant to the Merger Agreement of a number of shares of 1347 Capital’s common stock that exceeds 20% of the number of shares of 1347 Capital’s common stock that is currently outstanding (this proposal is referred to herein as the “Business Combination Proposal”);

2.	to consider and vote upon ten proposals consisting of the following amendments to 1347 Capital’s amended and restated certificate of incorporation:
•	to change our name to “Limbach Holdings, Inc.” and remove certain provisions related to our status as a blank check company, among other things;
•	to increase the number of authorized shares from 11,000,000 to 101,000,000, of which 100,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;
•	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;
•	to specify that the number of directors of 1347 Capital will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;
•	to provide that stockholders may not act by written consent;
•	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board;
•	to elect for the Company to not be subject to Section 203 of the DGCL;
•	to adopt Delaware as the exclusive forum for certain stockholder litigation;
•	to provide that the corporate opportunity doctrine will apply to 1347 Capital’s officers or directors and their affiliates; and
•	to provide that a minimum of 2/3 of the outstanding shares of capital stock of 1347 Capital will be required to amend the proposed certificate.
3.	To elect six directors to 1347 Capital’s board of directors, subject to the consummation of the Business Combination (this proposal is referred to herein as the “Director Election Proposal”);
4.	To approve and adopt the 1347 Capital Corp. 2016 Omnibus Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”); and
5.	To approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders or if 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals presented to stockholders for vote.
Q:	Are the proposals conditioned on one another?
A:	The Business Combination Proposal is conditioned on each of the Certificate Proposals, the Director Election Proposal and the Incentive Plan Proposal. Each of the Certificate Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals or 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then 1347 Capital will not consummate the Business Combination. If 1347 Capital does not consummate the Business Combination and fail to complete an initial business combination by July 21, 2016, 1347 Capital will be required to dissolve and liquidate the Trust Account.
Q:	Is the Business Combination the first step in a “going-private” transaction?
A:	1347 Capital does not intend for the Business Combination to be the first step in a “going-private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Limbach to access the U.S. public markets.
Q:	What happens if I sell my shares of 1347 Capital common stock before the special meeting of stockholders?
A:	The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of 1347 Capital common stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.
Q:	What vote is required to approve the proposals presented at the special meeting of stockholders?
A:	The approval of the Business Combination Proposal and the Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of 1347 Capital’s common stock that are voted at the special meeting of stockholders. Accordingly, a 1347 Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or the failure of a 1347 Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have no effect on the outcome of any vote on the Business Combination Proposal or the Incentive Plan Proposal.

The approval of each of the Certificate Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of 1347 Capital’s common stock. Accordingly, a 1347 Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” a Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of 1347 Capital’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the six nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of 1347 Capital’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Q:	How many votes do I have at the special meeting of stockholders?
A:	Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of the record date. As of the close of business on the record date, there were 5,948,000 outstanding shares of 1347 Capital’s common stock.
Q:	What constitutes a quorum at the special meeting of stockholders?
A:	Holders of a majority in voting power of 1347 Capital’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of 1347 Capital’s stockholders, present in person or represented by proxy, will have power to adjourn the special meeting.

As of the record date for the special meeting, 2,974,001 shares of 1347 Capital’s common stock would be required to achieve a quorum.

Q:	How will 1347 Capital’s Sponsor and insiders vote?
A:	The Sponsor, directors and executive officers have agreed to vote their insider shares and any shares of common stock acquired during or after 1347 Capital’s initial public offering in favor of the Business Combination Proposal. Neither 1347 Capital nor its Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, the Sponsor and insiders collectively own approximately 22.2% of 1347 Capital’s issued and outstanding shares of common stock.
Q:	What happens if the Business Combination Proposal is not approved?
A:	If the Business Combination Proposal is not approved and 1347 Capital does not consummate a business combination by July 21, 2016, 1347 Capital will be required to dissolve and liquidate the Trust Account.
Q:	Do I have conversion rights?
A:	If you are a holder of public shares and you vote either for or against the Business Combination Proposal, you may convert your public shares in exchange into a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The per-share amount 1347 Capital will distribute to holders who properly convert their shares will not be reduced by the deferred underwriting fees 1347 Capital will pay to the underwriters of 1347 Capital’s initial public offering if the Business Combination is consummated. Holders of 1347 Capital’s outstanding public warrants do not have conversion rights with respect to such warrants in connection with the Business Combination. The Sponsor and insiders have agreed to waive any conversion rights with respect to any insider shares and any public shares they may have acquired during or after 1347 Capital’s initial public offering in connection with the completion of the Business Combination. The insider shares will be excluded from the pro rata calculation used to determine the per-share conversion price. The estimated per share conversion price is expected to be $10.00. Additionally, shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital to pay for its working capital requirements or necessary to pay its taxes in connection with the liquidation of the Trust Account.
Q:	Is there a limit on the number of shares I may convert?
A:	A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of public shares of common stock. Accordingly, all shares in excess of 20% owned by a holder will not be converted. On the other hand, a public stockholder who holds less than 20% of the public shares of common stock may convert all of the public shares held by him for cash.
Q:	Will how I vote affect my ability to exercise conversion rights?
A:	No. You may exercise your conversion rights whether you vote your shares for or against the Business Combination Proposal, but you must vote such shares in order to exercise your conversion rights. As a result, the Business Combination Proposal can be approved by stockholders who will convert their shares and no longer remain stockholders, leaving stockholders who choose not to convert their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.
Q:	How do I exercise my conversion rights?
A:	In order to exercise your conversion rights, you must, prior to [ ] p.m. Eastern time on [ ], 2016 (two business days before the special meeting), (i) submit a written request to 1347 Capital’s transfer agent that 1347 Capital convert your public shares into cash, and (ii) deliver your stock to 1347 Capital’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, 1347 Capital’s transfer agent, is listed under the question “Who can help answer my questions?” below. 1347 Capital requests that any requests for conversion include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to 1347 Capital’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and 1347 Capital’s transfer agent will need to act to facilitate this request. It is 1347 Capital’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because 1347 Capital does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to convert their shares may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus will be unable to convert their shares.

Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests and thereafter, with 1347 Capital’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for conversion to 1347 Capital’s transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that 1347 Capital’s transfer agent return the shares (physically or electronically). You may make such request by contacting 1347 Capital’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	If I am a 1347 Capital warrantholder or rightholder, can I exercise conversion rights with respect to my warrants or rights?
A:	No. There are no conversion rights with respect to 1347 Capital’s warrants or rights.
Q:	As a Limbach unit holder, how does the Limbach board of directors recommend that I vote?
A:	After careful consideration, the Limbach board of managers recommends that Limbach unit holders execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the merger and the transactions contemplated thereby.
Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	No. There are no appraisal rights available to holders of 1347 Capital’s common stock or holders of Limbach’s membership interests in connection with the Business Combination.
Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) 1347 Capital’s public stockholders who properly exercise their conversion rights, (ii) an estimated $3,500,000 of certain fees, costs and expenses (including $1,610,000 of deferred underwriter’s fees to EarlyBirdCapital, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by 1347 Capital or Limbach in connection with the transactions contemplated by the Business Combination, and (iii) cash consideration pursuant to the Merger Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of 1347 Capital following the Business Combination.
Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, 1347 Capital is unable to complete a business combination by July 21, 2016, 1347 Capital’s amended and restated certificate of incorporation provides that 1347 Capital will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the

Trust Account including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital to pay for its working capital requirements or necessary to pay its taxes in connection with the liquidation of the Trust Account, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 1347 Capital’s remaining stockholders and 1347 Capital’s board of directors, dissolve and liquidate, subject in each case to 1347 Capital’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of 1347 Capital’s insider shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to 1347 Capital’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?
A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:	What do I need to do now?
A:	You are urged to carefully read and consider the information contained in this proxy statement/prospectus/information statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee. 1347 Capital and Limbach urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.
Q:	How do I vote?
A:	If you were a holder of record of 1347 Capital’s common stock on June 10, 2016, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals: (1) in person at the special meeting of stockholders; (2) by calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted; (3) by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or (4) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

If you are a stockholder of 1347 Capital, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of 1347 Capital stockholders.

If you are a unit holder of Limbach, you may execute and return your written consent to Limbach in accordance with the instructions provided.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?
A:	At the special meeting of stockholders, 1347 Capital will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the Director Election Proposal or the Incentive Plan Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” a Certificate Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by 1347 Capital without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.
Q:	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus/information statement carefully and, if you are a holder of record, vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. 1347 Capital believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants, as applicable in accordance with directions you provide.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a holder of record you may change your vote by sending a later-dated, signed proxy card to 1347 Capital’s secretary at the address listed below so that it is received by 1347 Capital’s secretary prior to the special meeting of stockholders, or attending the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to 1347 Capital’s secretary, which must be received by 1347 Capital’s secretary prior to the special meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:	We will pay the cost of soliciting proxies for the special meeting. 1347 Capital has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. 1347 Capital has agreed to pay Morrow & Co., LLC a fee of $12,500. 1347 Capital will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC against certain claims, liabilities, losses, damages and expenses. 1347 Capital also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of 1347 Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of 1347 Capital’s common stock and in obtaining voting instructions from those owners. 1347 Capital’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus/information statement or the enclosed proxy card, you should contact:

1347 Capital Corp.
150 Pierce Road, 6th Floor
Itasca, Illinois 60143
Attention: Hassan R. Baqar
Telephone: (212) 905-2888

If you are a Limbach unit holder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your units of membership interest of Limbach, you should contact:

Limbach Holdings LLC
31-35th Street
Pittsburgh, Pennsylvania 15201
Attention: Scott Wright
Telephone: (412) 359-2100

You may also contact 1347 Capital’s proxy solicitor at:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Toll free: (800) 662-5200
Telephone: (203) 658-9400

To obtain timely delivery, 1347 Capital’s stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about 1347 Capital from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek conversion of your public shares, you will need to send a letter demanding conversion and deliver your stock (either physically or electronically) to 1347 Capital’s transfer agent prior to [    ] P.M., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA OF 1347 CAPITAL

The following table sets forth summary historical financial information derived from 1347 Capital’s unaudited and audited financial statements included elsewhere in this proxy statement/prospectus/information statement as of March 31, 2016, December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the three months ended March 31, 2016 and the year ended December 31, 2015 and the period from April 15, 2014 (inception) to December 31, 2014. You should read the following summary financial information in conjunction with the section entitled “1347 Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and 1347 Capital’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/information statement.

	For the Three Months ended March 31, 2016	For the year ended December 31, 2015	For the period April 15, 2014 (inception) to December 31, 2014
Statement of Operations Data:
Expenses:
Formation costs	$—	$—	$565
General and administrative costs	430,243	390,974	197,739
Operating Loss	(430,243)	(390,974)	(198,304)
Interest income	47,097	49,749	8,549
Net loss	$(384,646)	$(339,604)	$(189,755)
Net loss per common share outstanding:
Basic and diluted	$(0.21)	$(0.18)	$(0.12)
Weighted average number of common shares outstanding:
Basic and diluted	$1,853,611	$1,848,001	$1,579,640
Balance Sheet Data:
Cash	$78,804	$119,826	$397,387
Prepaid expenses	10,265	19,496	72,479
Investment and cash equivalents held in trust	46,050791	46,059,918	46,008,549
Total assets	$46,139,860	$46,199,240	$46,478,415
Common Stock subject to possible redemption: 4,055,919, 4,094,389 and 4,099,999 shares at approximately $10 per share as of March 31, 2016, December 31, 2015 and as of December 31, 2014, respectively	$40,559,190	$40,943,890	$40,999,990
Total stockholders’ equity	$5,000,120	$5,000,067	$5,283,571
Cash Flow Data:
Net cash used in operating activities	$(50,149)	$(226,192)	$(192,380)
Net cash provided by (used in) investing activities	$9,127	$(51,369)	$(46,008,549)
Net cash provided by financing activities	$—	$—	$46,598,316

SUMMARY HISTORICAL FINANCIAL DATA OF LIMBACH

The following table sets forth summary historical financial information derived from Limbach’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement as of December 31, 2015 and 2014 and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2015 and December 31, 2014. The financial data for the three months ended March 31, 2016 and 2015 have been derived from Limbach’s unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy/prospectus/information statement. Management has prepared the unaudited consolidated financial information set forth below on the same basis as Limbach’s audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that it considers necessary for a fair presentation of our financial position and operating results for such periods. Limbach’s historical results are not necessarily indicative of the results to be expected in any future period, and Limbach’s interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial information in conjunction with the section entitled “Limbach Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Limbach’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/information statement.

	Three Months Ended March 31,		Years Ended December 31,
	2015	2016	2014	2015
	(in thousands)		(in thousands)
Statement of Operations Data:
Contract revenues	$78,161	$97,819	$294,436	$331,350
Cost of contract revenues	67,667	85,678	255,381	285,938
Gross profit	10,494	12,141	39,055	45,412
General and administrative expenses	9,301	9,841	33,972	37,767
Income (loss) from operations	1,193	2,300	5,083	7,645
Other income (expense), net	2	4	37	(73)
Interest expense	(748)	(835)	(3,134)	(3,200)
Total other expense, net	(746)	(831)	(3,097)	(3,273)
Net income (loss)	$447	$1,469	$1,986	$4,372
Adj. EBITDA attributable to Limbach	$2,385	$3,311	$9,076	$13,180
Balance Sheet Data:
Cash		$84	$8,612	$6,107
Accounts Receivable		91,410	73,858	85,357
Costs and Earnings in Excess of Billings		22,281	12,896	20,745
Total assets		$129,581	$109,270	$127,329
Accounts Payable		$37,650	$39,911	$42,569
Billings in Excess of Costs and Earnings		31,530	24,699	26,272
Term Debt, Revolver, Sub Debt and Leases		36,551	30,070	33,655
Total Liabilities		$119,903	$105,309	$119,120
Total Members’ Equity		$9,678	$3,961	$8,209
Cash Flow Data:
Net cash provided by operating activities	$(4,315)	$(7,011)	$4,131	$606
Net cash used in investing activities	$(135)	$(742)	$(818)	$(2,322)
Net cash used in financing activities	$(3,007)	$1,667	$(5,571)	$(788)

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of Limbach and 1347 Capital on a stand-alone basis for the year ended December 31, 2015 and the three months ended March 31, 2016 and the Unaudited Pro Forma Combined Information for the year ended December 31, 2015 and the three months ended March 31, 2016 after giving effect to the Business Combination and the related proposed financing transactions, assuming (1) no conversions from the Trust Account, an (2) $26 million conversions from the Trust Account.

The Unaudited Pro Forma Combined Share Information does not purport to represent what the actual results of operations of Limbach and 1347 Capital would have been had the Business Combination and proposed related financing transactions been completed or to forecast Limbach’s and 1347 Capital’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Limbach and 1347 Capital would have been had the Business Combination or the proposed related financing transactions been completed nor the book value per share for any future date or period.

	Limbach	1347 Capital	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming $26,000,000 Redemption
Net income (loss) attributable to common stock holders or pro forma net income (loss) attributable to common stock holders for the three months ended March 31, 2016	$1,468,610	$(384,646)	$307,444	$107,444
Weighted average shares outstanding – basic and diluted(a)	N/A	1,853,611	7,977,800	6,377,800
Net (loss) attributable to common stock holders per share or pro forma net income (loss) attributable to common stock holders per share for the three months ended March 31, 2016 – basic & diluted	N/A	$(0.21)	$0.04	$0.02
Book value per share or pro forma book value per share as of March 31, 2016	N/A	$2.70	$7.10	$6.41
Net income (loss) attributable to common stock holders or pro forma net income attributable to common stock holders for the year ended December 31, 2015	$4,371,720	$(339,604)	$964,714	$164,714
Weighted average shares outstanding – basic and diluted(a)	N/A	1,848,001	7,977,800	6,377,800
Net (loss) attributable to common stock holders per share or pro forma net income attributable to common stock holders per share for the year ended December 31, 2015 – basic & diluted	N/A	$(0.18)	$0.12	$0.03

(a)	None of the pro forma outstanding dilutive securities are expected to be in-the-money at the Business Combination date, hence basic and diluted weighted average outstanding shares are the same.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement/prospectus/information statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for 1347 Capital’s business, and the timing and ability for 1347 Capital to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of 1347 Capital following the Business Combination;
•	changes in the markets in which Limbach competes;
•	growth plans and opportunities, including planned product and service offerings;
•	the outcome of any known and unknown litigation; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/information statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing 1347 Capital’s views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus/information statement. As a result of a number of known and unknown risks and uncertainties, 1347 Capital’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against Limbach or 1347 Capital following announcement of the proposed Business Combination and transactions contemplated thereby;
•	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of 1347 Capital, or other conditions to closing in the Merger Agreement;
•	the ability to obtain or maintain the listing of 1347 Capital’s common stock on Nasdaq following the Business Combination;
•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;
•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Limbach and 1347 Capital businesses, and the ability of the combined business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	changes in applicable laws or regulations;
•	the inability to profitably expand into new markets;

•	the possibility that Limbach or 1347 Capital may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this proxy statement/prospectus/information statement, including those under “Risk Factors.”

RISK FACTORS

1347 Capital stockholders and Limbach unit holders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus/information statement, before 1347 Capital stockholders decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus/information statement and before Limbach unit holders elect to approve the Business Combination and adopt the Merger Agreement and the transactions contemplated thereby by returning to Limbach a signed written consent. The risks described below are those which 1347 Capital and Limbach believe are the material risks that we face. Additional risks not presently known to us or which we currently consider immaterial may also have an adverse effect on us. Any risk described below that could have an adverse impact on Limbach’s business or financial condition may have a material adverse impact on the post-Business Combination company. Some statements in this proxy statement/prospectus/information statement, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Limbach’s Business and Industry

References in this “Risks Related to Limbach’s Business and Industry” section to “we” and “our” shall refer to Limbach.

Certain of the markets where Limbach works have not experienced a full recovery of construction activity coming out of the most recent economic downturn.

Construction activity and opportunity in certain markets in Ohio, Western Pennsylvania and Michigan has not returned to pre-recessionary levels. Competition in these markets remains intense. This lack of construction activity may materially and adversely affect Limbach’s business because its business is dependent on levels of construction activity.

Limbach’s contract backlog is subject to unexpected adjustments and cancellations and could be an uncertain indicator of its future earnings.

Limbach cannot guarantee that the revenues projected in its contract backlog will be realized or, if realized, will be profitable. Projects reflected in the contract backlog may be affected by project cancellations, scope adjustments, time extensions or other changes. Such changes may adversely affect the revenue and profit we ultimately realize on these projects.

Because Limbach bears the risk of cost overruns in most of its contracts, Limbach may experience reduced profits or, in some cases, losses if costs increase above estimates.

Limbach’s contract prices are established largely upon estimates and assumptions of its projected costs, including assumptions about: future economic conditions; prices, including commodities prices; availability of labor, including the costs of providing labor, equipment, and materials; and other factors outside its control. If Limbach’s estimates or assumptions prove to be inaccurate, if circumstances change in a way that renders assumptions and estimates inaccurate or Limbach fails to successfully execute the work, cost overruns may occur and Limbach could experience reduced profits or a loss for affected projects. For instance, unanticipated technical problems may arise; Limbach could have difficulty obtaining permits or approvals; local laws, labor costs or labor conditions could change; bad weather could delay construction; raw materials prices could increase; suppliers or subcontractors may fail to perform as expected; or site conditions may be different than expected. Limbach is also exposed to increases in energy prices. Additionally, in certain circumstances, Limbach guarantees project completion or the achievement of certain acceptance and performance testing levels by a scheduled date. This includes its performance contracting services tied to energy savings on retrofitted energy conservation projects. Failure to meet schedule or performance requirements typically results in additional costs to Limbach, and in some cases may also create liability for consequential and liquidated damages. Performance problems for existing and future projects could cause Limbach’s actual results of operations to differ materially from those anticipated and could damage its reputation within the industry and Limbach’s customer base.

The costs incurred and gross profit realized on Limbach’s contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

•	on-site conditions that differ from those in the original bid or contract;
•	failure to include required materials or work in a bid, or the failure to estimate properly the quantities or costs needed to complete a lump sum or guaranteed maximum price contract;
•	contract or project modifications creating unanticipated costs not covered by change orders;
•	failure by the customer, owner or general contractor to properly approve and authorize change orders for work that is required and, as a result, the inability to bill and collect for the value of the work performed;
•	failure by suppliers, vendors, subcontractors, designers, engineers, consultants, joint venture partners or customers to perform their obligations;
•	delays in quickly identifying and taking measures to address issues which arise during contract execution;
•	changes in availability, proximity and costs of materials, including pipe, sheet metal, and other construction materials;
•	claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which Limbach’s work is part;
•	difficulties in obtaining required governmental permits or approvals;
•	availability and skill level of workers in the geographic location of a project;
•	citations issued by any governmental authority, including the Occupational Safety and Health Administration;
•	unexpected labor conditions or work stoppages;
•	changes in applicable laws and regulations;
•	delays caused by weather conditions;
•	fraud, theft or other improper activities by suppliers, vendors, subcontractors, designers, engineers, consultants, joint venture partners or customers or Limbach’s own personnel; and
•	mechanical or performance problems with equipment.

Many of Limbach’s contracts with its customers contain provisions that purport to shift some or all of the above risks from the customer to Limbach, even in cases where the customer is partly at fault. Limbach is not always able to shift this risk to subcontractors. Limbach’s experience has often been that customers are willing to negotiate equitable adjustments in the contract compensation or completion time provisions if unexpected circumstances arise. However, customers may seek to impose contractual risk-shifting provisions more aggressively, which could increase risks and adversely affect Limbach’s cash flow, earnings and financial position.

Intense competition in Limbach’s industry could reduce its market share and profit.

The markets Limbach serves are highly fragmented and competitive. The industry is characterized by many small companies whose activities are geographically concentrated. Limbach competes on the basis of its technical expertise and experience, financial and operational resources, nationwide presence, industry reputation and dependability. While Limbach believes its customers consider a number of these factors in awarding available contracts, a large portion of its work is awarded through a bid process. Consequently, price is often the principal factor in determining which contractor is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower cost and financial return requirements. Limbach expects competition to intensify in the industry, presenting it with significant challenges in its ability to maintain strong growth rates and acceptable profit margins. Limbach also expects increased competition from in-house service providers, because some of its customers have employees who perform service and maintenance work similar to the services we provide. Vertical consolidation is also expected to intensify competition in the industry. If Limbach is unable to meet these competitive challenges, it will lose market share to its competitors and experience an overall reduction in its profits. In addition, Limbach’s profitability will be impaired if it has to reduce prices to remain competitive.

Limbach’s business has union and open shop operations, subjecting the business to risk for labor disputes.

Limbach has separate subsidiary employers that have union and non-union operations. The Company regularly reviews its organizational structure for compliance with all contractual and legal obligations. Limbach’s management and professional advisors believe that the Company is properly organized, but there is a risk that the structure and operations could be challenged by one of the unions. An adverse claim or judgment resulting from such a challenge could have a material adverse effect on our operations.

Limbach’s success depends upon the continuing contributions of certain key personnel, each of whom would be difficult to replace. If Limbach loses the benefit of the experience, efforts and abilities of one or more of these individuals, its operating results could suffer.

Limbach’s continuing success depends on the performance of its management team. Limbach cannot guarantee the continued employment of any of its key executives who may choose to leave the company for any number of reasons, such as other business opportunities, differing views on strategic direction or other reasons. Limbach relies on the experience, efforts and abilities of these individuals, each of whom would be difficult to replace.

If Limbach is unable to attract and retain qualified managers and employees, it will be unable to operate efficiently, which could reduce its profitability.

Limbach’s business is labor intensive, and many of its operations experience a high rate of employment turnover. At times of low unemployment rates in the United States, it will be more difficult to find qualified personnel in some geographic areas where Limbach operates. Additionally, Limbach’s business is managed by a small number of key executive and operational officers. Generally, the industry is facing a shortage of trained, skilled, and qualified management, operational, and field personnel. Limbach may be unable to hire and retain the sufficient skilled labor force necessary to operate efficiently and to support its growth strategy. Limbach’s labor expenses may increase as a result of a shortage in the supply of skilled personnel. Labor shortages, increased labor costs or the loss of key personnel could reduce Limbach’s profitability and negatively impact its business. Further, Limbach’s relationship with some customers could suffer if it is unable to retain the employees with whom those customers primarily work and have established relationships.

Limbach’s inability to properly utilize its workforce could have a negative impact on its profitability.

The extent to which Limbach utilizes its workforce affects its profitability. Underutilizing the workforce could result in lower gross margins and, consequently, a decrease in short-term profitability. On the other hand, overutilization of the workforce could negatively impact safety, employee satisfaction and project execution, leading to a potential decline in future project awards. The utilization of Limbach’s workforce is impacted by numerous factors, including:

•	the estimate of headcount requirements and the ability to manage attrition;
•	efficiency in scheduling projects and the ability to minimize downtime between project assignments;
•	productivity;
•	labor disputes; and
•	availability of skilled labor at any given time.

Limbach’s success depends on attracting and retaining qualified personnel, joint venture partners and subcontractors in a competitive environment.

The success of Limbach’s business is dependent on its ability to attract, develop and retain qualified personnel, joint venture partners, advisors and subcontractors. Changes in general or local economic conditions and the resulting impact on the labor market and on Limbach’s joint venture partners may make it difficult to attract or retain qualified individuals in the geographic areas where Limbach performs its work. If Limbach is unable to provide competitive compensation packages, high-quality training programs and attractive work environments, or to establish and maintain successful partnerships, the ability to profitably execute its work could be adversely impacted.

In certain markets, Limbach relies heavily on immigrant labor. Limbach has taken steps that it believes are sufficient and appropriate to ensure compliance with immigration laws. However, Limbach cannot provide assurance that its management has identified, or will identify in the future, all illegal immigrants who work for Limbach. The failure to identify illegal immigrants who work for Limbach may result in fines or other penalties being imposed upon the company, which could have a material adverse effect on its operations, results of operations and financial condition.

Limbach’s participation in construction joint ventures exposes it to liability and/or harm to its reputation for failures of its partners.

As part of Limbach’s business, it is a party to joint venture arrangements, pursuant to which it typically jointly bids on and executes particular projects with other companies in the construction industry. Success on these joint projects depends upon the various risks discussed in these “Risk Factors” and on whether Limbach’s joint venture partners satisfy their contractual obligations.

Limbach and its joint venture partners are generally jointly and severally liable for all liabilities and obligations of the joint ventures. If a joint venture partner fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from lawsuits, Limbach could be required to make additional investments, provide additional services or pay more than its proportionate share of a liability to make up for its partner’s shortfall. Furthermore, if Limbach is unable to adequately address its partner’s performance issues, the customer may terminate the project, which could result in legal liability to Limbach, harm to its reputation and reduction to its profit on a project.

Limbach may be unable to identify and contract with qualified Disadvantaged Business Enterprise (“DBE”) contractors to perform as subcontractors.

Certain of Limbach’s projects contain minimum DBE participation clauses. If Limbach subsequently fails to complete these projects with the minimum DBE participation, it may be held responsible for breach of contract, which may include restrictions on its ability to bid on future projects, as well as monetary damages. To the extent Limbach is responsible for monetary damages, the total costs of the project could exceed the original estimates, Limbach could experience reduced profits or a loss for that project, and there could be a material adverse impact to Limbach’s financial position, results of operations, cash flows and liquidity.

Strikes or work stoppages could have a negative impact on Limbach’s operations and results.

Limbach is party to collective bargaining agreements covering a majority of its craft workforce. Although strikes, work stoppages and other labor disputes have not had a significant impact on Limbach’s operations or results in the past, such labor actions, or an inability to renew the collective bargaining agreements, could have a significant impact on its operations and results if they occur in the future.

Limbach participates in many multiemployer union pension plans which could result in substantial liabilities being incurred.

Limbach contributes to approximately 50 multiemployer union pension plans based upon wages paid to its union employees that could result in it being responsible for a portion of the unfunded liabilities under such plans. Limbach’s potential liability for unfunded liabilities could be material. Under the Employee Retirement Income Security Act, Limbach may become liable for its proportionate share of a multiemployer pension plan’s underfunding, if it ceases to contribute to that pension plan or significantly reduces the employees in respect of which it makes contributions to that pension plan.

Timing of the award and performance of new contracts could have an adverse effect on Limbach’s operating results and cash flow.

A substantial portion of Limbach’s revenues and earnings is generated from large-scale project awards. The timing of project awards is unpredictable and outside of Limbach’s control. Awards, including expansions of existing projects, often involve complex and lengthy negotiations and competitive bidding processes. These processes can be impacted by a wide variety of factors, including a customer’s decision to not proceed with the development of a project, governmental approvals, financing contingencies, commodity prices, environmental conditions, and overall market and economic conditions. Limbach may not win contracts that it has bid upon due to price, a customer’s perception of Limbach’s ability to perform and/or perceived technology advantages held by others. Many of Limbach’s competitors may be more inclined to take greater or unusual risks or terms and conditions in a contract that it might not deem acceptable. Because a significant portion of Limbach’s revenues is generated from large projects, its results of operations can fluctuate quarterly and annually depending on whether and when large project awards occur and the commencement and progress of work under large contracts already awarded. As a result, Limbach is subject to the risk of losing new awards to competitors or the risk that revenue may not be derived from awarded projects as quickly as anticipated.

The uncertainty of the timing of contract awards may also present difficulties in matching the size of Limbach’s work crews with contract needs. In some cases, Limbach may maintain and bear the cost of more ready work crews than are currently required, in anticipation of future needs for existing contracts or expected future contracts. If a contract is delayed or an expected contract award is not received, Limbach would incur costs that could have a material adverse effect on its anticipated profit.

In addition, the timing of the revenues, earnings and cash flows from Limbach’s contracts can be delayed by a number of factors, including adverse weather conditions; other subcontractors delaying the progression of proceeding work; delays in receiving material and equipment from suppliers and services from subcontractors; and changes in the scope of work to be performed. Such delays, if they occur, could have adverse effects on Limbach’s operating results for current and future periods until the affected contracts are completed.

Design-build contracts subject Limbach to the risk of design errors and omissions.

Design-build is increasingly being used as a method of project delivery as it provides the customer with a single point of responsibility for both design and construction. When Limbach is awarded these projects it typically performs the design and engineering work in-house. In the event of a design error or omission by Limbach causing damages, there is risk that Limbach, the subcontractor or the respective professional liability insurance or errors and omissions insurance would not be able to absorb the liability. Any liabilities resulting from an asserted design defect with respect to Limbach’s construction projects may have a material adverse effect on our financial position, results of operations and cash flows.

Limbach’s dependence on a limited number of customers could adversely affect its business and results of operations.

Due to the size and nature of Limbach’s regional construction contracts, one or a few customers have in the past, and may in the future, represent a substantial portion of its consolidated revenues and gross profits in any one year or over a period of several consecutive years. Similarly, Limbach’s backlog frequently reflects multiple contracts for certain customers; therefore, one customer may comprise a significant percentage of backlog at a certain point in time. The loss of business from any one of such customers could have a material adverse effect on Limbach’s business or results of operations. Also, a default or delay in payment on a significant scale by a customer could materially adversely affect Limbach’s business, results of operations, cash flows and financial condition.

Limbach’s dependence on subcontractors and suppliers of materials could increase its costs and impair its ability to complete contracts on a timely basis or at all, which would adversely affect Limbach’s profits and cash flow.

Limbach relies heavily on third-party subcontractors to perform some, or often a majority of the work on many of its contracts. Limbach also relies almost exclusively on third-party suppliers to provide the materials (including pipe, sheet metal and control systems) for its contracts. If Limbach is unable to retain qualified subcontractors or suppliers, or if its subcontractors or suppliers do not perform as anticipated for any reason, Limbach’s execution and profitability could be harmed. By contract, Limbach remains liable to its customers for the performance or failures of its subcontractors and suppliers.

Limbach generally does not bid on projects unless it has commitments from suppliers for the materials and equipment and from subcontractors for the services required to complete the projects at prices that have been included in the bid. Thus, to the extent that Limbach cannot obtain commitments from its suppliers for materials and equipment, and from subcontractors for services needed, its ability to bid for contracts may be impaired. In addition, if a supplier or subcontractor is unable to deliver materials, equipment or services according to the negotiated terms of a supply/services agreement for any reason, including the deterioration of its financial condition, Limbach may suffer delays and be required to purchase the materials, equipment and services from another source at a higher price or incur other unanticipated costs. This may reduce the profit to be realized, or result in a loss, on a contract.

Earnings for future periods may be impacted by impairment charges for goodwill and intangible assets.

Limbach will carry a significant amount of goodwill and identifiable intangible assets on its consolidated balance sheets after the transaction. Goodwill is the excess of purchase price over the estimated fair value of the net assets of acquired businesses. Limbach assesses goodwill for impairment each year, and more frequently if circumstances suggest an impairment may have occurred. Limbach may determine in the future that a significant impairment has occurred in the value of its unamortized intangible assets or fixed assets, which could require Limbach to write off a portion of its assets and could adversely affect its financial condition or reported results of operations.

Actual and potential claims, lawsuits and proceedings could ultimately reduce Limbach’s profitability and liquidity and weaken its financial condition.

Limbach is likely to continue to be named as a defendant in legal proceedings claiming damages from it in connection with the operation of its business. These actions and proceedings may involve claims for, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, or property damage. In addition, Limbach may be subject to class action lawsuits involving allegations of violations of the Fair Labor Standards Act and state wage and hour laws. Due to the inherent uncertainties of litigation, Limbach cannot accurately predict the ultimate outcome of any such actions or proceedings. Limbach also is, and is likely to continue to be, from time to time a plaintiff in legal proceedings against customers, in which it seeks to recover payment of contractual amounts it is owed, as well as claims for increased costs it incurs. When appropriate, Limbach establishes provisions against possible exposures, and adjusts these provisions from time to time according to ongoing exposure. If the assumptions and estimates related to these exposures prove to be inadequate or inaccurate, Limbach could experience a reduction in its profitability and liquidity and a weakening of its financial condition. In addition, claims, lawsuits and proceedings may harm Limbach’s reputation or divert management resources away from operating the business.

Limbach typically warrants the services it provides, guaranteeing the work performed against defects in workmanship and the material we supply. If warranty claims occur, Limbach could be required to repair or replace warrantied items at Limbach’s cost. In addition, Limbach’s customers may elect to repair or replace the warrantied item by using the services of another provider and require Limbach to pay for the cost of the repair or replacement. Costs incurred as a result of warranty claims could adversely affect Limbach’s operating results and financial condition.

Limbach’s use of the percentage-of-completion method of accounting could result in a reduction or reversal of previously recorded revenue or profits.

A material portion of Limbach’s revenue is recognized using the percentage-of-completion method of accounting, which results in recognizing contract revenue and earnings ratably over the contract term in the proportion that Limbach’s actual costs bear to its estimated contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenue, costs and profitability. Limbach reviews its estimates of contract revenue, costs and profitability on an ongoing basis. Prior to contract completion, Limbach may adjust its estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced, or claims against the customer for increased costs incurred by Limbach due to customer-induced delays and other factors. Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. As a result of the requirements of the percentage-of-completion method of accounting, the possibility exists, for example, that Limbach could have estimated and reported a profit on a contract over several periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period, or even resulting in a loss being reported for such period. On a historical basis, Limbach believes that it has made reasonably reliable estimates of the progress towards completion on its long-term contracts. However, given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded revenue and profits.

A significant portion of Limbach’s business depends on its ability to provide surety bonds. Any difficulties in the financial and surety markets may adversely affect Limbach’s bonding capacity and availability.

In the past Limbach has expanded, and it is possible will continue to expand, the number and percentage of total contract dollars that require an underlying construction surety bond (bid, payment, and performance bonds). Historically, surety market conditions have experienced times of difficulty as a result of significant losses incurred by many surety companies and the results of macroeconomic trends outside of Limbach’s control. Consequently, during times when less overall bonding capacity is available in the market, surety terms have become more expensive and more restrictive. As such, Limbach cannot guarantee its ability to maintain a sufficient level of bonding capacity in the future, which could preclude its ability to bid for certain contracts or successfully contract with some customers. Additionally, even if Limbach continues to be able to access bonding capacity to sufficiently bond future work, it may be required to post collateral to secure bonds, which would decrease the liquidity it would have available for other purposes. Limbach’s surety providers are under no commitment to guarantee Limbach’s access to new bonds in the future; thus, Limbach’s ability to access or increase bonding capacity is at the sole discretion of its surety providers. If Limbach’s surety companies were to limit or eliminate its access to bonds, the alternatives would include seeking bonding capacity from other surety companies, increasing business with clients that do not require bonds and posting other forms of collateral for project performance, such as letters of credit or cash. Limbach may be unable to secure these alternatives in a timely manner, on acceptable terms, or at all. As such, if Limbach were to experience an interruption or reduction in the availability of bonding capacity, it is likely it would be unable to compete for or work on certain projects.

Limbach places significant decision making powers with its subsidiaries’ management, which presents certain risks.

Limbach believes that its practice of placing significant decision making powers with local management is important to its successful growth and allows the company to be responsive to opportunities and to customers’ needs. However, this practice presents certain risks, including the risk that Limbach may be slower or less effective in its attempts to identify or react to problems affecting an important business than it would under a more centralized structure, or that it would be slower to identify a misalignment between a subsidiary’s and Limbach’s overall business strategy. Further, if a subsidiary location fails to follow Limbach’s compliance policies, it could be made party to a contract, arrangement or situation that requires the assumption of large liabilities or has less advantageous terms than is typically found in the market.

Information technology system failures, network disruptions or cyber security breaches could adversely affect Limbach’s business.

Limbach uses sophisticated information technology systems, networks, and infrastructure in conducting some of its day-to-day operations and providing services to certain customers, including technology used for building designs, project modeling and scheduling. Information technology system failures, including suppliers’ or vendors’ system failures, could disrupt Limbach’s operations by causing transaction errors, processing inefficiencies, the loss of customers, other business disruptions, or the loss of employee personal information. In addition, these systems, networks, and infrastructure may be vulnerable to deliberate cyber-attacks that interfere with their functionality or the confidentiality of Limbach’s information or its customers’ data. These events could impact Limbach’s customers, employees and reputation and lead to financial losses from remediation actions, loss of business or potential liability, or an increase in expense, all of which may have a material adverse effect on Limbach’s business.

Limbach’s insurance policies against many potential liabilities require high deductibles. Additionally, difficulties in the insurance markets may adversely affect Limbach’s ability to obtain necessary insurance.

Although Limbach maintains insurance policies with respect to its related exposures, these policies are subject to high deductibles; as such, Limbach is, in effect, self-insured for substantially all of its typical claims. Limbach’s estimates of liabilities for unpaid claims and associated expenses and the appropriateness of the estimated liability are reviewed and updated quarterly. However, insurance liabilities are difficult to assess and estimate due to the many relevant factors, the effects of which are often unknown, including the severity of an injury, the determination of Limbach’s liability in proportion to other parties, the number of incidents that have occurred but are not reported, and the effectiveness of Limbach’s safety program. Limbach’s accruals are based on known facts, historical trends (both internal trends and industry averages) and Limbach’s reasonable estimate of its future expenses. Limbach believes its accruals are adequate. However, its risk management strategies and techniques may not be fully effective in mitigating the risk exposure in all market environments or against all types of risk. If any of the variety of instruments, processes or strategies Limbach uses to manage its exposure to various types of risk are not effective, Limbach may incur losses that are not covered by its insurance policies or that exceed its accruals or coverage limits.

Additionally, Limbach typically is contractually required to provide proof of insurance on projects it works on. Historically, insurance market conditions become more difficult for insurance consumers during periods when insurance companies suffer significant investment losses as well as casualty losses. Consequently, it is possible that insurance markets will become more expensive and restrictive. Also, Limbach’s prior casualty loss history might adversely affect its ability to procure insurance within commercially reasonable ranges. As such, Limbach may not be able to maintain commercially reasonable levels of insurance coverage in the future, which could preclude its ability to work on many projects. Limbach’s insurance providers are under no commitment to renew its existing insurance policies in the future; therefore, Limbach’s ability to obtain necessary levels or kinds of insurance coverage is subject to market forces outside its control. If Limbach were unable to obtain necessary levels of insurance, it is likely it would be unable to compete for or work on most projects.

Failure to remain in compliance with covenants under Limbach’s credit agreement, service its indebtedness, or fund its other liquidity needs could adversely impact Limbach’s business.

Limbach’s credit agreement and related restrictive and financial covenants are more fully described in Note 7 of “Notes to the Consolidated Financial Statements” for Limbach Holdings, LLC. Limbach’s failure to comply with any of these covenants, or to pay principal, interest or other amounts when due thereunder, would constitute an event of default under the credit agreement. Default under the credit agreement could result in (1) Limbach no longer being entitled to borrow under the agreement; (2) termination of the agreement; (3) acceleration of the maturity of outstanding indebtedness under the agreement; and/or (4) foreclosure on any collateral securing the obligations under the agreement. If Limbach is unable to service its debt obligations or fund its other liquidity needs, Limbach could be forced to curtail its operations, reorganize its capital structure (including through bankruptcy proceedings) or liquidate some or all of its assets in a manner that could cause holders of its securities to experience a partial or total loss of their investment.

If Limbach experiences delays and/or defaults in customer payments, it could be unable to recover all expenditures.

Because of the nature of Limbach’s contracts, at times it commits resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on projects as they are incurred. Delays in customer payments may require Limbach to make a working capital investment. If a customer defaults in making their payments on a project to which Limbach has devoted resources, it could have a material negative effect on Limbach’s results of operations.

Misconduct by Limbach’s employees, subcontractors or partners or Limbach’s overall failure to comply with laws or regulations could harm its reputation, damage its relationships with customers, reduce Limbach’s revenue and profits, and subject it to criminal and civil enforcement actions.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of Limbach’s employees, subcontractors or partners could have a significant negative impact on its business and reputation. Examples of such misconduct include employee or subcontractor theft, the failure to comply with safety standards, laws and regulations, customer requirements, environmental laws, and any other applicable laws or regulations. While Limbach takes precautions to prevent and detect these activities, such precautions may not be effective and are subject to inherent limitations, including human error and fraud. Limbach’s failure to comply with applicable laws or regulations or acts of misconduct could subject Limbach to fines and penalties, harm its reputation, damage relationships with customers, reduce Limbach’s revenue and profits, and subject Limbach to criminal and civil enforcement actions.

Failure or circumvention of Limbach’s disclosure controls and procedures or internal controls over financial reporting could seriously harm its financial condition, results of operations, and business.

Limbach plans to continue to maintain and strengthen internal controls and procedures to enhance the effectiveness of its disclosure controls and internal controls over financial reporting. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. Any failure of Limbach’s disclosure controls and procedures or internal controls over financial reporting could harm its financial condition and results of operations.

Limbach has subsidiary operations through the United States and is exposed to multiple state and local regulations, as well as federal laws and requirements applicable to government contractors. Changes in law, regulations or requirements, or a material failure of any of its subsidiaries or Limbach to comply with any of them, could increase its costs and have other negative impacts on its business.

Limbach’s 14 locations operate in 24 states, which exposes it to a variety of state and local laws and regulations, particularly those pertaining to contractor licensing requirements. These laws and regulations govern many aspects of Limbach’s business, and there are often different standards and requirements in different locations. In addition, Limbach’s subsidiaries that perform work for federal government entities are subject to additional federal laws and regulatory and contractual requirements. Changes in any of these laws, or any of Limbach’s subsidiaries’ material failure to comply with them, can adversely impact Limbach’s operations by, among other things, increasing costs, distracting management’s time and attention from other items, and harming Limbach’s reputation.

As Federal Government Contractors under applicable federal regulations, Limbach’s subsidiaries are subject to a number of rules and regulations, and their contracts with government entities are subject to audit. Violations of the applicable rules and regulations could result in a subsidiary being barred from future government contracts.

Federal Government Contractors must comply with many regulations and other requirements that relate to the award, administration and performance of government contracts. A violation of these laws and regulations could result in imposition of fines and penalties, the termination of a government contract, or debarment from bidding on government contracts in the future. Further, despite Limbach’s decentralized nature, a violation at one of its locations could impact the ability of the other locations to bid on and perform government contracts; additionally, because of Limbach’s decentralized nature, it faces risks in maintaining compliance with all local, state and federal government contracting requirements. Prohibition against bidding on future government contracts could have an adverse effect on Limbach’s financial condition and results of operations.

Past and future environmental, safety and health regulations could impose significant additional costs on Limbach that reduce its profits.

HVAC systems are subject to various environmental statutes and regulations, including the Clean Air Act and those regulating the production, servicing and disposal of certain ozone-depleting refrigerants used in HVAC systems. There can be no assurance that the regulatory environment in which Limbach operates will not change significantly in the future. Various local, state and federal laws and regulations impose licensing standards on technicians who install and service HVAC systems. And additional laws, regulations and standards apply to contractors who perform work that is being funded by public money, particularly federal public funding. Limbach’s failure to comply with these laws and regulations could subject it to substantial fines, the loss of licenses or potentially debarment from future publicly-funded work. It is impossible to predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to Limbach’s operations.

Unsatisfactory safety performance may subject Limbach to penalties, affect customer relationships, result in higher operating costs, negatively impact employee morale and result in higher employee turnover.

Limbach’s projects are conducted at a variety of sites including construction sites and industrial facilities. Each location is subject to numerous safety risks, including electrocutions, fires, explosions, mechanical failures, weather-related incidents, transportation accidents and damage to equipment. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages, and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability. While Limbach has taken what it believes are appropriate precautions to minimize safety risks, it has experienced serious accidents in the past and may experience additional accidents in the future. Serious accidents may subject Limbach to penalties, civil litigation or criminal prosecution. Claims for damages to persons, including claims for bodily injury or loss of life, could result in significant costs and liabilities, which could adversely affect Limbach’s financial condition and results of operations. In addition, like other companies in its industry, Limbach tracks its injury history in the form of an Experience Modification Rate (“EMR”). In the event that the EMR associated with certain of Limbach’s operating units exceeds the minimum threshold set by customers, Limbach may be unable to pursue certain projects. Poor safety performance could also jeopardize Limbach’s relationships with its customers and harm its reputation.

If Limbach does not effectively manage the size and cost of its operations, its existing infrastructure may become either strained or over-burdensome, and Limbach may be unable to increase revenue growth.

The growth that Limbach has experienced in the past, and that it may experience in the future, may provide challenges to Limbach’s organization, requiring it to expand its personnel and operations. Future growth may strain Limbach’s infrastructure, operations and other managerial and operating resources. Limbach has also experienced severe constriction in the markets in which it operated in the past and, as a result, in its operating requirements. Failing to maintain the appropriate cost structure for a particular economic cycle may result in Limbach incurring costs that affect its profitability. If Limbach’s business resources become strained or over-burdensome, its earnings may be adversely affected and it may be unable to increase revenue growth. Further, Limbach may undertake contractual commitments that exceed its labor resources, which could also adversely affect its earnings and ability to increase revenue growth.

Limbach is susceptible to adverse weather conditions, which may harm its business and financial results.

Limbach’s business may be adversely affected by severe weather in areas where it has significant operations. Repercussions of severe weather conditions may include:

•	curtailment of services;
•	suspension of operations;
•	inability to meet performance schedules in accordance with contracts and potential liability for liquidated damages;
•	injuries or fatalities;
•	weather related damage to facilities;
•	disruption of information systems;
•	inability to receive machinery, equipment and materials at jobsites; and
•	loss of productivity.

Force majeure events, including natural disasters and terrorists’ actions, could negatively impact Limbach’s business, which may affect its financial condition, results of operations or cash flows.

Force majeure, or extraordinary events beyond the control of the contracting parties, such as natural and man-made disasters, as well as terrorist actions, could negatively impact Limbach. Limbach typically negotiates contract language, providing certain relief from force majeure events in private client contracts, and review and attempt to mitigate force majeure events in both public and private client contracts. Limbach remains obligated to perform its services after most extraordinary events subject to relief that may be available pursuant to a force majeure clause. If Limbach is not able to react quickly to force majeure events, its operations may be affected significantly, which would have a negative impact on its financial position, results of operations, cash flows and liquidity.

Deliberate, malicious acts, including terrorism and sabotage, could damage Limbach’s facilities, disrupt its operations or injure employees, contractors, customers or the public and result in liability to Limbach.

Intentional acts of destruction could damage or destroy Limbach’s facilities, reducing its operational production capacity and requiring Limbach to repair or replace facilities at substantial cost. Additionally, employees, contractors and the public could suffer substantial physical injury from acts of terrorism for which Limbach could be liable. Governmental authorities may also impose security or other requirements that could make Limbach’s operations more difficult or costly. The consequences of any such actions could adversely affect Limbach’s financial condition and results of operations.

Recent healthcare legislation may increase Limbach’s costs and reduce future profitability.

In 2012, the United States Supreme Court upheld the majority of the provisions in the Patient Protection and Affordable Care Act (the “Affordable Care Act”). The Affordable Care Act places requirements on employers to provide a minimum level of benefits to employees and assesses penalties on employers if the benefits do not meet the required minimum level or if the cost of coverage to employees exceeds affordability thresholds specified in the Affordable Care Act. The minimum benefits and affordability requirements took effect in 2015. The Affordable Care Act also imposes an excise tax beginning in 2018 on plans whose average cost exceeds specified amounts. Although Limbach’s initial assessment indicates that the provisions in the Affordable Care Act will not have a material adverse impact to its financial position, results of operations, cash flows and liquidity, it is difficult to predict the financial and operational impacts due to the breadth and complexity of this legislation.

Limbach’s future acquisitions may not be successful.

Limbach expects to pursue selective acquisitions of businesses. Limbach cannot assure that it will be able to locate acquisitions or that it will be able to consummate transactions on terms and conditions acceptable to Limbach, or that acquired businesses will be profitable. Acquisitions may expose Limbach to additional business risks different than those it has traditionally experienced. Limbach also may encounter difficulties integrating acquired businesses and successfully managing the growth it expects to experience from these acquisitions.

Limbach may choose to finance future acquisitions with debt, equity, cash or a combination of the three. Future acquisitions could dilute earnings. To the extent Limbach succeeds in making acquisitions, a number of risks will result, including:

•	the assumption of material liabilities (including for environmental-related costs and Multi Employer Pension Plans);
•	failure of due diligence to uncover situations that could result in legal exposure or to quantify the true liability exposure from known risks;
•	the diversion of management’s attention from the management of daily operations to the integration of operations;
•	difficulties in the assimilation and retention of employees, in the assimilation of different cultures and practices, in the assimilation of broad and geographically dispersed personnel and operations, and the retention of employees generally;

•	the risk of additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls;
•	potential inability to realize the cost savings or other financial benefits anticipated prior to the acquisition; and
•	increased exposure to double breasting challenges and liability under the NLRA if an open shop business is acquired.

The failure to successfully integrate acquisitions could have an adverse effect on Limbach’s business, financial condition and results of operations.

A change in tax laws or regulations of any federal, state or international jurisdiction in which Limbach operates could increase its tax burden and otherwise adversely affect its financial position, results of operations, cash flows and liquidity.

Limbach continues to assess the impact of various U.S. federal, state and international legislative proposals that could result in a material increase to its U.S. federal, state and/or international taxes. Limbach cannot predict whether any specific legislation will be enacted or the terms of any such legislation. However, if such proposals were to be enacted, or if modifications were to be made to certain existing regulations, the consequences could have a material adverse impact on Limbach, including increasing its tax burden, increasing the cost of tax compliance or otherwise adversely affecting Limbach’s financial position, results of operations, cash flows and liquidity.

Limbach may be required to make significant future contributions to multiemployer pension plans in which it participates.

Limbach participates in various multiemployer pension plans in the United States under union agreements that generally provide defined benefits to employees covered by collective bargaining agreements. Limbach’s contributions to multiemployer plans were approximately $24,326,000 and $26,543,000 for the fiscal years ended December 31, 2014 and 2015, respectively. Absent an applicable exemption, a contributor to a U.S. multiemployer plan is liable, upon termination or withdrawal from a plan, for its proportionate share of the plan’s underfunded vested liability. Funding requirements for benefit obligations of these multiemployer pension plans are subject to certain regulatory requirements, and Limbach may be required to make cash contributions that may be material to one or more of these plans to satisfy certain underfunded benefit obligations. As of December 31, 2015, Limbach recorded a $375,000 liability related to its withdrawal from a local Teamsters fund in Detroit, Michigan. No other liability for underfunding of multiemployer pension plans was recorded as of December 31, 2015.

Rising inflation and/or interest rates, or deterioration of the United States economy could have a material adverse effect on Limbach’s business, financial condition and results of operations.

Economic factors, including inflation and fluctuations in interest rates, could have a negative impact on Limbach’s business. If its costs were to become subject to significant inflationary pressures, Limbach may not be able to fully offset such higher costs through price increases. To the extent that Congress is unable to lower United States debt substantially, a decrease in federal spending could result, which could negatively impact the ability of government agencies to fund existing or new infrastructure projects. In addition, such actions could have a material adverse effect on the financial markets and economic conditions in the United States and throughout the world, which may limit our ability and the ability of our customers to obtain financing and/or could impair Limbach’s ability to execute its acquisition strategy. These and related economic factors could have a material adverse effect on Limbach’s financial position, results of operations, cash flows and liquidity.

Failure to remain in compliance with covenants under Limbach’s debt and credit agreements or service our indebtedness could adversely impact its business.

Limbach has a line of credit for $35,000,000 from a commercial bank, under which it had borrowings as of December 31, 2015 of $7,000,000. Limbach also has a Letter of Credit obligations drawn against this line of credit totaling $3,390,000 as of December 31, 2015, and corporate credit cards totaling $133,040 drawn against the line of credit. Limbach also has certain other outstanding long-term debt obligations in the aggregate amount of approximately $22,209,000 as of December 31, 2015. See Note 7 of the consolidated financial statements included in this proxy statement/prospectus/information statement and Limbach’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Activities.” The applicable agreements for Limbach’s line of credit and other debt obligations include certain debt covenants, including, in the case of the line of credit, certain financial covenants. Limbach’s failure to comply with any of these covenants, or to pay principal, interest or other amounts when due thereunder, would constitute an event of default under the applicable agreements. Under certain circumstances, the occurrence of an event of default under one of these agreements (or the acceleration of the maturity of the indebtedness under one of these agreements) may constitute an event of default under one or more of our other debt agreements. Default under Limbach’s debt agreements could result in, among other things, Limbach no longer being entitled to borrow under one or more of the agreements, acceleration of the maturity of outstanding indebtedness under the agreements, and/or foreclosure on any collateral securing the obligations under the agreements. If Limbach is unable to service its debt obligations, or if it is unable to comply with its financial or other debt covenants, and its indebtedness becomes immediately due and payable, Limbach could be forced to curtail its operations, reorganize its capital structure (including through bankruptcy proceedings), or liquidate some or all of its assets in a manner that could cause holders of its securities to experience a partial or total loss of their investment.

At June 30, 2014 and September 30, 2014 Limbach was not in compliance with the Fixed Charge Coverage Ratio (FCCR), Senior Funded Debt to EBITDA Ratio (SFD/EBITDA), and Total Funded Debt to EBITDA Ratio (TFD/EBITDA) covenants in the credit agreement for its line of credit. Limbach obtained a waiver for the non-compliance and the covenants were modified. Limbach was in compliance with the financial covenants required under its line of credit as of December 31, 2014 and December 31, 2015, and Limbach anticipates that it will be able to meet such financial covenants going forward. However, there can be no assurance that Limbach will be able to do so, or that Limbach will be able to obtain waivers should it fail to comply in the future.

Limbach’s management and independent registered public accounting firm have identified internal control deficiencies, which Limbach’s management and independent register public accounting firm believe constitute a material weakness and a significant deficiency.

Although we did not engage our independent registered public accounting firm to conduct an audit of our internal control over financial reporting, in connection with the audits of our consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, our independent registered public accounting firm informed us that they identified a material weakness and significant deficiency relating to our internal control over financial reporting under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting.

The material weakness identified by our independent registered public accounting firm identified the Company as not yet having developed an entity level and financial reporting control environment that is designed with appropriate precision for a public company including journal entry controls, and that the Company currently does not have the accounting department infrastructure to account for complex transactions or to handle SEC reporting requirements.

In addition, during the audits of our consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, our independent registered public accounting firm identified a significant deficiency related to our internal controls over information technology systems, specifically logical security controls.

Although Limbach is in the process of remediating its material weakness and significant deficiency, if Limbach’s internal control over financial reporting or its related disclosure controls and procedures are not effective following the closing of the Merger Agreement, it may not be able to accurately report financial results, prevent fraud or file periodic reports in a timely manner. Following the closing of the Business Combination, our management will be required to assess the effectiveness of our disclosure controls and procedures over financial reporting on a quarterly basis. If we are unable to remediate our material weakness and significant deficiency, our management may not be able to conclude that our disclosure controls and procedures or internal control over financial reporting are effective. The inability to remediate this material weakness and significant deficiency may cause investors to lose confidence in the reported financial information of the combined company and may lead to a decline in the stock price of the combined company.

Risks Related to 1347 Capital and the Business Combination

References in this “Risks Related to 1347 Capital and the Business Combination” section to “1347 Capital,” the “Company,” “we,” “us” and “our” shall refer to 1347 Capital Corp.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

Limbach is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, we will be subject to Section 404. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Limbach as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

We may not have sufficient working capital to cover our operating expenses and continue searching for a target if the proposed Business Combination fails.

Our working capital may not be sufficient to fund our operating expenses. We depend on sufficient interest being earned on the proceeds held in the Trust Account to provide us with additional working capital we need to complete our Business Combination, as well as to pay any tax obligations that we may owe. Interest rates on permissible investments for us have been less than 1% over the last several years. Accordingly, if 1347 Capital does not earn a sufficient amount of interest on the funds held in the Trust Account and use all of the funds held outside of the Trust Account, we may not have sufficient funds available with which to structure, negotiate or close our proposed Business Combination. In such event, we would need to borrow funds from our insiders, officers or directors or from third parties to continue to operate. However, our insiders, officers and directors and third parties are under no obligation to loan us any funds. If 1347 Capital is unable to close the proposed Business Combination and to obtain any additional necessary funds, we may be forced to cease searching for a target business and liquidate without completing a business combination.

Reimbursement of out-of-pocket expenses incurred by our insiders, officers, directors or any of their affiliates in connection with certain activities on our behalf, such as identifying and investigating possible business targets for a business combination, have reduced the funds available to us to consummate a business combination. In addition, an indemnification claim by one or more of our officers and directors in the event that any of them are sued in their capacity as an officer or director could also reduce the funds available to us outside of the Trust Account.

We reimburse our insiders, officers, directors or any of their affiliates for out-of-pocket expenses incurred in connection with certain activities on our behalf, such as identifying and investigating possible business targets for a business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, that, to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account that may be released to us, such expenses would not be reimbursed by us unless we consummate a business combination. In addition, pursuant to our amended and restated certificate of incorporation and Delaware law, we may be required to indemnify our officers and directors in the event that any of them are sued in their capacity as an officer or director. We have also entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation and under Delaware law. In the event that we reimburse our insiders, officers, directors or any of their affiliates for out-of-pocket expenses prior to the consummation of a business combination or are required to indemnify any of our officers or directors pursuant to our amended and restated certificate of incorporation, Delaware law, or the indemnity agreements that we have entered into with them, we would use funds available to us outside of the Trust Account or interest released to us from the Trust Account for our working capital requirements. Any reduction in the funds available to us could have a material adverse effect on our ability to close the Business Combination with Limbach, or to locate and investigate prospective target businesses and to structure, negotiate, conduct due diligence in connection with or consummate a business combination with another entity if the proposed Business Combination were to fail.

Unlike other blank check companies, our Units are comprised of common stock, warrants to purchase one-half of one share of our common stock and rights, rather than units comprised of common stock and warrants to purchase one share of our common stock.

Unlike other blank check companies that sell units comprised of shares of common stock and warrants to purchase one share of our common stock in their initial public offerings, we issued Units comprised of shares of common stock, warrants to purchase one-half of one share of our common stock and rights automatically entitling the holder to receive one-tenth of a share of common stock upon consummation of a business combination. Neither the rights nor the warrants will have any voting rights and each will expire and be worthless if we do not consummate a business combination. Furthermore, no fractional shares will be issued upon exercise of the warrants. As a result, unless you acquire at least two warrants, you will not be able to receive a share of common stock upon exercise of your warrants.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Limbach, we cannot assure you that this diligence revealed all material issues that may be present in Limbach’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Limbach’s control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about 1347 Capital or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Nasdaq may delist our securities from its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on Nasdaq. We have been notified by Nasdaq that 1347 Capital is not in compliance with the Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires 1347 Capital to have at least 300 public holders for continued listing on the Nasdaq. On March 7, 2016, we received a letter from Nasdaq granting us continued listing subject to the condition that we complete our initial business combination by July 7, 2016 and provide evidence by August 7, 2016 that the resulting entity has a minimum of 300 round lot shareholders. We cannot assure you that our securities will continue to be listed on Nasdaq in the future or after the Business Combination. We intend to apply to continue to list our common stock on Nasdaq under the symbol “LMB” upon the closing of the Business Combination. Following the closing, it is expected that 1347 Capital’s warrants will trade on the OTC market under the symbol “TFSCW.” In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. We must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). We cannot assure you that we will be able to continue to meet these listing requirements.

If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and analyst coverage for 1347 Capital; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus/information statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Limbach’s common stock. Accordingly, the valuation ascribed to Limbach and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include, but are not limited to:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning 1347 Capital or the insurance industry in general;
•	operating and stock price performance of other companies that investors deem comparable to 1347 Capital;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business;
•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving 1347 Capital;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our common stock available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to 1347 Capital could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Warrants will become exercisable for our common stock, which would result in increased number of outstanding common stock and dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase shares of our common stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants include (i) 4,600,000 warrants included in the Units that we sold in our initial public offering, which are each exercisable to purchase one-half of one share of our common stock at a price of $5.75 per half share ($11.50 per whole share) and which will become exercisable 30 days after the completion of the Business Combination; (ii) 198,000 warrants included in the private units that we sold in a private placement simultaneously with the consummation of our initial public offering, which are each exercisable to purchase one-half of one share of our common stock at a price of $5.75 per half share ($11.50 per whole share) and which will become exercisable 30 days after the completion of the Business Combination; and (iii) 600,000 $15 Exercise Price Sponsor Warrants, which are each exercisable to purchase one share of our common stock at a price of $15.00 per share and which will become exercisable 30 days after the completion of the Business Combination. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of 1347 Capital and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about 1347 Capital, its business, or its market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on 1347 Capital. If no securities or industry analysts commence coverage of 1347 Capital, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover 1347 Capital change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover 1347 Capital were to cease coverage of 1347 Capital or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

Our second amended and restated certificate of incorporation designates courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine (each, a “Covered Proceeding”). In addition, our second amended and restated certificate of incorporation provides that if any action the subject matter of which is a Covered Proceeding is filed in a court other than the specified Delaware courts without the approval of our board of directors (each, a “Foreign Action”), the claiming party will be deemed to have consented to (i) the personal jurisdiction of the specified Delaware courts in connection with any action brought in any such courts to enforce the exclusive forum provision described above and (ii) having service of process made upon such claiming party in any such enforcement action by service upon such claiming party’s counsel in the Foreign Action as agent for such claiming party. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to these provisions. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our second amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Anti-takeover provisions contained in our certificate of incorporation and bylaws could impair a takeover attempt.

1347 Capital’s second amended and restated certificate of incorporation, as proposed to be adopted pursuant to the Certificate Proposals, and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at a special meeting of our stockholders;
•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	limiting the liability of, and providing indemnification to, our directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and
•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of 1347 Capital’s board of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of 1347 Capital or changes in our management. Any provision of our second amended and restated certificate of incorporation or bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our securityholders to receive a premium for their securities, and could also affect the price that some investors are willing to pay for our securities.

Holders of rights and warrants will not have redemption rights if we are unable to complete an initial business combination within the required time period.

If we are unable to complete the Business Combination within the required time period and we redeem our outstanding public shares using the funds held in the Trust Account, the rights and warrants will expire worthless and holders thereof will not receive any of such proceeds with respect to such rights and warrants, respectively.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we have not completed the Business Combination by July 21, 2016, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining holders of common stock and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

We may be unable to consummate the Business Combination if we are unable to retain a minimum $20,000,000 of cash in the Trust Account immediately prior to the closing per the Merger Agreement, which will require a certain minimum number of public stockholders to remain common stockholders of 1347 Capital.

The Merger Agreement requires us to retain a minimum of $20,000,000 of cash in the Trust Account immediately prior to the closing in order for the Business Combination to close. If the number of our common stockholders electing to exercise their conversion rights has the effect of reducing the amount of money available to us to consummate the Business Combination below such minimum amount required by the Merger Agreement and we are not able to locate an alternative source of funding, we will not be able to consummate the Business Combination and we may not be able to locate another suitable target within the applicable time period, if at all. In that case, public stockholders may have to remain stockholders of our company and wait the full 24 months in order to be able to receive a portion of the Trust Account, or attempt to sell their shares in the open market prior to such time, in which case they may receive less than they would have in a liquidation of the Trust Account.

We may be unable to consummate the Business Combination if we or our affiliates are unable to raise debt financing from one or more sources of at least $65 million, in the aggregate, with no less than $40 million funded at the closing, as required by the Merger Agreement.

Closing of the Business Combination is contingent upon 1347 Capital having debt financing from one or more sources of at least $65 million, in the aggregate, with no less than $40 million funded at the closing. If we are unable to raise such minimum amount of debt financing, we may be unable to consummate the Business Combination.

We will incur substantial debt to complete the proposed Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

The incurrence of debt could have a variety of negative effects, including:

•	subordination of rights of holders of common stock;
•	default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•	our inability to obtain necessary additional financing since the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding; and
•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

The Sponsor, insiders, officers and directors control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

The Sponsor, insiders, officers and directors, collectively own 22.7% of our issued and outstanding shares of common stock. None of the Sponsor, insiders, officers, directors or their affiliates has indicated to us any intention to purchase shares from persons in the open market or in private transactions. However, the Sponsor, insiders, officers, directors or their affiliates could determine in the future to make such purchases in the open market or in private transactions, to the extent permitted by law, in order to influence the vote.

The Sponsor, insiders, officers and directors have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Unlike blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with a business combination, the Sponsor, insiders, officers and directors have agreed to vote any shares of common stock owned by them in favor of our business combination. As of the date hereof, the Sponsor, insiders, officers and directors own shares equal to approximately 22.7% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received.

If our security holders exercise their registration rights, it may have an adverse effect on the market price of our securities.

Our insiders are entitled to make a demand that we register the resale of the insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the purchasers of the private units and $15 Exercise Price Sponsor Warrants and our insiders, officers, directors or their affiliates are entitled to demand that we register the resale of the private units and $15 Exercise Price Sponsor Warrants (and underlying securities of each) and any shares our insiders, officers, directors or their affiliates may be issued in payment of working capital loans made to us commencing on the date that we consummate our business combination. In addition, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unit holders or the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock. The presence of these additional securities trading in the public market may have an adverse effect on the market price of our securities.

EarlyBirdCapital may have a conflict of interest in rendering services to us as our non-exclusive investment banker in connection with the proposed Business Combination.

We have engaged EarlyBirdCapital as an investment banker to assist us with the Business Combination. We will pay EarlyBirdCapital a cash fee for such services upon the consummation of the Business Combination in an amount equal to 3.5% of the total gross proceeds raised in our initial public offering, less up to 30% of such fee that we may allocate to one or more other advisors that assist us in consummating the Business Combination (exclusive of any applicable finders’ fees which might become payable). Additionally, EarlyBirdCapital was issued unit purchase options in connection with our initial public offering. These financial interests may result in EarlyBirdCapital having a conflict of interest when providing services to us as our investment banker in connection with the proposed Business Combination.

The requirement that we complete our initial Business Combination within 18 or 24 months from the closing of our initial public offering may give Limbach leverage over us in negotiating our Business Combination.

We have 24 months from the closing of our initial public offering to complete our business combination. Any potential target business with which we enter into negotiations concerning a business combination, including Limbach, is aware of this requirement. Consequently, Limbach may obtain leverage over us in negotiating the Business Combination, knowing that if we do not complete the Business Combination with them, we may be unable to complete a business combination with any other target business. This risk will increase as we get closer to the time limit referenced above.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing the Business Combination.

Limbach may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls. The development of the internal controls of Limbach to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete the proposed Business Combination. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of 1347 Capital and cause a change of control.

Our amended and restated certificate of incorporation currently authorizes the issuance of up to 10,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. We expect to issue between 1.5 million and 2.5 million shares of common stock of 1347 Capital and up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50 at the closing to Limbach subject to certain terms disclosed in this proxy statement/prospectus/information statement, and up to 400,000 shares of Preferred Stock, each convertible at the holder’s election into 2.00 shares of 1347 Capital’s common stock at a conversion price of $12.50 per share, if issued and sold to the Sponsor, its affiliates or other investors identified by the Sponsor in the event that conversions of shares of 1347 Capital’s common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the Trust Account to less than $42.9 million, subject to certain terms disclosed in this proxy statement/prospectus/information statement. As a result, our current stockholders will experience a significant dilution and a change of control. See “The Business Combination — Ownership of 1347 Capital Shares after the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Consequently, the ability of our current stockholders following the Business Combination to influence management of 1347 Capital through the election of directors will be substantially reduced.

If our stockholders fail to comply with the specific conversion requirements specified in this proxy statement/prospectus/information statement, they will not be entitled to convert their shares of our common stock into a pro rata portion of the Trust Account.

In connection with the stockholder meeting called to approve the Business Combination, each public stockholder will have the right, regardless of whether he or she is voting for or against such proposed Business Combination, to demand that we convert his or her shares of common stock into a pro-rata share of cash held in the Trust Account. Public stockholders seeking to convert their shares, whether they are a record holder or hold their shares in “street name,” are required to either tender their certificates to our transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, at least two business days prior to the vote on the proposed Business Combination. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under Delaware law and our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a public stockholder would have to determine whether to exercise conversion rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares. See the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of 1347 Capital Stockholders” for additional information on how to exercise your conversion rights.

Since the public stockholders who wish to convert their shares of common stock are required to comply with the delivery requirements discussed above for conversion, such converting stockholders may be unable to sell their securities when they wish to in the event that the proposed Business Combination is not approved.

The public stockholders who wish to convert their shares of common stock are required to comply with the delivery requirements discussed above for conversion. If the proposed Business Combination is not consummated, we will promptly return such certificates to the tendering public stockholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed Business Combination until we have returned their securities to them. The market price for our securities may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek conversion may be able to sell their securities.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the shares of common stock sold in our initial public offering.

In connection with the Business Combination Proposal, we will offer each public stockholder (but not the Sponsor, insiders, officers or directors) the right to have his, her, or its shares of common stock converted into cash. Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” will be restricted from seeking conversion rights with respect to more than 20% of the shares of common stock sold in our initial public offering. Generally, in this context, a stockholder will be deemed to be acting in concert or as a group with another stockholder when such stockholders agree to act together for the purpose of acquiring, voting, holding or disposing of our equity securities. Accordingly, if you purchased more than 20% of the shares of common stock sold in our initial public offering and our proposed Business Combination is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold such additional shares of common stock or sell them in the open market. The value of such additional shares may not appreciate over time following our Business Combination, and the market price of our shares of common stock may not exceed the per-share conversion price.

We will offer each public stockholder the option to vote in favor of the proposed Business Combination and still seek conversion of his, her or its shares.

In connection with the Business Combination Proposal, we will offer each public stockholder (but not the Sponsor, insiders, officers or directors) the right to have his, her or its shares of common stock converted into cash regardless of whether such stockholder votes for or against such proposed Business Combination; provided that a stockholder must in fact vote for or against the proposed Business Combination in order to have his, her or its shares of common stock converted into cash. If a stockholder fails to vote for or against the proposed Business Combination, that stockholder would not be able to have his, her or its shares of common stock so converted. This is different than other similarly structured blank check companies where stockholders are offered the right to convert their shares only when they vote against a proposed business combination. This ability to seek conversion while voting in favor of the proposed Business Combination may make it more likely that we will consummate the Business Combination.

A public stockholder that fails to vote either in favor of or against the proposed Business Combination will not be able to have his, her or its shares converted into cash.

In order for a public stockholder to have his, her or its shares converted into cash in connection with the proposed Business Combination, that public stockholder must vote either in favor of or against a proposed Business Combination. If a public stockholder fails to vote in favor of or against the proposed Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have his or her shares of common stock so converted into cash in connection with the Business Combination.

The shares beneficially owned by the Sponsor, insiders, officers and directors will not participate in a conversion or redemption and, therefore, the Sponsor, insiders, officers and directors may have a conflict of interest in determining whether the proposed Business Combination is appropriate.

The Sponsor, insiders, officers and directors have waived their right to convert their insider shares, private units, $15 Exercise Price Sponsor Warrants, or to redemption rights with respect to their insider shares, private units or $15 Exercise Price Sponsor Warrants upon a redemption if we are unable to consummate our business combination. Accordingly, these securities will be worthless if we do not consummate our business combination. Any rights and warrants they hold, like those held by the public, will also be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If we are unable to consummate a business combination, any loans made by the Sponsor, insiders, officers, directors or their affiliates would not be repaid, resulting in a potential conflict of interest in determining whether a potential transaction is in our stockholders’ best interest.

In order to meet our working capital needs the Sponsor has and our insiders, officers, directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. The loans would be non-interest bearing and would be payable at the consummation of a business combination. If we fail to consummate a business combination within the required time period, the loans would not be repaid. Consequently, our directors and officers may have a conflict of interest in determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption or conversion price received by stockholders may be less than approximately $10.00.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and Limbach execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with us, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of our public stockholders. If we are unable to complete a Business Combination within the required time period, Kingsway Financial Services Inc. (“Kingsway”) and Fund Management Group LLC (“FMG”) have agreed that they will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of third parties that are owed money by us for services rendered or contracted for or products sold to us, but only if such a third party does not execute such a waiver. However, Kingsway and FMG may not be able to meet such obligation as we have not required Kingsway and FMG to retain any assets to provide for their indemnification obligations, nor have we taken any further steps to ensure that Kingsway and FMG will be able to satisfy any indemnification obligations that arise. Moreover, Kingsway and FMG will not be liable to our public stockholders if they should fail to satisfy their obligations under this agreement and instead will only be liable to us. Therefore, the per share redemption or conversion amount received by public stockholders may be less than approximately $10.00 due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.00.

The financial statements included in this proxy statement/prospectus/information statement do not take into account the consequences to 1347 Capital of a failure to complete a business combination by July 21, 2016.

The financial statements included in this proxy statement/prospectus/information statement have been prepared assuming that we would continue as a going concern. We are required to complete the Business Combination by July 21, 2016. Our independent registered public accounting firm has indicated in its report that the possibility of the proposed Business Combination not being consummated raises some substantial doubt as to our ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and Limbach operating as a subsidiary of a public holding company. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus/information statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Limbach, all of whom we expect to stay with Limbach following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the post-combination business is dependent upon the efforts of certain key personnel, including the key personnel of Limbach. Although we expect all of such key personnel to remain with Limbach following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Limbach following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

We are not required to obtain an opinion from an independent investment banking or accounting firm with respect to the Business Combination with Limbach, and consequently, you have no assurance from an independent source that the price we are paying for the business is fair to our company from a financial point of view.

Unless we complete our business combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking or accounting firm that the price we are paying is fair to our Company from a financial point of view. Since Limbach is not affiliated with any of our insiders, officers or directors, we are not required to obtain a fairness opinion with respect to the proposed Business Combination. Accordingly, our investors are relying solely on the judgment of our board of directors, who have determined fair market value based on standards generally accepted by the financial community.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require 1347 Capital to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of 1347 Capital’s business, a request by 1347 Capital to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on 1347 Capital’s business and would entitle 1347 Capital to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of 1347 Capital, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus/information statement may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for 1347 Capital and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/information statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus/information statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Stockholders of 1347 Capital who wish to convert their shares into a pro rata share of the Trust Account must comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising conversion rights.

Public stockholders who wish to convert their shares for a pro rata portion of the Trust Account must, among other things, tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to [          ], New York time, at least two business days prior to the special meeting of stockholders. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to convert their shares may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus will be unable to convert their shares.

The representations and warranties in the Merger Agreement will not survive the consummation of the Business Combination, and neither 1347 Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration in the event that any of the representations and warranties made by Limbach in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Limbach and 1347 Capital to each other in the Merger Agreement will not survive the consummation of the Business Combination. Additionally, neither 1347 Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration in the event that any of the representations and warranties made by Limbach in the Merger Agreement ultimately proves to be inaccurate or incorrect. As a result, 1347 Capital’s recourse with respect to any inaccuracy or breach of a representation or warrant of Limbach in the Merger Agreement will be very limited, which may adversely affect the financial condition or results of operations of 1347 Capital.

Risks Related to 1347 Capital’s Common Stock

References in this “Risks Related to 1347 Capital’s Common Stock” section to “1347 Capital,” the “Company,” “we,” “us” and “our” shall refer to 1347 Capital Corp.

Members of the Sponsor, its affiliates, the insiders and the former Limbach unit holders will have significant influence over us after the proposed Business Combination, which could limit your ability to influence the outcome of key transactions, including a change of control.

It is anticipated that, upon completion of the Business Combination, 1347 Capital’s public stockholders will own approximately 63.4%, the Sponsor and its affiliates together with the insiders will own approximately 17.1% and former Limbach unit holders will own 18.8% of the outstanding common stock of the post-transaction company. These relative percentages assume that none of 1347 Capital’s public stockholders exercise their conversion rights in connection with the vote to approve the Business Combination. If the actual facts are different, the percentages set forth above will be different. Assuming the maximum number of shares of 1347 Capital’s common stock (2,600,000 shares) are converted as allowed under the Merger Agreement and 1347 Capital’s amended and restated certificate of incorporation, then the public stockholders of 1347 Capital will own approximately 38.6%, the Sponsor and its affiliates together with the insiders will own approximately 21.4%, and the former Limbach unit holders will own approximately 39.2% of the outstanding common stock of the post-transaction company. Both scenarios assume that there is approximately $46 million held in the Trust Account prior to taking into account any conversions, and account for the shares of 1347 Capital common stock issuable in connection with the automatic conversion of the outstanding 1347 Capital rights upon the consummation of the Business Combination. These percentages do not take into account (i) the shares of 1347 Capital common stock issuable upon the exercise of any warrants or options of 1347 Capital outstanding prior to the date of the Merger Agreement, (ii) the up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50 if issued to the former Limbach unit holders pursuant to the terms of the Merger Agreement, (iii) the up to 400,000 shares of 1347 Capital’s Class A Preferred Stock, each convertible at the holder’s election into 2.00 shares of 1347 Capital’s common stock at a conversion price of $12.50 per share, if issued and sold to the Sponsor, its affiliates or other investors identified by the Sponsor in the event that conversions of shares of 1347 Capital’s common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the Trust Account to less than $43 million, or (iv) the shares of 1347 Capital common stock issuable upon the exercise or coversion of such Merger Warrants or Class A Preferred Stock.

Additionally, members of the Sponsor are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Such members of the Sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	costs related to intercompany restructurings;
•	changes in tax laws, regulations or interpretations thereof; or
•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The market price for our securities could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

In recent years, the stock market in general has been highly volatile. As a result, the market price and trading volume of our securities is likely to be similarly volatile, and investors in our securities may experience a decrease, which could be substantial, in the value of their securities, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our securities could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this proxy statement/prospectus/information statement and others such as:

•	variations in our operating performance and the performance of our competitors;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
•	additions and departures of key personnel;
•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	the passage of legislation or other regulatory developments affecting us or our industry;
•	speculation in the press or investment community;
•	changes in accounting principles;
•	terrorist acts, acts of war or periods of widespread civil unrest;
•	natural disasters and other calamities; and
•	changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Regulatory compliance may divert our management’s attention from day-to-day management of our business, which could have a material adverse effect on our business.

Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws and the regulations imposed by Nasdaq. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of the Business Combination, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

There may be sales of a substantial amount of our common stock after the Business Combination by our current stockholders, and these sales could cause the price of our common stock to fall.

After the Business Combination, there will be 7,977,800 shares of common stock outstanding (subject to certain assumptions, including no conversions by 1347 Capital stockholders). Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well. Sales of substantial amounts of our common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

We will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that Limbach does not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and Nasdaq, impose additional reporting and other obligations on public companies. We expect that compliance with public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our securities unless you sell our securities for a price greater than that which you paid for it.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Limbach is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act of 2002 and therefore is not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. As a publicly traded company, we are required to comply with the SEC’s rules implementing Section 302 and 404 of the Sarbanes-Oxley Act of 2002, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company, which may be up to five full fiscal years following 1347 Capital’s initial public offering.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, we may identify material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If we identify weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF 1347 CAPITAL STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus/information statement to 1347 Capital’s stockholders as part of the solicitation of proxies by 1347 Capital’s board of directors for use at the special meeting in lieu of 2016 annual meeting of stockholders to be held on [           ], 2016, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement is first being furnished to 1347 Capital’s stockholders on or about [           ], 2016. This proxy statement/prospectus/information statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of Special Meetings

The special meeting of stockholders of 1347 Capital will be held at [    ] Eastern time, on [          ], 2016, at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of 1347 Capital’s common stock, respectively, at the close of business on June 10, 2016, which is the record date for the special meetings of stockholders. You are entitled to one vote for each share of 1347 Capital’s common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 5,948,000 shares of 1347 Capital’s common stock outstanding, of which 4,600,000 are public shares and 1,348,000 are insider shares held by 1347 Capital’s insiders.

Vote of 1347 Capital Insiders

The Sponsor and insiders have agreed to vote their shares of 1347 Capital’s common stock in favor of the Business Combination Proposal and to waive any conversion rights with respect to any insider shares and any public shares they may gave acquired during or after 1347 Capital’s initial public offering in connection with the completion of the Business Combination.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of 1347 Capital’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of 1347 Capital’s common stock that are voted at the special meeting of stockholders. Accordingly, a 1347 Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal and the Incentive Plan Proposal.

The approval of each of the Certificate Proposals requires the affirmative vote of the holders of a majority of the shares of 1347 Capital’s common stock. Accordingly, a 1347 Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” a Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of 1347 Capital’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the six nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of 1347 Capital’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on each of the Certificate Proposal, the Director Election Proposal and the Incentive Plan Proposal. Each of the Certificate Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals or 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then 1347 Capital will not consummate the Business Combination. If 1347 Capital does not consummate the Business Combination or otherwise fails to complete an initial business combination by July 21, 2016, 1347 Capital will be required to dissolve and liquidate the Trust Account.

Recommendation to 1347 Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of 1347 Capital and 1347 Capital’s stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of 1347 Capital’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of 1347 Capital’s directors and 1347 Capital’s officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of the Sponsor and insiders to hold the 1,150,000 insider shares in the aggregate currently beneficially owned by them following the Business Combination, subject to applicable lockup agreements;
•	the continued right of the Sponsor and insiders to hold the 198,000 private units in the aggregate;
•	the continued right of the Sponsor to hold the 600,000 $15 Exercise Price Sponsor Warrants following the Business Combination;
•	the continuation of certain of 1347 Capital’s directors as directors (but not officers) of 1347 Capital; and
•	the continued indemnification of current directors and officers of 1347 Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, all of the shares of 1347 Capital’s common stock currently beneficially owned by the Sponsor and insiders are not subject to conversion or redemption, and the private warrants and $15 Exercise Price Sponsor Warrants that are held by the Sponsor and insiders would expire worthless, if the Business Combination is not consummated; as a result, 1347 Capital’s directors have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to those shares and warrants.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. 1347 Capital believes the proposals presented to 1347 Capital’s stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

With respect to the special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” each of the Certificate Proposals and the Adjournment Proposal but will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal and the Director Election Proposal. Broker non-votes will have the effect of a vote “AGAINST” a Certificate Proposal and will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Voting Your Shares

Each share of 1347 Capital’s common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of 1347 Capital’s common stock that you own.

If you are a holder of record, there are several ways to vote your shares:

•	You can vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of 1347 Capital’s common stock will be voted, as recommended by 1347 Capital’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” each of the Certificate Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.
•	You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way 1347 Capital can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting, or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Hassan Baqar, 1347 Capital’s Secretary, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal, the Director Election Proposal, the Certificate Proposals, the Incentive Plan Proposal, and the Adjournment Proposal. Under 1347 Capital’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meetings if they are not included in the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Banks and brokerage firms please call (203) 658-9400.

Conversion Rights

Pursuant to 1347 Capital’s amended and restated certificate of incorporation, any holders of 1347 Capital’s public shares who vote either for or against the Business Combination may demand that such shares be converted into a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination.

If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.00.

Conversion rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your conversion rights, you must vote either for or against the Business Combination and, prior to [    ] p.m. Eastern time on [           ], 2016 (two business days prior to the special meeting), both:

•	Submit a request in writing that 1347 Capital convert your public shares for cash to Continental Stock Transfer & Trust Company, 1347 Capital’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•	Deliver your public shares either physically or electronically through DTC to 1347 Capital’s transfer agent. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is 1347 Capital’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, 1347 Capital does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be converted.

Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests and thereafter, with 1347 Capital’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for conversion to 1347 Capital’s transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that 1347 Capital’s transfer agent return the shares (physically or electronically). You may make such request by contacting 1347 Capital’s transfer agent at the phone number or address listed above.

Each conversion of public shares by 1347 Capital’s public stockholders will decrease the amount in 1347 Capital’s Trust Account and increase the number of additional shares of 1347 Capital’s common stock 1347 Capital would need to issue as a result of the cash shortfall. 1347 Capital has no specified maximum conversion threshold under 1347 Capital’s amended and restated certificate of incorporation. 1347 Capital will not consummate the Business Combination, however, if holders of 1347 Capital’s public shares exercise their conversion rights in an amount that would cause 1347 Capital’s net tangible assets to be less than $5,000,001.

Prior to exercising conversion rights, stockholders should verify the market price of 1347 Capital’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. 1347 Capital cannot assure you that you will be able to sell your shares of 1347 Capital’s common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in 1347 Capital’s common stock when you wish to sell your shares.

Appraisal Rights

Appraisal rights are not available to holders of shares of 1347 Capital’s common stock or warrants or to holders of Limbach’s membership interests, in connection with the Business Combination.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies for the special meeting. 1347 Capital has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. 1347 Capital has agreed to pay Morrow & Co., LLC a fee of $12,500. 1347 Capital will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC against certain claims, liabilities, losses, damages and expenses. 1347 Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of 1347 Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of 1347 Capital’s common stock and in obtaining voting instructions from those owners. 1347 Capital’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the merger, including the Merger Agreement. While 1347 Capital and Limbach believe that this description covers the material terms of the Business Combination and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Business Combination and the Merger Agreement, including the Merger Agreement attached as Annex A and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Business Combination

Historical Background for 1347 Capital

1347 Capital is a blank check company formed in Delaware on April 15, 2014, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

In April 2014, 1347 Capital’s insiders purchased an aggregate of 1,150,000 shares of 1347 Capital common stock (the “insider shares”), for an aggregate purchase price of $25,000, or approximately $0.02 per share.

On July 21, 2014, 1347 Capital consummated our initial public offering, or IPO, of 4,000,000 units, with each unit consisting of one share of common stock, one right to receive one-tenth ( 1/10) of a share of common stock automatically on the consummation of a business combination and one warrant to purchase one-half of one share of our common stock at an exercise of $11.50 per full share. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $40,000,000. 1347 Capital also granted EarlyBirdCapital, Inc., the representative of the underwriters, a 45-day option to purchase up to 600,000 Units (over and above the 4,000,000 units referred to above) solely to cover over-allotments, if any. Simultaneously with the closing of the IPO, 1347 Capital also consummated a private placement of 180,000 units (“private units”) at $10 per unit and 600,000 warrants (“$15 Exercise Price Sponsor Warrants”) at $0.50 per warrant generating gross proceeds of $2,100,000.

On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The units issued pursuant to the over-allotment option were sold at the IPO price of $10.00 per unit, generating gross proceeds of $6,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the Sponsor purchased an additional 18,000 Private Units at $10.00 per unit.

After deducting underwriting discounts and commissions and offering expenses, approximately $46,000,000 of the proceeds of the IPO and the sale of Private Units (or approximately $10.00 per unit sold in the IPO) was placed in a trust account with Continental Stock Transfer and Trust Company acting as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for a portion of the interest income that may be released to 1347 Capital to pay any income or franchise taxes, none of the funds held in the trust account will be released until the earlier of (x) the completion of our initial business combination and (y) the redemption of 100% of 1347 Capital’s public shares if 1347 Capital is unable to consummate a business combination within 18 months of the IPO (or 24 months if a letter of intent, agreement in principle or definitive agreement for an initial business combination is signed within 18 months). The net proceeds deposited from the IPO remain on deposit in the Trust Account earning interest. At March 31, 2016, the assets in the Trust Account were valued at $46,050,791, of which $45,956,570 was invested in United States Treasury Bills and $94,221 held as cash.

On July 22, 2014, the day after the closing of the IPO, 1347 Capital’s management convened a discussion with its advisory board to institute centralized corporate governance procedures and to discuss and begin implementing our overall plan for identifying, evaluating and, where appropriate, pursuing a potential business combination. No discussions concerning a potential merger were held with any person, group, or business prior to this date.

Such corporate governance procedures subsequently were discussed and adopted by 1347 Capital’s board of directors at its first regularly scheduled meeting in October 2014. At the July 22, 2014 meeting, 1347 Capital’s board of directors discussed the most effective means for soliciting and tracking opportunities, and determined that management should plan regular telephonic conferences with 1347 Capital’s board of directors and the advisory board to discuss management’s progress. Given 1347 Capital’s commitment to source, review and negotiate a transaction, 1347 Capital agreed immediately to identify and begin the process of making contact with: (i) private companies active in the insurance and other industries and (ii) various prospective sources of deal flow, including investment banks, actuaries, consultants, private equity firms and business acquaintances, to encourage such sources to contact us with new and old ideas or specific business combination opportunities they might wish for 1347 Capital to consider and explore. Messrs. Pratt and Swets discussed with both 1347 Capital’s board of directors and advisory board various areas within the insurance industry where they expected there to be a higher probability of identifying attractive companies for a business combination, with particular focus on specialty property-casualty insurance companies, wholesale insurance brokerages, program management businesses, and insurance service businesses such as third-party administrators. Messrs. Pratt and Swets discussed with 1347 Capital’s board of directors and the advisory board some of the opportunities and risks of a business combination with an insurance company when compared to an insurance wholesale broker, program manager, or third-party administrator, pointing out that each type of business holds attractive elements and other elements to consider.

1347 Capital was able to source opportunities both by approaching private companies and by responding to inquiries or references from the various sources of deal flow noted above. 1347 Capital did not limit itself to any single transaction structure (such as cash vs. stock issued to potential seller, straight merger, corporate spin-out or management buy-out). Although the search stayed primarily within the insurance industry, other companies and other industries also were examined. Active sourcing involved the 1347 Capital’s management, among other things,

•	Initiating conversations, via phone, e-mail or other means (whether directly or via a private company’s major stockholders, members, or directors as well as professionals and industry contacts 1347 Capital’s management has known during their professional careers) with private companies which management believed could make attractive business combination partners;
•	Contacting professional service providers (accountants, attorneys, and consultants);
•	Using their network of business associates and friends for leads;
•	Working with third-party intermediaries, including investment bankers; and
•	Inquiring directly of business owners, including private equity firms, of their interest in having one of their businesses enter into a business combination.

Management also fielded inquiries and responded to solicitations by: (i) companies looking for capital or investment alternatives and (ii) investment bankers or other similar professionals who represent companies engaged in a sale or fund-raising process. 1347 Capital considered numerous companies in various sectors of the insurance industry, including underwriting property-casualty insurance companies, retail insurance brokerage, wholesale insurance brokerage, reinsurance brokerage, insurance program management, United Kingdom-based insurance consulting and third-party administration, United Kingdom-based underwriting organizations, life insurance. 1347 Capital also considered warranty businesses and some opportunities outside of the insurance and financial services sector. Several non-disclosure agreements were signed. As described in our prospectus, we considered candidates both within and outside of the insurance and financial services industry, including companies which would carried a valuation smaller than, equal to, or much larger than the approximately $46 million in 1347 Capital’s trust account. In so doing, our management was able to increase the number of opportunities we reviewed.

In considering potential merger partners, the 1347 Capital’s management considered the following factors as being material to the decision in choosing such a merger partner:

•	Specialty focus, for example by line of business, geography, product, distribution or client base;
•	Record of growth and profitability;
•	Ability to operate in difficult or specialized markets;
•	Business model and approach to building recurring revenue;
•	Ability to achieve incremental revenue or decrease costs from current core business;
•	Potential for greater economies of scale or higher profitability through consolidation;
•	Opportunity to deploy capital at appropriate rates of return in the current business plan;
•	Experience and skill of management and availability of additional personnel;
•	Capital requirements;
•	Competitive position;
•	Financial condition;
•	Barriers to entry;
•	Stage of development of the products, processes or services;
•	Breadth of services offered;
•	Degree of current or potential market acceptance of the services;
•	Regulatory environment of the industry;
•	Costs associated with effecting the business combination; and
•	Probability of successfully negotiating and consummating a business combination with the potential partner.

The evaluation relating to the merits of a particular business combination were based primarily, to the extent relevant, on the above factors. In evaluating a prospective business combination partner, 1347 Capital conducted such diligence as it deemed necessary to understand a particular potential business combination partner’s business that included, among other things, meetings with the potential business partner’s management, where applicable, as well as review of financial and other information made available to 1347 Capital.

As a result of these efforts, 1347 Capital initiated contact, either directly or through a third party intermediary, with more than 40 potential business combination partners. 1347 Capital received business plans and/or reviewed financial summaries or received presentation books for more than 10 potential target business combination companies. 1347 Capital signed non-disclosure agreements relating to several potential business combination opportunities, and had discussions with a number of potential business combination companies with whom a non-disclosure agreement was not signed.

With respect to some of the opportunities, discussions among 1347 Capital’s management and the potential business combination partners included financial disclosures, reviews of potential transaction structures, discussions of preliminary estimates of transaction values and discussions of management objectives, business plans, and projections. Discussions, including introductory meetings attended by some combination of Messrs. Pratt and Swets, occurred with potential business combination partners on a regular basis during the period from July 2014 through January 2016. Among the potential merger candidates 1347 Capital contacted were: more than a dozen insurance companies in various segments of the property-casualty business with estimated merger values of $50 million to $500 million; three wholesale brokers/program managers of insurance businesses with estimated merger values of $90 million to $800 million; four retail brokers/service companies of insurance businesses with estimated merger values of $80 million to $400 million; and a handful of third-party administration, asset management, lending, real estate, warranty, energy, and construction businesses with merger values of $90 million to $600 million. 1347 Capital’s management evaluated these candidates in light of the factors described above and discussed their findings with our 1347 Capital’s board of directors and advisory board, also applying the following criteria: the state of the markets within which the businesses operated; the potential merger value of each business; the probability of negotiating an acceptable business combination; and the timeframe for so doing.

The companies other than Limbach with which 1347 Capital entered into detailed discussions included an international insurance services and technology consultancy, an insurance company group located in the northeastern U.S., and several insurance company groups located in Florida. 1347 Capital ultimately did not proceed with each of the other potential acquisition opportunities because 1347 Capital concluded (i) that the potential merger partner business or the terms of a potential business combination would not be suitable for 1347 Capital, particularly in comparison to an acquisition via merger of Limbach, or (ii) because the potential merger partner’s owners and management decided to remain privately held.

On December 17, 2015 a representative of EarlyBirdCapital, Inc., sent via email to Mr. Swets a description of a potential merger partner for 1347 Capital (after execution of a non-disclosure agreement, this potential merger partner was revealed as Limbach).

On December 21, 2015, 1347 Capital executed a non-disclosure agreement with Limbach and 1347 Capital received via email summary materials concerning Limbach on December 22, 2015.

On January 5, 2016, a consultant to FdG and Limbach, who was also known to EarlyBirdCapital, discussed by teleconference with Mr. Pratt, Mr. Baqar, and an EarlyBirdCapital representative background concerning Limbach, its position in the construction industry, and a general interest by FdG in a potential business combination of 1347 Capital with Limbach. On the call, the parties discussed the business generally, Limbach’s locations and operations, and summary figures concerning the financial condition and prospects of Limbach. 1347 Capital also learned during the teleconference that FdG and Limbach’s CEO had some familiarity with blank check companies such as 1347 Capital. Based on this discussion and the initial description of Limbach as being a long-established, well-regarded, specialty construction firm operating in a growing market, management determined to proceed with further discussions in order to verify this information concerning Limbach and to determine whether a potential business combination would be beneficial. There was no discussion of the valuation or structure of a potential business combination on this call. Mr. Pratt agreed to attend a meeting with Limbach’s controlling stockholder and its management later in the week.

On January 8, 2016 a meeting took place in New York at the offices of FdG’s managing affiliate. Attending were Mr. Pratt, an EarlyBirdCapital representative, Mr. David S. Gellman and Mr. S. Matthew Katz from FdG, Limbach’s consultant, and two members of Limbach’s senior management: Mr. Charles A. Bacon, III, Chairman, President, and CEO; and Mr. John T. Jordan, Chief Financial Officer. Messrs. Bacon and Jordan presented an overview of Limbach, including but not limited to a general description of its specialty construction and services businesses, the areas in which Limbach focuses in order to gain a competitive advantage, the types of projects Limbach builds, and the types of clients Limbach targets. Messrs Gellman, Katz, and their financial advisor presented FdG’s history as majority owner of Limbach, and Mr. Pratt and 1347 Capital’s financial advisor presented 1347 Capital’s history, background concerning 1347 Capital’s executives and board of directors, and our goals in seeking a merger partner. During the January 8 meeting, FdG and Limbach expressed a willingness to pursue a transaction on an enterprise valuation of Limbach of approximately $100 million.

Management determined that information presented during the January 8 meeting supported the initial description of Limbach provided in the January 5, 2016 teleconference, and elected to continue pursuing the transaction.

On January 11, 2016, an EarlyBirdCapital representative sent additional information to Messrs. Swets and Baqar outlining how a potential merger with Limbach might be accomplished.

On January 12, 2016, 1347 Capital’s senior management conferred via teleconference with EarlyBirdCapital to discuss how best to proceed based on the information received concerning Limbach at the

January 8 meeting and 1347 Capital’s analysis of the additional business and financial information obtained to date. Over the course of several days, 1347 Capital’s senior management and EarlyBirdCapital reviewed the valuations of both publicly and privately held companies comparable to Limbach. Limbach’s public company comparables were valued at approximately a nine to ten times multiple of their 2015 estimated EBITDA, whereas the private company comparables, which generally consisted of smaller, less diversified businesses than Limbach and its publicly-traded comparables, were valued at closer to five times 2015 estimated EBITDA. Based on these comparables, management concluded that the valuation proposed by FdG and Limbach, which implied a post transaction enterprise value of approximately seven times Limbach’s 2016 estimated EBITDA (on a fully-diluted basis pro forma for the transaction with 1347 Capital), was a compelling valuation compared to Limbach’s public company comparables. As such, 1347 Capital determined that it was in the best interest of 1347 Capital to continue discussions with Limbach, and 1347 Capital instructed EarlyBirdCapital to continue discussions with FdG. January 20, 2016, 1347 Capital’s management held a teleconference and decided to begin drafting a non-binding letter of intent for a merger with Limbach.

On January 15, 2016, EarlyBirdCapital sent to FdG an initial proposal of economic terms for the potential merger, based on a total enterprise value of Limbach of $90 million, and assuming varying levels of cash available to pay Limbach’s equity holders depending on the number of public shares that were redeemed in the business combination. This initial proposal included cash consideration ranging from $47.8 million and $32.8 million, continued equity ownership by the existing Limbach unitholders (primarily FdG and Limbach management) of between $15 million and $30 million, the issuance of up to approximately $8.5 million of preferred stock to our sponsor (including its affiliates) and $40 million in new debt financing. The proposal contemplated the issuance of preferred stock to our sponsor (including its affiliates) in order to facilitate the satisfaction of the cash portion of the purchase price. The proposal included the issuance of merger warrants to Limbach’s unitholders in the event that, due to redemptions by our public stockholders, Limbach would be required to receive shares in excess of 1.5 million in the business combination. Initially, our management team envisioned debt financing to comprise between $45 million and $50 million of the consideration. However, after discussions with Limbach management regarding the amount of leverage that Limbach management team was comfortable with and Limbach’s view on the debt capacity for the company, the parties agreed that $40 million was the appropriate level of debt for Limbach’s business.

From January 15 – 20, 2016, a series of teleconferences and email exchanges between Messrs. Pratt, Swets, Baqar, and Gellman, some involving our and FdG’s respective financial advisors, ensued. Discussions among 1347 Capital’s management focused on evaluating the feasibility of a merger and the outline of a non-binding letter of intent. The discussion involved negotiations regarding the levels of cash and equity that would be paid to Limbach equity holders based on various levels of possible redemptions by 1347 Capital’s public stockholders as well as the amount of preferred stock that our sponsor would purchase in the event of redemptions, The key terms of the preferred were also discussed including its dividend rate, conversion price and maturity. On January 20, 2016, 1347 Capital and EarlyBirdCapital sent to FdG a revised proposal of economic terms for the potential merger, including a proposed cash consideration of between $45.4 million and $35.4 million, continued equity ownership of FdG of between $15 million and $25 million, the issuance of up to approximately $5 million of preferred stock to sponsor and obtaining $40 million of new debt. On the same day, 1347 Capital’s management held a teleconference and decided to begin drafting a non-binding letter of intent for a merger with Limbach.

From January 21 – 29, 2016, a series of calls, teleconferences, and email correspondence ensued between 1347 Capital, FdG, and Limbach senior management (and our respective financial advisors and attorneys), the result of which was an executed, non-binding letter of intent on January 29, 2016 (“LOI”). The LOI provided that the parties would collaborate on a transaction structure that would provide for the acquisition of 100% of the equity interests of Limbach, after taking into account legal, regulatory, tax accounting and other considerations; the cash consideration would be between $35 million and $45 million; the stock consideration would be between $15 million and $25 million; for every $15 of stock consideration issued in excess of $15 million, Limbach equity holders would be entitled to receive one warrant exercisable for one share of the post transaction company at an exercise price of $12.50 per share (all other terms of such warrants were to be the same as 1347 Capital’s public warrants). The LOI provided that the closing of the transaction would be contingent upon the availability of no less than $40 million in debt financing. The LOI also contained other binding provisions customary for letters of intent, such as exclusivity, non-solicitation and confidentiality.

Subsequent to this date, a few other merger candidates continued to approach 1347 Capital; however, none were as well-positioned as Limbach in the relevant items management considered in selecting a merger partner, including but not limited to a potential merger partner’s history of growth and profitability over time; opportunity for future growth and profitability; size ranking and reputation in its chosen market; quality of its management, strategy, and operational plans; and suitability to operate as a publicly company after the merger. 1347 Capital’s management then focused our efforts to perform management, financial, and legal diligence to determine if a merger would be in the best interest of 1347 Capital.

From January 29, 2016 through March 18, 2016, 1347 Capital performed such diligence as management deemed necessary for the merger. 1347 Capital’s management formed three teams to work simultaneously, each team having access to our outside financial and legal advisors and our outside auditing firm, as required.

Mr. Pratt led a team focused on in-person interviews and discussions with Limbach senior management and employees, including on-site visits, with a focus on Limbach’s (i) products, services, and customers, (ii) competitive position, (iii) management philosophy and strategy, and (iv) prospects for the future.

Mr. Baqar led a team focused on financial and legal review of Limbach’s contracts, commitments, and obligations; review of its internal accounting and controls, including review of Limbach’s audited financial statements; and discussions with Limbach’s management.

Mr. Swets led a team focused on negotiation with FdG concerning the definitive merger agreement, which included, among other things, (i) the price, structure, and terms and conditions for the merger; (ii) representations and warranties made by 1347 Capital and by Limbach and its owners; (iii) and an agreement jointly to engage in financing discussions with outside parties to complete the merger.

During this period, many documents, telephone calls and teleconferences, and meetings were held; an electronic data room was populated by Limbach management and the contents were reviewed; and such persons or firms 1347 Capital deemed relevant were contacted in order for 1347 Capital to both satisfy its requirements for diligence concerning the merger and to enable it to successfully negotiate and eventually to agree with Limbach on the terms of a definitive merger agreement.

1347 Capital’s review of Limbach’s senior management during this period included multiple discussions with Mr. Bacon and Mr. Jordan and discussions with other Limbach senior managers on-site in Warrington, PA, Pittsburgh, PA, and Pontiac, MI. 1347 Capital’s management met with Limbach’s COO, Limbach’s senior practice leader for Limbach’s services business (a key element of Limbach’s revenue and margin growth plan), and with Limbach’s branch managers for the regions of Ohio, Western Pennsylvania, and Michigan.

On March 1, 2016, management presented its findings to date to 1347 Capital’s advisory board via teleconference. Management and the advisory board concluded that 1347 Capital should continue to seek a merger with Limbach and that management also should discuss with FdG and with Limbach management concerning how the merger would address matters such as (i) management compensation and a long term incentive plan for Limbach post-merger and (ii) the number and composition of the merged company’s board of directors. The results of those negotiations are reflected in the Merger Agreement. Specifically, the parties agreed that 1347 Capital would adopt an equity incentive plan that is the subject of Proposal 4. In addition, the parties agreed that Limbach would have the right to nominate four directors to the post-transaction company, and 1347 Capital would have the right to nominate two directors, with one director to be jointly agreed upon.

In addition, our management and FdG determined it was desirable to enter into an employment agreement with Mr. Bacon, Limbach’s Chief Executive Officer, that would, upon the Business Combination, supersede and replace his existing employment agreement. In so doing, 1347 management and FdG sought to ensure the continuity of leadership for Limbach and the resulting stability of the company’s management and strategic direction. Mr. Bacon’s demonstrated success as CEO and in promoting and recruiting key members of management supported this decision. The parties agreed that 1347 Capital should negotiate with Mr. Bacon concerning the new employment agreement, with each of 1347 Capital and Mr. Bacon being represented by their respective counsels.

On March 7, 2016, a teleconference took place with Messrs. Gellman, Katz, Swets, Baqar (and FdG’s and 1347 Capital’s legal and financial advisors) to negotiate an intermediate draft of a definitive merger agreement. and a several ancillary agreements. The negotiations touched on a variety of topics relating to the business combination, including the representations and warranties to be given by Limbach and 1347 Capital in the definitive merger agreement, the mechanics of the merger, the structure of the surviving corporation, the opportunity for Limbach’s optionholders to participate in the business combination, and the terms of the merger warrants and preferred stock that may be issued in the business combination.

During the March 7 teleconference, the participants also engaged in lengthy discussion concerning the options and approaches available for restructuring and/or refinancing Limbach’s existing senior and subordinated debt. 1347 Capital, FdG and their respective advisors agreed that securing new debt financing on favorable terms would be critical to the overall success of the transaction, and consequently, they agreed that the closing of the business combination should be conditioned upon obtaining new debt financing. Messrs. Swets and Baqar outlined in greater detail the possible uses of the proceeds of the new debt financing contemplated by 1347 Capital and its advisors in prior communications, which included refinancing of Limbach’s existing senior and subordinated debt, funding the working capital needs of the post-business combination company, and, if necessary, funding a portion of the cash consideration payable to Limbach’s equityholders. Messrs. Gellman and Katz highlighted the importance of ensuring Limbach’s surety bond providers were satisfied with the lender and structure of any new debt financing, as an intercreditor agreement between the senior lender and the surety would be necessary. FdG and its representatives also noted that they had engaged in informal discussions with Limbach’s existing lenders and other lenders regarding a possible refinancing and expansion of the Limbach’s existing senior credit facilities. In addition, both FdG and representatives of 1347 Capital reached out to numerous other financial institutions and potential lending sources to assess potential interest in either newly-issued subordinated debt or a “stretch senior” facility that would replace Limbach’s existing senior lender and be large enough in size to eliminate the issuance of additional subordinated debt.

On March 9, 2016, 1347 Capital sent a draft employment agreement to Mr. Bacon. Mr. Pratt and Mr. Bacon spoke on March 10, 2016 to discuss the agreement. During the ensuing week, additional drafts were exchanged and reviewed by the parties. Final revisions were concluded on March 17, 2016. All aspects of the employment agreement, including, but not limited to, base compensation, opportunity for incentive compensation, continued participation in key industry councils, opportunities for continued professional development, and termination provisions were discussed, and the form of such agreement was included as an exhibit to the merger agreement filed by 1347 Capital. In general, and for at least the last 12 years, Limbach has not entered into employment agreements with any of its senior officers and employees other than the Mr. Bacon, but rather utilized informal offer letters with respect to recent hires prior to Contemplation of the Business Combination, so no change to those employment arrangements was made.

On March 16, 2016, our management presented our updated diligence findings to 1347 Capital’s board of directors via teleconference, including the latest draft of the definitive merger agreement in substantially final form. 1347 Capital’s board of directors heard reports from the three diligence teams, reviewed the merger agreement, asked questions about and made suggestions concerning certain areas for further diligence, and made suggestions concerning how the merger information should be communicated to 1347 Capital’s stockholders. 1347 Capital’s board of directors then approved the proposed merger with Limbach and delegated authority to 1347 Capital’s management to take such actions and execute such documents as are necessary to accomplish the Business Combination.

During the period March 17 to March 22, 2016, 1347 Capital’s management completed negotiations on various matters with FdG and Limbach management (with advice from each respective party’s legal and financial advisors), concerning the Merger Agreement, the exhibits thereto, the press release describing the merger, and certain other documents required for 1347 Capital to make proper filings concerning these matters.

The Merger Agreement was executed on March 23, 2016 and a press release was made on March 23, 2016.

In the period since the execution of the Merger Agreement, 1347 Capital and Limbach have had discussions with Limbach’s current and potential lenders in respect of the $40 million of debt financing needed to close the Business Combination. 1347 Capital currently expects to enter into an agreement to provide for a $27 million senior term loan, with $25 million of revolving credit capacity. In addition, 1347 Capital is in discussions with other parties to provide approximately $13 million in subordinated debt financing. These negotiations are ongoing of the date of this proxy statement/prospectus/information statement and are subject to change prior to the special meeting.

Board of 1347 Capital Reasons for the Business Combination

Before reaching its decision, 1347 Capital’s board reviewed the results of management’s due diligence, which included:

•	research on industry trends, cycles, operating cost projections, and other industry factors;
•	review and analysis concerning Limbach’s operations, company products and services, major customers, and financial prospects;
•	personal visits to Limbach’s corporate headquarters, several regional branches, and a fabrication facility;
•	review of Limbach’s legal matters, including certain contracts; and
•	review and analysis of Limbach’s financial results, accounting, and certain tax matters.

1347 Capital’s board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, 1347 Capital’s board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of 1347 Capital’s board of directors may have given different weight to different factors.

In 1347 Capital’s IPO prospectus, it described certain factors its management would consider in evaluating a prospective target business, including one or more of the following:

•	financial condition and results of operation;
•	growth potential;
•	brand recognition and potential;
•	return on equity or invested capital;
•	market capitalization or enterprise value;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	barriers to entry;
•	stage of development of the products, processes or services;
•	existing distribution and potential for expansion;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;
•	impact of regulation on the business;

•	regulatory environment of the industry;
•	costs associated with effecting the business combination;
•	industry leadership, sustainability of market share and attractiveness of the markets/industries in which a target business participates; and
•	macro competitive dynamics in the industry within which the company competes.

In considering the Business Combination and certain of the above factors, 1347 Capital’s board of directors determined that Limbach met the a number of positive criteria, including the following, although not weighted or in any order of preference:

•	Full Lifecycle Services. Limbach’s broad portfolio of services addresses the full lifecycle of a facility, from design and engineering to system installation, retrofit, maintenance and energy management. In addition, Limbach has long-term, “cradle-to-grave” relationships with facility owners that drive high margin revenue streams on a recurring basis.
•	Strong Growth Outlook. After out-performing its peer group during the recession, Limbach is well-positioned to capitalize on the strength of the recovery in the non-residential construction market. Limbach has an established presence in core healthcare, education, institutional and commercial end-markets providing solid long-term growth prospects.
•	Diversified Operating Platform. Limbach’s broad geographic presence provides exposure to more than ten states in five distinct regions of the United States, each with unique economic drivers and regional influences. Limbach does not rely on a limited number of projects and customers across its platform. Limbach’s diversity of contract structures allows it to tailor each project within acceptable levels of risk.
•	Experienced Management Team. Limbach’s has a long-tenured management team with considerable experience in construction and facilities services, and has a desire to grow the platform to several times its current size. Limbach’s management team is well recognized throughout its industry for leadership in workforce safety, innovation in fabrication and project delivery methodologies, as well as provided quality building services.
•	Significant Competitive Advantages. Limbach has deep customer relationships, a skilled and long-tenured workforce, a unique safety and service culture, and substantial bonding capacity. It is a leader in the utilization of rapidly emerging technologies and design/build services, and has a scalable central services operating platform.
•	Attractive Financial Profile. Limbach has a strong and visible backlog, a mix of project and recurring revenue, and a focus on increasing its margin.
•	Multiple Growth Drivers. Limbach’s platform is positioned for growth with established and scalable operations and infrastructure applied with a clear strategic direction. Limbach believes cyclical and secular trends drive facility owners and construction managers to comprehensive service providers such as Limbach for the more complex and challenging projects.

Although 1347 Capital’s board of directors did not seek a third party valuation or fairness opinion, and did not receive any report, valuation or opinion from any third party, in connection with the Business Combination, the board of directors considered that 1347 Capital’s management collectively has significant experience in private and public markets transactions, in constructing and evaluating financial models and financial projections and conducting valuations.

1347 Capital’s board also gave consideration to the following risks and countervailing factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus/information statement), although not weighted or in any order of significance:

•	The effect of the timing of the award and performance of new contracts on Limbach’s operating results and cash flows, as well as the impact of macroeconomic, cyclical, competitive and weather-related factors on the construction industry in general.

•	The potential for reduced profits or losses resulting from the manner in which construction contracts are structured, including cost overruns and backlogs.
•	The impact on costs incurred and gross profits realized due to potential disputes with customers.
•	The reliance on qualified personnel, joint venture partners, advisors and subcontractors in Limbach’s business, which can be impacted by shifts in the labor market and vary by geographic location and project.
•	The potential disruption of health, safety and environmental issues on Limbach’s business.

Interests of 1347 Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of 1347 Capital’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of 1347 Capital’s directors and 1347 Capital’s officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of the Sponsor and insiders to hold the 1,150,000 insider shares in the aggregate currently beneficially owned by them following the Business Combination, subject to applicable lockup agreements;
•	the continued right of the Sponsor and insiders to hold the 198,000 private units in the aggregate;
•	the continued right of the Sponsor to hold the 600,000 $15 Exercise Price Sponsor Warrants following the Business Combination;
•	the continuation of certain of 1347 Capital’s directors as directors (but not officers) of 1347 Capital; and
•	the continued indemnification of current directors and officers of 1347 Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, all of the shares of 1347 Capital’s common stock currently beneficially owned by the Sponsor and insiders are not subject to conversion or redemption, and the private warrants and $15 Exercise Price Sponsor Warrants that are held by the Sponsor and insiders would expire worthless, if the Business Combination is not consummated; as a result, 1347 Capital’s directors have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to those shares and warrants.

Interests of Limbach’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the Limbach board of managers with respect to adopting the Merger Agreement, Limbach unit holders should be aware that certain members of the board of managers and executive officers of Limbach have interests in the merger that may be different from, or in addition to, interests they may have as Limbach unit holders. Each of the 1347 Capital board of directors and Limbach board of managers was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the merger, and to recommend, as applicable, that the 1347 Capital stockholders approve the 1347 Capital proposals to be presented to the 1347 Capital stockholders for consideration at the 1347 Capital special meeting as contemplated by this proxy statement/prospectus/information statement, and that the Limbach unit holders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Limbach Ownership Interests

Certain members of the board of managers and executive officers of Limbach currently hold Limbach’s Class A units of membership interest. The table below sets forth the ownership of Limbach’s Class A units as of April 15, 2016 by members of Limbach’s board of managers and its executive officers. Limbach does not anticipate any further issuances or transfers of its Class A Units prior to the closing of the merger.

Equity Holder	Number of Class A Units as of April 15, 2016
Charles A. Bacon, III	1,000,000
David S. Gellman(1)	7,999,999
S. Matthew Katz	—
Dennis Sacco, Sr.(2)	—
Norbert W. Young	—
John T. Jordan, Jr.	—
Kristopher L. Thorne(2)	—

(1)	Represents one hundred percent of the securities held by FdG HVAC LLC (“FdG HVAC”). The managing member of FdG HVAC is FdG Capital Partners LLC. Mr. Gellman is the sole member of the investment committee of the managing member of FdG Capital Partners LLC, and therefore may be deemed to share beneficial ownership of the securities held by FdG HVAC.
(2)	Each of Mr. Sacco and Mr. Thorne also hold minority interests in Limbach Management Holding Company, LLC, which owns 5% of the Class A Units of Limbach.

Limbach Unit Options

Certain members of the board of managers and executive officers of Limbach currently hold management unit options, currently subject to vesting, which are convertible into Class C units of membership interest. Pursuant to the Merger Agreement, these management unit options will automatically vest and be exercised immediately prior to the consummation of the Business Combination.

The table below sets forth certain information with respect to such management unit options.

Optionholder Name	Grant Date	Expiration Date	Exercise Price	Number of Class C Units Underlying Option as of April 15, 2016	Number of Vested Class C Units Underlying Option as of April 15, 2016
Charles A. Bacon, III	—	—	—	—	—
David S. Gellman	—	—	—	—	—
S. Matthew Katz	—	—	—	—	—
Dennis Sacco, Sr.	July 20, 2006	July 20, 2016	2.73	200,000	200,000
Norbert W. Young	Sept. 29, 2015	(1)	2.00	25,000	0
	Sept. 29, 2015	(1)	2.25	12,500	0
	Sept. 29, 2015	(1)	2.75	12,500	0
John T. Jordan, Jr.	May 29, 2015	(1)	2.00	50,000	0
	May 29, 2015	(1)	2.25	25,000	0
	May 29, 2015	(1)	2.75	25,000	0
Kristopher L. Thorne	July 20, 2006	July 20, 2016	2.73	30,000	30,000
	May 29, 2015	(1)	2.00	85,000	0
	May 29, 2015	(1)	2.25	45,000	0
	May 29, 2015	(1)	2.75	40,000	0

(1)	The management unit options are scheduled to vest as to 50% on 12/31/2016, 75% on 12/31/2017, and 100% on 12/31/2018. Pursuant to the Merger Agreement, these management unit options will automatically vest and be exercised immediately prior to the consummation of the Business Combination. Each management unit option expires ten years after the grant date.

As of April 15, 2016, an aggregate of 1,752,500 Class C units of Limbach were issuable upon the exercise of outstanding management unit options under Limbach’s Management Unit Option Plan at a weighted average exercise price of $2.76 per unit. Such options will be automatically exercised immediately prior to the closing of the Business Combination.

Form of Business Combination

The Merger Agreement provides that at the effective time, Merger Sub will be merged with and into Limbach. Upon the consummation of the merger, Limbach will continue as the surviving corporation and will be a wholly owned subsidiary of 1347 Capital.

After completion of the Business Combination, assuming Proposals No. 2A – 2J are approved by 1347 Capital’s stockholders at the special meeting, 1347 Capital will be renamed “Limbach Holdings, Inc.” and expects to trade on The NASDAQ Global Market under the symbol “LMB.”

Business Combination Consideration

Please see the section entitled “The Merger Agreement — Consideration” for a description of the consideration to be paid in the Business Combination.

1347 Capital Stockholder Conversion Rights

Pursuant to 1347 Capital’s amended and restated certificate of incorporation, 1347 Capital is providing 1347 Capital’s public stockholders who vote on the Business Combination Proposal with the opportunity to convert their shares of 1347 Capital’s common stock into cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.00. Public stockholders must vote either for or against the Business Combination Proposal in order to exercise their conversion rights.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting his, her or its shares with respect to more than an aggregate of 20% of the public shares. Holders of 1347 Capital’s outstanding public warrants do not have conversion rights with respect to such warrants in connection with the Business Combination. The Sponsor and insiders have agreed to waive any conversion rights with respect to any insider shares and any public shares they may have acquired during or after 1347 Capital’s initial public offering in connection with the completion of the Business Combination. The insider shares will be excluded from the calculation used to determine the per-share conversion price. Currently, 1347 Capital’s Sponsor and insiders own approximately 22.2% of 1347 Capital’s issued and outstanding shares of common stock.

Potential Purchases of 1347 Capital Public Shares

The Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 1347 Capital’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that 1347 Capital’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. 1347 Capital does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of these purchases would be to increase the likelihood that the Business Combination is approved or to satisfy the requirement that conversions by stockholders do not cause 1347 Capital to have net tangible assets less than $5,000,001.

In addition, if such purchases are made, the public “float” of 1347 Capital’s common stock may be reduced and the number of beneficial holders of 1347 Capital’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of 1347 Capital’s securities on a national securities exchange.

Ownership of 1347 Capital Shares after the Business Combination

There are currently 5,948,000 shares of 1347 Capital’s common stock issued and outstanding, consisting of 4,600,000 public shares, 198,000 private shares and 1,150,000 insider shares. Pursuant to the Merger Agreement described herein, 1347 Capital has agreed to pay to the holders of membership interests and holders of options to acquire membership interests of Limbach consideration of an aggregate of $60 million, comprised of (a) between $35 million and $45 million in cash (the “Cash Consideration”), (b) between 1.5 million and 2.5 million shares of 1347 Capital’s common stock, par value $0.0001 per share (“Merger Shares”), and (c) up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50 (“Merger Warrants”). The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the Trust Account after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination.

It is anticipated that, upon completion of the Business Combination, 1347 Capital’s public stockholders will own approximately 63.4%, the Sponsor, insiders and their affiliates will own approximately 17.1% and former Limbach stockholders will own 18.8% of the outstanding common stock of the post-transaction company. These relative percentages assume that none of 1347 Capital’s public stockholders exercise their conversion rights in connection with the vote to approve the Business Combination. If the actual facts are different, the percentages set forth above will be different. Assuming the maximum number of shares of 1347 Capital’s common stock (2,600,000 shares) are converted as allowed under the Merger Agreement and 1347 Capital’s amended and restated certificate of incorporation, then 1347 Capital’s public stockholders will own approximately 38.6%, the Sponsor and its affiliates together with the insiders will own approximately 21.4%, and the former Limbach stockholders will own approximately 39.2% of the outstanding common stock of the post-transaction company. Both scenarios assume that there is approximately $46 million held in the Trust Account prior to taking into account any conversions, and account for the shares of 1347 Capital common stock issuable in connection with the automatic conversion of the outstanding 1347 Capital rights upon the consummation of the Business Combination. These percentages do not take into account (i) the shares of 1347 Capital common stock issuable upon the exercise of any warrants or options of 1347 Capital outstanding prior to the date of the Merger Agreement, (ii) the up to 666,667 Merger Warrants that may be issued to the former Limbach unit holders pursuant to the terms of the Merger Agreement, (iii) the up to 400,000 shares of Preferred Stock, each convertible at the holder’s election into 2.00 shares of 1347 Capital’s common stock at a conversion price of $12.50 per share, if issued and sold to the Sponsor, its affiliates or other investors identified by the Sponsor in the event that conversions of shares of 1347 Capital’s common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the Trust Account to less than $43 million, or (iv) the shares of 1347 Capital common stock issuable upon the exercise or conversion of such Merger Warrants or Preferred Stock.

The following table illustrates two scenarios of varying ownership levels based on the assumptions described above but assuming varying levels of conversions by 1347 Capital’s public stockholders:

	Scenario 1(1)	Scenario 2(2)
Public stockholders	63.4%	38.6%
Sponsor and insiders	17.1%	21.4%
Former Limbach stockholders	18.8%	39.2%

(1)	Scenario 1 — Reflects ownership percentages if no shares of 1347 Capital’s common stock are converted.
(2)	Scenario 2 — Reflects ownership percentages if the maximum number of the allowable number of shares under the Merger Agreement and 1347 Capital’s amended and restated certificate of incorporation are converted.

In addition, there currently are 5,398,000 warrants of 1347 Capital outstanding, consisting of 4,600,000 public warrants, 198,000 private warrants and 600,000 $15 Exercise Price Sponsor Warrants. Each public warrant and private warrant entitles the holder thereof to purchase one-half of one share of 1347 Capital’s common stock at a price of $11.50 per full share, subject to certain adjustments and each $15 Exercise Price Sponsor Warrant entitles the holder thereof to purchase one full share of 1347 Capital’s common stock at an exercise price of $15.00 per share. All of 1347 Capital’s outstanding warrants will become exercisable 30 days after the completion of the Business Combination. The public warrants and private warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation and the $15.00 Exercise Price Sponsor Warrants will expire seven years after the completion of the Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, 1347 Capital may redeem the outstanding warrants (except as described herein with respect to the private warrants and $15 Exercise Price Sponsor Warrants) in whole and not in part at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sale price of 1347 Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which 1347 Capital send the notice of redemption to warrant holders. The private warrants and $15 Exercise Price Sponsor Warrants are non-redeemable so long as they are held by the initial purchasers of such warrants or any of their permitted transferees.

Directors and Officers of 1347 Capital Following the Business Combination

As described elsewhere in this proxy statement/prospectus/information statement, including in “Management After the Business Combination,” certain of the members of Limbach’s board of managers and executive officers are expected to become the directors and executive officers of 1347 Capital upon the closing of the merger.

Effective Time of the Business Combination

The Business Combination is expected to be consummated no later than two business days following the satisfaction or waiver of the conditions described below under the subsection titled “The Merger Agreement — Conditions to the Closing of the Business Combination,” including the adoption of the Merger Agreement by the equityholders of Limbach and the approval by 1347 Capital’s stockholders of the Business Combination and the other proposals described in this proxy statement/prospectus/information statement.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by 1347 Capital and Limbach and specified in the certificate of merger. Neither 1347 Capital nor Limbach can predict the exact timing of the consummation of the merger.

Regulatory Requirements

In the United States, 1347 Capital must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of the Merger Shares, Merger Warrants and Class A Preferred Stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Business Combination

Holders of Limbach Membership Interests

The following discussion summarizes the U.S. federal income tax consequences of the Business Combination that are generally applicable to the holders of membership interests in Limbach. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing Treasury Regulations thereunder, and current administrative rulings and court decisions, all as of the date hereof and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of membership interests in Limbach as described herein. Such holders should be aware that this discussion does not deal with all U.S. federal income tax consequences that may be relevant to the individual holders in light of each holders’ particular circumstances, for example, for an interest holder who is a foreign person or entity, a partnership (including any entity treated as a partnership for U.S. federal income tax purpose) or a partners in such partnership an estate, a trust, a tax-exempt entity, a financial institution, an insurance company, a dealer in securities, a an interest holder who acquired Limbach membership interests in connection with a an option plan or otherwise in connection with the performance of services, or who is subject to the alternative minimum tax provisions of the Code. In addition, the following discussion does not address the tax consequences of the Business Combination or related transactions to holders of options to purchase Limbach membership interests. Furthermore, no foreign, state or local tax considerations are discussed herein.

For U.S. federal income tax purposes, it is expected that the Business Combination will be a taxable transaction, whereby the holders of membership interests in Limbach will be treated as selling their interests in exchange for the Cash Consideration, Merger Shares and Merger Warrants. In general, a holder of a membership interest in Limbach will recognize gain or loss to the extent of the difference between (i) the sum of the fair market value of the Cash Consideration, Merger Shares and Merger Warrants received by such holder, and (ii) the sum of such holder’s adjusted tax basis in the membership interests exchanged for the Cash Consideration, Merger Shares and Merger Warrants. In general, such gain or loss will be capital gain or loss, and will be short-term, long-term, or some combination of both, depending on the timing of the holder’s acquisition of their membership interests and contributions to Limbach.

Certain exceptions apply to the general characterization of gains or losses as capital gains or losses, including the recharacterization as ordinary income of gain attributable to certain “hot assets,” such as unrealized receivables. In addition, a portion of the gain, if any, may be taxed at a higher rate than the usual capital gain tax rates if it is attributable to any “recaptured” depreciation or other amount previously deducted by Limbach and allocated to the member. In addition, the gain, if any, realized by the holders of the membership interests in Limbach may also be subject to the 3.8% Medicare Tax if their investment in Limbach constitutes a passive activity or the gain otherwise constitutes investment income.

If a holder of a membership interest in Limbach realizes a loss from the Business Combination, such loss generally will be available to offset capital gain of such member from other sources or carried to a different taxable year to offset capital gain from such other taxable year.

1347 Capital and Stockholders

It is not expected that the Business Combination will give rise to any U.S. federal income tax liability for 1347 Capital or the 1347 Capital stockholders. However, if a 1347 Capital stockholder exercises its conversion rights to receive cash from the Trust Account in exchange for its shares of 1347 Capital, such stockholder will generally be required to recognize a gain or loss for U.S. federal income tax purposes upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of 1347 Capital’s common stock converted. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the conversion.

All stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the Internal Revenue Service, or IRS, and to each U.S. stockholder, and “backup withholding” with respect to certain payments made on or with respect to the shares. Backup withholding generally does not apply with respect to certain stockholders, such as corporations. Backup withholding will apply to a stockholder only if the stockholder (i) fails to furnish its taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed IRS Form W-9.

Information reporting and backup withholding may apply to the proceeds of a sale made within the United States or conducted through certain U.S. related financial intermediaries unless the payor receives the statement described above. Backup withholding is not an additional tax and may be refunded (or credited against the stockholder’s U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

1347 Capital has considered the provisions of Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”) in order to determine the following in regards to the Business Combination:

•	qualification of the transactions contemplated under the Merger Agreement as business combination pursuant to provisions of ASC 805;
•	identifying the accounting acquirer; and
•	identifying the accounting acquirer; and

Business Combination Qualification:

Pursuant to the provisions of ASC 805-10-25-1, “an entity shall determine whether a transaction or other event is a business combination by establishing whether the assets being acquired and liabilities being assumed constitute a business.” “Business” is defined under ASC 805-10-20 as “an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants.” ASC 805-10-55-4 further clarifies that “a business consists of inputs and processes applied to those inputs that have the ability to create outputs. Although businesses usually have outputs, outputs are not required for an integrated set to qualify as a business.” Based on these provisions of ASC 805, it is established that Limbach exhibits the characteristics identified above and constitutes a Business, and hence the transactions contemplated by the Merger Agreement qualify as a business combination under the provisions of ASC 805-10-25-1. Additionally, ASC 805-10-20 defines business combination as “a transaction or other event in which an acquirer obtains control of one or more businesses. Transactions sometimes referred to as true mergers or mergers of equals also are business combinations.” ASC 805-10-55 paragraphs 2 and 3 provide guidance as to various ways in which an acquirer might obtain control of an acquiree as well as various ways a business combination may be structured. 1347 Capital has considered these provisions of ASC 805 and determined that the transaction qualifies as a business combination.

Accounting Acquirer:

ASC 805-10-25-5 stipulates that “the guidance in the General Subsections of Subtopic 810-10 related to determining the existence of a controlling financial interest shall be used to identify the acquirer — the entity that obtains control of the acquiree. If a business combination has occurred but applying that guidance does not clearly indicate which of the combining entities is the acquirer, the factors in paragraphs 805-10-55-11 through 55-15 shall be considered in making that determination.” ASC 810-10-15-8 stipulates regarding controlling financial interest that “the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree.”

The current owners of 1347 Capital are expected to own a majority of the voting interest in the merged entity. The current stockholders of 1347 Capital are expected to own approximately 81% and 60% of the outstanding voting securities of the post-Business Combination company under no conversions from Trust Account and $26 million conversions from Trust Account scenarios. Furthermore, there is an absence of any mechanism for current owners of Limbach to control the governing body of the combined entity while the current owners of 1347 Capital are expected to exert control over electing such governing body via controlling majority of the voting interests post-merger. The accounting provisions under ASC 805 reference voting interests, hence options, warrants and Class A convertible Preferred Stock has been ignored in this analysis based on the fact that these instruments are expected to be out of the money at close of Business Combination and remain unexercised at Business Combination without any voting rights. Even if all dilutive securities are taken into account, the current owners of 1347 Capital are estimated to own voting control of the post-Business Combination company on a fully diluted basis.

Even though the 1347 Capital stockholders will have control over the combined entity, 1347 Capital also considered all of the provisions under paragraphs ASC 805-10-55-11 to 55-12 that stipulate that 1) “the acquirer usually is the entity that transfers the cash or other assets or incurs the liabilities,” 2) “the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity,” 3) “the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity,” and 4) “the acquirer usually is the combining entity whose former management dominates the management of the combined entity.”

As discussed, 1347 Capital is the entity transferring cash and equity for the stock of Limbach. The composition of the consideration varies depending on the number of stockholders of 1347 Capital which elect to redeem their shares, but in either scenario, cash is a significant portion of the consideration.

FdG (the current majority owner of Limbach) will nominate four directors of the post-Business Combination company, including Charles A. Bacon III, the CEO of Limbach. Of these four directors, three are expected to be independent. 1347 Capital will nominate two directors (Larry G. Swets, Jr. and Gordon G. Pratt), and there is no requirement for them to be independent, the expectation is that Mr. Swets will be an independent director. It has been conservatively assumed that Mr. Pratt will not be independent. One independent director will be nominated jointly by both FdG and 1347 Capital. Excluding the independent director to be jointly nominated by FdG and 1347 Capital, the nominations will require the vote of current 1347 Capital stockholders to be approved, hence the power to approve these nominations rests solely with current stockholders of 1347 Capital. Since FdG is only able to nominate directors and not influence their actual election to the board, FdG or Limbach are not considered as having ability to elect or appoint a majority of the members of the governing body of the combined entity.

Once directors are elected, removal of any or all directors can only be for cause and supported by an affirmative vote of majority of the voting power of the then outstanding shares entitled to vote, voting together as a single class. As 1347 Capital stockholders will own a majority of the shares under either scenario, they will be able to continue to exert control over removal of current or election of subsequent directors. Additionally, given the joint designation of the seventh independent director, we believe there is no clear balance in favor of pre-Business Combination owners of either 1347 Capital or Limbach in terms of ability to control the board committees that require independent members under the NASDAQ rules via controlling more independent members of the board of directors. Specifically, the audit and compensation committees are the only required committees under NASDAQ rules and require at least three and two independent board members, respectively. Given these minimum requirements, there is no clear control on committees of the board by either Limbach or 1347 Capital nominees.

Following completion of the Business Combination, the executive officers of Limbach will become the executive officers of post-Business Combination company and continue to be led by current Chief Executive Officer Charles A. Bacon, III and Chief Financial Officer John T. Jordan. The board of directors of 1347 Capital determined that it was in the best interests of the post-Business Combination company to retain the executive officers of Limbach given their experience and familiarity with the business and customers of Limbach. The board of directors of 1347 Capital has not and will not provide any special rights or powers to the executive officers of Limbach that would in any way conflict with or diminish the rights or powers of the board of directors of the post-Business Combination company.

ASC 805-10-55-13 states that “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings) is significantly larger than that of the other combining entity or entities.” 1347 Capital is a blank check company which primary operations have consisted of seeking an appropriate entity to acquire. The provisions of 805-10-55-13 are relevant in instances where the merger involves two operating entities. Since 1347 Capital has engaged in significant pre-Business Combination activities to conduct its investment strategy, it is not considered a public shell. As a result, the Business Combination of Limbach (an operating entity) and 1347 Capital should not be considered a reverse merger.

Given that ASC 805-10-25-5 stipulates that existence of “controlling financial interest” shall be used to identify the acquirer and that ASC 810-10-15-8 stipulates that majority voting interest generally constitutes controlling financial interest, we have given most weight to voting control of the combined entity in determining the accounting acquirer. ASC 805-10-25-5 further stipulates that the guidance in 805-10-55-11 through 55-15 (the senior management test and ability to elect governing body test) shall be considered if the controlling financial interest standard does not yield a clear conclusion regarding the accounting acquirer. Since the current 1347 Capital stockholders are expected to own the majority of the outstanding voting interests of the merged entity, the controlling financial interest standard clearly establishes the accounting acquirer, and hence the senior management standard and ability to elect the governing body standard becomes secondary to the controlling financial interest standard. Based on the preponderance of evidence discussed above, we have determined that 1347 Capital is the accounting acquirer.

Method of Accounting:

ASC 805-10-25-1 also provides that “an entity shall account for each business combination by applying the acquisition method.” Given that the transaction qualifies as a business combination, it will be accounted for under the acquisition method of accounting.

Under the acquisition method, the acquisition-date fair value of the purchase price paid by 1347 Capital to affect the Business Combination is allocated to the identifiable assets acquired (including identifiable intangible assets) and the liabilities assumed based on their estimated fair values, with any excess purchase price being recorded as goodwill. Management of 1347 Capital has made significant estimates and assumptions in determining the preliminary allocation of the gross purchase price transferred, including fair valuation of identifiable intangible assets, as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”. As such section has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, acquisition-related costs (such as advisory, legal, valuation and other professional fees) that are non-recurring are expensed. 1347 Capital expects to incur approximately $4.2 million of non-recurring acquisition-related costs in connection with the Business Combination.

Appraisal Rights

There are no appraisal rights available to 1347 Capital’s stockholders or Limbach’s securityholders in connection with the Business Combination.

THE MERGER AGREEMENT

This subsection of the proxy statement/prospectus/information statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto and is incorporated by reference herein. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

General

The Merger Agreement provides for the merger of a wholly-owned subsidiary of 1347 Capital (“Merger Sub”) with and into Limbach, with Limbach surviving the merger and continuing as a wholly-owned subsidiary of 1347 Capital.

Consideration

Pursuant to the Merger Agreement, 1347 Capital will pay to the holders of membership interests and holders of options to acquire membership interests of Limbach aggregate consideration of $60 million, comprised of:

•	between $35 million and $45 million in cash (the “Cash Consideration”);
•	between 1.5 million and 2.5 million shares of 1347 Capital’s common stock (“Merger Shares”); and
•	up to 666,667 warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50 (“Merger Warrants”)

The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the trust account holding the proceeds of 1347 Capital’s initial public offering (the “Trust Account”) after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination.

Under the Merger Agreement, each Merger Share has a nominal value of $10.00. The Merger Agreement does not include an adjustment mechanism for the total Cash Consideration, Merger Shares or Merger Warrants that Limbach’s equityholders will be entitled to receive for based on changes in the market price of 1347 Capital’s common stock or other securities. Accordingly, the market value of each Merger Share and Merger Warrant issued pursuant to the Merger Agreement could vary significantly from the market value of 1347 Capital’s common stock, warrants and other securities on the date of this proxy statement/prospectus/information statement or on the closing date of the Business Combination.

No fractional Merger Shares or Merger Warrants will be issuable pursuant to the Merger Agreement to Limbach’s equityholders. Instead, each Limbach equityholder who would otherwise be entitled to receive a fraction of a Merger Share or Merger Warrant shall receive, in lieu of such fractional share or warrant, one whole Merger Share or Merger Warrant, as the case may be.

The Merger Agreement provides that, at the effective time of the Business Combination, 1347 Capital will deposit with an exchange agent acceptable to 1347 Capital and Limbach, the Cash Consideration, the Merger Shares and Merger Warrants.

The Merger Agreement provides that the exchange agent will mail to each Limbach equityholder of record immediately prior to the effective time of the Merger a letter of transmittal and instructions for surrendering and exchanging such holder’s membership interests and options to acquire membership interests of Limbach. Upon the receipt of an executed letter of transmittal and any other required documentation after the effective time to the satisfaction of the exchange agent and the Limbach Holders’ Representative, the exchange agent will pay such Limbach equityholder the amount of consideration required to be paid to such holder in respect of such equity interest as described below in the sections entitled “Treatment of Limbach Options” and “Treatment of Limbach Membership Interests,” plus any dividends or other distributions declared or made after the effective time with respect to the Merger Shares or Merger Warrants with a record date after the effective time of the Merger, subject to the effect of escheat, tax or other applicable laws.

From and after the effective time of the Merger, until the delivery to the exchange agent of an executed letter of transmittal and any other required documentation, each membership interest of Limbach and each option to acquire a membership interest of Limbach will be deemed to represent only the right to the consideration described below in the sections entitled “Treatment of Limbach Options” and “Treatment of Limbach Membership Interests..”

Treatment of Limbach Options

Immediately prior to the closing, each outstanding, unexpired, unexercised option to purchase one or more membership interests of Limbach granted prior to the date of the Merger Agreement, whether or not then vested or exercisable, will be deemed to be vested and exercised for tax purposes and then immediately canceled pursuant to the terms of the Merger Agreement. All of such vested and exercised Limbach options that are “in-the-money” will be net-settled for a mixture of the Cash Consideration, Merger Shares and Merger Warrants. Limbach optionholders may elect to be substantially cashed-out (the “Cash-out Optionholders”) or participate pro rata with the holders of Limbach membership interests to the extent of the implied value of the membership interests underlying their respective options (the “Participating Optionholders”).

Options held by Cash-out Optionholders will be automatically converted into the right to receive:

•	an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less $1,000; and
•	100 Merger Shares, each with a nominal value of $10.00 per share.

Options held by Participating Optionholders will be converted into the right to receive:

•	a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders;
•	an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less the aggregate nominal value of Merger Shares issued to such Participating Optionholder (provided that such amount shall not be negative); and
•	a pro rata share of the Merger Warrants, if any;

Notwithstanding the foregoing, if the calculation of the cash portion payable to any Participating Optionholder would result in a negative number, then the Limbach Holders’ Representative will reduce and equitably reallocate to the holders of Limbach membership interests the Merger Shares and Merger Warrants that would otherwise be payable to such Participating Optionholder.

To make an effective election, each eligible Limbach optionholder must execute and deliver a letter of transmittal in the form required by the Limbach Holders’ Representative’s by such day prior to the effective time as directed by Limbach Holders’ Representative. Any eligible Limbach optionholder who does not timely deliver an executed letter of transmittal with an election will be deemed to have elected to be treated as Participating Optionholder.

At the effective time, the Limbach option plan will terminate and no Limbach optionholder or Limbach option plan participant shall have any rights thereunder, including, without limitation, any right to acquire any limited liability company interests of Limbach.

Treatment of Limbach Membership Interests

All membership interests of Limbach outstanding immediately prior to the effective time shall be converted into the right to receive:

•	a pro rata share of the Cash Consideration, after subtracting the aggregate cash amounts paid to the Cash-out Optionholders and the Participating Optionholders;
•	a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders; and
•	a pro rata share of the Merger Warrants, if any.

Notwithstanding the foregoing, if the calculation of the cash portion payable to any Participating Optionholder would result in a negative number, then the Limbach Holders’ Representative will reduce and equitably reallocate to the holders of Limbach membership interests the Merger Shares and Merger Warrants that would otherwise be payable to such Participating Optionholder.

Class A Preferred Stock

Under the Merger Agreement, 1347 Capital may be required to issue and sell to Sponsor, its affiliates or other investors identified by Sponsor, a number of shares of 1347 Capital Class A Preferred Stock. The number of Class A Preferred Shares to be issued and sold to (if any) Sponsor or its designees will be based upon the amount of cash remaining in the Trust Account after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination.

The terms of Class A Preferred Stock are discussed in the section entitled “Description of 1347 Capital Securities — Authorized and Outstanding Stock — Preferred Stock.”

Registration Rights

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unitholders or the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock.

Directors of 1347 Capital Following the Business Combination

Pursuant to the Merger Agreement, 1347 Capital has the right to designate two individuals from 1347 Capital’s current board of directors to be nominated for election to the board of directors of the post-Business Combination company, one of whom shall serve as a Class A Director and one of whom shall serve as a Class C director. FdG has the right to designate four individuals to be nominated for election to the board of directors of the post-Business Combination company:

•	one of whom shall be Charles A. Bacon, III to serve as a Class A director;
•	one individual to serve as an independent Class A director;
•	one individual who is neither a current member of Limbach’s board of directors nor currently employed by FdG, Limbach or their respective affiliates to serve as an independent Class B director; and
•	one individual to serve as an independent Class C director.

If the nominees are elected, then immediately following the consummation of the Business Combination, the directors of the 1347 Capital will be: Charles A Bacon, III, S. Matthew Katz, Norbert W. Young, David S. Gellman, Larry G. Swets, Jr., and Gordon G. Pratt. 1347 Capital anticipates that its current directors, Hassan R. Baqar, John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III and Thomas D. Sargent, to resign from their positions as directors, effective upon the closing of the Business Combination.

Additionally, following the consummation of the Business Combination, FdG and 1347 Capital will designate jointly one nominee for election to the board of directors, and the post-Business Combination directors, subject to their respective fiduciary duties, will elect such joint nominee to the board of directors of the post-Business Combination company.

Concurrently with the execution and delivery of the Merger Agreement, 1347 Capital entered into an employment agreement with Limbach’s current Chief Executive Officer, Charles A. Bacon, III, providing for Mr. Bacon’s employment as the Chief Executive Officer of 1347 Capital effective upon the consummation of the Business Combination. 1347 Capital expects that the remaining executive officers of Limbach prior to the consummation of the Business Combination will become executive officers of 1347 Capital following the consummation of the Business Combination.

See the sections entitled “Proposal No. 3 — Election of Directors to the Board,” “Agreements Relating to the Merger” and “Management After the Business Combination” for additional information.

Closing and Effective Time of the Business Combination

The Business Combination is expected to be consummated no later than two business days following the satisfaction or waiver of the conditions described below under the subsection titled “The Merger Agreement — Conditions to the Closing of the Business Combination,” including the adoption of the Merger Agreement by the equityholders of Limbach and the approval by 1347 Capital’s stockholders of the issuance of shares of 1347 Capital common stock, the Business Combination and the other proposals described in this proxy statement/prospectus/information statement.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by 1347 Capital and Limbach and specified in the certificate of merger. Neither 1347 Capital nor Limbach can predict the exact timing of the consummation of the merger.

Meetings of Stockholders

1347 Capital is obligated under the Merger Agreement to call, give notice of and hold a special meeting of its stockholders for the purposes of considering the issuance of shares of 1347 Capital common stock, the Business Combination and the other proposals described in this proxy statement/prospectus/information statement.

Limbach is obligated under the Merger Agreement to obtain written consents of its stockholders sufficient to adopt the Merger Agreement thereby approving the Business Combination and related transactions immediately upon the registration statement of which this proxy statement/prospectus/information statement forms a part being declared effective by the SEC.

“Material Adverse Effect”

Under the Merger Agreement, a “Material Adverse Effect” means any event, change, development, occurrence, condition or effect with respect to a person that has had a material and adverse effect on the business, financial condition or results of operations of such person, taken as a whole; provided, that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (b) changes in general legal, tax, regulatory, political or business conditions in countries in which the Person does business, (c) the negotiation, execution, announcement, pendency or performance of the Merger Agreement, any ancillary agreement or the consummation of Business Combination and the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (d) any failure of such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect has occurred; (e) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (f) general conditions (including market or economic conditions) in the industries in which such person operates (except to the extent the person suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such Person conducts business); (g) a change in the generally accepted accounting principles in the United States, as in effect from time to time, of a person, as applicable, or interpretations thereof; (h) earthquakes, hurricanes, floods, or other natural disasters; or (i) any action taken by a party at the written request or with the written consent of the other parties; provided further, in each of clauses (a), (b) and (e) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such person (as compared to other participants in the industry in which such person operates).

Conditions to Completion of the Business Combination

Each of 1347 Capital’s and Limbach’s obligation to consummate the Business Combination is subject to the satisfaction or waiver (where permissible) of the following:

•	the registration statement of which this proxy statement/prospectus/information statement forms a part must have been declared effective by the SEC;
•	the requisite vote of 1347 Capital’s stockholders to approve the issuance of shares of 1347 Capital common stock, the Business Combination and the other proposals described in this proxy statement/prospectus/information statement shall have been obtained;
•	the holders of a majority of the outstanding membership interests of Limbach shall have adopted and approved the Merger Agreement and the Business Combination;
•	there must not be any law or order of any governmental authority or court in effect preventing consummation of the Business Combination, in whole or in part; and
•	there must not be any action or legal proceeding pending seeking to restrain, prevent, change or delay the consummation of the Transaction, in whole or in part.

Conditions Precedent to 1347 Capital’s Obligations

In addition, the obligation of 1347 Capital to consummate the Business Combination is subject to the satisfaction or written waiver (where permissible) of the following conditions as of the closing date:

•	the representations and warranties of Limbach in the Merger Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all respects as of the closing date, as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of Limbach to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Limbach, Limbach’s subsidiaries or their respective businesses;
•	Limbach shall have performed and complied with, in all material respects, all of the covenants and agreements to be performed by it prior to or at the closing;
•	there shall not have been a Material Adverse Effect with respect to Limbach, Limbach’s subsidiaries or their businesses;
•	Limbach shall have delivered to 1347 Capital a certificate, dated as of the closing date, certifying that each of the aforementioned conditions is satisfied and as to certain other matters related to the consummation of the Business Combination, and certain certificates of good standing of Limbach and its affiliates;
•	Limbach shall have obtained certain consents from third parties and governmental authorities;
•	the amount of cash available for distribution from the Trust Account after the exercise of the conversion rights of the 1347 Capital’s stockholders in connection with the Business Combination shall not be less than $20,000,000;
•	the amount of cash available for distribution from the Trust Account after the exercise of the redemption and conversion rights of the 1347 Capital’s stockholders in connection with the Business Combination, when coupled with other financing mutually acceptable to 1347 Capital and Limbach shall be sufficient to fund the Cash Consideration and Merger Shares required to be delivered or paid pursuant to under the Merger Agreement (with a minimum of $35,000,000 in Cash Consideration);
•	Limbach and its affiliates shall have debt financing of at least $65,000,000, in the aggregate, from one or more sources on terms mutually acceptable to 1347 Capital and Limbach, with no less than $40,000,000 funded at the Closing;
•	the Employment Agreement shall be in full force and effect;
•	the FdG Voting Agreement shall be in full force and effect;
•	each Limbach equityholder shall have delivered to 1347 Capital a duly executed Stockholder Lockup Agreement;
•	each Limbach equityholder shall have delivered to 1347 Capital a duly executed Registration Rights Agreement;
•	the exchange agent agreement shall be in full force and effect;
•	Limbach shall have delivered to 1347 Capital evidence of the termination certain affiliate agreements; and
•	Limbach shall have delivered to 1347 Capital duly executed payoff letters of all outstanding indebtedness of Limbach and its subsidiaries (other than capitalized leases) that would effectuate the releases and discharges of all liens (other than certain permitted liens) on the assets and properties of Limbach and its subsidiaries.

Conditions Precedent to Limbach’s Obligations

In addition, the obligation of Limbach to consummate the Business Combination is subject to the satisfaction or written waiver (where permissible) of the following conditions as of the closing date:

•	all of the representations and warranties of 1347 Capital in the Merger Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all respects as of the closing date, as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of 1347 Capital to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on 1347 Capital;
•	1347 Capital and its subsidiaries shall have performed and complied with, in all material respects, all of the covenants and agreements to be performed by them prior to or at the closing;
•	there shall not have been a Material Adverse Effect with respect to 1347 Capital;
•	1347 Capital shall have delivered to Limbach a certificate, dated as of the closing date, certifying that each of the aforementioned conditions is satisfied and as to certain other matters related to the consummation of the Business Combination;
•	1347 Capital shall have issued and delivered the Cash Consideration, Merger Shares and Merger Warrants to the exchange agent;
•	the amount of cash available for distribution from the Trust Account after the exercise of the conversion rights of the 1347 Capital’s stockholders in connection with the Business Combination shall not be less than $20,000,000;
•	the amount of cash available for distribution from the Trust Account after the exercise of the redemption and conversion rights of the 1347 Capital’s stockholders in connection with the Business Combination, when coupled with other financing mutually acceptable to 1347 Capital and Limbach shall be sufficient to fund the Cash Consideration and Merger Shares required to be delivered or paid pursuant to under the Merger Agreement (with a minimum of $35,000,000 in Cash Consideration);
•	1347 Capital shall have delivered to each applicable Limbach Holder a duly executed Stockholder Lockup Agreement;
•	1347 Capital shall have delivered to each applicable Limbach Holder a duly executed Registration Rights Agreement; and
•	the exchange agent agreement shall be in full force and effect.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Limbach and 1347 Capital for a transaction of this type relating to, among other things:

•	corporate organization, qualification and power;
•	authority to enter into the Merger Agreement and the related agreements;
•	non-contravention of organizational documents of the parties and applicable law;
•	except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Business Combination would not contravene or require the consent of any third party or governmental authority;
•	capitalization and subsidiaries;
•	broker’s fees, commissions and other amounts due in connection with the Business Combination;
•	financial statements and absence of changes;
•	no undisclosed liabilities;

•	litigation, legal compliance and permits;
•	tax matters;
•	real property and personal property;
•	intellectual property; material contracts;
•	employees and employee benefit plans;
•	environmental, health and safety matters;
•	insurance;
•	bank accounts;
•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;
•	financial statements and with respect to 1347 Capital, documents filed with the SEC and the accuracy of information contained in those documents;
•	with respect to 1347 Capital, the valid issuance of the Merger Shares and Merger Warrants in connection with the Business Combination;
•	amounts held the Trust Account;
•	indebtedness;
•	affiliate transactions and certain business relationships;
•	information supplied for inclusion in SEC filings;

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of 1347 Capital and Limbach to consummate the Business Combination.

No Survival of Representations and Warranties or Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Merger Agreement will expire as of, and will not survive, the consummation of the Business Combination (except for certain covenants that will survive the consummation of the Business Combination as set forth in the Merger Agreement). Except in limited circumstances, if the Business Combination is completed, none of Limbach, 1347 Capital or any of their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives will have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the consummation of the Business Combination and no party to the Merger Agreement will have any post-closing indemnification obligations to the other party thereto.

No Solicitation

Each of Limbach and 1347 Capital has agreed to not, and to not permit its affiliates or its or their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives to, directly or indirectly:

•	solicit, initiate or encourage any inquiry, proposal, offer or contact from any person any acquisition proposal (other than as contemplated by the Merger Agreement or any ancillary agreement or or to effectuate the consummation of the Business Combination);
•	participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any acquisition proposal or any attempt to make an acquisition proposal;
•	approve or recommend, or propose to approve or recommend, any acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal;
•	enter into any agreement or agreement in principle requiring any Limbach, 1347 Capital or any of their respective affiliates to abandon, terminate or fail to consummate the Business Combination or breach its obligations under the Merger Agreement or any ancillary agreement; or
•	propose or agree to do any of the foregoing.

Additionally, each of Limbach and 1347 Capital has agreed to, and agreed to cause their affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives, representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, or any inquiry or proposal that may reasonably be expected to result in an acquisition proposal, and to immediately terminate all physical and electronic data room access previously granted to any person with respect to an acquisition proposal.

An “acquisition proposal” means any transaction involving

•	the sale of any equity interests, assets (other than the sale of inventory, equipment or other property in the ordinary course of business) or debt of Limbach, 1347 Capital or any of their respective affiliates; or
•	any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption or similar transaction or business combination involving the sale of control of the business or assets of Limbach, 1347 Capital or any of their respective affiliates.

Limbach and 1347 Capital have agreed that, notwithstanding the foregoing, Limbach, its affiliates, and their respective the directors, officers, managers, members, principals, employees and agents, shall be permitted to engage an investment banker or broker in connection with seeking an acquisition proposal, so long as no discussions or negotiations whatsoever are held by any such banker or broker with, and no communications, materials or solicitations are sent by any such banker or broker to, any third party concerning an acquisition proposal during such time period.

Covenants; Conduct of Business Pending the Merger

Except certain limited circumstances, from the date of the Merger Agreement through the earlier of the consummation of the Business Combination and the termination of the Merger Agreement, Limbach has agreed to use, and to cause its affiliates to use, commercially reasonable efforts to:

•	conduct themselves and their businesses in the ordinary course of business;
•	preserve intact their current their businesses, properties, physical facilities and operations, and their current business organizations, and keep available the services of their current officers, employees and agents;
•	maintain their relations and goodwill with suppliers, customers, lessors, licensors, lenders and key employees; and
•	not intentionally take any action, or fail to take any commercially reasonable action within their control, that would result in (subject to certain limited exceptions):
º	the disposition of any asset or property with a value in excess of $250,000;
º	any damage, destruction or loss to its assets or properties in excess of $100,000 that is not covered by insurance, subject to deductibles and policy limits;

º	the termination, amendment, modification or entry into any material contract outside the ordinary course of business, or the receipt of written notice regarding the acceleration, termination, modification or cancelation of any material contract;
º	the issuance, creation, incurrence or assumption of any indebtedness in excess of $100,000;
º	the forgiveness, cancellation, compromise, waiver, release or otherwise disposition of any indebtedness owed to it, or any right, power or claim, involving more than $100,000;
º	the issuance, sale, or other disposition or acquisition of any equity interest, or grant of any options, warrants or other rights to acquire any equity interest;
º	the declaration, setting aside, making or paying any dividend or distribution with respect to its equity interests;
º	the amendment or making of any change to any to their organizational documents;
º	the granting or the announcement any increase in salary or bonuses, any incentive award, bonus, severance or similar compensation or otherwise increasing the compensation or benefits payable or provided to any present or former employees and service providers, with a base salary in excess of $200,000 per annum;
º	the adoption, amendment or termination of any employee benefit plan or increasing the compensation or benefits provided under any employee benefit plan;
º	the granting of any equity or equity-based awards;
º	the making of any material commitment outside of the ordinary course of business and in excess of $100,000 for capital expenditures to be paid after the closing;
º	the failure to incur capital expenditures in accordance with any capital expense budget;
º	the institution of any material change in accounting principles, practices or methods, or cash management practices, the payment of payables or expenses or the accrual of liabilities;
º	the making, changing or rescission of any tax election, the settlement of any material tax liability or the amendment of any tax return, or the entry into any other transaction that would have the effect of materially increasing tax liabilities or materially reducing any tax assets in respect of any taxable period ending after the most recent fiscal year end;
º	the entry into any material transaction with any affiliate;
º	the making of a material loan or advance to any person, other than advances to employees for business expenses or employee benefits to be incurred in the ordinary course of business or transactions with customers on credit in the ordinary course of business;
º	the entry into any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties in any manner with any person;
º	the commencement or settlement of certain material action or proceeding;
º	the revaluation of, in any material respect, any material assets or properties, including writing off notes or accounts receivable;
º	the abandonment, lapse, transfer or licensing any person any material rights to any material intellectual property; or
º	an agreement, commitment or entry into any contract to do any of the foregoing.

Other Pre-Closing Covenants

From the date of the Merger Agreement through the earlier of the consummation of the Business Combination and the termination of the Merger Agreement, 1347 Capital and Limbach have agreed to, and to and cause their respective affiliates to:

•	use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Business Combination, including the execution and delivery of all documents and instruments which are necessary, proper or advisable in connection with the Business Combination;
•	use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to cause the satisfaction, but not waiver, of all closing conditions;
•	use all commercially reasonable efforts to obtain all consents or permits required to be obtained or made, and to avoid any action or actions and proceedings with governmental authorities, in connection with the authorization, execution and delivery of Merger Agreement and the consummation of the Business Combination;
•	use all commercially reasonable efforts to make, as promptly as practicable, all necessary filings and submissions required under applicable law;
•	cooperate in connection with the making filings or giving of notices, including providing all information and copies of all such non-proprietary documents to the non-filing party as its advisors may reasonably request, and if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith;
•	cooperate with the other parties and their counsel and provide such testimony and access to its books and records as shall be necessary or desirable in connection with the contest or defense against any action or other proceeding concerning any transaction contemplated by the Merger Agreement or any event, fact, circumstance, occurrence or transaction on or prior to the closing of the Business Combination;
•	prepare, as promptly as reasonably practicable, a registration statement of which this proxy statement/prospectus/information statement forms a part, and to use commercially reasonable efforts to have such registration statement declared effective as promptly as practicable after such filing;
•	to inform promptly the other parties if they discover or become aware of any event, fact or circumstance which should be set forth in an amendment or a supplement to any 1347 Capital filing with the SEC so that such filing would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;
•	cooperate in connection with preparing and disseminating any required amendment or supplement any 1347 Capital filing with the SEC;
•	prepare a mutually agreeable press release announcing the consummation of the Business Combination;
•	enter into amended and restated registration rights agreement for the registration of the Merger Shares, the shares of common stock underlying the Merger Warrants, if any, and the shares of common stock underlying the Class A Preferred Stock, if any;
•	and to cause their affiliates and its and their respective officers, employees, and advisors, including legal and accounting advisors to, provide all cooperation and information that that is reasonably necessary and customary in connection with preparation of investor presentations related to the Business Combination and be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances;

•	and to cause their affiliates to, use commercially reasonable efforts to satisfy the condition precedent that Limbach and Limbach’s affiliates have debt financing from one or more sources of at least $65,000,000, in the aggregate, with no less than $40,000,000 funded at the Closing.

Each of Limbach and 1347 Capital have agreed to, and agreed to cause its respective affiliates to, keep confidential all information disclosed by any party pursuant to Merger Agreement in accordance with the confidentiality agreement, dated December 17, 2015, between 1347 Capital and Limbach.

Additionally, each of 1347 Capital and Limbach have agreed to provide prompt written notice of any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement under the Merger Agreement, or any event, fact or circumstance that:

•	would reasonably be expected to cause any of their representations and warranties to become untrue or misleading or which would affect its ability to consummate the Business Combination;
•	would have been required to be disclosed under the Merger Agreement had it existed or been known on the date of the Merger Agreement;
•	gives it reason to believe that any of the conditions to closing of the Business Combination would reasonably be expected not to be satisfied; or
•	is of a nature that is or would reasonably be expected to result in a Material Adverse Effect.

1347 Capital and Limbach have agreed to supplement or amend their respective disclosure schedules with respect to matters arising or discovered after the date of the Merger Agreement. To the extent such supplement or amendment relates to any matter occurring or arising on or after the date of the Merger Agreement, then such supplement or amendment shall not in and of itself form the basis of a claim for a breach hereunder, but may be considered for purposes of determining the satisfaction of the conditions precedent to the parties obligations.

Additional Limbach Pre-Closing Covenants

From the date of the Merger Agreement through the earlier of the consummation of the Business Combination and the termination of the Merger Agreement in accordance with its terms, Limbach and its affiliates are required to:

•	as promptly as practicable, seek and use commercially reasonable efforts to obtain certain governmental and third party consents necessary to consummate the Business Combination;
•	provide to 1347 Capital, 1347 Capital’s affiliates and their respective representatives access to key personnel, books, records, facilities, properties, customers, suppliers, records, contracts, documents and data of Limbach, Limbach’s affiliates and the Business;
•	refrain from purchasing or selling any securities of 1347 Capital while in possession material nonpublic information, communicating material nonpublic information to any other person, taking any action with respect to 1347 Capital or its securities that would violate any securities laws, or causing or encouraging any person to do any of the foregoing;
•	provide to 1347 Capital, as promptly as reasonably practicable, all information concerning the Limbach equityholders and Limbach and its affiliates, and each of their respective businesses, management, operations and financial condition that is reasonably required to be included in any 1347 Capital filing with the SEC;
•	make available to 1347 Capital their directors, officers, managers and employees in connection with the drafting of the registration statement of which this proxy statement/prospectus/information statement forms a part and any other 1347 Capital filings and responding in a reasonably timely manner to comments thereto from the SEC;
•	Terminate certain related party agreement by and among Limbach and its affiliates at or prior to the closing of the Business Combination;

•	submit Limbach’s equityholders the Merger Agreement and the Business Combination for adoption and approval by written consent immediately following the effectiveness of the registration statement of which this proxy statement/prospectus/information statement forms a part, and to use commercially reasonable efforts to obtain, as promptly as practicable, the adoption and approval of the Merger Agreement and the Business Combination by the holders of a majority of the membership interests of Limbach; and
•	upon receipt of the consent and approval more than fifty percent (50%) of the then outstanding Limbach membership interests, send a written notice to the holders of Limbach membership interests who did not consent or approve the Merger Agreement and the Business Combination, informing them that the Merger Agreement and the Business Combination where adopted and approved.

1347 Capital Pre-Closing Covenants

From the date of the Merger Agreement through the earlier of the consummation of the Business Combination and the termination of the Merger Agreement in accordance with its terms, 1347 Capital and its affiliates are required to:

•	cooperate in all reasonable respects with Limbach and Limbach’s affiliates in obtaining all such consents prior to the Closing; provided, 1347 Capital and its affiliates shall not be required to (i) agree to pay any amount or undertake any obligation to a third party in exchange for any consent or permit, or (ii) litigate, pursue or defend against any proceeding (including any temporary restraining order or preliminary injunction) challenging the Business Combination, in whole or in part;
•	make all necessary filings with respect to the Business Combination under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder;
•	file the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, as soon as practicable with the SEC and mail or deliver such registration statement to its stockholders;
•	include in proxy statement/prospectus/information statement the recommendation of 1347 Capital’s board of directors that the stockholders of 1347 Capital vote in favor of the adoption of the Merger Agreement and an the other matters to be approved by such stockholders (provided, however, that the 1347 Capital’s board of directors may withdraw or modify such recommendation if the they determine in good faith, after consultation with counsel, that failure to do so could be inconsistent with their fiduciary obligations under applicable law);
•	use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Merger Shares and shares of common stock underlying the Merger Warrants to be issued under the Merger Agreement will be registered and approved for listing on the NASDAQ stock market, subject to official notice of issuance;
•	take all such steps as may be required to cause any acquisitions of the Merger Shares and Merger Warrants by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to 1347 Capital, to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•	provide commercially reasonable assistance and cooperation to Limbach and Limbach’s affiliates connection with the arrangement of such debt financing required as a condition precedent to the closing of the Business Combination, including attending meetings, presentations, and due diligence sessions with prospective financing sources, preparing materials for rating agency, lender and investor presentations, and assisting in the preparation of all agreements; and
•	form Merger Sub as a Delaware limited liability company, and take, or cause to be taken, all requisite action for and on behalf of Merger Sub as is necessary to approve and adopt the Merger Agreement, the ancillary documents which Merger Sub will be a party, and the Business Combination.

Other Agreements

Upon the consummation of the Business Combination, 1347 Capital and Limbach have agreed:

•	to, and to cause each of their respective affiliates to take such further actions and execute and deliver such further documents and instruments as may be required or reasonably requested by any party to consummate fully the Business Combination and to effect the other purposes of the Merger Agreement;
•	to consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions; and
•	that the transaction expenses of each party will be paid or reimbursed by 1374 Capital, first, from any remaining funds in the Trust Account and thereafter from the working capital of 1347 Capital or its subsidiaries.

Additionally, 1347 Capital has agreed:

•	to cause Limbach and its subsidiaries to perform and discharge their respective indemnification or exculpation obligations existing as of the date of the Merger Agreement in favor of the managers, directors, officers, employees and agents of Limbach and its subsidiaries with respect to any matters occurring prior to the closing date;
•	not to repeal, amend or modify the indemnification, liability limitation or exculpation provision in the organizational documents of Limbach or any of Limbach’s subsidiaries following the closing of the Business Combination in any manner that would adversely affect the rights of individuals who, on or prior to such closing, were managers, directors, officers, employees or agents of Limbach or Limbach’s subsidiaries;
•	to maintain, for a period of six (6) years after the closing, director and officer liability insurance providing coverage for the former, current and future managers, directors, officers, employees and agents of 1347 Capital, Limbach and each of their respective subsidiaries at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies Limbach and its subsidiaries; and
•	to enter into customary indemnification agreements with each of the Covered Persons providing for rights in favor of such persons at least as favorable as the foregoing rights.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the closing as follows:

•	by mutual written consent of each 1347 Capital and Limbach;
•	by either 1347 Capital or Limbach, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on July 21, 2016; provided, that, if the last day upon which 1347 Capital must complete a business combination or liquidate pursuant to its organizational documents is extended by 1347 Capital’s Stockholders prior to such date, then such termination date will be extended through the earlier of (i) such extended date and (ii) September 9, 2016;
•	by 1347 Capital or Limbach, if the special meeting has been held and completed and the vote of 1347 Capital stockholders necessary to approve the Business Combination shall not have been obtained;
•	by 1347 Capital or Limbach, if any final and nonappealable law or order is enacted, issued, promulgated, enforced or entered permanently restraining, enjoining or otherwise prohibiting the Business Combination, in whole or in part;
•	by 1347 Capital or Limbach, if Limbach fails to obtain a commitment with respect to the debt financing sufficient to satisfy the financing condition precedent immediately prior to the special meeting;

•	by 1347 Capital:
º	if Limbach breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement (or any representation or warranty of Limbach becomes untrue) such that the any condition precedent would not be satisfied as of the time of such breach (the time such representation or warranty became untrue), and such breach is not cured or is incapable of being cured within thirty (30) days after notice thereof is provided by 1347 Capital (provided, that 1347 Capital is not in material breach of its obligations under this Agreement); or
º	if there has been a Material Adverse Effect with respect to Limbach that is not cured or is incapable of being cured within thirty (30) days after notice thereof is provided by 1347 Capital; or
•	by Limbach:
º	if the 1347 Capital’s common stock is no longer listed on the NASDAQ Stock Market;
º	if 1347 Capital breaches any representation, warranty, covenant or agreement set forth in this Agreement (or if any representation or warranty of 1347 Capital becomes untrue) such that the conditions precedent to Limbach’s obligations to consummate the Business Combination would not be satisfied as of the time of such breach (or the time such representation or warranty became untrue), and such breach is not cured or is incapable of being cured within thirty (30) days after notice thereof is provided by Limbach Holders’ Representative (provided, that Limbach is not in material breach of its obligations under this Agreement); or
º	if there has been a Material Adverse Effect with respect to 1347 Capital that is not cured or is incapable of being cured within thirty (30) days after notice thereof is provided by Limbach to 1347 Capital.

Termination Fee

No fee shall be payable by either 1347 Capital or Limbach upon the termination of the Merger Agreement in accordance with its terms.

Amendment

The Merger Agreement may be amended by the parties at any time, except that after the Merger Agreement has been adopted and approved by the equityholders of 1347 Capital or Limbach, no amendment which by law requires further approval by the equityholders of 1347 Capital or Limbach, as the case may be, shall be made without such further approval.

AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Employment Agreement

Concurrently with the signing of the Merger Agreement on March 23, 2016, we entered into an employment agreement with Mr. Bacon (the “Employment Agreement”), to be effective upon consummation of the Business Combination and to expire on the third anniversary thereof unless extended or terminated pursuant to the terms of the Employment Agreement. Mr. Bacon’s employment agreement provides for an annual base salary of $600,000, subject to annual increases as determined by our Board. Mr. Bacon will be entitled, upon achieving certain performance goals to be determined by our Board, to an annual bonus in an amount determined by the Board not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon is also expected to be entitled to receive severance benefits if his employment is terminated either by 1347 Capital without “Cause,” as defined in the Employment Agreement, or by Mr. Bacon with “Good Reason,” as defined in the Employment Agreement, subject to execution of a full release in favor of 1347 Capital and its subsidiaries. The terms of such severance arrangement are described under “Potential Payments Upon Termination or Change of Control.”

The continued effectiveness of the Employment Agreement is a condition precedent to the obligations of 1347 Capital to consummate the Business Combination.

FdG Voting and Lockup Agreement

On March 25, 2016, 1347 Capital and FdG entered into a Voting and Lockup Agreement (the “Voting Agreement”). Under the Voting Agreement, FdG has covenanted, among other things, to vote its Limbach membership interests in favor of approval of the Business Combination and the transactions contemplated thereby. FdG has also agreed, subject to certain exceptions, not to sell or transfer its Limbach membership interests, or any voting rights with respect thereto, until the earlier of the termination of the Merger Agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the Voting Agreement, each acquirer of such Limbach membership interest must agree in writing to be bound by the terms and provisions of the Voting Agreement.

FdG currently owns approximately 80% of the outstanding membership interest of Limbach. Following the effectiveness of the registration statement of which this proxy statement/prospectus/information statement forms a part, FdG will execute an action by written consent of the Limbach unit holders, referred to herein as the “written consent,” adopting the Merger Agreement and thereby approving the Business Combination. As a result, holders of a sufficient number of units of membership interests of Limbach required to adopt the Merger Agreement and approve the Business Combination will adopt the Merger Agreement and approve the Business Combination and no meeting of Limbach members will be held therefor. Nevertheless, all Limbach unit holders will have the opportunity to elect to approve the Business Combination and adopt the Merger Agreement and the transactions contemplated thereby by returning to Limbach a signed written consent.

The continued effectiveness of the Voting Agreement is a condition precedent to the obligations of 1347 Capital to consummate the Business Combination.

Stockholder Lockup Agreements

Pursuant to the Merger Agreement, the first 1.5 million Merger Shares (the “Lockup Shares”) issued to the Limbach equityholders will be subject to certain restrictions on the transfer of such Merger Shares following the closing of the Business Combination. As a condition precedent to the delivery of Merger Shares to the Limbach equityholders in exchange for their Limbach options and/or membership interests conditioned upon the execution and delivery by such Limbach equityholders of lockup agreements.

Under these lockup agreements, the Limbach equityholders receiving Merger Shares will covenant, subject to certain limited exceptions, not to sell:

•	50% of the Lockup Shares held by such holder until the earlier to occur of (i) the first anniversary of the closing, or (ii) if the last sales price of 1347 Capital’s shares exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after closing, the last day of such 30-trading day period; and
•	the remaining Lockup Shares until the first anniversary of the closing.

Amended and Restated Registration Rights Agreement

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unit holders or the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

We are asking 1347 Capital’s stockholders to approve and adopt the Merger Agreement (and the related agreements, including as described below). 1347 Capital’s stockholders should read carefully this proxy statement/prospectus/information statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus/information statement. Please see “The Business Combination,” “The Merger Agreement” and “Agreements Related to the Business Combination” herein for information relating to this proposal and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction, and Nasdaq Listing Rule 5635(b) requires stockholder approval where the issuance of securities will result in a change of control. 1347 Capital intends to issue between approximately 1.5 million and 2.5 million shares of 1347 Capital’s common stock, or approximately between 25.22% and 42.03% of 1347 Capital’s 5,948,000 currently outstanding shares of common stock, in the Business Combination (assuming no conversions of 1347 Capital’s public shares and no additional issuances of 1347 Capital’s common stock). Therefore, 1347 Capital is required to obtain the approval of its stockholders under both Nasdaq Listing Rules 5635(a) and 5635(b).

Our amended and restated certificate of incorporation provides that 1347 Capital may consummate the Business Combination only if a majority of 1347 Capital’s outstanding shares of common stock voted at the meeting to approve the Business Combination are voted for the approval of the Business Combination.

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur.

The Merger Agreement will be approved and adopted if the holders of at least a majority of the outstanding shares of 1347 Capital’s common stock voted at the special meeting of stockholders vote “FOR” the Business Combination Proposal.

As of the record date, 1347 Capital’s insiders have agreed to vote the insider shares and any other shares held by them in favor of the Business Combination. The insiders have not purchased any public shares.

Recommendation of the Board

1347 CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 1347 CAPITAL’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2A – 2J — THE CERTIFICATE PROPOSALS

Assuming the Business Combination Proposal is approved, 1347 Capital’s stockholders are also being asked to approve the second amended and restated certificate of incorporation (the “proposed certificate”). The proposed certificate is required pursuant to the terms of the Merger Agreement, and in the judgment of 1347 Capital’s board of directors, the proposed certificate is necessary to adequately address the post-Business Combination needs of 1347 Capital.

The 10 Certificate Proposals that we are asking our stockholders to approve in connection with the Business Combination consist of the following amendments to our amended and restated certificate of incorporation, each of which would be effected by the filing of the proposed certificate: (i) Proposal 2A — to change our name to Limbach Holdings, Inc. and remove certain provisions related to our status as a blank check company, among other things; (ii) Proposal 2B — to increase the number of authorized shares from 11,000,000 to 101,000,000, of which 100,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share; (iii) Proposal 2C — authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock; (iv) Proposal 2D — to specify that the number of directors of 1347 Capital will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock; (v) Proposal 2E — to provide that stockholders may not act by written consent; (vi) Proposal 2F — to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board; and (vii) Proposal 2G — to elect for the Company to not be subject to Section 203 of the DGCL; (viii) Proposal 2H — to adopt Delaware as the exclusive forum for certain stockholder litigation, as summarized in the table below; (ix) Proposal 2I — to provide that the corporate opportunity doctrine will apply to 1347 Capital’s officers or directors and their affiliates; (x) Proposal 2J — to provide that a minimum of  2/3 of the outstanding shares of capital stock of 1347 Capital will be required to amend the proposed certificate.

Each of the Certificate Proposals is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, none of the Certificate Proposal will have any effect. Approval of each of the Certificate Proposals is a condition to the completion of the Business Combination. If any of the Certificate Proposals is not approved, the Business Combination will not occur.

We are required by Delaware law to obtain the approval of holders of a majority of 1347 Capital’s outstanding shares to amend 1347 Capital’s certificate of incorporation. The tables set forth under Proposals 2A to 2J below set forth a summary of the material differences between 1347 Capital’s current certificate of incorporation and the proposed certificate as well as 1347 Capital’s board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B and is incorporated by reference herein. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Proposal 2A — Change of Name and Removal of Blank Check Company Provisions

This proposal is to amend our amended and restated certificate of incorporation to change our name to Limbach Holdings, Inc., remove certain provisions related to our status as a blank check company and otherwise make certain minor revisions to the amended and restated certificate of incorporation that the board of directors deem desirable, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Name	Our current certificate provides that our name is “1347 Capital Corp.”	The proposed certificate provides that our name is “Limbach Holdings, Inc.”	The change in name will reflect the identity of our business following the consummation of the Business Combination.
Purpose	Our current certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL and that, in addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company possesses and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.	The proposed certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The provision that refers to effecting a business combination relates to the operation of the Company as a blank check company prior to the consummation of a business combination, and will not be applicable after the Closing. Accordingly, our board of directors believes that it will serve no further purpose and will be confusing.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Blank Check Company Provisions	The current certificate sets forth various provisions related to 1347 Capital’s operations as a blank check company prior to the consummation of an initial business combination	The proposed certificate does not include these blank check company provisions because, upon consummation of the Business Combination, 1347 Capital will cease to be a blank check company. In addition, the provisions requiring that the proceeds from 1347 Capital’s initial public offering be held in a trust account until a business combination or liquidation of 1347 Capital and the terms governing 1347 Capital’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.	The provisions that are specific to a blank check company will not be applicable after the Closing. Accordingly, 1347 Capital’s board of directors believes that they will serve no further purpose and will be confusing.
Cumulative Voting of Common Stock	The current certificate is silent on cumulative voting of common stock.	The proposed certificate prohibits cumulative voting of common stock.	The proposed prohibition against cumulative voting allows the election of directors to better serve all, rather than a segment of, stockholders of 1347 Capital.

Proposal 2B — Increase the Number of Authorized Shares

This proposal is to amend our amended and restated certificate of incorporation to increase the number of authorized shares that the Company may issue, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Authorized Shares	The current certificate provides that the total number of authorized shares of all classes of stock is 11,000,000, of which 10,000,000 are designated to be common stock, par value $0.0001 per share, and 1,000,000 are designated to be preferred stock, par value $0.0001 per share.	Under the proposed certificate, 1347 Capital will be authorized to issue up to 101,000,000 shares, of which 100,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share.	The increase in authorized shares will allow 1347 Capital to retain significant additional authorized share capital following the consummation of the Business Combination.

Proposal 2C — Authorization of the Board or any Authorized Committee of the Board to issue Preferred Stock

This proposal is to amend our amended and restated certificate of incorporation to authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Issuance of Preferred Shares	The current certificate provides that the board of directors is granted the authority to issue preferred stock.	Under the proposed certificate, the board of directors or any authorized committee thereof is granted the authority to issue preferred stock.	The board believes that the grant of authority to committees to authorize additional shares of preferred stock may allow the board to: raise additional capital through the sale of securities; acquire another company or its business or assets in exchange for shares of preferred stock; establish strategic relationships with corporate partners who are compensated with shares of preferred stock; provide equity incentives to employees, officers or directors or; pursue other matters as it deems appropriate.

Proposal 2D — Number and Election of Directors

This proposal is to amend our amended and restated certificate of incorporation to specify that the number of directors of the post-Business Combination company will be fixed by resolution of the board of directors, acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock, all as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Number of Directors	The current certificate is silent with respect to the number of directors of 1347 Capital. This provision is currently governed by the bylaws of 1347 Capital.	Under the proposed certificate, the number of directors of 1347 Capital will be fixed by resolution of the board of directors, acting by not less than a majority vote of the directors then in office.	The proposed change helps to harmonize the bylaws with the proposed certificate.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Removal of Directors	The current certificate is silent with respect to the process of removing directors of 1347 Capital.	Under the proposed certificate, 1347 Capital’s directors may be removed from office at any time, but only for cause and only by an affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of 1347 Capital entitled to vote.	Limiting the circumstances in which a director may be removed from office is a prudent corporate governance measure to reduce the sudden or opportunistic challenges to the board of directors.
Election of Directors	The current certificate is silent with respect to the election of directors by holders of preferred stock.	Under the proposed certificate, if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock.	The board of directors believes that restricting the authority of directors nominated and elected by holders of 1347 Capital’s preferred stock is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the board of directors without the support of the then incumbent board of directors.

Proposal 2E — Stockholder Action by Written Consent

This proposal is to amend our amended and restated certificate of incorporation to provide that stockholders may not act by written consent.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Stockholder Action by Written Consent	The current bylaws of 1347 Capital provide that stockholders may act by written consent in lieu of a meeting unless otherwise provided by the certificate.	Under the proposed certificate, stockholders may not act by written consent.	The board of directors believes that prohibiting corporate action without a meeting is a prudent corporate governance measure to persuade a party making an unsolicited bid for 1347 Capital to negotiate with the board to reach terms that are fair and in the best interests of all stockholders and to prevent hostile bidders from taking actions that are contrary to the best interests of the stockholders as a whole.

Proposal 2F — Special Meetings of the Stockholders

This proposal is to amend our amended and restated certificate of incorporation to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Special Meetings of the Stockholders	The current bylaws of 1347 Capital provide that special meetings of the stockholders of 1347 Capital may be called at any time for any purpose only by the Chairman of the Board, Chief Executive Officer or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.	Under the proposed certificate, special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of 1347 Capital or the board pursuant to a resolution adopted by the board.	The change is intended to require that the board of directors determine whether to call a special meeting of stockholders, and to clarify that only a majority of the full board has the authority to call a special meeting.

Proposal 2G — Opt Out of Section 203

This proposal is to amend our amended and restated certificate of incorporation to elect for the Company to not be subject to Section 203 of the DGCL, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Section 203	The current certificate is silent with respect to 1347 Capital’s treatment under Section 203 of DGCL.	1347 Capital expressly elects out of treatment under Section 203 of the DGCL.	The board believes that if 1347 Capital opts out of Section 203, it will increase the flexibility for 1347 Capital to sell an interest of between 15% and 85% in voting power of its authorized voting stock to a third party. If the opt out provision is approved and becomes effective, an acquiring company would not be subject to the restrictions on business combinations set forth in Section 203.

Proposal 2H — Exclusive Forum Provision

This proposal is to amend our amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Exclusive Forum Provision	The current certificate is silent with respect to an exclusive forum provision.	Under the proposed certificate, 1347 Capital selects the the Court of Chancery of the State of Delaware as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the proposed certificate or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine.	This amendment is intended to assist 1347 Capital in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. 1347 Capital’s board of directors believes that the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs-savings in the resolution of such claims. 1347 Capital’s board of directors further believes that Delaware courts are best suited to address disputes involving such matters given that 1347 Capital is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. The board of directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions.

Proposal 2I — Opt-in to Corporate Opportunity Doctrine

This proposal is to amend our amended and restated certificate of incorporation to provide that the corporate opportunity doctrine will apply to 1347 Capital’s officers or directors and their affiliates, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Corporate Opportunity Doctrine	The current certificate provides that the corporate opportunity doctrine will not apply to 1347 Capital’s officers or directors or their affiliates where the applications of such doctrine would conflict with any fiduciary duties or contractual obligations that they may have as of the date of the certificate’s filing.	The proposed certificate removes the provision with respect to the corporate opportunity doctrine.	The removal of the corporate opportunity doctrine is consistent with the board’s belief that the imminent consummation of the Merger makes the strictures of such provision unnecessary and that its absence will not jeopardize the continued stable operation of 1347 Capital.

Proposal 2J — Amendments to Certificate

This proposal is to amend our amended and restated certificate of incorporation to provide that a minimum of  2/3 of the outstanding shares of capital stock of 1347 Capital will be required to amend the proposed certificate.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Amendments to the Certificate	The current certificate is silent with respect to amendments to the certificate.	Under the proposed certificate, amendments require the approval of holders of not less than 2/3 of the outstanding shares of 1347 Capital’s stock.	The board of directors believes that increasing the percentage of voting power required to amend or repeal the specified provisions of the proposed charter is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could take action to change the proposed certificate in a manner that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of 1347 Capital without the support of the then incumbent board of directors.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of 1347 Capital’s common stock is required to approve each of the Certificate Proposals. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against each of the Certificate Proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 1347 CAPITAL’S STOCKHOLDERS VOTE “FOR” EACH OF THE CERTIFICATE PROPOSALS.

PROPOSAL NO. 3 — ELECTION OF DIRECTORS TO THE BOARD

1347 Capital’s board of directors is currently divided into three classes, Classes A, B and C, with each class having a term of three years. If the Certificate Proposals are approved, the proposed certificate will continue the classified structure of the board of directors as follows: Class A directors shall have a term expiring at 1347 Capital’s first annual meeting of stockholders following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death; Class B directors shall have a term expiring at 1347 Capital’s second annual meeting of stockholders following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death; and Class C directors shall have a term expiring at 1347 Capital’s third annual meeting of stockholders following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death.

Pursuant to the Merger Agreement, 1347 Capital has the right to designate two individuals from 1347 Capital’s current board of directors to be nominated for election to the board of directors of the post-Business Combination company, one of whom shall serve as a Class A Director and one of whom shall serve as a Class C director. FdG has the right to designate four individuals to be nominated for election to the board of directors of the post-Business Combination company: (i) one of whom shall be Charles A. Bacon, III to serve as a Class A director; (ii) one individual to serve as an independent Class A director; (iii) one individual who is neither a current member of Limbach’s board of directors nor currently employed by FdG, Limbach or their respective affiliates to serve as an independent Class B director; and (iv) one individual to serve as an independent Class C director. Additionally, FdG and 1347 Capital have the right to designate jointly one individual to be nominated for election to serve as a Class C director.

Pursuant to the Merger Agreement, the following nominees have been nominated for election, each to take office immediately upon the closing of the Business Combination. The biographical information of each of the following is set forth in the section “Management After the Business Combination.”

•	Charles A. Bacon, III as a Class A director
•	David S. Gellman as a Class A director
•	Larry G. Swets, Jr. as a Class A director
•	Norbert W. Young as a Class B director
•	S. Matthew Katz as a Class C director
•	Gordon G. Pratt as a Class C director

We anticipate that Hassan R. Baqar, John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III and Thomas D. Sargent will resign from their positions as directors, effective upon the closing of the Business Combination.

Following the consummation of the Business Combination, FdG and 1347 Capital will designate jointly the seventh nominee for election to the board of directors of the post-Business Combination company, and subject to their respective fiduciary duties, the post-Business Combination directors will elect such joint nominee to the board of directors of the post-Business Combination company.

This proposal is not conditioned upon the approval of the Business Combination Proposal. However, if the Business Combination Proposal is not approved, it is not anticipated that any of the current directors will resign.

The section below titled “Management after the Business Combination” sets forth information regarding each nominee.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that all of the nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 1347 CAPITAL’s STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 4 — APPROVAL AND ADOPTION OF
THE 1347 CAPITAL CORP. 2016 OMNIBUS INCENTIVE PLAN

Our board of directors has unanimously approved and adopted the 2016 Plan, and 1347 Capital’s board of directors has unanimously approved and recommended that 1347 Capital’s stockholders approve and adopt the 2016 Plan. Set forth below is a description of the 2016 Plan. 1347 Capital’s stockholders should read carefully the entire 2016 Plan, which is attached as Annex C to this proxy statement/prospectus/information statement, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and each of the Certificate Proposals. If the Business Combination Proposal or the Certificate Proposals are not approved, this proposal will have no effect. 1347 Capital has not previously adopted any incentive compensation plan or authorized for issuance or awarded any shares under any compensation plan.

2016 Incentive Compensation Plan

The principal purposes of the 1347 Capital Corp. 2016 Omnibus Incentive Plan, which we refer to as the “2016 Plan,” are to encourage profitability and growth through short-term and long-term incentives that are consistent with 1347 Capital’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give 1347 Capital a significant advantage in attracting and retaining key employees, directors, and consultants. 1347 Capital’s 2016 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, 1347 Capital intends to take into account previous grants of such awards.

Administration

The 2016 Plan will be administered by 1347 Capital’s board of directors or by a committee that the board designates for this purpose (referred to below as the plan administrator). The plan administrator will have the power to determine the terms of the awards granted under 1347 Capital’s 2016 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also will have full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2016 Plan.

Grant of Awards; Shares Available for Awards

Certain employees, directors and consultants will be eligible to be granted awards under the 2016 Plan, other than incentive stock options, which may be granted only to employees. 1347 Capital will reserve 800,000 shares of 1347 Capital’s common stock for issuance under the 2016 Plan. The number of shares issued or reserved pursuant to the 2016 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in 1347 Capital’s common stock. With respect to any award to any one participant that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, (i) no more than 400,000 shares of 1347 Capital’s common stock will be granted in a fiscal year, (ii) no more than $2,000,000 will paid in cash with respect to a performance period of one year, and (iii) no more than $500,000 will be paid in cash with respect to a performance period greater than one year. In addition, the maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

Stock Options

Under the 2016 Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. Stock options are a variable component of compensation designed to incentivize the participants to grow 1347 Capital and to increase the value of 1347 Capital’s shares. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value of 1347 Capital’s common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of 1347 Capital’s common stock already owned by the option holder with a fair market value equal to the exercise price.

Stock Appreciation Rights

The plan administrator may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights are a variable component of compensation designed to retain key employees. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares of 1347 Capital’s common stock (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the stock appreciation rights over the exercise price of the right.

Restricted Shares

The plan administrator may also grant restricted shares, which are awards of 1347 Capital’s shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to vote the restricted shares and/or receive dividends on such shares. Restricted shares are a variable component of compensation also available to retain key employees when deemed appropriate. Restricted Stock Units. Restricted stock units represent the right to receive shares of 1347 Capital’s common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, 1347 Capital must deliver to the holder of the restricted stock unit, unrestricted shares of 1347 Capital’s common stock, which will be freely transferable. Restricted stock units are a variable component of compensation also designed to retain key employees when deemed appropriate.

Performance-Based Awards

Performance-based awards are denominated in shares of 1347 Capital’s common stock, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Performance-based awards are a variable component of compensation designed to reward key management for achieving annual performance goals. If the plan administrator determines that the performance-based award to an employee is intended to meet the requirements of “qualified performance-based compensation” and therefore may be deductible under Section 162(m) of the Internal Revenue Code, then the performance-based criteria upon which the awards will be based shall be with reference to any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of 1347 Capital’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or any combination of, or a specified increase in, any of the foregoing.

Change in Control Provisions

In connection with the grant of an award, the plan administrator may provide for the treatment of such award in the event of a change in control of 1347 Capital, including that, in the event of an involuntary termination of a participant’s employment by 1347 Capital in connection with a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and/or immediately exercisable.

Stockholder Approval; Amendment and Termination

The 2016 Plan took effect upon approval by 1347 Capital’s board of directors on [    ], subject to approval by 1347 Capital’s stockholders. If the 2016 Plan is not approved by 1347 Capital’s stockholders, the 2016 Plan will not go into effect. 1347 Capital’s board of directors, or a committee thereof, may alter, amend, modify, or terminate the 2016 Plan at any time; provided that the approval of 1347 Capital’s stockholders will be obtained for any amendment to the 2016 Plan that requires stockholder approval under the rules of the stock exchange on which 1347 Capital’s common stock is then listed or in accordance with other applicable law. In addition, no modification of an award will, without the prior written consent of the participant, impair the rights of a participant under the 2016 Plan.

Compliance with Applicable Laws

We intend to structure the 2016 Plan so that 1347 Capital can grant stock options and other performance-based awards that may qualify for an exemption from the deduction limitation contained in Section 162(m) of the Internal Revenue Code, to the extent that Section 162(m) is applicable. 1347 Capital intends for awards granted under 1347 Capital’s 2016 Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

New Plan Benefits Under the 2016 Plan

Future awards under the 2016 Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made.

Summary of Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to 2016 Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2016 Plan. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options

The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and 1347 Capital will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was continuously employed by 1347 Capital or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and 1347 Capital will not be entitled to a corresponding deduction. If the holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and 1347 Capital will be entitled to a corresponding deduction. In addition, the participant will recognize capital gain or loss equal to the difference between the amount realized and the value of the shares on the date of exercise.

Stock Appreciation Rights

The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and 1347 Capital will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance-Based Shares

A grant of restricted stock or performance-based shares will not result in taxable income to the participant at the time of grant, and 1347 Capital will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and 1347 Capital will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and 1347 Capital will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may be permitted to elect, pursuant to Section 83(b) of the Internal Revenue Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, 1347 Capital would be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units

A grant of restricted stock units (including performance-based restricted stock units) will not result in taxable income to the participant at the time of grant, and 1347 Capital will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and 1347 Capital will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and 1347 Capital will be entitled to a corresponding deduction when the dividend equivalents are paid.

Performance Awards and Other Share-Based or Cash-Based Awards

A grant of a performance award or other stock-based or cash-based award will not result in taxable income to the participant at the time of grant, and 1347 Capital will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and 1347 Capital will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Tax Withholding

As a condition to the delivery of any shares to the recipient of an award, 1347 Capital may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an Award or the disposition of Shares acquired as a result of an Award.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of 1347 Capital’s common stock present in person or represented by proxy at the special meeting is required to approve the 2016 Plan.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 1347 CAPITAL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE 2016 PLAN.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow 1347 Capital’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to 1347 Capital’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or 1347 Capital determines that one or more closing conditions under the Merger Agreement will not be satisfied. In no event will 1347 Capital’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under 1347 Capital’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by 1347 Capital’s stockholders, 1347 Capital’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or the Incentive Plan Proposal.

Vote Required For Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of 1347 Capital’s common stock as of the record date represented in person or by proxy at the special meeting of stockholders and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

1347 CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT 1347 CAPITAL

Overview

We are a blank check company formed on April 15, 2014 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses (a “business combination”). 1347 Capital’s efforts to identify a prospective target business have not been limited to any particular industry or geographic region, although 1347 Capital has focused on target businesses operating in or providing services to the insurance industry. All activity through the date hereof relates to 1347 Capital’s formation, initial public offering described below, general corporate matters, and identifying and evaluating prospective acquisition candidates.

On July 21, 2014, 1347 Capital consummated an initial public offering of 4,600,000 units at a price of $10.00 per unit, generating gross proceeds of $46,000,000 and a concurrent private placement to the Sponsor of 198,000 units (“private units”) at a price of $10.00 per unit and 600,000 warrants (“$15 Exercise Price Sponsor Warrants”) at a price of $0.50 per warrant, generating additional gross proceeds of $2,280,000.

All of the proceeds received from the initial public offering and the concurrent private placement were placed in the Trust Account after paying for certain expenses and less amounts to be used for working capital of 1347 Capital, such that approximately $10.00 per unit sold in the offering is held in the Trust Account until the earlier of (i) the consummation of 1347 Capital’s proposed Business Combination and (ii) 1347 Capital’s failure to consummate a Business Combination within the prescribed time. After deducting offering expenses, the remaining net proceeds not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to 1347 Capital to fund working capital requirements as well as for any amounts that are necessary to pay 1347 Capital’s franchise and income tax obligations.

Initial Business Combination

Pursuant to Nasdaq listing rules, 1347 Capital’s business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for 1347 Capital’s business combination, although 1347 Capital may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. 1347 Capital has structured the Business Combination to acquire 100% of the equity interests of Limbach. 1347 Capital’s board has determined based on its own assessment with input from its advisors that Limbach meets or exceeds each of the minimum standards for a business combination.

Stockholder Approval of Business Combination

In connection with the proposed Business Combination, we are seeking stockholder approval of the Business Combination at a meeting called for such purpose at which public stockholders (but not 1347 Capital’s insiders, officers or directors) who vote on the Business Combination may seek to convert their shares of common stock, regardless of whether they vote for or against the proposed Business Combination, into a portion of the aggregate amount then on deposit in the Trust Account, subject to the limitations described herein. 1347 Capital’s stockholders will need to follow the specific procedures for conversion set forth in this proxy statement/prospectus/information statement. 1347 Capital’s public stockholders are not required to vote against the Business Combination in order to exercise their conversion rights, but they must vote either for or against the Business Combination in order to exercise their conversion rights. If the Business Combination is not completed, then public stockholders electing to exercise their conversion rights will not be entitled to receive such payments.

We will consummate the Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause 1347 Capital’s net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of common stock voted are voted in favor of the business combination. As a result, if stockholders owning approximately 89.1% or more of the shares of common stock sold in 1347 Capital’s in initial public offering exercise conversion rights, the Business Combination will not be consummated. We chose 1347 Capital’s net tangible asset threshold of $5,000,001 to ensure that we would avoid being subject to Rule 419 promulgated under the Securities Act.

Our insiders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination and (2) not to convert any shares of common stock into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed Business Combination or a vote to amend the provisions of 1347 Capital’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-Business Combination activity.

Permitted Purchases of 1347 Capital’s Securities

The Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 1347 Capital’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that 1347 Capital’s Sponsor, directors, officers, advisors or their affiliates purchase shares in transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of these purchases would be to increase the likelihood that the Business Combination is approved or to satisfy the requirement that conversions by stockholders do not cause 1347 Capital to have net tangible assets less than $5,000,001.

In addition, if such purchases are made, the public “float” of 1347 Capital’s common stock may be reduced and the number of beneficial holders of 1347 Capital’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of 1347 Capital’s securities on a national securities exchange.

Conversion Rights

Pursuant to 1347 Capital’s amended and restated certificate of incorporation, we are providing 1347 Capital’s public stockholders who vote on the Business Combination Proposal with the opportunity to convert their shares of 1347 Capital’s common stock into cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of 1347 Capital’s initial public offering, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.00. Public stockholders must vote either for or against the Business Combination Proposal in order to exercise their conversion rights. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from converting his, her or its shares with respect to more than an aggregate of 20% of the public shares. Holders of 1347 Capital’s outstanding public warrants do not have conversion rights with respect to such warrants in connection with the Business Combination. 1347 Capital’s Sponsor and insiders have agreed to waive any conversion rights with respect to any insider shares and any public shares they may have acquired during or after 1347 Capital’s initial public offering in connection with the completion of the Business Combination. The insider shares will be excluded from the calculation used to determine the per-share conversion price. Currently, 1347 Capital’s Sponsor and insiders own approximately 22.2% of 1347 Capital’s issued and outstanding shares of common stock.

Limitations on Conversion Rights

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the

Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in 1347 Capital’s initial public offering. Such a public stockholder would still be entitled to vote against the proposed Business Combination with respect to all shares of common stock owned by him or her, or his or her affiliates. 1347 Capital believes this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve the Business Combination and attempting to use the conversion rights as a means to force 1347 Capital or its management to purchase their shares at a significant premium to the then current market price. By limiting a stockholder’s ability to convert no more than 20% of the shares of common stock sold in 1347 Capital’s initial public offering, 1347 Capital believes it has limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by 1347 Capital’s other public stockholders.

None of 1347 Capital’s insiders, officers or directors will have the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Business Combination or a vote to amend the provisions of 1347 Capital’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity with respect to any shares of common stock owned by them.

Redemption of Public Shares and Liquidation if No Business Combination

If we do not complete the Business Combination by July 21, 2016, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 1347 Capital’s remaining stockholders and 1347 Capital’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to 1347 Capital’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the rights and warrants will expire, holders of rights and warrants will receive nothing upon a liquidation with respect to such rights and warrants, respectively, and the rights and warrants will be worthless.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to 1347 Capital’s public stockholders upon the redemption of 100% of 1347 Capital’s outstanding public shares in the event we do not complete 1347 Capital’s business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any conversions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to 1347 Capital’s public stockholders upon the redemption of 100% of 1347 Capital’s public shares in the event we do not complete 1347 Capital’s business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. It is 1347 Capital’s intention to redeem 1347 Capital’s public shares as soon as reasonably possible following July 21, 2016 and, therefore, we do not intend to comply with the above procedures. As such, 1347 Capital’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of 1347 Capital’s stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for 1347 Capital’s payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and 1347 Capital’s operations have been limited to seeking to complete a business combination, the only likely claims to arise would be from 1347 Capital’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We seek to have all third parties enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us are limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on 1347 Capital’s ability to distribute the funds in the Trust Account to 1347 Capital’s public stockholders. Nevertheless, there is no guarantee that third parties will execute such agreements. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. Kingsway Financial Services Inc. (“Kingsway”) and Fund Management Group LLC (“FMG”) have agreed that they will be jointly and severally liable to us if and to the extent any claims by a third party reduce the amount of funds in the Trust Account to below $10.00 per public share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under 1347 Capital’s indemnity of the underwriters of 1347 Capital’s initial public offering against certain liabilities, including liabilities under the Securities Act. 1347 Capital’s board of directors has evaluated Kingsway’s and FMG’s financial net worth and believes they will be able to satisfy any indemnification obligations that may arise. However, Kingsway and FMG may not be able to satisfy their indemnification obligations, as we have not required Kingsway and FMG to retain any assets to provide for their indemnification obligations, nor have we taken any further steps to ensure that they will be able to satisfy any indemnification obligations that arise. Moreover, Kingsway and FMG will not be liable to 1347 Capital’s public stockholders and instead will only have liability to us. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than approximately $10.00 due to claims or potential claims of creditors. We will distribute to all of 1347 Capital’s public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount then held in the Trust Account, inclusive of any interest not previously released to us, plus any remaining net assets (subject to 1347 Capital’s obligations under Delaware law to provide for claims of creditors as described above).

If we are unable to consummate the proposed Business Combination and are forced to redeem 100% of 1347 Capital’s outstanding public shares for a portion of the funds held in the Trust Account, we anticipate notifying the trustee to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of 1347 Capital’s public shares. 1347 Capital’s insiders have waived their rights to participate in any redemption with respect to their insider shares. We will pay the costs of any subsequent liquidation from 1347 Capital’s remaining assets outside of the Trust Account and from the interest income on the balance of the Trust Account (net income and other tax obligations) that may be released to us to fund 1347 Capital’s working capital requirements. If such funds are insufficient, Kingsway and FMG have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay 1347 Capital’s taxes. The proceeds deposited in the Trust Account could, however, become subject to claims of 1347 Capital’s creditors that are in preference to the claims of public stockholders.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in 1347 Capital’s bankruptcy estate and subject to the claims of third parties with priority over the claims of 1347 Capital’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.00.

If, after we distribute the proceeds in the Trust Account to 1347 Capital’s public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by 1347 Capital’s stockholders. In addition, 1347 Capital’s board of directors may be viewed as having breached its fiduciary duty to 1347 Capital’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Facilities

We currently maintain 1347 Capital’s principal executive offices at 150 Pierce Road, 6th Floor, Itasca, Illinois 60143. The cost for this space is included in the $10,000 per-month fee we pay to an affiliate of the Sponsor. We consider 1347 Capital’s current office space, combined with the other office space otherwise available to 1347 Capital’s executive officers, adequate for 1347 Capital’s current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to 1347 Capital’s matters and intend to devote only as much time as they deem necessary to 1347 Capital’s affairs. We do not intend to have any full time employees prior to consummation of the Business Combination.

Legal Proceedings

Other than as set forth below, there is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against us or any members of 1347 Capital’s management team in their capacity as such.

On May 10, 2016, Robert Garfield, on behalf of himself and all other similarly situated public holders of 1347 Capital’s common stock, filed a Verified Class Action and Derivative Complaint (the “Complaint”) against 1347 Capital, Gordon G. Pratt, Hassan R. Baqar, Larry G. Swets, Jr., John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III, and Thomas D. Sargent (the “Defendants”) in the Circuit Court of Du Page County, Illinois. In his Complaint, Mr. Garfield alleges that (1) the Defendants’ efforts to consummate the Business Combination are “ultra vires” acts in violation of the Company’s amended and restated certificate of incorporation (the “Charter”) because the Charter required 1347 Capital to liquidate if it had not entered into a letter of intent or definitive agreement to consummate an initial business combination by January 21, 2016, and the letter of intent with Limbach was not entered into until January 29, 2016, (2) the Defendants breached their fiduciary duties to the shareholders in negotiating and approving the merger because, among other things, they had conflicts of interest resulting from their ownership of insider shares, and (3) the Defendants filed a proxy statement that was incomplete and misleading because, among other things, the proxy statement does not disclose certain conflicts of interest and the violation of 1347 Capital’s Charter. The Complaint therefore seeks (a) a determination that the action is a proper class action and that Mr. Garfield is a proper class representative; (b) a determination that the action is a proper derivative action; (c) a declaration that the Company’s directors breached their fiduciary duties; (d) a declaration that the merger agreement is void because it is ultra vires; (e) injunctive relief enjoining the merger and, if consummated, rescinding the merger; (f) compensatory and/or rescissory damages; and (g) an award of costs and attorney’s fees. The Defendants intend to vigorously defend this lawsuit and believe that the Complaint is without merit because, among other things, 1347 Capital entered into a letter of intent prior to January 21, 2016 with a potential target for a business combination (other than Limbach) which 1347 Capital was unable to consummate, thereby extending its deadline for completing a business combination to July 15, 2016, the Defendants did not breach their fiduciary duties, and the proxy statement is not incomplete and misleading.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Gordon G. Pratt	53	President and Chief Executive Officer and Director
Hassan R. Baqar	38	Chief Financial Officer and Secretary and Director
Larry G. Swets, Jr.	41	Director

Name	Age	Position
John T. Fitzgerald	44	Independent Director
Joshua Horowitz	37	Independent Director
Leo Christopher Saenger III	48	Independent Director
Thomas D. Sargent	57	Independent Director

Gordon G. Pratt has served as 1347 Capital’s president and chief executive officer and director since April 2014 and as vice chairman of 1347 Capital’s board of directors since July 2014. Since March 2004, Mr. Pratt has been Managing Member of Fund Management Group LLC, a private holding company. From June 2004 to April 2006, he served as the Senior Vice President, Finance of the Willis Group in New York and London. Prior to the Willis Group, he was an equity holder and Managing Director of Hales Capital Advisors LLC (1999 to 2004) and the co-founder and Managing Partner of Distribution Partners Investment Capital L.P., a private equity fund focused on the insurance industry (1999 to 2010). Mr. Pratt was appointed to the board of directors of Atlas Financial Holdings, Inc. (Nasdaq: AFH), or Atlas, in December 2010, and, since January 2011, has served as chairman of the board of directors of Atlas (and on the audit and compensation committees). In addition, Mr. Pratt was appointed to the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), or PIH, in November 2013 and has served as the chairman of PIH’s board since his appointment. Mr. Pratt has been a member of its audit committee since December 2013. He previously served as Vice Chairman of the board of United Insurance Holdings Corp. (Nasdaq: UIHC) (from September 2008 to March 2012) and as Vice Chairman of the board of privately-held Avalon Risk Management Insurance Agency LLC (from October 2009 to October 2012). Mr. Pratt also served as a member of the board of directors of United Property & Casualty Insurance Company (from September 2008 to March 2012) and as Chairman of the boards of directors for FMG Acquisition Corp. (OTC: FMGQ) (from May 2007 to September 2008) and of privately-held Risk Enterprise Management Limited (from November 2007 to May 2012). Before joining Hales, Mr. Pratt was a Senior Vice President and a member of the management committee of Conning & Company (1992 to 1999), where he helped to raise and invest capital for three Conning Private Equity funds. He began his career at The Chase Manhattan Bank, N.A. in New York. Mr. Pratt obtained a bachelor’s degree from Cornell University and a Master of Management degree from Northwestern University.

Hassan R. Baqar has served as 1347 Capital’s chief financial officer and secretary since April 2014 and as a director since July 2014. Since January 2011, Mr. Baqar has served as the Vice President of Kingsway America Inc., which is a subsidiary of Kingsway Financial Services, Inc. (NYSE: KFS), or Kingsway, and as Vice President of Kingsway since January 2014. By virtue of a management services agreement between 1347 Advisors LLC, a wholly owned subsidiary of Kingsway, and United Insurance Management, L.C., he has also served as the Chief Financial Officer of United Insurance Holdings Corp, a publicly-held property and casualty insurance holding company. Before joining Kingsway America Inc., Mr. Baqar was appointed Secretary of Kingsway America II Inc. in December 2009 and Director of Finance of KFS Capital LLC in January 2010. Prior to joining the Kingsway team, Mr. Baqar served as the Director of Finance of Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry, from April 2008 to December 2009. His previous experience includes positions held at Kemper Insurance Companies, a diversified mutual property-casualty insurance provider, from June 2000 to April 2008, where he most recently served as a senior analyst. Mr. Baqar has previously served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH). Mr. Baqar obtained a bachelor’s degree in Accounting and Business Administration from Monmouth College and a Master of Business Administration from Northeastern Illinois University. He also holds a Certified Public Accountant designation.

Larry G. Swets, Jr. has served as a member of 1347 Capital’s board of directors since April 2014 and as chairman of 1347 Capital’s board of directors since July 2014. Since July 2010, Mr. Swets has served as the President and Chief Executive Officer and, since September 2013, as a member of the board of directors, of Kingsway. Prior to that, Mr. Swets served as Executive Vice President of Corporate Development for Kingsway from January 2010 to July 2010. Before joining Kingsway, in 2005, Mr. Swets founded Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry from which Mr. Swets separated in December 2009. Prior to his work at Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio

Manager for Kemper Insurance (from June 1997 to May 2005). At Kemper Insurance, he also evaluated business units, executed corporate transactions and divestitures, and developed financial projections and analysis for the company during its runoff stage. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is a member of the board of directors of Kingsway and Atlas Financial Holdings, Inc. He is currently a member of the Young Presidents’ Organization. Mr. Swets has served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. since November 2013. Previously, he served as a member of the board of directors of United Insurance Holdings Corp. from 2008 to March 2012 and Risk Enterprise Management Ltd from November 2007 and May 2012. Mr. Swets obtained a bachelor’s degree from Valparaiso University and a Master’s degree in finance from DePaul University. He also holds the Chartered Financial Analyst designation.

John T. Fitzgerald has served on 1347 Capital’s board of directors since July 2014. Since June 2002, Mr. Fitzgerald has served as managing partner of Argo Management Partners, or Argo, a private equity investment firm. In that capacity, Mr. Fitzgerald has had significant transactional and operating experience in Argo’s acquired companies, which include consumer products manufacturing, marketing and distribution operations. Since January 2006, Mr. Fitzgerald has also served as Chairman and Chief Executive Officer of Hunter MFG, LLP, a manufacturer and distributor of sports-licensed consumer products. Mr. Fitzgerald has served as a member of the board of directors of Atlas Financial Holdings, Inc. since May 2, 2013 and is a member of Atlas’s audit, compensation, and corporate governance and nominating committees. Since October 2011, Mr. Fitzgerald has also served as the Chairman of Oak Patch Gifts, LLC, a private gift and jewelry manufacturer. Mr. Fitzgerald has also served as a member of the Board of Progressive Bronze Products, LLC, a private manufacturer of metal goods, since December 2008. Mr. Fitzgerald is an MBA graduate of the Kellogg School of Management, Northwestern University, with concentrations in Finance, Accounting, and Strategy. He also holds a Bachelor of Science degree in Finance from DePaul University.

Joshua Horowitz has served on 1347 Capital’s board of directors since July 2014. Since January 2012, Mr. Horowitz has served as managing director of Palm Ventures LLC, a family office private investment firm. Palm Ventures LLC and its affiliates invest in a wide range of public and private companies. From November 2008 to December 2011, Mr. Horowitz worked as an independent consultant for several clients in the US and abroad including a European merchant bank and a North American private asset manager. From March 2004 to October 2008, Mr. Horowitz served as Director of Research for Berggruen Holdings, Inc., a family office with over $2 billion in assets under management globally. In these positions, Mr. Horowitz has analyzed and managed investments in hundreds of companies, with an emphasis on insurance and financial firms. Mr. Horowitz is a director of 1347 Property Insurance Holdings (Nasdaq: PIH), and Democracy at Work, a 501(c)(3) non-profit organization. Mr. Horowitz obtained a Bachelor of Science degree in Management from Binghamton University and completed the Business of Insurance certificate program at St. Johns University.

Leo Christopher Saenger III has served on 1347 Capital’s board of directors since July 2014. Mr. Saenger is the President of Reliant Star Capital, Inc., which he founded in February 2005 to focus on small and middle market private equity transactions. Based in New York, Reliant Star Capital, Inc. has consummated investments in industries ranging from computer peripherals to healthcare products and energy distribution. Prior to starting Reliant Star Capital, Inc., Mr. Saenger was a Partner at One Equity Partners, or OEP, a $5 billion private equity fund of J.P. Morgan, where he led investments in a variety of industries including healthcare, business services, aviation services and specialty insurance and oversaw dozens of acquisitions and add-on acquisitions for portfolio companies. During his approximately 10 years with OEP, Mr. Saenger took a leave of absence from April 2000 to February 2001 to work directly under Jamie Dimon, who was the newly-appointed CEO of Bank One, prior to its acquisition by JP Morgan Chase. At Bank One, Mr. Saenger led a five person “skunk works” team that worked on a variety of high-level banking strategic initiatives including technology reviews of various departments, competitive benchmarking, acquisition target analysis, and market research. Mr. Saenger started his career with Continental Illinois Venture Corp., the private equity branch of Continental Bank. Since December 2013, Mr. Saenger has served as a director and on the audit and compensation committees of 1347 Property Insurance Holdings, Inc. He has served as a member of the board of directors (and on the audit committee) of Aphena Pharma Holdings, a private pharmaceutical packaging company, since April 2007 and as a member of the board of directors of the Scarsdale Golf Club, a non-profit organization, since January 2013. Since January 2007, Mr. Saenger has served as a Trustee on the board of trustees of the St. Pius X Church, a 501(c)(3) non-profit organization. Mr. Saenger obtained a Bachelor of Science degree in Economics and Finance from the University of Notre Dame and a Master of Business Administration with a double major in finance and entrepreneurial management from the University of Pennsylvania Wharton School of Business.

Thomas D. Sargent has served on 1347 Capital’s board of directors since July 2014. Since September 2000, Mr. Sargent has been Executive Vice President and a Principal of Bradley, Foster & Sargent LLC, or BFS, an asset manager focused on high net worth and institutional clients with $2.6 billion under management. He is Chief Investment Officer and Chairman of the Investment Committee for BFS. From May 1986 to June 2000, Mr. Sargent worked at and rose to become Senior Vice President, an equity owner, and a member of the management committee for Conning & Company, where he managed that firm’s Equity Research, Institutional Sales, and Equity Trading divisions and was cited by Institutional Investor for his research expertise concerning the insurance industry. From May 2007 through September 2008, Mr. Sargent also served as a director of FMG Acquisition Corp (“FMGQ”), which merged with the parent of United Property & Casualty Insurance Company to form United Insurance Holdings Corp. He holds the Chartered Financial Analyst designation and obtained a Bachelor of Arts degree in History and a Bachelor of Science degree in Economics from Union College and an MBA from Dartmouth College’s Tuck School of Business.

Special Advisors

We may seek guidance and advice from the following special advisors. We have no formal arrangement or agreement with these advisors to provide services to us and they have no obligation (fiduciary or otherwise) to present business opportunities to us. These special advisors will provide advice, introductions to potential targets, and assistance to us, at 1347 Capital’s request, only if they are able to do so. Nevertheless, we believe that with their respective business backgrounds and extensive contacts, these special advisors will be helpful to 1347 Capital’s search for a target business and 1347 Capital’s consummation of a Business Combination.

Marty Becker has served as a Special Advisor to 1347 Capital’s company since April 2014. Mr. Becker currently serves as Chairman of the Board of QBE (QBE.AX), a multi-line property and casualty insurance corporation writing more than $17 billion of premiums on five continents. From 2004 through May 2013, he served first as a director and later as Chairman and CEO of Max Capital Group which later became Alterra (NASDAQ: ALTE) upon its successful merger with Harbor Point Re in 2010. Mr. Becker later guided Alterra in Markel Corporation’s (NYSE:MKL) acquisition of Alterra in 2013, a deal named Insurance Insider’s 2013 Carrier M&A Transaction of the Year. From 2002 through 2005, at the board’s request, he guided Trenwick Group Ltd.’s restructuring and wind-down, which culminated in a regulator-approved run-off plan and a creditor-approved prepackaged Chapter 11 filing from which Trenwick emerged in 2005. From 2001 to 2004, Mr. Becker also served as non-executive Chairman of Hales & Company/Hales Group, a boutique insurance industry investment bank and private equity investor. From 1994 through 2000, he rose to positions of increasing authority at Orion Capital Corp. (NYSE:OC), serving as President and CEO of an Orion subsidiary and later as Chairman and CEO of Orion, where he guided its sale to Royal & SunAlliance in 1999. From 1978 through 1994, he advanced to become President and CEO of McDonough Caperton Insurance Group, the country’s third-largest privately held insurance brokerage company at the time of its sale to Accordia (later Wells Fargo Insurance Services) in 1994. Mr. Becker began his career with Ernst & Young. He earned a Juris Doctor and a Bachelor in Business Sciences from West Virginia University and holds the Certified Public Accountant designation. He has more than 35 years of experience in executive, board, and M&A transaction management. He serves on several corporate and advisory boards in the financial services, media, manufacturing, and not-for-profit sectors.

Richard Booth has served as a Special Advisor to 1347 Capital’s company since April 2014. Mr. Booth also serves as a senior advisor to Century Capital Management LLC, an investment advisory firm located in Boston, Massachusetts. From July 2009 until his retirement on March 1, 2014, Mr. Booth served as Vice Chairman of Guy Carpenter & Company, LLC, a global reinsurance intermediary and wholly owned subsidiary of Marsh & McLennan Companies, Inc. From June 2008 to March 2009, he served as a corporate officer, and from October 2008 to March 2009, Vice Chairman, Transition Planning and Chief Administrative Officer, of American International Group, Inc. From January 2000 to March 2009, he served as Chairman and a director of HSB Group, Inc. Mr. Booth serves on the boards of Northeast Utilities, Sun Life Financial Inc.,

The Hanover Insurance Group Inc., and Adamas Pharmaceuticals, Inc. and several private and/or non-profit companies. He is a former member of the Financial Accounting Standards Advisory Council and its Steering Committee. He received B.S. and M.S. degrees from the University of Hartford, holds the Chartered Life Underwriter and Chartered Financial Consultant designations, and is a member of the American Institute of Certified Public Accountants. Mr. Booth has more than 40 years of diversified financial services experience at both the operating company and board levels, where his work has included strategic analysis and advisory, mergers and acquisitions, accounting and reporting, and complex financial transactions.

Andrew Frazier has served as a Special Advisor to 1347 Capital’s company since April 2014. From 1982 through 2009, Mr. Frazier rose through a succession of increasingly responsible positions at Western World Insurance Group, Inc., one of the leading excess and surplus lines writers and specialty commercial insurers in the U.S., culminating in his appointment to the Board of Directors in 1991 and to the position of President and CEO in 1992. Mr. Frazier retired at the end of 2009 and remains a director of Western World. Prior to joining Western World, he began his career in 1972 in investment management with Schroder Capital Management, Inc., a subsidiary of the British merchant bank J. Henry Schroder & Co. Mr. Frazier’s career has spanned all aspects of insurance underwriting, distribution, investment management, and organizational development. From 1998 to 2012, he served as a member of the Board of Governors of the Property Casualty Insurers Association of America and as a member of the Board of Trustees for the American Institute for Chartered Property Casualty Underwriters; from 1998 to 2004, he was a Director of the National Association of Professional Surplus Lines Offices. Mr. Frazier earned a Bachelor of Arts degree from Johns Hopkins University and a Master of Business Administration degree in Finance from the University of Chicago. Mr. Frazier has more than 40 years’ experience in insurance company executive management, executive training and development, and investment management. He serves on a number of corporate and advisory boards in the financial services, technology, and not-for-profit sectors.

Number and Terms of Office of Officers and Directors

Our board of directors has seven members, four of whom are deemed “independent” under SEC and NASDAQ rules. 1347 Capital’s board of directors is divided into three classes with only one class of directors being elected at each annual meeting of stockholders and each class serving a three-year term. The term of office of the first class of directors, consisting of Hassan R. Baqar and Joshua Horowitz expired at 1347 Capital’s first annual meeting of stockholders held on December 23, 2015. Both, Messer Baqar & Horowitz were reelected, their term will expire in 2018. The term of office of the second class of directors, consisting of Thomas D. Sargent, Leo Christopher Saenger III and John T. Fitzgerald, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Gordon G. Pratt and Larry G. Swets, Jr., will expire at 1347 Capital’s third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. 1347 Capital’s board of directors is authorized to appoint persons to the offices set forth in 1347 Capital’s bylaws as it deems appropriate. 1347 Capital’s bylaws provide that 1347 Capital’s officers may consist of a chairman of the board, vice chairman of the board, chief executive officer, president, chief financial officer, vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.

Director Independence

NASDAQ listing standards require that a majority of 1347 Capital’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. 1347 Capital’s board of directors has determined that John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III and Thomas D. Sargent would each be considered an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules.

We will only enter into a business combination if it is approved by a majority of 1347 Capital’s independent directors. Additionally, we will only enter into transactions with 1347 Capital’s officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by 1347 Capital’s audit committee and a majority of disinterested directors.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Pursuant to an amended and restated administrative services agreement dated April 18, 2014, we have agreed to pay 1347 Capital LLC, an affiliate of the Sponsor, a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by 1347 Capital’s audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with the Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the Business Combination. Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, are paid to Kingsway, FMG, the Sponsor or any of the members of 1347 Capital’s management team, for services rendered prior to or in connection with the consummation of the Business Combination (regardless of the type of transaction that it is). However, such individuals will be entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on 1347 Capital’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate a business combination.

Committees of the Board of Directors

Audit Committee

Our audit committee of the board of directors consists of John T. Fitzgerald, Joshua Horowitz and Leo Christopher Saenger III, each of whom is an independent director. Mr. Horowitz serves as chairman of the audit committee. The audit committee’s duties, which are specified in 1347 Capital’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in 1347 Capital’s Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of 1347 Capital’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management 1347 Capital’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by 1347 Capital’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding 1347 Capital’s financial statements or accounting policies.

Compensation Committee

The members of 1347 Capital’s compensation committee are John T. Fitzgerald, Joshua Horowitz and Leo Christopher Saenger III. Mr. Fitzgerald serves as chairman of the compensation committee. The compensation committee’s duties, which are specified in 1347 Capital’s Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to 1347 Capital’s President and Chief Executive Officer’s compensation, evaluating 1347 Capital’s President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of 1347 Capital’s President and Chief Executive Officer based on such evaluation;
•	reviewing and approving the compensation of all of 1347 Capital’s other executive officers;
•	reviewing 1347 Capital’s executive compensation policies and plans;
•	implementing and administering 1347 Capital’s incentive compensation equity-based remuneration plans; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee must consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a Code of Ethics applicable to 1347 Capital’s directors, officers and employees. We have filed a copy of 1347 Capital’s Code of Ethics and 1347 Capital’s audit committee and compensation committee charters as exhibits to the registration statement associated with 1347 Capital’s initial public offering. You can review these documents by accessing 1347 Capital’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of 1347 Capital’s Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires 1347 Capital’s officers, directors and persons who own more than ten percent of a registered class of 1347 Capital’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent stockholders are required by regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to 1347 Capital’s officers and directors were complied with.

Audit Fees

For the year ended December 31, 2015, the aggregate fee billed by BDO for professional services rendered for the audit of the financial statements of 1347 Capital and for the reviews of 1347 Capital’s quarterly financial statements were $37,739. During the period from April 15, 2014 (inception) through December 31, 2014, the aggregate fee billed by BDO for professional services rendered for the audit of the financial statements of 1347 Capital, for the reviews of 1347 Capital’s quarterly financial statements, as well as work performed in connection with the Offering were $59,643.

Audit-Related Fees

We did not receive audit-related services that are not reported as audit fees for the year ended December 31, 2015 and for the period from April 15, 2014 (inception) through December 31, 2014.

Tax Fees

During the year ended December 31, 2015 and for the period from April 15, 2014 (inception) through December 31, 2014, 1347 Capital’s independent registered public accounting firm did not render any tax services to us.

All Other Fees

During the year ended December 31, 2015 and for the period from April 15, 2014 (inception) through December 31, 2014, there were no fees billed for services provided by 1347 Capital’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has established a policy governing 1347 Capital’s use of the services of 1347 Capital’s independent registered public accounting firm. Under the policy, 1347 Capital’s audit committee is required to pre-approve all audit and non-audit services performed by 1347 Capital’s independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence.

INFORMATION ABOUT LIMBACH

References in this “Information about Limbach” section to the “Company,” “us” or “we” refer to Limbach.

Our Company

Limbach is an industry-leading commercial specialty contractor serving 24 major metropolitan areas in the United States through nine full service branches and four satellite branches. We provide design, construction and maintenance services principally for heating, ventilation, air-conditioning (“HVAC”), plumbing, and HVAC building control systems. Our primary customers include: (i) general contractors (“GCs”) and construction managers (“CMs”) who serve as the prime contractors in designing and constructing commercial buildings for public, institutional (not-for-profit) and private owners; and (ii) building owners themselves, for “owner-direct” work in which we contract directly with the owners. We operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services, and (ii) Services, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services.

Limbach’s core market sectors for new construction, renovations, energy retrofits and maintenance services consist of the following:

•	Healthcare including research, acute and outpatient not-for-profit, for-profit facilities and pharmaceutical and biotech;
•	Education including colleges, universities, research centers and K-12 public and private facilities;
•	Sports & Amusement including sports arenas, theme parks and related facilities;
•	Transportation including passenger terminals and maintenance facilities for rail and airports;
•	Government facilities including federal, state and local agencies;
•	Hospitality including hotels and resorts;
•	Corporate and commercial office buildings including new builds and interior fit-outs;
•	Retail and mixed use;
•	Residential multifamily apartment buildings (excluding condominiums); and
•	Industrial manufacturing.

These sectors are projected by FMI (a leading third party consultant to the engineering and construction industry) to experience strong growth through 2019, as noted in their Q3 Construction Outlook report. We are focused on expanding our top four sectors noted above (Healthcare, Education, Sports & Amusement, and Transportation), leveraging our core areas of expertise and targeting projects with optimal risk/reward characteristics.

Our subsidiary divisions include the Limbach Company, which operates in regions that utilize organized union labor in New England, Eastern Pennsylvania, Western Pennsylvania, New Jersey, Ohio, Michigan and the Mid-Atlantic region; Limbach of Southern California, operating in Southern California as a union operation; and Harper Limbach, our non-union, “open shop” division, which operates in Florida. All business units provide design, construction and maintenance services.

Among our core growth strategies is to offer design, construction and maintenance services for HVAC, plumbing and electrical in all of our branch operations. Over the coming years, we plan to equip each of our business units with the ability to provide this combined offering. This combined approach is appealing to building owners who own and operate facilities with complex HVAC, plumbing and electrical systems. Complex systems lend themselves to delivery methodologies that fit our integrated business model, including design/assist, design/build and integrated project delivery. We believe that few specialty construction companies in the United States offer fully-integrated HVAC, plumbing and electrical services. We believe our integrated approach provides a significant competitive advantage, especially when combined with our proprietary design and production software systems. Our integrated approach allows for increased prefabrication of HVAC components, improves cycle times for project delivery and reduces risks associated with onsite construction.

In 2015, we were ranked the 12th largest mechanical firm by Engineering News Record, with revenues of $331.3 million, an improvement of 12.5% over 2014 revenues. Our construction revenues totaled $273.6 million in 2015, an 11.9% improvement over 2014. Our maintenance service revenues totaled $57.8 million in value in 2015, an improvement of 15.6% over 2014. In addition to HVAC and plumbing services, we also provide electrical design, installation and maintenance services in our Mid-Atlantic business unit. We envision a further expansion into the electrical business across the rest of our company, as we recently conducted a successful electrical pilot in the Mid-Atlantic region.

Customers

Our customer base consists primarily of general contractors and construction managers, building owners or their representatives, and to a lesser degree, energy service companies (“ESCOs”).

We believe that a majority of national commercial GC/CMs have strong working relationships with Limbach. As one of our core risk management processes, we are selective in choosing to work with GC/CMs that have similar core values to ours, have a solid payment history and who value our services and our reputation. Our top 10 core national GC/CM customers include the following (listed in alphabetical order):

•	Barton Malow
•	Gilbane Building Company
•	Hensel Phelps Construction
•	Lend Lease
•	PCL Construction
•	Skanska USA
•	Structuretone
•	Suffolk Construction
•	Turner Construction Company
•	Whiting Turner Contracting Company

In addition to these national customers, our local business units also maintain strong relationships with local and regional GC/CMs that fit our selection criteria.

Among our strategic goals is to grow our direct relationships with building owners. Building owners control capital and operating investments in buildings. This not only improves our position relative to major construction contracts with these owners, but also allows us to build long-term relationships around recurring maintenance services and smaller repair and installation projects. In our typical customer life cycle, we pursue opportunities to build or renovate facilities through a GC/CM. In most cases, this relationship is our sole entry into the building owner’s organization. However, we maintain hundreds of building owner relationships through our contracts for maintenance, smaller project renovations and energy retrofits. When building owners are planning a project that involves predominantly HVAC, plumbing and/or electrical services, they often ask the GC/CM to assign the work directly to Limbach. The following list includes some of our notable owner-direct relationships (listed in alphabetical order):

•	Amtrak
•	CBRE
•	Disney’s Imagineering
•	General Motors
•	General Service Administration

•	Hospital Corporation of America
•	Jones Lang LaSalle
•	Marriott
•	Ohio State University
•	University of Pennsylvania

The smallest group of our customers consists of ESCOs. Typically, we partner with ESCOs on significant energy retrofit projects which involve design/build or design/assist services. ESCOs invest heavily in development of their market opportunity and Limbach provides design and construction services to them as a partner. Our top ESCO clients include (listed in alphabetical order):

•	Ameresco
•	Constellation Energy
•	Johnson Controls

HVAC/Plumbing and Electrical Services

Construction Delivery Methods

Limbach provides construction services through a variety of project delivery options.

•	Competitive Lump Sum Bidding (also referred to as “Plan & Spec” Bidding). Plan & Spec Bidding is a competitive bid process among multiple contractors bidding on completed design documents based on a lump sum price for delivery of the project. Price is the predominant selection criteria in this process.
•	Design/Assist. Design/Assist is a process in which a specialty contractor is selected among competing contractors using best-value methodology. In best-value, a selection is made based primarily upon qualifications and project approach and secondarily on select cost factors. Cost factors are usually limited to a fixed fee and expense estimate and an estimate of the cost of work. With Design/Assist, the specialty contractor is contracted early in the design process to provide design and preconstruction input to needed to assist the customer in maintaining the established budget and completing design and drawings. This delivery option typically includes a guaranteed maximum price (“GMP”) on a fixed fee basis; however, sometimes the owner may offer a lump sum price to be established following the completion of design. Typically, once the specialty contractor is selected, there is no further competition. In some cases, the owner has the option of holding a competitive process at the end of design. On occasion, an owner may arrange for a cost-plus fixed fee arrangement exclusive of a GMP or lump sum arrangement.
•	Integrated Project Delivery (“IPD”). Similar to Design/Assist, IPD is also a negotiated process; however, in the case of IPD, the entire project team, including the specialty contractors, is selected on qualifications, team and approach. With IPD, the entire team is typically selected prior to the commencement of design and works together to establish a target budget and to execute the project within the agreed budget. On IPD projects, key specialty contractors (including HVAC, electrical and plumbing) are typically parties to the same contract as the owner, GC/CM and design professionals, leading to a more equitable sharing of risk and profit.
•	Design/Build. Design/build projects may be secured on a best-value or qualification-based selection basis. A design/build contract may be delivered as a lump sum or GMP. With design/build, a prime CM/GC or other contractor will directly contract with a building owner. In many cases, the prime contractor will also procure specialty contracting services on a design/build lump sum or GMP basis. On occasion, we have the opportunity to provide Re-Design/Build services. With Re-Design/Build, we typically contract on a design/assist basis to participate during the design phase as described above. If the project’s HVAC/Plumbing/Electrical design is substantially over budget, then we may offer to re-design the project and bring the project back into budget. Higher margins may be earned on these contracts (in comparison to design/assist contracts) and can be executed with less risk due to our having designed the systems.
•	Performance Contracting. In select locations within specific vertical markets (such as higher education and elementary education), we provide performance contracting to building owners. Performance contracting involves the assessment of a building owner’s facilities and offers a proposal to reduce energy and operating costs over a specified period of time. Energy and operating savings are delivered through replacement of energy or cost inefficient systems and equipment with more efficient systems. Limbach’s performance contracting team is able to deliver the capital improvements using our design/build platform and then guarantee the energy and operating systems over an agreed time-frame. In most cases, the building owner provides the financing for performance contracting. In other cases, we arrange for financing as part of the contract. Typically, performance contracts are offered by Limbach on a negotiated basis. Negotiated contracts can provide for higher margins and lower risk than conventional projects. To assure our cost and operating saving guarantees, we require that we provide maintenance services during the term of the agreement.

Design and Engineering Services Serving our Construction Segment

Formed in 1990 in Orlando, Florida, Limbach Engineering & Design Services (“LEDS”) represents our in-house engineering capabilities. LEDS provides professional engineering, energy analysis, estimation, and detail design services to building owners and clients exclusively through our construction and service operations. This capability distinguishes us from competitors that more typically provide design-build services by hiring external engineering companies. By providing professional engineering through LEDS, we deliver integrated design-build services to the market. By bundling engineering services with construction, our clients avoid the costly expense of separate engineering services.

The core capability of LEDS is professional engineering. LEDS is organized like other engineering firms and has 10 registered professional engineers on staff. LEDS acts as the engineer of record for projects where we act as a design-build specialty contractor. LEDS engineers have experience in healthcare, institutional, commercial, multi-family residential, hospitality, and industrial projects. Our operations in all of our regions have complete access to a large staff of professional engineers and designers through LEDS.

LEDS controls the development and maintenance of our Limbach Modeling and Production System (“LMPS”). LMPS is a comprehensive database, workflow, and reporting system that is used by LEDS and all our business units to design, estimate, plan, and track construction projects. We believe the LMPS system is unique in the industry and provides a competitive advantage by providing highly technical services in-house in a cost effective manner. LMPS is a Building Information Modeling (“BIM”) tool that allows us to construct MEP systems in a virtual environment, avoid conflicts in the field, eliminates rework caused by coordination issues, maximizes the use of off-site prefabrication of assemblies, and captures installation productivity and construction progress. We utilize LMPS beginning with the original engineering concept and throughout the construction process to continuously monitor progress and avoid wasted efforts. Many others in the industry expend additional costs to third parties for redrawing and remodeling effort to achieve the same results.

Services

Among our key business initiatives is the establishment of long-term relationships with building owners through maintenance agreements. In 2015, we converted 22% of our construction projects into long-term maintenance contracts with the building owners. A large portion of our maintenance services are delivered to building owners for whom we have not performed construction services. Accordingly, our maintenance platform can operate either on its own or in conjunction with our construction platform. We believe that our maintenance service offering provides a competitive advantage in the marketplace.

In 2013, we launched a significant expansion to our existing maintenance platform. Since then, our maintenance revenue has grown by 70% to $57.8 million through December 31, 2015. Our maintenance business builds long-term relationships through evergreen contracts (which are renewable, annuity-type contracts) and provides the following revenue and gross profit streams:

•	Maintenance Contracts. Through evergreen contracts, we provide maintenance services for HVAC, electrical and/or plumbing systems and equipment.
•	Service Contracts. Smaller than typical construction projects, this work is contracted directly with a building owner. On projects that are predominantly HVAC/plumbing/electrical in scope, Limbach may act as the “prime” general contractor.
•	Spot Work. “Spot” work is construction and/or service work performed on an emergency basis for building owners who are already under contract with Limbach for maintenance and/or construction work.
•	Water Treatment. In select business units we offer specialized water treatment services to building owners who may need to rehabilitate poorly maintained chillers and related equipment.
•	Automatic Temperature Controls (ATC). We provide design, installation and maintenance for specialized ATC systems through our maintenance and construction platforms to building owners and CM/GC customers.

Because of successful contractual relationships with building owners earned through maintenance services, we are well-positioned with those owners when they are ready to initiate major capital construction projects. As a result, our maintenance services often lead to, drive and support the growth of our HVAC, plumbing and electrical construction business.

In addition to our major construction projects and our maintenance services, we provide construction services through our special project divisions, known as SPD. Each of our nine business units offers SPD services. SPD services are typically less than $1 million in construction cost and have short durations and limited scopes of work. These projects are primarily secured through lump sum competitive bids, though on occasion these projects may be negotiated. When design is required for an SPD project, LEDS supports the contract. Although SPD work is performed on projects under $1 million, the margins earned on these projects can be substantially higher than larger construction projects. Typically, the project duration for SPD services is shorter than for large construction projects, and can sometimes be completed in less than 30 days.

Operational Strengths

We believe our competitive strengths make us a unique provider within our industry:

Limbach is a Nationally Respected Brand.  In operation for over 115 years, we are recognized as a premiere HVAC and plumbing contractor. We are known for delivering a painless process from a customer point-of-view. We deliver systems that work and are economical and easy to operate and maintain. We listen to our customers and understand their expectations. We touch base with our customers throughout the process to validate that we are exceeding expectations. We are known for excellence in the critical start-up and commissioning phase of complex HVAC, plumbing and electrical systems.

Solid Core Purpose, True Core Values and a Vision for Growth.  From the technician in the field to the leadership of the company, we focus on caring for people. Our core purpose “is to create great opportunities for people”, as demonstrated by the leadership teams in every business unit. We have implemented strong development programs through our Limbach University, led by our Chief Learning Officer, which allow us to attract and retain talent and stress the importance of promoting from within. Our core values reflect who we are and have been tested successfully several times over. We care about our people and believe our approach provides a competitive advantage. We hire, develop and retain top industry talent and we have strong retention rates averaged 86% over the last three years. In terms of employee satisfaction, in 2015 our employees reported a satisfaction rate of 81%,.

Engineering-Led Sales through LEDS.  One of our primary competitive advantages is our in-house design engineering, preconstruction and cost estimating services When Limbach provides design/assist services, LEDS contributes technical input, cost planning, logistical planning, schedule and design peer review in an effort to assist the owner, architect, engineer and CM/GC in delivering the desired scope for the owner’s approved budget. At times, LEDS creates savings for our customers of a greater than 30% reduction for their building system budgeted costs. This capability provides us with a competitive advantage, since few of our HVAC, plumbing or electrical competitors employ in-house design engineering, pre-construction and cost estimating services. Today, we employ over 27 staff within LEDS.

Proprietary LMPS System to Design, Estimate, Coordinate and Fabricate.  We believe our technology platform provides another competitive advantage. We have invested over $2 million in developing our own, proprietary bid-design-production system. We designed and built the system/process around lean principles that eliminate waste and improve productivity. These principles deliver value to our building owners and improve our gross margin. Applied at the commencement of a contract, our LMPS system provides real time estimating tied to the creation of a 3D model, commonly known in the industry as Building Information Modeling (“BIM”). Coordination of system design and installation procedures is updated regularly through the LMPS system. LMPS provides our team members with the ability to provide real-time, “what-if” planning options and scenarios with the conventional stops-and-starts of the design/value engineering/redesign process. Once design, cost, logistical planning and schedule are finalizing in the LMPS platform, the system is used to generate fabrication drawings for our scope of work. All of this leads to prefabricated solutions, reducing our onsite construction time, improving safety, and enhancing our profit margins.

Fabrication Capability.  Our company maintains fabrication facilities in each primary business unit. All business units include pipe prefabrication and most have some sheet metal assembly capability. Two of our business units have full sheet metal production lines (Ohio and Michigan). Our in-house production facilities provide opportunity for better process control and enhanced gross profit. Our plants only provide production for our own needs and we do not provide production for any third parties. Using industry available software, we assembled a system that allows us to manage our complete material, fabrication and installation workflows in a very efficient and cost effective way. As we continue to execute our strategic plan, we anticipate adding electrical and fire protection elements, allowing Limbach to be offer a complete design and production system for all building services.

Experienced Executive Team.  Our CEO has over 33 years of industry experience, including 12 years as CEO of Limbach. Prior to joining Limbach, our CEO served as chief executive officer of the North and South American business unit for the global commercial development and construction management firm, Lend Lease. Our COO has been with Limbach for 28 years. He started out of college and worked his way up his current position. The CFO brings 30 years of experience in the industry, with a keen understanding of the risks and opportunities with specialty contractors. Our EVP of Service & Maintenance has 34 years of experience in the industry, the last nine with Limbach, driving the growth of our maintenance business line. Our President of LEDS has 34 years’ experience in the industry. His skills and leadership are a strong reason for the remarkable growth we have enjoyed and he is integral to our customer relationships. We recently added a new position, SVP of Sales & Marketing to improve our go-to-market services, targeting more direct to owner business opportunities. Our SVP Sales & Marketing brings 35 years of selling experience in the industry. These individuals and our other leaders form a collective team that is highly focused on achieving our vision and stated goals.

Consistent History of Managing Construction Projects and Contract Risk.  Our long and successful track record gives us a solid understanding of how to manage risks. Our General Counsel and Chief Financial Officer bring highly skilled financial, legal and risk management expertise to Limbach. We have established limits of authority and other critical risk management processes to help our executives understand how to execute our work and manage risk. While we value our customers, we also work hard to reach reasonable contracts with fair terms. In many contractual relationships, we deploy pre-negotiated, standard rider agreements with our major and repeat customers, eliminating the need to negotiate every new contract. Our business units are led by talented leaders that have entrepreneurial skills. The business unit leaders carefully review each market opportunity, determine the strategic fit, assess resources available to execute the specific type of project, and score the opportunity according to our criteria.

Longstanding Customer Relationships.  We carefully screen, identify, secure and maintain mutually beneficial customer relationships. Some of our larger, well-known building owner customers include Disney Imagineering, Hospital Corporation of America, Honda, Ohio Health, Nationwide Children’s Hospital, Boston Medical Center, University of Pennsylvania, University of Southern California, University of Pittsburgh, Michigan State University, Harvard University, MGM Casinos and The Broad Art Museum. Key GC/CM customers include Turner Construction, Skanska, Barton Malow, Lend Lease, Gilbane, Hensel Phelps, Suffolk Construction, Clark Construction, Whiting-Turner, Brasfield & Gorrie and many others. We proactively manage account plans and relationships, from the senior-most level down to the field level.

Growth Strategies

We have implemented the following strategies to drive growth in our business and, ultimately, to enhance unit holder value:

•	Annuity Income Expansion: We expect to continue our rapid service and maintenance expansion, launched in 2013, which includes energy retrofits of existing buildings. Our goal is to move the maintenance percentage of overall company revenue from 17.4% to 20% of revenue over the next several years. This will provide a secure, dependable revenue stream and continue to reduce risk in the overall business, as well as create “pull-through” construction sales through spot, SPD, and small construction projects with maintenance customers.
•	Full Building Systems Offering: We intend to roll out a fully integrated building systems offering throughout our current geographic footprint, with a goal of capturing between 30% and 60% of a building’s construction value (depending upon project complexity and scope), with follow-on, long term maintenance contracts. Today, in our HVAC and plumbing business, we capture 15 – 25% of a building’s capital cost with our current range of services. Adding electrical services and an integrated offering could improve our capture rate in the same sales process by approximately 5 – 20%. A fully integrated offering also strengthens our long-term goal to expand our service offering to include acting as a prime contractor/construction manager on projects that are very heavy in HVAC, plumbing and electrical requirements, such as central energy plants for large campus facilities.
•	Geographic Expansion into Growth Markets: We expect to expand geographically into US regions that offer attractive growth prospects in our target end markets. Certain of these markets we may enter on a greenfield basis, either because they are contiguous with our current markets, or because we have an existing customer who can provide a sufficient anchor to support opening a new branch or satellite. In other markets we would expect to enter via acquisition of a strong local or regional contractor that offers an outstanding reputation, strong execution and an attractive customer list, and is compatible in culture and values with our company.

Sales and Marketing

Our sales process is primarily relationship driven. The vast majority of construction project opportunities we pursue are with long-standing customers. In most cases, we have to prequalify with our customer base in order to pursue new opportunities. This prequalification process involves credit review, ability to provide a surety bond, financial capacity to execute the work, our safety record and other qualification criteria. We utilize a top-down approach to maintain our customer relationships, involving our chief executive at the senior levels of customer organizations down to account managers at each of our business units that maintain active account plans with our customers. For maintenance opportunities, we seek to expand on our existing construction customer base to secure longer-term maintenance contracts, and also pursue building owners directly. We also seek to cross sell spot work and installation of new HVAC systems to existing construction or maintenance customers as well as new opportunities.

The company maintains a sales force consisting of 40 employees who engage primarily in managing these relationships and finding new opportunities. We also utilize an account management process to track client changes and monitor ongoing relationship building activities. Our sales force also creates proposals to new customers and attempts to create new relationships.

We identify construction opportunities by networking within regional markets and learning about new building projects. Some projects are brought to us by GC/CMs or building owners who are repeat customers or who have been referred to by Limbach by other industry participants. Once opportunities are identified, we evaluate our ability to execute the project, the potential profitability of the contract, and our ability to compete effectively for the contract. This process is generally run by account managers within our sales force or through pre-construction managers. We maintain limits of authority at various levels within our organization to ensure that major decisions on contracts and bids are made at appropriate levels.

For construction contracts, the sales cycle generally ranges between 1 to 12 months between identification of the opportunity and execution of the contract. The sales cycle for maintenance opportunities generally ranges between 1 and 12 For spot work and emergency repairs, the sales cycle is generally much shorter, in some cases as little as a few hours.

Construction Backlog

Our backlog of construction projects as of February 29, 2016 was $331.4 million. Projects are brought into backlog only once we have been provided written confirmation of award and the contract value has been established. At any point in time, we have a substantial volume of projects that are specifically identified and far along in negotiations and/or documentation, but those projects are not booked as backlog until specific conditions have been met. Our projects tend to be constructed over a 12- to 30-month schedule depending upon scope and complexity. Most major projects have a preconstruction planning phase which may require months of planning before actual construction commences. On occasion, we may be employed to deliver a “fast-track” project, where construction commences as the preconstruction planning work continues.

Service Contracts

The contract value of our maintenance agreements depends on the nature of the underlying contracts These contracts range from “inspection only” through “Full, Year-to-Year Maintenance” agreements. These agreements are typically evergreen with annual renewals. Occasionally we sell multi-year agreements. In 2015 we sold $2.6 million in new agreements. While these contracts generally provide for Limbach to deliver basic maintenance and repair services, these agreements frequently lead to more substantial repair/replacement and even small new construction contracts with the building owners, based on Limbach’s familiarity with the building’s HVAC/plumbing systems and its relationship with the property manager.

Geographic Markets

We have a diverse, geographic footprint across much of the US with an established presence in several of the country’s largest and fastest growing markets including Southern California, Washington DC and the greater Mid-Atlantic Region, New England, Philadelphia and Central Florida. Our business units in Western Pennsylvania, Ohio and Michigan, while smaller in population and growth opportunity, have produced strong revenue contributions over the last 10 years. In addition to planned organic growth in our existing business units, we are targeting new regions for investment and strategic geographic expansion including the southeastern United States and the eastern coast of Florida.

Our current geographic markets include:

•	New England, primarily in the greater Boston area
•	New Jersey
•	Eastern Pennsylvania, with a strong focus on the greater Philadelphia area, including Wilmington, DE
•	Mid-Atlantic Region, including Northern Virginia, Washington DC and Maryland
•	Florida, including Orlando, the Tampa-St Petersburg and Clearwater area, the Space Coast region, Jacksonville and Fort Lauderdale
•	Western Pennsylvania, including West Virginia
•	Ohio, primarily in Columbus, southeast Ohio, Toledo and Dayton

•	Michigan, primarily in Detroit, Pontiac, Lansing and Livonia
•	Southern California, including the greater Los Angeles area, Orange County and San Diego

Our Vertical Market Sectors

Each of our business units specializes in one or more of our key vertical market sectors.. In many cases, our business units share resources and knowledge to capture and serve a customer served by another business unit in another region. In this way, Limbach benefits from its national reputation and customer relationships, reducing the barriers to winning first-time projects with a customer in one geography based on prior success with that customer in another market.

We bring substantial technical capability to our work, particularly in our top four markets, healthcare, education, sports & amusement, and transportation. These sectors tend to involve more complex projects with higher design/engineering content versus other sectors, such as multi-family residential or retail, and, therefore, highlight our technical expertise, which allows us to win contracts and earn higher margins. We will continue to look at each opportunity within our active markets regardless of sector, but it is our intent to continue leveraging our strengths and build our business around these top sectors.

According to FMI’s 2015 Construction Outlook, Third Quarter Report each of these sectors is projected to enjoy strong growth from 2015 to 2019.

Joint Ventures

Occasionally, our core national or regional GC/CMs or building owners request that Limbach provide services in markets where we do not currently have an established presence. When we elect to pursue those opportunities, we typically identify and qualify a local firm and establish a joint venture. We believe our customers often ask us to support these “out-of-market” projects because of our reputation for excellent in-house engineering; our reliable construction execution; our proven ability to pre-engineer and pre-fabricate systems; and our deep understanding of how to maintain the complex HVAC/Plumbing and Electrical systems we design and construct. When we engage in joint ventures, we deploy our LMPS team described above, and contribute technical support from our LEDS team, as needed.

From time to time, we will engage in joint ventures within our established geographic markets. We implement these joint ventures where the scale or complexity of the project exceeds the capabilities of one organization. A joint venture may also be appropriate when Limbach can bring the technical skills and experience to a project, but we lack the customer relationship. Today, we have several successful joint ventures underway in Ohio and Michigan. We envision joint venturing as a prudent way of managing risk; serving existing customers; expanding into new geographic regions; exploring possible mergers or acquisitions with compatible specialty contractors; and diversifying into new vertical markets.

Competition

The HVAC/Plumbing construction and maintenance industry is highly competitive and the markets in which we compete have numerous companies that provide similar services. Factors influencing our competitiveness include price, reputation for quality, ability to reduce customer costs, experience and expertise, financial strength, surety bonding capacity, knowledge of local markets and conditions, and customer relationships. Competitors tend to be regional firms that vary in size and depth of resources. There are however, significant national competitors with similar national presence and breath of expertise to that of Limbach.

Materials & Equipment

We purchase materials, including sheet metal, steel and copper piping, electrical conduit, wire and other various materials from numerous sources. We also purchase equipment from various manufactures. The price and availability of materials and equipment may vary from year to year due to market conditions and industry production capacities. We do not foresee a lack of availability of any materials or equipment in the near term.

Employees

As of March 31, 2016, we had approximately 386 salaried employees, mostly project managers, estimators, superintendents and engineers who manage fully equipped crews in our construction business. We also had 917 craft employees, some of whom are represented by various labor unions. We believe we have a good relationship with our employees. We have developed strong partnerships with local unions to have access to an experienced, talented craft workforce, and we do not anticipate any shortage of labor.

Training and Safety

We maintain a very active training program through Limbach University. Lead by our Chief Learning Officer, we conduct training around the needs of the employees to meet their job description requirements. A key component of our training is Leadership Development, from the field foreman to the rising executives. Other training occurs on a regular basis on subjects relating to the technical execution of our work. This includes risk management, estimating, project management, ethics, lean management principles and other programs to maintain the development and skill base of our employees.

We place the highest emphasis on the wellbeing of our employees. We conduct extensive technical and personal safety training programs, which have allowed us to maintain a high safety level at our project worksites and maintenance work. All newly-hired employees undergo an initial safety orientation, and for certain types of assignments, we conduct specific hazard training programs. Our project foremen and superintendents conduct daily safety and productivity huddles at the start of every shift. Our full-time safety managers make random site safety inspections and perform assessments and training if infractions are discovered. In addition, all of our superintendents and project managers are required to complete an OSHA-approved safety course.

Properties

We have nine operating business units and related satellite offices, as well as the Limbach Engineering & Design Center. Our corporate headquarters are located in Pittsburg, Pennsylvania, and our other offices are spread throughout the eastern portion of the country and California.

Location	Owned or Leased	Approximate Size
Eastern Pennsylvania	Leased	27,443 square feet
LEDS (Orlando Limbach Engineering & Design Center)	Leased	12,740 square feet
Michigan	Owned	74,000 square feet
Michigan – Lansing	Leased	N/A
Mid Atlantic	Leased	40,318 square feet
New England	Leased	60,733 square feet
New Jersey	Leased	4,800 square feet
Ohio	Leased	46,744 square feet
Ohio (Athens)	Leased	3,000 square feet
Orlando (Lake Mary, FL – Future Location)	Leased	48,054 square feet
Sanford (Current Location)	Owned	37,170 square feet
Southern California	Leased	58,303 square feet
Tampa (Current Location)	Leased	6,200 square feet
Tampa (Future Location)	Leased	8,339 square feet
Western Pennsylvania	Leased	67,025 square feet
Western Pennsylvania (Westmoreland County)	Leased	5,000 square feet

Government and Environmental Regulations

We are subject to various federal, state and local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, the handling of underground storage tanks and the cleanup of properties affected by hazardous substances. We also are subject to compliance with numerous other laws and regulations of federal, state and local agencies and authorities, including those relating to workplace safety, wage and hour, and other labor issues (including the requirements of the Occupational Safety and Health Act and comparable state laws), immigration controls, vehicle and equipment operations and other aspects of our business. In addition, a relatively limited number of our construction contracts are entered into with public authorities, and these contracts frequently impose additional requirements, including requirements regarding labor relations and subcontracting with designated classes of disadvantaged businesses. A large portion of our business uses labor that is provided under collective bargaining agreements. As such, we are subject to federal laws and regulations related to unionized labor and collective bargaining (including the National Labor Relations Act). We continually monitor our compliance with these laws, regulations and other requirements. While compliance with existing laws, regulations and other requirements has not materially adversely affected our operations in the past, and we are not aware of any proposed requirements that we anticipate will have a material impact on our operations, there can be no assurance that these requirements will not change or that compliance will not otherwise adversely affect our operations in the future. In addition, while we typically pass any costs of compliance through to our customers under the applicable project agreement, either directly or as part of our estimate depending on the type of contract, there can be no assurance that we will not incur compliance expenses in the future that materially adversely affect our results of operations. Certain environmental laws impose substantial penalties for non-compliance and others, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA,” and comparable state law, impose strict, retroactive, joint and several liability upon persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site.

Insurance and Bonding

All of our buildings and equipment are covered by insurance, which our management believes to be adequate. In addition, we maintain general liability, auto, workers’ compensation, professional liability, fiduciary liability and crime, and excess liability insurance, all in amounts consistent with our risk of loss and industry practice. We purchase all insurance from third party insurers by paying annual premiums.

As a normal part of the construction business, we are sometimes required to provide various types of surety and payment bonds that provide an additional measure of security for our performance under both public and private sector contracts. Typically, for projects where a bid is required, we must post a performance and payment bond for 100% of the contract amount. Our ability to obtain surety bonds depends upon our capitalization, working capital, aggregate contract size, past performance, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our contract backlog that we have currently bonded and their current underwriting standards, which may change from time to time.

Legal Proceedings

From time to time, we and our subsidiary operating units are party to routine legal proceedings and claims which arise in the ordinary course of our business. In general, these proceedings are covered by insurance policies. We believe that the final disposition of such matters will not have a material adverse impact on our financial position, results of operation or liquidity.

Executive Officers

Set forth below is certain information regarding the current executive officers of Limbach:

Name	Age	Positions
Charles A. Bacon, III	55	Chief Executive Officer and Chairman
John T. Jordan, Jr.	52	Executive Vice President and Chief Financial Officer
Kristopher L. Thorne	51	Executive Vice President and Chief Operations Officer

Charles A. Bacon, III joined Limbach in early 2004 as Chairman of the Board of Managers and Chief Executive Officer, and was also an owner of the company. In that role, he was responsible for the overall performance and strategic direction of the business. Prior to joining Limbach, Mr. Bacon was the President and CEO of the North and South American operations of Bovis Lend Lease. Starting as a superintendent in 1982, he worked his way through various management and leadership positions within the organization and was named President in 1996 and CEO in 1999. Mr. Bacon is also a founding member of the IIF CEO Forum, a group of construction executives that are dedicated to a goal of eliminating injuries within Limbach’s industry. He also supports the ACE Mentorship Program and sits on the Executive Committee of the ACE National Board, an opportunity to influence high school children to consider careers in the construction industry. He is also a member of the Construction Industry Round Table (CIRT), where he serves on the Board of Directors. In addition to these associations, Mr. Bacon also serves on the Board of Industrial and Infrastructure Constructors USA, a general construction company headquartered in Pittsburgh, Pennsylvania. Mr. Bacon has a unique perspective and understanding for Limbach’s business, culture and history, having led Limbach through many economic cycles and operational initiatives. His day-to-day leadership of Limbach gives him critical insights into its operations, strategy and competition. Throughout his career at Limbach he has demonstrated strong entrepreneurial skills, as wells as marketing, strategic, and operational expertise. Mr. Bacon also possesses in-depth knowledge of and key relationships in the construction industry.

John T. Jordan, Jr. serves as Chief Financial Officer of Limbach, a position he has held since April 2015. In 2011, Mr. Jordan started MSJ Consulting, LLC to serve the construction industry as an outsourced CFO serving general and specialty contractors, suppliers, banks, and sureties. Prior to 2011, Mr. Jordan held numerous financial positions with general and specialty contractors in the construction industry, in which he has nearly 30 years of experience. Mr. Jordan has an Accounting Degree from the University of Delaware and a Master’s in Management Degree from Penn State University. He has successfully completed the CPA exam and the CCIFP exam. He is an active member of the Construction Financial Management Association (CFMA) and has served on local and national CFMA committees. Mr. Jordan has been published in Building Profits, a CFMA publication, and has spoken at CFMA local and national events. He is a former President of the Board of Providence Academy, a private Christian school in Leesburg, VA, and previously served on YMCA, Operation Homefront, and other Church Boards.

Kristopher L. Thorne joined Limbach in 1988, and most recently served as Chief Operations Officer of our union subsidiary businesses. In that role, he oversaw aspects of Limbach’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. Thorne is an accomplished senior executive with proven success, extensive experience and expertise in all aspects of the mechanical contracting/service industry. Prior to assuming the responsibilities of Limbach’s Chief Operations Officer, he led the Michigan business unit as the SVP/Branch Manager since 2007. Mr. Thorne holds a Bachelor of Science in Business Administrative from University of Toledo and a Bachelor of Science in Energy Management from Ferris State University.

Executive Officer Compensation

The following tables and accompanying narrative disclosure discuss the compensation awarded to, earned by, or paid to Charles A. Bacon, III, John T. Jordan, Jr. and Kristopher L. Thorne. We refer to these three executive officers as the “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the fiscal years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation(1)	All Other Compensation ($)(3)	Total ($)
Charles A. Bacon, III Chief Executive Officer and President	2015	530,400	—	477,360	—	1,007,760
	2014	530,400	—	0	—	530,400

John T. Jordan, Jr.(4) Chief Financial Officer	2015	202,466	56,750	104,400	—	363,616
	2014	N/A	N/A	N/A	N/A	N/A
Kristopher L. Thorne(5) Chief Operations Officer	2015	261,919	96,550	132,027	—	490,496
	2014	187,121	—	25,5000	—	212,121

(1)	Nonequity Incentive Plan Compensation earned for 2015 and 2014 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals.

(2)	The amounts reported in this column represent the aggregate grant date fair value of the equity options granted to our named executive officers during the year ended December 31, 2015 as computed in accordance with ASC 718. The assumptions used in calculating the aggregate grant date fair value of the equity options reported in this column are set forth in Note 8 to our consolidated financial statements included in this proxy statement/prospectus/information statement. The amounts reported in this column reflect the accounting cost for these equity options, and do not correspond to the actual economic value that may be received by our named executive officers from the equity options.
(3)	None of our named executive officers receive benefits or perquisites in excess of $10,000 or which are otherwise not available to our employees generally.
(4)	Mr. Jordan was hired on April 27, 2015.
(5)	Mr. Thorne became COO June 1, 2015. Prior to his appointment, Mr. Thorne was the branch manager for our Michigan operations.

Narrative Disclosure to Summary Compensation Table

Compensation Determinations

This section explains the base salary and other benefits and perquisites provided to our named executive officers in 2015 and 2014. Our Board has historically determined our overall named executive officer compensation philosophy and related matters as a private company. In the future, the objectives, design and payouts of our named executive officer compensation program following this offering may, over time, vary significantly from our historical practices.

Base Salary

Our Board determines the base salaries for each of our named executive officers, and most recently, in compliance with the employment agreements referenced below. We pay our named executive officers an annual base salary in cash. Base salaries are reviewed annually by the Board and recommendations of increase are made after such evaluations. We expect our compensation program to change significantly following consummation of the Business Combination.

Cash Incentive Plans

Our Company Cash Incentive Plans are designed to reward employees for their contribution to Company profitability and strategic initiatives, and to incentivize them to continue improving performance in future years. The incentive plans are administered by our Board of Managers and bonuses are paid in cash. All named executive officers will participate in the plan and receives a performance agreement at the beginning of each plan year. The performance agreement defines (1) the target award, (2) company financial performance goals, and (3) all individual goals. The performance agreement also defines the calculation of the award, weighting of the goals, and all other administrative provisions. Our Board of Managers, at the beginning of the plan year, determines the Target Award for each named executive officer (described as a percentage of base salary), confirms performance goal weights, and approves all individual goals to be included in the performance award.

Agreements with Our Named Executive Officers

We have entered into a written employment agreement with Mr. Bacon setting forth the terms and conditions of his employment, which will become effective upon consummation of the Business Combination. In addition, each of Messrs. Jordan and Thorne have executed offer letters, which set forth the terms of their employment. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “Potential Payments Upon Termination or Change of Control” below.

Employment Agreement with Charles A. Bacon, III

Concurrently with the signing of the Merger Agreement on March 23, 2016, we entered into the Employment Agreement with Mr. Bacon, to be effective upon consummation of the Business Combination. The Employment Agreement provides for an annual base salary of $600,000, subject to annual increases as determined by our Board. Mr. Bacon will be entitled, upon achieving certain performance goals to be determined by our Board, to an annual bonus in an amount determined by the Board not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon is also expected to be entitled to receive severance benefits if his employment is terminated either by 1347 Capital without “Cause,” as defined in the Employment Agreement, or by Mr. Bacon with “Good Reason,” as defined in the Employment Agreement, subject to execution of a full release in favor of 1347 Capital and its subsidiaries. The terms of such severance arrangement are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for John T. Jordan, Jr.

Pursuant to the terms of an offer letter dated March 18, 2015, Mr. Jordan entered into employment as Executive Vice President and Chief Financial Officer of our subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Jordan agreed to an annual base salary of $300,000, which may be increased annually, subject to the Board’s approval. He also received a one-time signing bonus of $20,000 upon commencement of his employment, and will also be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board not to exceed 40% of his base salary. Mr. Jordan is also eligible to participate in Limbach’s Management Unit Option Plan (which plan will not continue following consummation of the Business Combination), and received three grants totaling 100,000 unit options, which are convertible into Class C units of Limbach, subject to the terms and conditions of the Management Unit Option Plan.

Mr. Jordan is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments Upon Termination or Change of Control.”

Offer Letter for Kristopher L. Thorne

Pursuant to the terms of an offer letter dated April 24, 2015, Mr. Thorne entered into employment as Executive Vice President and Chief Operations Officer of our union subsidiary, Limbach Facility Services LLC. Under the terms of the agreement, Mr. Thorne agreed to an annual base salary of $310,000, which may be increased annually, subject to the Board’s approval. He will be entitled, upon achieving certain objectives set forth in a mutually agreed upon annual performance agreement, to an annual bonus in an amount to be determined by the Board not to exceed 50% of his base salary. Mr. Thorne is also eligible to participate in Limbach’s Management Unit Option Plan, and received three grants totaling 170,000 unit options, which are convertible into Class C units of Limbach, subject to the terms and conditions of the Management Unit Option Plan.

Mr. Thorne is additionally entitled to certain severance benefits pursuant to his offer letter, the terms of which are described under “Potential Payments Upon Termination or Change of Control.”

Equity Award Plans

Following the consummation of the Business Combination, we will grant all equity awards under the 2016 Plan, no further awards will be granted under our 2006 Management Unit Option Plan, and all outstanding awards previously granted under the 2006 Management Unit Option Plan will vest and be exercised immediately prior to the consummation of the Business Combination.

2006 Management Unit Option Plan

Awards

The 2006 Management Unit Option Plan provides for the grant of options, which include nonqualified stock options and incentive stock options, to our employees or service providers. Nonqualified stock options granted under the Management Unit Option Plan are not intended to qualify as incentive stock options under Section 422 of the Code.

Plan Administration

Our Board administers the Management Unit Option Plan, having authority to establish such regulations, provisions, procedures and conditions of awards which may be advisable in in the administration of the plan. All determinations of the Board may be made in the Board’s sole discretion and shall be final, conclusive and binding on all interested parties.

Authorized Units

Subject to adjustment as described in the Management Unit Option Plan, there are 2,000,000 Class C Units for which options may be granted under the plan.

Eligibility

The Board of Directors may grant awards to employees, directors and consultants of Limbach.

Terms of Options

Options granted under the Management Unit Option Plan are evidenced by, and subject to the terms and conditions of, award agreements. The following is a description of the terms of nonqualified stock options under the Management Unit Option Plan, as further set forth in the award agreements and the Management Unit Option Plan.

Vesting

Generally, our nonqualified option awards are subject to time-vesting in accordance with the following schedule: 50% on the second anniversary of the grant date, and 25% on each of the third and fourth anniversaries of the grant date. In the event of a change in control of Limbach, all unvested options immediately vest on the effective date of such change in control.

Exercise

Vested options may be exercised, immediately prior to or simultaneously with the consummation of a change in control of the Company, consummation of an initial public offering, or dissolution of the Company. Any option not exercised immediately prior to or in connection with a change in control will be forfeited.

Exercise Price

The Management Unit Option Plan expressly provides that the exercise price for options granted under the Management Unit Option Plan are to be the fair market value of the underlying units on the grant date, as determined by the Board in good faith.

Term; Termination of Service

The options award agreements provide that the options expire on the tenth anniversary of the grant date but are subject to earlier termination upon termination of a participant’s employment or service. Upon a termination of employment due to the death of the option holder, all unvested options expire and vested options remain exercisable by the estate, subject to Limbach’s right to repurchase such vested options during a one-year period. Upon a termination of employment or service for disability, by Limbach without cause, or by the option holders’ voluntary resignation, all unvested options will terminate on the termination date and all vested options will terminate on the earlier of the end of the exercise period or the 30th day following an initial public offering. In such event, Limbach has the right, in its sole discretion, to purchase any vested options at the then fair market value and any Units held by the participant at the then fair market value. Upon a termination of employment or service for cause, all options (whether vested or not vested) are forfeited and canceled as of the termination date.

Restrictions on Transfer

The options may not be transferred except in the case of a participant’s death, by will or the laws of descent and distribution. Units issued upon exercise of the options are subject to provisions of a Limbach’s limited liability company agreement which, among other things, places significant restrictions on the transfer of units and gives Limbach and other unit holders the right to purchase units upon the happening of specified events.

Adjustments

In the event of any change in the outstanding units of our Company by reason of any recapitalization, unit conversion, unit split or otherwise, other than a change in control, in order to preclude dilution or enlargement of participants’ rights under the Management Unit Option Plan, the Board will, in its sole discretion, adjust the maximum aggregate number and class of units as to which options may be granted under the Management Unit Option Plan, as well as the number and class of units and the exercise price of options previously granted, under the Management Unit Option Plan.

Change in Control

The Management Unit Option Plan provides that, except as provided in the award agreements, in the event of a change in control, all unvested options will vest and all options will be exercisable immediately prior to the effective date of such change in control. All options not exercised prior to a change in control will be forfeited unless otherwise determined by the Board.

Amendment and Termination

The Management Unit Option Plan will continue in effect until July 20, 2021, provided that the Board of Directors may terminate or amend the Management Unit Option Plan at any time. No termination or amendment of the Management Unit Option Plan will affect in any manner any option granted prior to the date of termination or amendment, without the consent of the participant.

1347 Capital Corp. 2016 Omnibus Incentive Plan

Following consummation of the Business Combination, all future equity awards will be granted under the 2016 Plan, which is described in detail under “Proposal No. 4 — Approval and Adoption of the 1347 Capital Corp. 2016 Omnibus Incentive Plan.”

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our named executive officers is eligible to receive certain benefits pursuant to his or her agreement with us described above under “Agreements with Our Named Executive Officers.”

Upon termination of Mr. Bacon’s employment, Mr. Bacon may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Bacon resigns with good reason or 1347 Capital terminates Mr. Bacon’s employment for reason other than cause, Mr. Bacon is entitled to receive to receive (i) severance payments equal to continued payment of his base salary for the longer of one year or the period beginning on the date of termination through the third anniversary of the effective date, and (ii) a prorated portion of any cash bonus payment earned during that year, provided that Mr. Bacon signs and delivers to 1347 Capital, and does not revoke, a general release of claims in favor of 1347 Capital and certain related parties. In the event Mr. Bacon resigns his employment without good reason, or Mr. Bacon’s employment terminates as a result of his death or disability, Mr. Bacon is entitled to receive the Accrued Obligations (as defined below), provided however, that in the event of Mr. Bacon’s termination by 1347 Capital for cause, the Accrued Obligations shall not include any unpaid annual cash bonus for the fiscal year preceding the termination year.

The “Accrued Obligations” include the following: (i) all previously earned and accrued, but unpaid, base salary, for services rendered to 1347 Capital on or prior to the date on which the employment period ends; (ii) the annual cash bonus payable for any completed fiscal year, provided that such termination is not due to the Mr. Bacon’s resignation without good reason or by good faith resolution of the Board for cause; and (iii) certain other benefits contemplated by the agreement.

If Mr. Jordan’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for six months, and (ii) a prorated portion of any annual incentive plan payment earned during that year. Further, if a change in control occurs prior to the second anniversary of Mr. Jordan’s employment, and he is terminated by new ownership other than for his resignation, death, disability or good cause, he will receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any annual incentive plan payment earned during that year.

If Mr. Thorne’s employment is terminated for reasons other than his resignation, death, disability or good cause, he would be entitled to receive (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year. Further, if a change in control occurs, and Mr. Thorne is involuntarily terminated without good cause, or he terminates his employment for good reason at the time of the change in control or twelve months following the change in control, he will be entitled to receive: (i) severance payments equal to continued payment of his base salary and all health benefits for twelve months, and (ii) a prorated portion of any cash bonus payment earned during that year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding management unit stock options held by our named executive officers as of December 31, 2015:

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Charles A. Bacon, III	—		—			—	—
John T. Jordan, Jr.	—		50,000	(2)		2.00	5/29/2025
	—		25,000	(2)		2.25	5/29/2025
	—		25,000	(2)		2.75	5/29/2025
Kristopher L. Thorne	30,000	(3)	—			2.73	7/20/2016
	—		85,000	(2)		2.00	5/29/2025
	—		45,000	(2)		2.25	5/29/2025
	—		40,000	(2)		2.75	5/29/2025

(1)	All of the outstanding stock option awards represent the right to purchase Class C units of membership interest, and were granted under the Management Unit Option Plan adopted by the Board of Directors effective July 20, 2006.
(2)	The options vest over four years, with 50% of the options to be vested on 5/29/2017, 75% to be vested at 5/29/2018, and 100% to be vested at 5/29/2019. The options are also eligible for accelerated vesting upon a change in control or the dissolution of Limbach as described above under “Potential Payments Upon Termination or Change of Control.”
(3)	The options are fully vested.

1347 CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of 1347 Capital’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus/information statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties, reflecting 1347 Capital’s current expectations, estimates and assumptions concerning events and financial trends that may affect 1347 Capital’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “1347 Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to 1347 Capital.

Overview

We are a blank check company formed on April 15, 2014 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Our efforts to identify a prospective target business will not be limited to any particular industry or geographic region. At March 31, 2016, 1347 Capital had not yet commenced any operations nor generated any revenues to date. All activity through March 31, 2016 relates to 1347 Capital’s formation, its Offering, general corporate matters, and identifying and evaluating prospective acquisition candidates and pursuing a business combination with Limbach.

1347 Capital consummated the Offering of 4,000,000 Units on July 21, 2014 generating gross proceeds of $40,000,000. Simultaneously with the closing of the Offering, we also consummated a private placement of 180,000 Private Units at $10 per unit and 600,000 $15 Exercise Price Sponsor Warrants at $0.50 per warrant generating additional gross proceeds of $2,100,000.

On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The Units issued pursuant to the over-allotment option were sold at the Offering price of $10.00 per Unit, generating gross proceeds of $6,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the sponsor purchased an additional 18,000 Private Units at $10.00 per unit.

We intend to utilize the cash derived from the proceeds of the Offering and the private placement of the Private Units and $15 Exercise Price Sponsor Warrants, our securities, debt or a combination of cash, securities and debt, in effecting the Business Combination. The issuance of additional shares of common stock or preferred stock in the Business Combination:

•	may significantly dilute the equity interest of our investors in the Offering who would not have pre-emption rights in respect of any such issuance;
•	may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;
•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of some or all of our present officers and directors; and
•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after our initial Business Combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding; and
•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Results of Operations

Our entire activity since inception up to the closing of our Offering on July 21, 2014 was in preparation for that event. Since the Offering, our activity has been limited to the evaluation of the Business Combination candidates, and we will not be generating any operating revenue until the closing and completion of our initial Business Combination. We have generated a small amount of non-operating income in the form of interest income on the funds invested in the Trust Account. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Our expenses have increased as a result of being a public company (for financial reporting, accounting and auditing compliance). We expect to incur increased expenses in the future as we pursue a Business Combination. For the three months ended March 31, 2016, we incurred a net loss of $384,646, which consists primarily of $314,927 for legal fee, $50,000 incurred for NASDAQ listing, $30,000 of expenses pertaining to office and administrative services provided to us by 1347 Capital LLC, $7,525 for State of Delaware franchise tax estimate, $7,500 of audit and review expenses, $6,730 incurred for D&O insurance, $5,996 for trust account and transfer agent fee and other general and administrative expenses, mitigated partially by $47,097 of the interest income.

For the three months ended March 31, 2015 we incurred a net loss of $136,125, which consists primarily of $40,000 for NASDAQ annual listing fee, $30,000 of expenses pertaining to office and administrative services provided to us by 1347 Capital LLC, $22,348 incurred for State of Delaware franchise taxes, $16,641 incurred for D&O insurance, $11,375 of audit and review expenses, and other general and admin expenses.

Liquidity and Capital Resources

Our cash balance as of March 31, 2016 was $78,804. Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the Insider Shares, as described in Note 1 to 1347 Capital’s Financial Statements, a loan from the Sponsor in an aggregate amount of $125,000 that is more fully described below, and funds raised in the Offering and private placement of securities that are not required to be held in trust. We incurred approximately $1,800,000 in Offering related costs during the year ended December 31, 2014, including a $1,380,000 underwriting discount paid to underwriters.

We intend to use substantially all of the net proceeds of the Offering, including the funds held in the Trust Account, in connection with our initial Business Combination and to pay our expenses relating thereto. The expenses include a fee payable to EarlyBirdCapital in an amount equal to 3.5% of the total gross proceeds raised in the Offering upon consummation of our initial Business Combination for acting as our investment banker on a non-exclusive basis to assist us in structuring and negotiating a business combination (but not for the purpose of identifying a target business), less up to 30% of such fee that we may allocate to one or more other advisors that assist us in identifying or consummating an initial Business Combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended is expected to be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

We believe that our cash balance as of March 31, 2016 not held in the Trust Account and the interest earned on the Trust Account balance (net of income, and other tax obligations) that may be released to us to fund our working capital requirements which we anticipate will be approximately $94,000, will be sufficient to allow us to operate for the remainder of 1347 Capital’s term, assuming that a Business Combination is not consummated during that time. Besides the costs already paid for, we anticipate that we will pay approximately:

•	$50,785 of expenses for the legal, and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of our initial Business Combination;
•	$9,500 of expenses relating to audit, review and our SEC reporting obligations;
•	$35,000 for the payment of the administrative fee to 1347 Capital LLC (of $10,000 per month for up to 3.5 months), subject to Company’s assessment of its working capital requirements and Audit Committee approval;
•	$7,525 of expenses relating to Delaware franchise taxes;
•	$13,000 for general working capital that will be used for miscellaneous expenses, liquidation obligations and reserves.

If our estimates of the costs of undertaking due diligence and negotiating our initial Business Combination is less than the actual amount necessary to do so, or the amount of interest available to us from the Trust Account is less than we expect as a result of the current interest rate environment, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to convert a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial Business Combination. Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

If we do not complete a Business Combination within 18 months from the closing of our Offering (or 24 months from the closing of our Offering if we have entered into a letter of intent or definitive agreement for a Business Combination within 18 months from the closing of our Offering but the Business Combination has not been completed within such 18-month period), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about 1347 Capital’s ability to continue as a going concern.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of March 31, 2016, we did not have any off-balance sheet arrangements. We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.

Critical Accounting Policies & Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to possible redemption. 1347 Capital did not take into account the outstanding dilutive securities in calculating the loss per share because it reported net loss for the period. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

The fair value of 1347 Capital’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet given their short-term nature.

Cash and Cash Equivalents

1347 Capital considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. 1347 Capital maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. At March 31, 2016, 1347 Capital’s cash was held at one financial institution.

Investment Held in Trust

At March 31, 2016, the assets in the Trust Account were valued at $46,050,791, of which $45,956,570 was invested in United States Treasury Bills and $94,221 held as cash.

Common Stock Subject to Possible Conversion

1347 Capital accounts for its common stock subject to possible conversion in accordance with ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within 1347 Capital’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. 1347 Capital’s common stock features certain conversion rights that are considered by 1347 Capital to be outside of 1347 Capital’s control and subject to the occurrence of uncertain future events. Accordingly at March 31, 2016, 2015, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of 1347 Capital’s balance sheet.

Although 1347 Capital did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

1347 Capital recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at March 31, 2016, 4,055,919 of the 4,600,000 public shares were classified outside of permanent equity at its redemption value.

Income Taxes

1347 Capital accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on 1347 Capital’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in 1347 Capital’s financial statements. 1347 Capital believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

1347 Capital’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of March 31, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Adopted Accounting Standards

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. We adopted the new standard beginning January 1, 2015.

Related Party Transactions

As of April 17, 2014, the Sponsor loaned an aggregate of $125,000 to us, on a non-interest bearing basis, for payment of Offering expenses on our behalf. The terms of this loan were amended and restated as of April 18, 2014. The loan is payable without interest no later than the date on which our initial Business Combination is consummated.

We are obligated, commencing on the date of the Offering, to pay 1347 Capital LLC, an affiliate of the Sponsor, a monthly fee of $10,000 for general and administrative services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial Business Combination.

Our insiders (and/or their designees) purchased an aggregate of 180,000 Private Units at $10.00 per Private Unit and 600,000 $15 Exercise Price Sponsor Warrants at a price of $0.50 per warrant (for a total purchase price of $2,100,000) from us. These purchases took place on a private placement basis simultaneously with the consummation of the Offering on July 21, 2014. Our insiders have also purchased from us at a price of $10.00 per unit an additional 18,000 Private Units for a total purchase price of $180,000 simultaneously with the exercise of the over-allotment option by the underwriters.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, in order to finance transaction costs in connection with an intended initial Business Combination, our insiders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our Business Combination into additional Private Units at a price of $10.00 per unit. If we do not complete a business combination, the $125,000 loan from the Sponsor, and any other outstanding loans from our insiders, officers and directors or their affiliates, will be repaid only from amounts remaining outside our Trust Account, if any. We believe the purchase price of these units will approximate the fair value of such units when issued. However, if it is determined that, at the time of issuance, the fair value of such units exceeds the purchase price, we would record compensation expense for the excess of the fair value of the units on the day of issuance over the purchase price in accordance with ASC 718 — Compensation — Stock Compensation.

Quantitative and Qualitative Disclosures About 1347 Capital Market Risk

As of March 31, 2016, 1347 Capital is not subject to any market or interest rate risk. The net proceeds of 1347 Capital Corp.’s initial public offering and the sale of the private units held in the Trust Account are invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, 1347 Capital Corp. believes there is no associated material exposure to interest rate risk.

LIMBACH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Limbach’s financial condition and results of operations covers periods prior to the consummation of the Business Combination and summarizes the factors that had a material effect on its results of operations. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Business Combination will have on Limbach. The Business Combination impact includes, without limitation, increased leverage and debt service requirements, the impact of purchase accounting, and costs to operate as a standalone company which is discussed in the “The Business Combination” and “Management After the Business Combination” and other designated sections elsewhere in this proxy.

You should read the following discussion and analysis in conjunction with Limbach’s Consolidated Financial Statements and the related notes thereto and the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this proxy statement/prospectus/information statement. This discussion and analysis contains forward looking statements that are based on Limbach management’s current expectations, estimates and projections about its business and operations. Limbach’s actual results may differ materially from those currently anticipated and expressed in such forward looking statements as a result of various factors, including the factors described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus/information statement

References in this “Limbach Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Limbach.

Overview

We are an industry-leading commercial specialty contractor in the areas of HVAC, plumbing, electrical and building controls through design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades for private customers and federal, state, and local public agencies in Florida, California, Massachusetts, New Jersey, Pennsylvania, Maryland, Washington DC, Virginia, West Virginia, Ohio and Michigan. We operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services, and (ii) Services, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services. Our market sectors primarily include the following:

•	Healthcare, including research, acute and outpatient not-for-profit, for-profit facilities and pharmaceutical and biotech;
•	Education, including colleges, universities, research centers and K-12 public and private facilities;
•	Sports & Amusement, including arenas, rides and related facilities;
•	Transportation, including passenger terminals and maintenance facilities for rail and airports;
•	Government facilities, including federal, state and local agencies;
•	Hospitality, including hotels and resorts;
•	Corporate and commercial office buildings, including new builds and interior fit-outs;
•	Retail and mixed use;
•	Residential multifamily apartment buildings (excluding condominiums); and
•	Industrial manufacturing.

The company was founded in 1901, and maintains an established brand within the industry. We believe we are viewed as a value added and trusted partner by our customers, which include building owners, general contractors, construction managers and energy service companies, or ESCO’s.

Our services provided to building owners is centered on HVAC, plumbing, and electrical building systems, which typically include ongoing maintenance, upgrades to existing building systems, energy retrofits and delivering general construction services. We also construct new buildings or additions or renovations of existing buildings for general contractors, construction managers and energy service companies, or ESCO’s.

Our services primarily include the following categories:

•	Specialty Contracting, including the design and construction of HVAC, plumbing and/or electrical systems within commercial and institutional buildings;
•	General Contracting, including construction on projects that primarily involve HVAC, plumbing and/or electrical;
•	Maintenance of HVAC, plumbing and/or electrical systems;
•	Service Projects for system and equipment upgrades, including energy retrofits;
•	Emergency service work, which we refer to as “Spot Work”;
•	Water Treatment;
•	Automatic Temperature Controls (“ATC”); and
•	Performance Contracting, including significant building energy retrofits.

Typical maintenance and water treatment agreements range in value from $2,500 to over $200,000. Service Projects typically range in value from $1,000 to $500,000. Spot Work varies in value and is typically billed at preapproved billing rates. ATC projects vary in size from $10,000 to over $250,000. Specialty Contracting, General Contracting and Performance Contracting can range from $100,000 to $100 million. While these ranges are typical for our services, certain projects may be below or above these stated ranges.

Our specialty contracting services for general contractors, construction managers and ESCO’s, include the following services:

•	Competitive Lump Sum Bidding (including plan and specification bidding with select qualified competitors);
•	Design/Assist Services, for which we typically contract on a negotiated basis to maintain a project budget, and occasionally are contracted on a lump sum basis;
•	Integrated Project Delivery, for which we contract on a negotiated basis to collaborate with a team to establish a target budget and execute on a project within the target budget;
•	Design/Build, which services are provided on either a negotiated basis or through competitive bidding; and
•	Performance Contracting, for which we assess a building owner’s facilities and offer a proposal to reduce energy and operating costs, and when successful, we often perform ongoing maintenance of the building systems.

Our specialty contracting is provided through either our special projects division or our major projects group. Special projects typically range in value from $5,000 to $1.0 million. Major projects typically range in value from $1.0 million to $100.0 million. Actual contracts may be below or above these stated ranges depending upon the actual project requirements.

We possess the abilities to provide design services in-house through our design center located in Orlando, Florida. We sell the majority of our services by leading with our engineered solutions, which we believe are viewed as highly valued by our select customer base and drive higher margin outcomes.

Our near-term sales pipeline remains adequate for both construction and maintenance contracts. Industry forecasting by Dodge Data and Analytics, FMI and the AIA are all projecting continued growth in all of our sectors in the near and midterm. Combining the expansion of the market opportunities, our competitive differentiation and the growth strategies we are employing, we believe we will continue to realize steady sales and improve margin opportunities.

During the quarter ended March 31, 2016, our revenues, net income and Adjusted EBITDA attributable to Limbach were $97.8 million, $1.5 million, and $3.3 million, respectively, representing increases of 25.1%, 228.6% and 38.9%, respectively, over the same period in 2015.

During the year ended December 31, 2015, our revenues, net income and Adjusted EBITDA attributable to Limbach were $331.4 million, $4.4 million, and $13.2 million, respectively, representing increases of 12.5%, 120.1% and 45.2%, respectively, over the same period in 2014.

JOBS Act

The combined company will qualify as an “emerging growth company” pursuant to the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying companies. As defined in the JOBS Act, a company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of the fiscal year following the fifth anniversary of its initial public offering of common equity securities;
•	the last day of the fiscal year in which it has annual gross revenue of $1.0 billion or more;
•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
•	the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (c) has filed at least one annual report pursuant to the Securities Act.

Under this definition, the combined company will be an “emerging growth company” upon completion of the Merger and could remain an “emerging growth company” until as late as December 31, 2019. Pursuant to Section 107(b) of the JOBS Act, as an “emerging growth company” we expect the combined company to delay adoption of accounting pronouncements newly issued or revised after April 5, 2012 applicable to public companies until such pronouncements are made applicable to private companies.

As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Key Components of Consolidated Statements of Operations

Revenue, net

We generate revenues principally from fixed-price construction contracts under which we deliver HVAC, plumbing, and electrical construction services to our customers. The terms of our contracts generally range from six months to two years. Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed. We believe that our extensive experience in HVAC, plumbing, and electrical projects and our internal cost review procedures during the bidding process enable us to reasonably estimate costs and mitigate the risk of cost overruns on fixed price contracts.

We generally invoice customers based on a schedule of values that breaks down the contract amount into discrete billing items. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as an asset until billable under the contract terms, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a liability until the contracts revenue is recognizable.

Cost of Services

Cost of services primarily consists of the labor, equipment, material, subcontract, and other job costs in connection with fulfilling the terms of our contracts. Labor costs consist of wages plus taxes, fringe benefits, and insurance. Equipment costs consist of the ownership and operating costs of company-owned assets, in addition to outside-rented equipment. If applicable, job costs include estimated contract losses to be incurred in future periods. Due to the varied nature of our services, and the risks associated therewith, contract costs as a percentage of contract revenue have historically fluctuated and we expect this fluctuation to continue in future periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel costs for our administrative, estimating, human resources, safety, legal, finance and accounting employees and executives. Also included are non-personnel costs, such as travel-related expenses, legal and other professional fees and other corporate expenses. We expect to incur incremental costs associated with supporting the growth of our business and to meet the increased compliance requirements associated with our transition to and operation as a public company. Those costs include increases in our accounting, human resources, IT and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation and the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense incurred in connection with our debt, along with interest, and miscellaneous income.

Adjusted EBITDA

The term Adjusted EBITDA is not defined under GAAP. We believe, however, that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period exclusive of expenses that will not reoccur following consummation of the Merger Agreement. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided under “Reconciliation of non-GAAP financial measures” below.

Income Tax Expenses

Following the Merger, Limbach will be taxed as a C Corporation. The historical audited financial results and other Limbach financial information included in this proxy statement/prospectus/information statement reflect our results as a limited liability company taxed as a partnership for federal income purposes. As a partnership, our profits were not taxed at the entity level. Following the Merger, our financial results will include the effects of federal income taxes which will be paid at the entity level.

Backlog Information

Our contract backlog consists of the remaining unearned revenue on awarded contracts. Backlog is not a term recognized under United States GAAP; however, it is a common measurement used in our industry. Once we have successfully bid on a project and have received written confirmation of the contract being awarded to us, we record the value of the contract as backlog. Consequently, contract backlog is also an important factor we use to monitor in our business. The duration of our contracts vary significantly from months to years and our backlog is subject to increases as projects are added. Our backlog does not necessarily represent the amount of work that we are currently negotiating or pursuing at any given time. It is also subject to change as contract backlog can increase or decrease due to contract change orders.

Given the multi-year duration of many of our contracts, backlog revenues are expected to be earned over a period that will extend beyond a given year. Many of our contracts contain provisions that allow the contract to be canceled at any time; however, we can generally recover costs incurred up to the date of cancellation.

Construction backlog at December 31, 2015 and December 31, 2014 was $355 million and $309 million, respectively. Of the backlog at December 31, 2015, we expect to recognize approximately $280 million during the twelve months ending December 31, 2016. In addition, service backlog as of December 31, 2015 and December 31, 2014 was $22.7 million and $18.3 million, respectively.

Construction backlog at March 31, 2016 and March 31, 2015 was $377 million and $278 million, respectively. The increase of construction backlog is driven by three branches, Mid Atlantic $49 million, Florida $44 million, and Michigan $10 million. Of the backlog at March 31, 2016, we expect to recognize approximately $302 million by the end of year. In addition, service backlog as of March 31, 2016 and March 31, 2015 was $43 million and $20 million, respectively.

Surety Bonding

In connection with our business, occasionally we are required to provide various types of surety bonds that provide an additional measure of security to our customers for our performance under certain government and private sector contracts. Our ability to obtain surety bonds depends upon our capitalization, working capital, past performance, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our backlog that we have currently bonded and their current underwriting standards, which may change from time-to-time. During the year ended December 31, 2015, approximately 30% of our projects, measured by revenue, required us to post a bond. The bonds we provide typically have face amounts ranging from $500,000 to in excess of $25.0 million, and up to $100.0 million for a current project. As of March 31, 2016, we had approximately $150.0 million in surety bonds outstanding. We believe that our bonding capacity provides us with a significant competitive advantage relative to many of our competitors with limited bonding capacity.

Operating Segments

We manage and measure the performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Our chief operating decision maker is our chief executive officer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies below. Management evaluates performance based on income from operations of the respective business units after the allocation of corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

We do not identify capital expenditures and total assets by segment in our internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Overview

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	Three Months Ended March 31, 2016		Year Ended December 31,
	2015	2016	2014	2015
	(unaudited)		(in thousands)
Revenue, net	$78,161	$97,819	$294,436	331,350
Cost of services	67,667	85,678	255,381	285,938
Gross profit	10,494	12,141	39,055	45,412
Selling, general and administrative expenses	9,301	9,841	33,972	37,767
Operating income	1,193	2,300	5,083	7,645
Other income (expense)
Gain (loss) on sale of property and equipment	2	4	37	(73)
Interest expense	(748)	(835)	(3,134)	(3,200)
Total other expense, net	(746)	(831)	(3,097)	(3,273)
Net income	$447	$1,469	$1,986	4,372
Adjusted EBITDA attributable to Limbach	$2,385	$3,311	$9,076	13,180

	Three Months Ended March 31, 2016		Year Ended December 31,
	2015	2016	2014	2015
	(unaudited)		(percentage of revenue)
Revenue, net	100.0%	100.0%	100.0%	100.0%
Cost of services	86.6%	87.6%	86.7%	86.3%
Gross profit	13.4%	12.4%	13.3%	13.7%
Selling, general and administrative expenses	11.9%	10.1%	11.5%	11.4%
Income (loss) from operations	1.5%	2.4%	1.7%	2.3%
Other income (expense)	0.0%	0.0%	0.0%	0.0%
Interest expense	-1.0%	-0.9%	-1.1%	-1.0%
Total other expense, net	-1.0%	-0.8%	-1.1%	-1.0%
Net income (loss)	0.6%	1.5%	0.7%	1.3%
Adjusted EBITDA attributable to Limbach	3.1%	3.4%	3.05%	3.99%

Results of Operations

Segment information for the years ended December 31, 2014 and 2015 and the three months ended March 31, 2015 and 2016 is as follows:

	For The Three Months Ended March 31,		For The Twelve Months Ended December 31,
	2015	2016	2014	2015
			(in thousands)
Revenues:
Construction	$64,474	$81,620	$244,438	$273,563
Service	13,687	16,199	49,998	57,787
Total	$78,161	$97,819	$294,436	$331,350
Gross Profit:
Construction	$7,522	$8,708	$26,163	$32,136
Service	2,972	3,433	12,892	13,276
Total	$10,494	$12,141	$39,055	$45,412
Selling, General and Administrative Expense:
Construction	$5,079	$5,367	$20,892	$19,278
Service	2,531	2,902	9,468	9,855
Corporate	1,691	1,572	3,612	8,634
Total	$9,301	$9,841	$33,972	$37,767
Income (Loss) from Operations:
Construction	$1,513	$2,559	$2,602	$9,258
Service	441	531	3,424	3,421
Corporate	(761)	(790)	(943)	(5,034)
Total	$1,193	$2,300	$5,083	$7,645
Other Data:
Depreciation and Amortization:
Construction	$365	$416	$1,438	$1,523
Service	124	151	469	572
Corporate	134	127	687	535
Total	$623	$694	$2,594	$2,630

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Revenues

	Three Months Ended March,
	2015	2016
	(in thousands)
Construction	$64,474	81,620
Service	13,687	16,199
Total	78,161	97,819

Revenues increased $19.7 million, or 25.2%, for the three months ended March 31, 2016 as compared to the same period of 2015. Construction revenues increased by $17.2 million, or 26.6%, and service revenues increased by $2.5 million, or 18.4%. The increase in construction revenues was primarily driven by growth in Southern California of $10.7 million, growth in Florida of $5.5 million, and growth in Michigan of $3.8 million, partially offset by a decline of $1.4 million in Ohio. The acceleration of construction project start dates in some locations, as well as large projects in a few branches, also contributed to the increase. The increase in service revenues resulted primarily from business development focus over recent years on longer term customer relationships and project sales of larger service owner direct contracts.

Gross Profit

	Three Months Ended March,
	2015	2016
	(in thousands)
Construction	$7,522	8,708
Service	2,972	3,433
Total	10,494	12,141

Gross profit increased $1.6 million, or 15.7%, for the three months ended March 31, 2016 as compared to the same period of 2015. The increase in gross profit was directly related to the increase in revenues. The total gross profit percentage decreased from 13.4% as of March 31, 2015 to 12.4% as of March 31, 2016. Construction gross profit increased $1.2 million, or 15.8%. Large construction projects with high margins in Ohio and Florida during the first quarter of 2015 contributed to the higher gross profit percentage as compared to the first quarter of 2016. Service gross profit increased $461,000, or 15.5%, while service gross profit percentage decreased from 21.7% to 21.2%. These trends were due to increased revenue from larger service projects which produce higher gross profit dollars at a lower gross profit percentage.

Selling, General and Administrative Expenses

	Three Months Ended March,
	2015	2016
	(in thousands)
Construction	$5,079	5,367
Service	2,531	2,902
Corporate	1,691	1,572
Total	9,301	9,841

Selling, general and administrative expenses increased $540,000, or 5.8%, for the three months ended March 31, 2016 as compared to the same period of 2015. The increase was primarily due to an increase in the salary and benefits for selling and support staff at corporate ($50,000) and in Michigan ($75,000), Ohio ($50,000) and Florida ($250,000), as additional staff was added to support the increased backlog and revenue experienced in the first quarter of 2016 as compared to earlier periods. Payroll related taxes, benefits, and 401(k) on the increased payroll for existing staff and incentive payments added approximately $100,000 to expenses. The percentage increase in selling, general and administrative expenses was less than the increase in gross profit, which contributed to improved net income.

Other Income (Expense)

	Three Months Ended March,
	2015	2016
	(in thousands)
Other income (expense)	$(746)	(831)
Percentage of revenue	(1.0)%	(0.8)%

Other income (expense) increased $85,000, or 11.4%, for the three months ended March 31, 2016 as compared to the comparable period of 2015, due to an increase in interest expense of $87,000, as a result of subordinate debt interest and additional revolver borrowing. As described above, new construction projects began during the first quarter of 2016 which required additional working capital and revolver borrowing. As these projects progress, we anticipate that our borrowing needs will decrease.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

Revenue increased $36.9 million in the year ended December 31, 2015, or 12.5%, compared to the year ended December 31, 2014. Our 2015 revenue returned to levels consistent with our historical performance, as a substantial portion of the increased revenue related to the lack of severe weather conditions in comparison to 2014. Revenues from our operations in our northern regions during the year ended December 31, 2014 were negatively impacted by the unusually harsh winter and our operations in our southern regions experienced delays in existing backlog projects which pushed revenue to be realized in calendar year 2015. Overall sales improved in the second half of 2014 which contributed to further increases in revenues in the year ended December 31, 2015.

	Year Ended December 31,
	2014	2015
	(in thousands)
Revenue:
Construction	$244,438	273,563
Service	49,988	57,787
Total	294,436	331,350

Construction Revenue grew by $29.1 million, or 11.9%, year over year, primarily due to the factors discussed above. Service revenue grew by $7.8 million, or 15.6%, year over year which also contributed to the overall increase in revenue. Expansion of the scope of construction business in the Mid-Atlantic region contributed approximately $5 million to the construction revenue growth. Branches that experienced significant changes in construction revenue were increases in Southern California of $19.0 million, $10 million in Mid Atlantic (which includes the increased scope of construction business), $8 million in Michigan, $6 million in Eastern Pennsylvania. These amounts were offset by decreases of $12 million, $3 million and $2 million in Ohio, Florida, and New England, respectively. The increase in service revenue was attributable to a renewed focus on service sales which began in 2012 with the hiring of and investment in additional service sales staff. The realization of revenue from service sales investment can take between twelve and eighteen months to develop due to the lead time in service sales. The increase in service revenue was primarily driven by an increase of $7 million in Ohio.

Gross Profit

	Year Ended December 31,
	2014	2015
	(in thousands)
Construction	$26,163	32,136
Service	12,892	13,276
Total	39,055	45,412

The $6.3 million increase in total gross profit is directly related to the construction revenue growth. Construction project execution improved in 2015 which positively impacted construction gross profit. Increases in gross profit were primarily driven by increases of $2.2 million, $2.1 million, $1.4 million and $1.1 million in Mid-Atlantic, Southern California, Michigan and Western Pennsylvania, respectively. These increases were partially offset by a decrease in gross profit in ohio of $2.2 million. Service gross profit increased due to increased service revenue, although the service gross margin decreased year over year because of larger owner-directed service projects, which tend to have lower margins than maintenance contracts. In addition, construction and service productivity was not negatively impacted in 2015 as it was in 2014 by the harsh winter weather.

Selling, General and Administrative Expenses

	Year ended December 31,
	2014	2015
	(in thousands)
Construction	$20,892	19,278
Service	9,468	9,855
Corporate	3,612	8,634
Total	33,972	37,767
Percentage of Revenue	11.4%	11.5%

Selling, general and administrative expenses increased $3.8 million in the year ended December 31, 2015 as sales staff and operations oversight staff were added to meet the demands of growth in our business and we incurred costs in opening additional business locations to meet market demand. Additional sales staff added $400,000 of expenses to SG&A and operations, engineering, and project management staff additions to handle current and future growth increased SG&A by approximately $500,000. Satellite offices were opened in three branches to meet existing customer demands at more distant locations. Each satellite office added approximately $75,000 – $100,000 to SG&A. An increase in incentive compensation expense of $2.7 million as a result of stronger operating results drove the remainder of the increase in expense. Cost controls in employee benefits, information technology, travel, and other areas caused selling, general and administrative expense as a percentage of revenue to decline despite the increase in expenses. The 11.2% increase in total general and administrative expenses was lower than the 12.5% increase in revenue growth year over year.

Other Income (Expense)

	Year ended December 31,
	2014	2015
	(in thousands)
Other income (expense)	$(3,097)	(3,273)
Percentage of revenue	(1.1)%	(1.0)%

Interest Expense increased $66,000 due to subordinate debt interest and additional revolver borrowing. A net loss of $73,000 on disposal of equipment in 2015, compared to a net gain of $37,000 in 2014 contributed to the increase. We do not allocate interest expense across our operating segments.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Segment information for the years ended December 31, 2013 and 2014 is as follows:

	For The Twelve Months Ended December 31,
	2013	2014
	(in thousands)
Revenues:
Construction	$287,878	$244,438
Service	39,903	49,998
Total	$327,781	$294,436
Gross Profit:
Construction	$33,113	$26,163
Service	9,965	12,892
Total	$43,078	$39,055
Selling, General and Administrative Expense:
Construction	$20,745	$20,892
Service	7,231	9,468
Corporate	6,753	3,612
Total	$34,729	$33,972
Income (Loss) from Operations:
Construction	$8,885	$2,602
Service	2,734	3,424
Corporate	(3,270)	(943)
Total	$8,349	$5,083
Other Data:
Depreciation and Amortization:
Construction	$1,405	$1,438
Service	426	469
Corporate	759	687
Total	$2,590	$2,594

Revenue

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$287,878	$244,438
Service	$39,903	$49,998
Total	$327,781	$294,436

Revenue decreased $33.3 million in the year ended December 31, 2014, or 10.2%, compared to the year ended December 31, 2013. 2013 revenue in a few branches exceeded plan due to successful sales in 2012 and previous years and project changes that increased in scope and revenue. 2014 revenue was below expectations due to the unusually harsh winter which negatively impacted our construction segment in northern regions and stalled projects in certain southern regions. In addition, a few major construction projects were completed in 2013 that were not offset by similarly large projects in 2014. Service revenue grew by $10.1 million, or 25.30%, year over year which offset the negative impact of construction project delays. The decrease in construction revenue was primarily driven by decreases of $19 million, $17 million, $6 million and $5 million in each of Southern California, Florida, Ohio and Eastern Pennsylvania, respectively. These decreases were partially offset by an increase in Mid-Atlantic construction revenue of $7 million. The increase in service revenue was primarily attributable to increases of $5.3 million, $2.5 million and $1.8 million in each of Mid-Atlantic, Florida, and Western Pennsylvania, respectively.

Gross Profit

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$33,133	$26,163
Service	$9,965	$12,892
Total	$43,078	$39,055

The $4.0 million decrease in gross profit is directly related to the decrease in construction revenue in the year ended December 31, 2014 compared to the year ended December 31, 2013. The harsh weather in the winter of 2014 had a dramatic negative impact on productivity on construction projects and service work, which negatively affected gross profit. Decreases in gross profit in Southern California and Florida resulted from project delays that caused inefficiencies and higher costs that decreased project margin in the year ended December 31, 2014. Michigan, New England and Mid-Atlantic experienced significant project productivity impacts on new construction projects because of the harsh winter weather, further contributing to the decrease in gross profit. In addition to the weather impact, we experienced material gross profit losses on two projects that were recognized in 2014 and which decreased construction gross margin by approximately 21%. Service gross margin grew by 29.4%, which helped offset the negative construction impact. The decrease in gross profit in construction was also attributable to decreases of $3.7 million and $1.9 million, and 1.2 million in Southern California, Florida, and Western Pennsylvania, respectively, partially offset by an increase of $1.6 million in Mid-Atlantic. The increase in gross profit in service was primarily driven by increases of $1.2 million, $0.7 million, and $0.5 million in Mid-Atlantic, Florida, and Western Pennsylvania, respectively.

Selling, General and Administrative Expenses

	Year Ended December 31,
	2013	2014
	(in thousands)
Construction	$20,745	20,892
Service	7,231	9,468
Corporate	6,753	3,612
Total	$34,729	33,972
Percentage of Revenue	10.6%	11.4%

Selling, general and administrative expenses decreased slightly in the year ended December 31, 2014 as compared to the year ended December 31, 2013. This decrease was a result of reduced construction activity in the three months ended March 31, 2014 as compared to the prior year period. The decrease in revenue in 2014 as compared to 2013 required reduction in general and administrative expenses to maintain profitability. Specifically, we reduced or eliminated employee salary increases and incentives, reduced discretionary travel expenses, and deferred information technology expenses. In reaction to market conditions, we invested in construction and service sales training and development which slightly offset other general and administrative expense reductions.

Other Income (Expense)

	Year Ended December 31,
	2013	2014
	(in thousands)
Other income (expense)	$(3,046)	(3,097)
Percentage of revenue	-0.9%	-1.1%

Increased interest expense due to subordinated debt levels caused the total increase in Other income (expense) in the year ended December 31, 2014 as compared to the year ended December 31, 2013.

Seasonality, Cyclicality and Quarterly Trends

Severe weather can impact our operations. In the northern climates where we operate, and to a lesser extent the southern climates as well, severe winters can slow our productivity on construction projects, which shifts revenue and gross profit recognition to a later period. The extreme severity of the winter of 2014 negatively impacted our operations to a greater extent than we had historically experienced. Our maintenance operations may also be impacted by mild or severe weather. Mild weather tends to reduce demand of our maintenance services, whereas severe weather may increase the demand for our maintenance and spot services. Our operations also experience mild cyclicality, as building owners typically work through maintenance and capital projects at an increased level during the third and fourth quarters of each year.

Effect of Inflation

The prices of products such as steel, pipe, copper and equipment from manufacturers are subject to fluctuation. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. When appropriate, we include cost escalation factors into our bids and proposals. In addition, we are often able to mitigate the impact of future price increases by entering into fixed price purchase orders for materials and equipment and subcontracts on our projects.

Reconciliation of Non-GAAP Financial Measures

As used in this proxy statement/prospectus/information statement, Adjusted EBITDA is defined as net income attributable to Limbach Holdings LLC, plus depreciation and amortization expense, interest expense, taxes, and non-recurring expenses such as management fees, settlement payments related to union withdraw liability, management consulting fees, incentive payments, and legal costs for incidents that occurred prior to 2015. The notes to the table below contain a further description of the adjustments. The following table reconciles net income attributable to Limbach Holdings LLC (the closest GAAP financial measure) to Adjusted EBITDA for the periods presented in this table and elsewhere in this proxy statement/prospectus/information statement.

	Three Months Ended March 31,		Years Ended December 31,
Amounts in thousands	2015	2016	2014	2015
Net income attributable to Limbach Holdings LLC	$447	$1,469	$1,986	$4,372
Adjustments:
Depreciation and amortization	615	693	2,594	2,630
Interest expense	748	835	3,134	3,200
Taxes and other	—		37	(73)
Management Fees and Expense Reimbursement(1)	358	314	1,259	1,336
Acquisition Costs(2)	37		66	37
Teamster Settlement(3)				417
Sperduto Consulting(4)	180			224
2013 Incentives(5)				687
Legacy Legal Costs(6)				350
Adjusted EBITDA attributable to Limbach	2,385	3,311	9,076	13,180

(1)	The company pays management fees to its majority shareholder and a minority shareholder group. The total management fees paid in 2015 were $1.336M and $1.259M in 2014. Total management fees were $358,000 in the first quarter of 2015 and $314,000 in the first qarter of 2016. The management agreement terminates upon closing of the business transaction, and we will incur no such fees following the closing.
(2)	The company paid $37,000 in 2015 (all in the first quarter), and $66,000 in 2014 associated with potential acquisitions which did not result in a closing.

(3)	In 2015 the company terminated its relationship with the Teamsters local union in Michigan. As a result of the termination, the Collective Bargaining Agreement required Limbach to pay an assessment for future pension liabilities. The company paid $42,000 and accrued $375,000 for the total expense of $417,000 incurred in 2015. $417,000 is the full amount Limbach is liable for under the settlement agreement.
(4)	Sperduto is a management consulting firm that was employed by the company to do a onetime assessment of all existing senior management staff. The company incurred $224,000 of expenses related to the onetime assessment of existing senior management staff, including $180,000 in the first quarter of 2015. The company continues to employ Sperduto for new hire assessment and other projects and expenses are recognized in the current year and are not considered an EBITDA adjustment.
(5)	Non recurring one-time bonus payments were made in 2015. The discretionary payments were outside of the company’s normal bonus process.
(6)	In 2015 the company incurred $350,000 in legal fees related to cases that began in 2004 or earlier. The amount represents the deductible Limbach must pay under its high deductible insurance program.

Liquidity and Capital Resources

Our liquidity needs relate primarily to the provision of working capital (defined as current assets less current liabilities) to support operations, funding of capital expenditures, and investment in strategic opportunities. Historically, liquidity has been provided by operating activities and borrowing from commercial banks and institutional lenders.

As is typical in the construction industry, particularly for growing companies, we from time to time experience negative operating cash flows. Our current negative trends result from retention terms, common in the industry, which allow the owner and/or general contractor to retain up to 10% of each bill until the project is complete to ensure the construction company completes the project or the owner/general contractor has funds to complete the job if the contractor defaults. On many of our construction projects, we incur higher expenses early in the project relative to collections for the work, which collections increase as the projects continue. In particular, we have incurred significant up front expenses on several large projects in the past six months. Billing and collections on these projects are increasing on a monthly basis and management expects the negative cash trend will be reversed as these projects mature, cash is collected, and profits increase. For these reasons, management believes our cash position will stabilize by late in the third quarter or in the fourth quarter of 2016. Management further expects that high volumes of service work, which is less sensitive to the cash flow issues presented by large construction projects, will further alleviate the negative cash flow trends.

We believe our current cash and cash equivalents, cash to be received from existing and new customers, availability of borrowing under a bank provided Line of Credit (pursuant to which we had $23.0 million of availability as of March 31, 2016) will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.

The following table summarizes information regarding our cash flows:

	Three Months Ended March 30,		Year Ended December 31,
	2015	2016	2013	2014	2015
	(unaudited)		(in thousands)
Net cash provided by (used in) operating activities	$(4,315)	$(7,011)	$14,204	$4,132	$604
Net cash used in investing activities	(135)	(742)	(2,005)	(818)	(2,322)
Net cash provided by (used in) financing activities	(3,007)	1,667	(6,740)	(5,571)	(787)
Net increase (decrease) in cash and cash equivalents	$(7,457)	$(6,086)	5,459	(2,257)	(2,505)

Operating Activities

During the quarter ended March 31, 2016, we used cash and cash equivalents of $7 million for operating activities from net income before non-cash depreciation and amortization of $0.7 million. We experienced an increase in receivables of $6 million, a decrease in trade payables of $4.9 million and an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $5.3 million. Accrued expenses decreased $2.7 million and costs and estimated earnings in excess of billings on uncompleted contracts increased $1.5 million. The increase in receivables was due to additional business volume. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to two large GMP projects that require monthly billing to cut off one week before month end. The early cutoff relating to these projects resulted in costs being incurred during the last week of the month that are not billed until the following month, as well as a corresponding increase in unbilled service costs. The decrease in accrued expenses is primarily the result of payment of $3 million in incentive compensation expense for the prior year. Trade payables decreased due to payment of invoices on new projects and the completion of projects from 2015.

During the year ended December 31, 2015, we generated cash and cash equivalents of $0.6 million from operating activities from net income before non-cash depreciation and amortization of $2.6 million. We experienced an increase in receivables of $10.2 million, an increase in trade payables of $2.6 million and an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $1.0 million. Accrued expenses increased $6.2 million and costs and estimated earnings in excess of billings on uncompleted contracts increased $8.5 million. The increase in receivables was due to additional business volume. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to two large GMP projects that require monthly billing to cut off one week before month end and an increase in unbilled service costs. The increase in accrued expenses is primarily the result of incentive accrual at year end. Trade payables increased due to additional volume.

During the year ended December 31, 2014, we generated cash and cash equivalents of $4.1 million from operating activities from net income, before $2.6 million and accrued interest on subordinated debt of $2.4 million. We experienced an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $0.45 million, and an increase in trade payables of $0.45 million, offset by an increase in receivables of $4.0 million. The increase in trade payables and costs and estimated earnings on uncompleted contracts were primarily attributable to higher business volumes.

During the year ended December 31, 2013, we generated cash and cash equivalents of $14.2 million from operating activities from net income, before depreciation and amortization of $2.6 million and accrued interest on subordinated debt of $2.4 million. We experienced an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $0.7 million, and an increase in trade payables of $0.72 million. Also an decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $4.5 million, restricted cash decreased $1.5 million, and accrued expenses decreased $3.3 million. The decrease in costs and estimated earnings in excess of billings on uncompleted contracts was due to improved construction project terms and execution.

Investing Activities

During the quarter ended March 31, 2016, we used cash and cash equivalents of $742,000, primarily for purchases of vehicles and equipment needed for new projects and projected growth.

During the year ended December 31, 2015, we used cash and cash equivalents of $2.3 million, primarily due to purchases of property and equipment of $2.4 million netted against proceeds from sale of equipment of $58,000.

During the year ended December 31, 2014, we used net cash and cash equivalents of $0.8 million in investing activities, primarily due to purchases of property and equipment of $0.9 million netted against proceeds from sale of equipment of $71,000.

During the year ended December 31, 2013, we used net cash and cash equivalents of $2 million in investing activities, primarily due to purchases of property and equipment of $2 million.

Financing Activities

During the quarter ended March 31, 2016, we generated net cash and cash equivalents of $1.7 million in financing activities, primarily due to net borrowing on long-term debt in the form of revolver credit of $2.0 million and capital lease payments of $0.3 million.

During the year ended December 31, 2015, we used net cash and cash equivalents of $0.8 million in financing activities, primarily due to payments on long-term debt ($2.0 million), borrowing on revolver credit facility $2.5 million, capital lease payments ($1.1 million) and distributions to shareholders ($124,000).

During the year ended December 31, 2014, we used cash and cash equivalents of $5.6 million in financing activities, primarily due to payments on long-term debt ($2.1 million), payments on revolving credit facility of ($1.5 million), payments on subordinated debt ($800,000), capital lease payments ($1 million) and distributions to shareholders ($275,000).

During the year ended December 31, 2013, we used cash and cash equivalents of $6.7 million in financing activities, primarily due to payments on long-term debt ($2.1 million), payments on subordinated debt of ($2.3 million), payments on revolving credit facility of ($1.5 million), and capital lease payments ($.77 million).

Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support it, and increased general and administrative expenses to support the anticipated growth in our operations and regulatory requirements as a new public company. Our capital expenditures in future periods are expected to grow in line with our business. To the extent that existing cash and cash from operations are not sufficient to fund our future operations, we may need to raise additional funds through public or private equity or additional debt financing. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

In January 2016 we amended our credit facility, resulting in a $35.0 million line of credit with a commercial bank, which contains a variable interest at one-month LIBOR plus 2.75% (2.99% at December 31, 2015), and expires May 2018. The line of credit is subject to an annual review by the bank, and subject to certain financial covenants. At March 31, 2016, we were in compliance with all the bank covenants related to the line of credit. As of March 31, 2016, there were $9.5 million of borrowings under the line of credit. At December 31, 2015, we were in compliance with all the bank covenants related to the line of credit. As of December 31, 2015, there were $7.0 million of borrowings under the line of credit.

Insurance

We purchase workers’ compensation and general liability insurance under policies with per-incident deductibles of $250,000 per occurrence. Losses incurred over primary policy limits are covered by umbrella and excess policies up to specified limits with an independent insurer. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as current and non-current liabilities. The liability is determined by determining a reserve for each reported claim on a case-by-case basis based on the nature of the claim and historical loss experience for similar claims plus an allowance for the cost of incurred but not reported claims. The current portion of the liability is included in Accrued expenses and other current liabilities on the consolidated balance sheets. The non-current portion of the liability is included in Other long-term liabilities on the consolidated balance sheets.

We are self-insured related to medical and dental claims under policies with annual per-claimant and annual aggregate stop-loss limits. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as a current liability in Accrued expenses and other current liabilities.

The components of the self-insurance are reflected below:

	2015	2014
	(in thousands)
Current liability – workers’ compensation and general liability	$619	$345
Current liability – medical and dental	259	248
Non-current liability	531	1,100
Total liability	1,409	1,693
Cash and cash equivalents-restricted	63	63

The restricted cash balance represents an imprest cash balance set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished when depleted or the beginning of each month.

Multiemployer Plans

We participate in approximately 50 multiemployer pension plans (“MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). As one of many participating employers in these MEPPs, we are responsible with the other participating employers for any plan underfunding. Our contributions to a particular MEPP are established by the applicable CBAs; however, required contributions may increase based on the funded status of an MEPP and legal requirements of the Pension Protection Act of 2006 (the “PPA”), which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact funded status of an MEPP include, without limitation, investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. Assets contributed to the MEPPs by us may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to an MEPP, the unfunded obligations of the MEPP may be borne by the remaining participating employers.

An FIP or RP requires a particular MEPP to adopt measures to correct its underfunding status. These measures may include, but are not limited to an increase in a company’s contribution rate as a signatory to the applicable CBA, or changes to the benefits paid to retirees. In addition, the PPA requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP.

We could also be obligated to make payments to MEPPs if we either cease to have an obligation to contribute to the MEPP or significantly reduce our contributions to the MEPP because we reduce the number of employees who are covered by the relevant MEPP for various reasons, including, but not limited to, layoffs or closure of a subsidiary assuming the MEPP has unfunded vested benefits. The amount of such payments (known as a complete or partial withdrawal liability) would equal our proportionate share of the MEPPs’ unfunded vested benefits. We believe that certain of the MEPPs in which we participates may have unfunded vested benefits. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPP’s current financial situation, we are unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether our participation in these MEPPs could have a material adverse impact on our financial condition, results of operations or liquidity.

Critical Accounting Policies, Significant Estimates and Judgments

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and net sales and expenses during the periods reported. The following accounting policies involve “critical accounting estimates” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on the facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period. Changes in the accounting estimates we used are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations.

We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having maturity of three months or less at the time of purchase. We maintain demand accounts at several domestic banks. From time to time, account balances have exceeded the maximum available Federal Deposit Insurance Corporation coverage limit.

Revenues and Cost Recognition

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Total estimated contract costs are based upon management’s current estimate of total costs at completion. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized claims. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. In the twelve months ended December 31, 2013, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $618 thousand. In the twelve months ended December 31, 2014, two of our operating locations recorded revisions in contract estimates on individual projects resulting in write downs to those individual projects totaling $1.2 million. Also, in the twelve months ended December 31, 2014, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $861 thousand. In the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $856 thousand. Also, in the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $718 thousand. Cumulative changes in estimates across all projects for the years ended December 31, 2015, 2014 and 2013 were not material to the financial statements.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenues from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period, typically of one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenues derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided.

Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Also included in Costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve a claim and or an unapproved change order, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.

In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of long-term contracts. The term of our contracts ranges from one month to three years and, accordingly, collection or payment of amounts relating to these contracts may extend beyond one year.

Accounts Receivable

Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price to be withheld by the customer until after the Company has completed work on the project, typically for a period of six months. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected within the subsequent year.

The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. Management provides for probable uncollectible accounts through a charge to earnings and a credit to the valuation account based on its assessment of the current status of individual accounts, type of service performed, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and an adjustment of the account receivable.

Costs and Earning in Excess of Billings and Billings in Excess of Costs and Earnings

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in advance of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in advance of revenues recognized. These amounts will generally be billable or recognizable, as applicable, in the next twelve months. We generally consider collection risk to be low. When events or conditions indicate that the amounts outstanding may become uncollectible, an allowance is estimated and recorded.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s consolidated financial instruments are comprised of cash and cash equivalents, trade accounts receivable, and accounts payable which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. The carrying value of the debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure. Based on this analysis the Company determined the fair value of its subordinated debt of $22.209 million approximates its carrying value.

Stock Based Compensation

The Company measures future compensation expense for all stock options based on the fair value of the awards at the grant date using the Black-Scholes option pricing model. The Company’s stock options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. Compensation expense for all outstanding options will be recorded upon a qualifying exercise event.

Joint Ventures

The Company accounts for its participation in joint ventures under the equity method of accounting. The Company’s entry into these joint ventures is for the purpose of bidding, negotiating and completing specific projects. The Company and its JV partner(s) separately enter into their own sub-contracts with the joint venture for each party’s respective portion of the work. All revenues and expenses and the related contract assets and liabilities related to Limbach’s sub-contract are recorded within the Company’s statement of operations and balance sheet, similarly to any other construction project. The joint venture itself does not accumulate any profits or losses as the joint venture revenues are equal to the sub-contracts it issues to the joint venture parties. The voting power and management of the joint ventures is shared by all joint venture partners, qualifying these entities for joint venture treatment under US GAAP. The shared voting power and management responsibilities allow the Company to exercise significant influence without controlling the joint venture entity. As such the Company applies the equity method of accounting as defined in ASC 323.

Recently Issued Accounting Pronouncements

In May 2014 an accounting pronouncement was issued by the FASB which provides guidance for revenue recognition. ASU 2014-09’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers based upon the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB voted to defer the effective date of this new standard by one year and to permit early adoption beginning as of the original effective date of the new standard. We will be required to implement ASU 2014-09 commencing with the quarter ending March 31, 2019. The guidance permits an entity to apply the standard retrospectively to all prior periods presented, with certain practical expedients, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method and are currently assessing the potential impact of ASU 2014-09 on our consolidated financial statements.

In August 2014 an accounting pronouncement was issued by the FASB which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The standard allows for either a full retrospective or modified retrospective transition method. We do not expect this standard to have any impact on our consolidated financial statements upon adoption.

In February 2016 an accounting pronouncement was issued by the FASB which will change the way all leases with a duration of one year of more are treated. Under this guidance, lessees will be required to recognize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized like capital leases are under current accounting, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2019. The Company is evaluating the impact this pronouncement will have on its policies and procedures pertaining to its existing and future lease arrangements, disclosure requirements and on the Company’s Financial Statements.

Contractual Commitments

Future contractual payments at December 31, 2015 consist of long-term debt and leases (operating and capital), which are discussed in greater detail below (in thousands).

	Payments Due By Period				More Than 5 Years
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years
Long-term debt obligations	$30,819	$1,500	$29,319	$—	$—
Operating lease obligations	12,679	2,487	6,257	3,935	—
Capital lease obligations	3,219	1,275	1,939	5	—

The Company typically funds capital expenditures with long-term debt, capital leases, or operating leases. Operating leases result in the Company recognizing expense for the full amount of the lease payments. Expense is recorded for only the interest portion of long-term debt and capital lease payments.

Off Balance Sheet Arrangements

During the fiscal years ended December 31, 2013, 2014 and 2015, we did not have any relationships with any entities or financial partnerships, such as structured finance or special purpose entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Quantitative and Qualitative Disclosures About Limbach Market Risk

Our cash and cash equivalents primarily consist of bank deposits. As of December 31, 2014 and December 31, 2015, we had cash and cash equivalents of $8.6 million and $6.1 million, respectively. The carrying amount of our cash equivalents reasonably approximates fair value, due to the short maturities of these instruments. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs and the fiduciary control of cash and investments. We do not enter into investments for trading or speculative purposes. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair market value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates. Because of our pricing models and proposal terms, which lock in our prices delivered to customers for a specific period of time, our exposure to significant fluctuations in commodity prices is minimal and not material to our financial results. Our price factors for both construction and service are reviewed periodically and are adjusted for many factors including, but not limited to commodity and energy prices. If needed, surcharges are added to estimating and billing rates to cover increases in commodity and energy costs.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Resignation of Current Executive Officers of 1347 Capital Corp.

The following current executive officers of 1347 Capital will resign immediately prior to the completion of the Business Combination: Gordon G. Pratt as Chief Executive Officer; and Hassan R. Baqar as Chief Financial Officer.

Executive Officers and Directors of the Combined Company Following the Business Combination

The 1347 Capital board of directors is currently composed of seven directors. Pursuant to the Merger Agreement, prior to the effective time of the Business Combination, the 1347 Capital board of directors will designate two nominees from the existing board of directors for election to the board of directors of the post-Business Combination company, and FdG will designate four nominees for election to the board of directors of the post-Business Combination company. Following the consummation of the Business Combination, FdG and 1347 Capital will designate jointly one nominee for election to the board of directors, and subject to their respective fiduciary duties, the post-Business Combination directors will elect such joint nominee to the board of directors of the post-Business Combination company. Three of FdG’s designees and the jointly selected designee shall satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to NASDAQ’s listing standards. All of the directors will serve in staggered classes to be designated by 1347 Capital prior to closing.

The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers and directors of 1347 Capital upon completion of the Business Combination, which will be renamed “Limbach Holdings, Inc.” following the Business Combination:

Name	Age	Position(s)
Executive Officers
Charles A. Bacon, III	55	President, Chief Executive Officer and Director
John Jordan	52	Chief Financial Officer
Kristopher Thorne	51	Chief Operations Officer
Non-Employee Directors
David S. Gellman	58	Director
S. Matthew Katz	40	Director
Norbert W. Young	68	Director
Larry G. Swets, Jr.	41	Director
Gordon G. Pratt	53	Director

Additionally, following the consummation of the Business Combination, FdG and 1347 Capital will designate jointly one nominee for election to the board of directors, and the post-Business Combination directors, subject to their respective fiduciary duties, will elect such joint nominee to the board of directors of the post-Business Combination company. The jointly selected designee shall satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to NASDAQ’s listing standards. All of the directors will serve in staggered classes to be designated by 1347 Capital prior to closing.

Executive Officers

Charles A. Bacon, III will serve as the Chief Executive Officer and President of 1347 Capital following the Business Combination. He joined Limbach in early 2004 as President and Chairman of the Board of Managers and Chief Executive Officer, and was also an owner of the company. In that role, he was responsible for the overall performance and strategic direction of the business. Prior to joining Limbach, Mr. Bacon was the President and CEO of the North and South American operations of Bovis Lend Lease. Starting as a superintendent in 1982, he worked his way through various management and leadership positions within the organization and was named President in 1996 and CEO in 1999. Mr. Bacon is also a founding member of the IIF CEO Forum, a group of construction executives that are dedicated to a goal of eliminating injuries within Limbach’s industry. He also supports the ACE Mentorship Program and sits on the Executive Committee of the ACE National Board, an opportunity to influence high school children to consider careers in the construction industry. He is also a member of the Construction Industry Round Table (CIRT), where he serves on the Board of Directors. In addition to these associations, Mr. Bacon also serves on the Board of Industrial and Infrastructure Constructors USA, a general construction company headquartered in Pittsburgh, Pennsylvania. Mr. Bacon has a unique perspective and understanding for Limbach’s business, culture and history, having led Limbach through many economic cycles and operational initiatives. His day-to-day leadership of Limbach gives him critical insights into its operations, strategy and competition. Throughout his career at Limbach he has demonstrated strong entrepreneurial skills, as wells as marketing, strategic, and operational expertise. Mr. Bacon also possesses in-depth knowledge of and key relationships in the construction industry. Mr. Bacon was initially selected by FdG.

John T. Jordan Jr. will serve as the Chief Financial Officer of 1347 Capital following the Business Combination. In the past 28 years, he has worked with general and specialty contractors within the construction industry, most recently serving as Chief Financial Officer of Limbach, a position he has held since April 2015 years. In 2011, Mr. Jordan started MSJ Consulting, LLC to serve the construction industry as an outsourced CFO serving general and specialty contractors, suppliers, banks, and sureties. Mr. Jordan has an Accounting Degree from the University of Delaware and a Master’s in Management Degree from Penn State University. He has successfully completed the CPA exam and the CCIFP exam. He is an active member of the Construction Financial Management Association (CFMA) and has served on local and national CFMA committees. Mr. Jordan has been published in Building Profits, a CFMA publication, and has spoken at CFMA local and national events. He is a former President of the Board of Providence Academy, a private Christian school in Leesburg, VA, and previously served on YMCA, Operation Homefront, and other Church Boards.

Kristopher Thorne will serve as Chief Operations Officer of 1347 Capital following the Business Combination. He joined Limbach in 1988, and most recently served as Chief Operations Officer of Limbach’s union subsidiary businesses. In that role, he oversaw aspects of Limbach’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. Thorne is an accomplished senior executive with proven success, extensive experience and expertise in all aspects of the mechanical contracting/service industry. Prior to assuming the responsibilities of Limbach’s Chief Operations Officer, he led the Michigan business unit as the SVP/Branch Manager since 2007. Mr. Thorne holds a Bachelor of Science in Business Administrative from University of Toledo and a Bachelor of Science in Energy Management from Ferris State University.

Non-Employee Directors

David S. Gellman co-founded FdG Associates, a New York-based private equity firm, in 1995 and currently serves as a Managing Director. Prior to his founding of FdG, Mr. Gellman had eleven years of private equity experience as a Managing Director at AEA Investors and with a family office. In addition to his investment activities, Mr. Gellman has served in an interim capacity as either Chief Executive Officer or Chief Financial Officer of several portfolio companies. Mr. Gellman began his business career in acquisition finance at Bankers Trust Company, where he was a founding member of the New York leveraged finance group. Mr. Gellman holds an AB from Cornell University and an MM degree from the Kellogg School of Management at Northwestern University. Mr. Gellman currently serves on the board of directors or managers of Limbach Holdings, USA Bouquet, and Industrial and Infrastructure Constructors USA, and has previously served on the board of directors or managers of Hercules Tire, Re Trans, Seabrook International, Sunrise Windows, A&R Logistics, DentaQuest Ventures, Industrial Controls Distributors, McGinnis Farms, Golf Galaxy, Vitamin Shoppe Industries and CBP Resources. We believe Mr. Gellman’s significant experience in Business Combinations and acquisitions, as well as his expertise in capital and debt markets will bring important strategic and financial insights to 1347 Capital’s Board. Mr. Gellman was initially selected by FdG.

S. Matthew Katz currently serves as a portfolio manager of Crestline-Kirchner Private Equity Group, a private investment firm, a position he has held since 2014. Mr. Katz was previously employed by FdG Associates where he was a managing director from 2007 to 2014. Prior to joining FdG as an Associate in 2000, he was an analyst in investment banking with Lehman Brothers. Mr. Katz currently serves on the Boards of Directors or Managers of Limbach Holdings, Industrial and Infrastructure Constructors USA, ASW Steel, MMFX Technologies and Sustainable Color Packaging Group of America. He has previously served on the Boards of Directors of Vintage Nurseries, River Ranch Fresh Foods, Seabrook International and Sunrise

Windows. Mr. Katz holds a BA from Williams College. We believe that Mr. Katz’s experience in Business Combinations and acquisitions, as well as consulting with portfolio companies across a wide breadth of industries will bring significant financial and operational insights to 1347 Capital’s Board. Mr. Katz has long experience with Limbach and its management team, having participated in FdG’s original acquisition of Limbach in 2002. Mr. Katz was initially selected by FdG.

Norbert W. Young has served as the Executive Vice President of Lehrer, LLC since 2015. Prior to accepting this position, Mr. Young served as a consultant to Lehrer, where he focused on providing advisory services to clients for the implementation of capital projects. In this capacity, Mr. Young uses his 40 years of construction industry experience to provide clients with strategic planning, business transformation and project controls guidance in the construction industry. From 2009 to 2013, Mr. Young provided consulting services as managing director of Duck Cove Associates LLC, where he advised clients on supply chain, engineering software and engineering services issues. Previous to such positions, Mr. Young was President of McGraw Hill Construction from 1999 until 2009. Prior to joining McGraw Hill Construction, he spent eight years with the Bovis Construction Group, a global leader in the management of high profile construction projects. We believe that Mr. Young’s extensive experience and expertise in the construction industry will bring critical industry insights to 1347 Capital’s Board. Mr. Young was initially selected by FdG.

Gordon G. Pratt has served as 1347 Capital’s president and chief executive officer and director since April 2014 and as vice chairman of 1347 Capital’s board of directors since July 2014. Since March 2004, Mr. Pratt has been Managing Member of Fund Management Group LLC, a private holding company. From June 2004 to April 2006, he served as the Senior Vice President, Finance of the Willis Group in New York and London. Prior to the Willis Group, he was an equity holder and Managing Director of Hales Capital Advisors LLC (1999 to 2004) and the co-founder and Managing Partner of Distribution Partners Investment Capital L.P., a private equity fund focused on the insurance industry (1999 to 2010). Mr. Pratt was appointed to the board of directors of Atlas Financial Holdings, Inc. (Nasdaq: AFH), or Atlas, in December 2010, and, since January 2011, has served as chairman of the board of directors of Atlas (and on the audit and compensation committees). In addition, Mr. Pratt was appointed to the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), or PIH, in November 2013 and has served as the chairman of PIH’s board since his appointment. Mr. Pratt has been a member of its audit committee since December 2013. He previously served as Vice Chairman of the board of United Insurance Holdings Corp. (Nasdaq: UIHC) (from September 2008 to March 2012) and as Vice Chairman of the board of privately-held Avalon Risk Management Insurance Agency LLC (from October 2009 to October 2012). Mr. Pratt also served as a member of the board of directors of United Property & Casualty Insurance Company (from September 2008 to March 2012) and as Chairman of the boards of directors for FMG Acquisition Corp. (OTC: FMGQ) (from May 2007 to September 2008) and of privately-held Risk Enterprise Management Limited (from November 2007 to May 2012). Before joining Hales, Mr. Pratt was a Senior Vice President and a member of the management committee of Conning & Company (1992 to 1999), where he helped to raise and invest capital for three Conning Private Equity funds. He began his career at The Chase Manhattan Bank, N.A. in New York. Mr. Pratt obtained a bachelor’s degree from Cornell University and a Master of Management degree from Northwestern University. We believe Mr. Pratt’s qualifications to serve on 1347 Capital’s board of directors include more than 25 years’ experience in insurance company financial statement analysis and assessment and his experience serving as chairman or vice chairman on the boards of directors of other publicly-traded and privately held insurance enterprises. Mr. Pratt was initially selected by 1347 Capital.

Larry G. Swets, Jr. has served as a member of 1347 Capital’s board of directors since April 2014 and as chairman of 1347 Capital’s board of directors since July 2014. Since July 2010, Mr. Swets has served as the President and Chief Executive Officer and, since September 2013, as a member of the board of directors, of Kingsway. Prior to that, Mr. Swets served as Executive Vice President of Corporate Development for Kingsway from January 2010 to July 2010. Before joining Kingsway, in 2005, Mr. Swets founded Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry from which Mr. Swets separated in December 2009. Prior to his work at Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio Manager for Kemper Insurance (from June 1997 to May 2005). At Kemper Insurance, he also evaluated business units, executed corporate transactions and divestitures, and developed financial projections and analysis for the company during its runoff stage. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is a member of the board of directors of Kingsway and Atlas Financial Holdings, Inc. He is currently a member of the Young Presidents’ Organization. Mr. Swets has served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. since November 2013. Previously, he served as a member of the board of directors of United Insurance Holdings Corp. from 2008 to March 2012 and Risk Enterprise Management Ltd from November 2007 and May 2012. Mr. Swets obtained a bachelor’s degree from Valparaiso University and a Master’s degree in finance from DePaul University. He also holds the Chartered Financial Analyst designation. We believe Mr. Swets’s qualifications to serve on 1347 Capital’s board of directors include his more than ten years of executive management and leadership experience in the insurance industry. Mr. Swets was initially selected by 1347 Capital.

Composition of the Board of Directors

The board of directors of 1347 Capital currently consists of seven directors divided into three staggered classes, each class serving three-year terms. The staggered structure of the board of directors will remain in place for the combined company board of directors following completion of the Business Combination.

The director classes for 1347 Capital are anticipated to be as follows:

•	Class A directors: Charles A. Bacon, III, David S. Gellman and Larry G. Swets, Jr., with initial terms expiring at 1347 Capital’s 2017 annual meeting of stockholders;
•	Class B director: Norbert W. Young, with an initial term expiring at the 2018 annual meeting of stockholders; and
•	Class C directors: S. Matthew Katz, Gordon G. Pratt and the seventh director jointly designated by FdG and 1347 Capital, with initial terms expiring at the 2019 annual meeting of stockholders.

There are no family relationships among any of the current 1347 Capital directors and executive officers, and there are no family relationships among any of the proposed post-Business Combination company directors and executive officers.

The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of 1347 Capital, or, following the completion of the Business Combination, the combined company.

Director Independence

NASDAQ listing standards require that a majority of 1347 Capital’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. 1347 Capital’s board of directors has determined that David S. Gellman, S. Matthew Katz, Larry G. Swets, Jr. and Gordon G. Pratt would each be considered an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules.

1347 Capital will only enter into transactions with its officers and directors and their respective affiliates that are on terms no less favorable to 1347 Capital than could be obtained from independent parties. Any related-party transactions must be approved by 1347 Capital’s audit committee and a majority of disinterested directors.

Committees of the Board of Directors

Upon the closing of the Business Combination, the standing committees of 1347 Capital’s board of directors will consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees reports to the board of directors as it deems appropriate and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The 1347 Capital audit committee of the board of directors currently consists of John T. Fitzgerald, Joshua Horowitz and Leo Christopher Saenger III, each of whom is an independent director. Mr. Horowitz serves as chairman of the audit committee. We believe that, after the completion of the Business Combination, the composition of the audit committee will meet the requirements for independence under, and the audit committee will comply with, any applicable requirements of the rules and regulations of NASDAQ and the SEC. The audit committee’s duties, which are specified in 1347 Capital’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in 1347 Capital’s Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of 1347 Capital’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management 1347 Capital’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by 1347 Capital’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by 1347 Capital regarding accounting, internal accounting controls or reports which raise material issues regarding 1347 Capital’s financial statements or accounting policies.

Compensation Committee

The 1347 Capital compensation committee currently consists of John T. Fitzgerald, Joshua Horowitz and Leo Christopher Saenger III, each of whom is an independent director. Mr. Fitzgerald serves as chairman of the compensation committee. We believe that, after the completion of the Business Combination, the composition of the compensation committee will meet the requirements for independence under, and the compensation committee will comply with, any applicable requirements of the rules and regulations of NASDAQ and the SEC. The compensation committee’s duties, which are specified in 1347 Capital’s Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to 1347 Capital’s President and Chief Executive Officer’s compensation, evaluating 1347 Capital’s

President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of 1347 Capital’s President and Chief Executive Officer based on such evaluation;
•	reviewing and approving the compensation of all of 1347 Capital’s other executive officers;
•	reviewing 1347 Capital’s executive compensation policies and plans;
•	implementing and administering 1347 Capital’s incentive compensation equity-based remuneration plans; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee must consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

1347 Capital has adopted a Code of Ethics that applies to all of its employees, including its chief executive officer, chief financial officer and principal accounting officer. 1347 Capital’s Code of Ethics will be available on its website at www.[       ].com. If 1347 Capital amends or grants a waiver of one or more of the provisions of its Code of Ethics, 1347 Capital intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of 1347 Capital’s Code of Ethics that apply to its principal executive officer, principal financial officer and principal accounting officer by posting the required information on 1347 Capital’s website at the above address. 1347 Capital’s website is not part of this proxy statement/prospectus/information statement.

Director and Executive Officer Compensation

As of the date of this proxy statement/prospectus/information statement, the compensation arrangements for the directors and executive officers of the post-Business Combination company have not been determined and are not anticipated to be determined prior to the Closing. Any such arrangements will be reviewed and approved by the compensation committee of the post-Business Combination company and will be publicly disclosed by the post-Business Combination company when such arrangements are approved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

1347 Capital Related Person Transactions

In April 2014, Company’s insiders purchased an aggregate of 1,150,000 Insider Shares. The Insider Shares are identical to the shares of common stock included in the units sold in the Offering. However, Company’s insiders have agreed (A) to vote their Insider Shares and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to 1347 Capital’s amended and restated certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if 1347 Capital does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable), unless it provides Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the Insider Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of the certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by public stockholders if 1347 Capital does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the Insider Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Insiders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of one year after the date of the consummation of the initial Business Combination and the date on which the closing price of Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and, with respect to the remaining 50% of the Insider Shares, one year after the date of the consummation of the initial Business Combination.

1347 Capital’s insiders (and/or their designees) purchased an aggregate of 180,000 Private Units at $10.00 per Private Unit and 600,000 $15 Exercise Price Sponsor Warrants at a price of $0.50 per warrant (for a total purchase price of $2,100,000) from us. These purchases took place on a private placement basis simultaneously with the consummation of the Offering on July 21, 2014. 1347 Capital’s insiders have also purchased from 1347 Capital at a price of $10.00 per unit an additional 18,000 Private Units for a total purchase price of $180,000 simultaneously with the exercise of the over-allotment option by the underwriters.

The Private Units issued in the private placement described above are identical to the Units sold in the offering. However, the holders of Private Units have agreed (A) to vote their common shares included in the Private Units and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to Company’s certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by public stockholders if 1347 Capital does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable), unless 1347 Capital provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the common shares in the Private Units) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of Company’s certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by public stockholders if 1347 Capital does not complete its initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the common shares included in the Private Units shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to) until the completion of the initial Business Combination.

The $15 Exercise Price Sponsor Warrants entitle the holder thereof to purchase one full share of 1347 Capital’s common stock at an exercise price of $15.00 per share. The $15 Exercise Price Sponsor Warrants will become exercisable on the same timing and with the same provisions as the public warrants and private warrants. However, the $15 Exercise Price Sponsor Warrants will not be exercisable on a “cashless basis” and they will expire seven years after the completion of 1347 Capital’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Additionally, 1347 Capital’s insiders (and/or their designees) have agreed not to transfer, assign or sell any of the $15 Exercise Price Sponsor Warrants or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to, each as described above) until the completion of the initial Business Combination.

In order to meet 1347 Capital’s working capital needs, 1347 Capital’s insiders, officers and directors may, but are not obligated to, loan 1347 Capital funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional Private Units at a price of $10.00 per unit. 1347 Capital’s stockholders have approved the issuance of the Private Units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of the initial Business Combination. If 1347 Capital does not complete a business combination, the $125,000 loan from the Sponsor, and any other outstanding loans from 1347 Capital’s insiders, officers and directors or their affiliates, will be repaid only from amounts remaining outside the Trust Account, if any.

The holders of 1347 Capital’s Insider Shares, Private Units (and underlying securities) and any shares 1347 Capital’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that 1347 Capital register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units or shares issued in payment of working capital loans made to 1347 Capital can elect to exercise these registration rights at any time after 1347 Capital consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the initial Business Combination. 1347 Capital will bear the expenses incurred in connection with the filing of any such registration statements.

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unit holders or the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock.

As of April 17, 2014, the Sponsor loaned to 1347 Capital an aggregate of $125,000 to cover expenses related to the Offering. The terms of this loan were amended and restated as of April 18, 2014. The loan is payable without interest no later than the date on which the initial Business Combination is consummated.

1347 Capital LLC, an affiliate of the Sponsor, through the earlier of the consummation of the initial Business Combination or 1347 Capital’s liquidation, will make available to 1347 Capital certain general and administrative services, including office space, utilities and administrative support, as 1347 Capital may require from time to time. 1347 Capital pays 1347 Capital LLC $10,000 per month for these services. However, pursuant to the terms of the agreement, 1347 Capital may delay payment of such monthly fee upon a determination by 1347 Capital’s audit committee that 1347 Capital lacks sufficient funds held outside the trust to pay actual or anticipated expenses in connection with the initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial Business Combination. 1347 Capital believes that the fee charged by 1347 Capital LLC is at least as favorable as 1347 Capital could have obtained from an unaffiliated person.

1347 Capital has engaged EarlyBirdCapital, the representative of the underwriters in the Offering, to assist 1347 Capital with the initial Business Combination. Pursuant to this arrangement, EarlyBirdCapital will assist 1347 Capital in holding meetings with 1347 Capital’s stockholders to discuss the potential Business Combination and the target business’s attributes, introduce 1347 Capital to potential investors that may be interested in purchasing 1347 Capital’s securities, assist 1347 Capital in obtaining stockholder approval for the Business Combination and assist 1347 Capital with its press releases and certain public filings in connection with the Business Combination. 1347 Capital will pay EarlyBirdCapital a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the total gross proceeds raised in the Offering (exclusive of any applicable finders’ fees which might become payable), less up to 30% of such fee that 1347 Capital may allocate to one or more other advisors that assist 1347 Capital in identifying or consummating an initial Business Combination.

1347 Capital has sold to EarlyBirdCapital (and/or its designees), for $100, an option to purchase up to a total of 300,000 Units exercisable at $10.00 per unit (or an aggregate exercise price of $3,000,000) commencing on the later of the consummation of a Business Combination and one year from the date of the prospectus associated with 1347 Capital’s initial public offering. Since the option is not exercisable until at the earliest the consummation of a Business Combination, and the rights will automatically result in the offering of shares of common stock upon consummation of a Business Combination, the option will effectively represent the right to purchase 330,000 shares of common stock (which includes the 30,000 shares of common stock issuable for the rights included in the Units), and 300,000 warrants to purchase 150,000 full shares, for $3,000,000.

Other than the fees described above, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to Kingsway, FMG, the Sponsor or any of the members of 1347 Capital’s management team, for services rendered to 1347 Capital prior to, or in connection with the consummation of the initial Business Combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on 1347 Capital’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by 1347 Capital unless 1347 Capital consummates an initial Business Combination.

After the initial Business Combination, members of 1347 Capital’s management team who remain with 1347 Capital may be paid consulting, board, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to 1347 Capital’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider the initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between 1347 Capital and any of its officers and directors or their respective affiliates will be on terms believed by 1347 Capital to be no less favorable to 1347 Capital than are available from unaffiliated third parties. Such transactions will require prior approval by 1347 Capital’s audit committee and a majority of 1347 Capital’s uninterested independent directors, in either case who had access, at 1347 Capital’s expense, to 1347 Capital’s attorneys or independent legal counsel. 1347 Capital will not enter into any such transaction unless 1347 Capital’s audit committee and a majority of 1347 Capital’s disinterested independent directors determine that the terms of such transaction are no less favorable to 1347 Capital than those that would be available to 1347 Capital with respect to such a transaction from unaffiliated third parties.

Related Party Policy

1347 Capital’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

To further minimize conflicts of interest, 1347 Capital has agreed not to consummate the initial Business Combination with an entity that is affiliated with any of 1347 Capital’s insiders, officers or directors unless 1347 Capital has obtained an opinion from an independent investment banking firm and the approval of a majority of 1347 Capital’s disinterested and independent directors (if 1347 Capital has any at that time) that the Business Combination is fair to 1347 Capital’s unaffiliated stockholders from a financial point of view. Furthermore, in no event will Kingsway, FMG, the Sponsor or any of the members of 1347 Capital’s management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of the initial Business Combination (regardless of the type of transaction that it is).

Effective upon the consummation of the Business Combination, 1347 Capital’s board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. 1347 Capital’s policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to 1347 Capital’s general counsel any “related person transaction” (defined as any transaction that is reportable by 1347 Capital under Item 404(a) of Regulation S-K in which 1347 Capital is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to 1347 Capital’s audit committee or another independent body of 1347 Capital’s board of directors. No related person transaction will be entered into without the approval or ratification of 1347 Capital’s audit committee or another independent body of 1347 Capital’s board of directors. It is 1347 Capital’s policy that directors interested in a related person transaction will recuse themselves from any such vote.

Limbach Related Person Transactions

Upon consummation of the Business Combination, Limbach will be subject to 1347 Capital’s Code of Ethics, which governs certain related party transactions that could result in actual or potential conflicts of interest, except those that fall under guidelines approved by the Board or the audit committee. Such a policy was not in place for Limbach, as a private company, when the related-party transactions discussed below were undertaken.

Loan

In 2002, Limbach Management Holding Company, LLC (“LMHC”), a holder of 5% interest in Limbach, contributed capital of $4.0 million to Limbach, of which $1.0 million was evidenced by a note payable to Limbach. The interest on the note is 6% and it matures upon the earlier of the date of a change in control of Limbach, the date that is one year after the consummation of an initial public offering of Limbach, or the date on which there is a dissolution of Limbach. The amount due to Limbach at December 31, 2015 was $1.0 million. The note will mature upon consummation of the Business Combination.

Management Services Agreement

Limbach is party to a Management Services Agreement with LMHC and FdG Associates LP, an affiliate of FdG, to perform certain advisory and consulting services. In consideration for such services, Limbach is charged a quarterly fee of $50,000 by LMHC and $250,000 by FdG Associates LP. The Management Services Agreement terminates in connection with the completion of the Business Combination and no further fees will be payable thereunder following the closing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2016 and for the year ended December 31, 2015, gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2016.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2016 was derived from the unaudited Balance Sheets of Limbach and 1347 Capital as of March 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2016 and for the year ended December 31, 2015 was derived from the unaudited Statements of Income and Comprehensive Income of Limbach and 1347 Capital for the three months ended March 31, 2016 and from the audited Statements of Income and Comprehensive Income for the year ended December 31, 2015.

The Business Combination will be accounted for using the acquisition method of accounting with 1347 Capital identified as the accounting acquirer under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Condensed Combined Financial Information.

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2016 and for the year ended December 31, 2015 is not necessarily indicative of what the actual results of operations would have been had the Business Combination and related proposed financing transactions taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-merger company. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the accompanying notes and the sections entitled “Information About Limbach,” “Information About 1347 Capital,” “Limbach Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “1347 Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical financial statements and notes thereto of 1347 Capital and the historical financial statements and notes thereto of Limbach.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and related proposed financing transactions and has been prepared for informational purposes only and should not be relied upon. The historical consolidated financial statements have been adjusted in the Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are (1) directly attributable to the Business Combination and related proposed financing transactions, (2) factually supportable and (3) with respect to the statement of operations and comprehensive income, expected to have a material continuing impact on the results of the post-merger company.

The Unaudited Pro Forma Condensed Combined Financial Information presents two redemption scenarios as follows:

•	Assuming No Conversions: This scenario assumes that no shares of 1347 Capital common stock are redeemed;
•	Assuming Conversions of $26,000,000 by holders of 1347 Capital common stock: This scenario assumes that 2,600,000 shares of 1347 Capital common stock are redeemed, resulting in an aggregate payment of $26,000,000 out of the Trust Account to 1347 Capital common stockholders. $26,000,000 is the maximum redemption pursuant to the Merger Agreement, which requires a minimum of $20,000,000 cash to be available from Trust Account for payment of consideration to Limbach owners.

The scenario assuming no conversions reflects Cash Consideration of $45 million and 1,500,000 Merger Shares are paid to Limbach owners as consideration pursuant to the Merger Agreement. Under this scenario there is no issuance of Preferred Stock to Sponsor or its affiliates.

The scenario assuming $26,000,000 conversions reflects Cash Consideration of $35,000,000, 2,500,000 Merger Shares, and 666,667 Merger Warrants are paid to Limbach owners as consideration pursuant to the Merger Agreement. Under this scenario, 400,000 shares representing $10,000,000 principal amount of Class A Preferred Stock is issued to Sponsor or its affiliates as additional financing.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2016

	Limbach	1347	Pro Forma Adjustments For Financing	Notes	Pro Forma Adjustments For Business Combination	Notes	Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming $26 Million Redemptions	Notes	Pro Forma Combined Assuming $26 Million Redemptions
Assets
Cash and cash equivalents	$83,948	$78,804	$(36,551,163)	3a	$46,050,791	3c	$6,730,380	$(26,000,000)	3l	$730,380
			47,000,000	3b	(245,000)	3e		10,000,000	3m
			(970,000)	3b	(3,717,000)	3f
					(45,000,000)	3g		10,000,000	3n
Accounts receivable, net of allowance for doubtful accounts	91,409,965	—	—		—		91,409,965	—		91,409,965
Costs and estimated earnings in excess of billings on uncompleted contracts	22,280,932	—	—		—		22,280,932	—		22,280,932
Advances to and equity in joint ventures, net	6,240	—	—		—		6,240	—		6,240
Prepaids and other current assets	1,874,673	10,265	—		—		1,884,938	—		1,884,938
Total Current Assets	115,655,758	89,069	9,478,837		(2,911,209)		122,312,455	(6,000,000)		116,312,455
Property and equipment, Net	13,774,293	—	—		2,393,707	3h	16,168,000	—		16,168,000
Goodwill	—	—	—		27,593,200	3h	27,593,200	230,000	3p	27,823,200
Other intangibles	—	—	—		20,170,000	3h	20,170,000	—		20,170,000
Cash and investmemts held in trust account	—	46,050,791	—		(46,050,791)	3c	—	—		—
Other assets	151,321	—	970,000	3b	—		1,121,321	—		1,121,321
Total Assets	$129,581,372	$46,139,860	$10,448,837		$1,194,907		$187,364,976	$(5,770,000)		$181,594,976
Liabilities
Current portion of long-term senior debt	$2,272,854	$—	$(2,272,854)	3a	$—		$—	$—		$—
			2,700,000	3b			2,700,000	—		2,700,000
Accounts payable including retainage	37,649,879	—	—		—		37,649,879	—		37,649,879
Billings in excess of costs and estimated earnings on uncompleted contracts	31,530,238	—	—		—		31,530,238	—		31,530,238
Accrued expenses and other current liabilities	12,981,455	455,550	—		(120,000)	3e	13,317,005	—		13,317,005
Note payable to stockholder	—	125,000	—		(125,000)	3e	—	—		—
Total Current Liabilities	84,434,426	580,550	427,146		(245,000)		85,197,122	—		85,197,122
Long-term senior debt, net of current portion	11,339,990	—	(11,339,990)	3a			—	—		—
			31,300,000	3b			31,300,000	—		31,300,000
Subordinated debt	22,938,319	—	(22,938,319)	3a			—	—		—
			13,000,000	3b			13,000,000	—		13,000,000
Other long-term liabilities	1,190,544	—	—				1,190,544	—		1,190,544
Total Liabilities	$119,903,279	$580,550	$10,448,837		$(245,000)		$130,687,666	$—		$130,687,666
Redeemable equity	$—	$40,559,190	$—		$(40,559,190)	3i	$—	$—		$—
Class A preferred shares, $25 par value, 1,000,000 shares authorized, 400,000 outstanding at March 31, 2016	—	—	—		—		—	10,000,000	3m	10,000,000
Shareholders’ Equity
Net Limbach equity	$9,678,093	$—	$—		$(9,678,093)	3d	$—	$—		$—
Common stock		189	—		561	3j	750	(160)	3o	590
Additional paid-in capital		5,913,936	—		55,888,129	3j	61,802,065	(16,109,840)	3o	46,032,225
	—	—	—		—		—	340,000	3q
Accumulated deficit		(914,005)	—		(4,211,500)	3k	(5,125,505)	—		(5,125,505)
Total Shareholders’ Equity	$9,678,093	$5,000,120	$—		$41,999,097		$56,677,310	$(15,770,000)		$40,907,310
Total Liabilities and Shareholders’ Equity	$129,581,372	$46,139,860	$10,448,837		$1,194,907		$187,364,976	$(5,770,000)		$181,594,976

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income
For The Three Months Ended March 31, 2016

	Limbach	1347	Pro Forma Adjustments For Financing	Notes	Pro Forma Adjustments For Business Combination	Notes	Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming $26 Million Redemptions	Notes	Pro Forma Combined Assuming $26 Million Redemptions
Revenue, net	$97,819,357	$—	$—		$—		$97,819,357	$—		$97,819,357
Cost of services	85,678,662	—	—		—		85,678,662	—		85,678,662
Gross profit	12,140,695	—	—		—		12,140,695	—		12,140,695
Selling, general and administrative expenses	9,840,880	430,243	—		—		10,271,123	—		10,271,123
Amortization	—	—	—		443,875	4d	443,875	—		443,875
Operating income	2,299,815	(430,243)	—		(443,875)		1,425,697	—		1,425,697
Interest expense	835,525	—	50,111	4a	—		962,207	—		962,207
	—	—	76,571	4b	—			—		—
Gain (loss) on sale of property and equipment	4,320	—	—		—		4,320	—		4,320
Other income		47,097	—		—		47,097	—		47,097
Income (Loss) before income taxes	1,468,610	(383,146)	(126,682)		(443,875)		514,907	—		514,907
Provision for income taxes		1,500	(50,673)	4c	256,636	4c	207,463	—		207,463
Net income (loss)	$1,468,610	$(384,646)	$(76,009)		$(700,511)		$307,444	$—		$307,444
Preferred share dividends	—	—	—		—		—	200,000	4e	200,000
Net income (loss) attributable to common stock holders	1,468,610	(384,646)	(76,009)		(700,511)		307,444	(200,000)		107,444
Other comprehensive income (loss)	—	—	—		—		—	—		—
Comprehensive income (loss)	$1,468,610	$(384,646)	$(76,009)		$(700,511)		$307,444	$(200,000)		$107,444
Weighted average shares outstanding – Basic & Diluted	N/A	1,853,611	—		6,124,189		7,977,800	(1,600,000)		6,377,800
Earnings (loss) per share – Basic & Diluted	N/A	$(0.21)	—		$(0.11)		$0.04	$(0.13)		$0.02

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income
For The Year Ended December 31, 2015

	Limbach	1347	Pro Forma Adjustments For Financing	Notes	Pro Forma Adjustments For Business Combination	Notes	Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming $26 Million Redemptions	Notes	Pro Forma Combined Assuming $26 Million Redemptions
Revenue, net	$331,349,686	$—	$—		$—		$331,349,686	$—		$331,349,686
Cost of services	285,937,632	—	—		—		285,937,632	—		285,937,632
Gross profit	45,412,054	—	—		—		45,412,054	—		45,412,054
Selling, general and administrative expenses	37,766,723	390,974	—		—		38,157,697	—		38,157,697
Amortization	—	—	—		1,775,500	4d	1,775,500	—		1,775,500
Operating income	7,645,331	(390,974)	—		(1,775,500)		5,478,857	—		5,478,857
Interest expense	3,200,069	—	342,474	4a	—		3,848,829	—		3,848,829
	—	—	306,286	4b	—			—		—
Gain (loss) on sale of property and equipment	(73,542)	—	—		—		(73,542)	—		(73,542)
Other income		51,370	—		—		51,370	—		51,370
Income (Loss) before income taxes	4,371,720	(339,604)	(648,760)		(1,775,500)		1,607,856	—		1,607,856
Provision for income taxes		—	(259,504)	4c	902,646	4c	643,143	—		643,143
Net income (loss)	$4,371,720	$(339,604)	$(389,256)		$(2,678,146)		$964,714	$—		$964,714
Preferred share dividends	—	—	—		—		—	800,000	4e	800,000
Net income (loss) attributable to common stock holders	4,371,720	(339,604)	(389,256)		(2,678,146)		964,714	(800,000)		164,714
Other comprehensive income (loss)	—	—	—		—		—	—		—
Comprehensive income (loss)	$4,371,720	$(339,604)	$(389,256)		$(2,678,146)		$964,714	$(800,000)		$164,714
Weighted average shares outstanding – Basic & Diluted	N/A	1,848,001	—		6,129,799		7,977,800	(1,600,000)		6,377,800
Earnings (loss) per share – Basic & Diluted	N/A	$(0.18)	—		$(0.44)		$0.12	$(0.50)		$0.03

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

Pursuant to the Merger Agreement, 1347 Capital has agreed to pay to the holders of Limbach membership interests and holders of Limbach options to acquire membership interests of Limbach consideration comprised of (a) between $35,000,000 and $45,000,000 in Cash Consideration, (b) between 1,500,000 and 2,500,000 Merger Shares, and (c) up to 666,667 Merger Warrants to purchase one share of 1347 Capital’s common stock at an exercise price of $12.50. For the purposes of Unaudited Pro Forma Condensed Combined Financial Information, the Business Combination purchase price is deemed to be $59,835,000 and $60,065,000 under the no conversions from the Trust Account and $26,000,000 conversions from the Trust Account scenarios, respectively. Per the relevant accounting rules, this consideration is reflective of:

•	$45,000,000 and $35,000,000 Cash Consideration paid under the no conversions from the Trust Account and $26,000,000 redemption from the Trust Account scenarios, respectively;
•	1,500,000 and 2,500,000 shares of 1347 Capital’s common stock paid as consideration under the no conversions from the Trust Account and $26,000,000 redemption from the Trust Account scenarios, respectively, and valued at $9.89 per share (the closing sales price of the common shares as of May 16, 2016 as reported on the Nasdaq Capital Market);
•	0 and 666,667 Merger Warrants paid as consideration under the no conversions from the Trust Account and $26,000,000 redemption from the Trust Account scenarios, respectively, and valued at $0.51 per Merger Warrant using Black-Scholes valuation model with observable inputs as of May 16, 2016 ($9.89 underlying common stock price, 10% volatility, 1.407% risk free rate, $12.50 strike price, and 7 year expiry).

The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the trust account holding the proceeds of 1347 Capital’s initial public offering after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination. The total purchase price will be paid such that first all options to purchase membership interests of Limbach outstanding at the time of closing will be settled for a mixture of the Cash Consideration, Merger Shares and Merger Warrants, if any. Limbach optionholders may elect to be substantially cashed-out or participate pro rata with the holders of Limbach membership interests to the extent of the implied value of the membership interests underlying the options. Options held by Cash-out Optionholders will be converted into the right to receive (a) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less $1,000, and (b) 100 Merger Shares, each with a nominal value of $10.00 per share. Options held by Participating Optionholders will be converted into the right to receive (x) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, (y) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less the aggregate nominal value of Merger Shares issued to such Participating Optionholder (provided that such amount shall not be negative), and (z) a pro rata share of the Merger Warrants, if any. Once purchase price has been allocated to Limbach optionholders as described above, the remaining consideration will be allocated to outstanding membership interests of Limbach such that the membership interests then outstanding will be converted into the right to receive (a) a pro rata share of the Cash Consideration remaining after subtracting the cash amounts paid to the Cash-out Optionholders and the Participating Optionholders, (b) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, and (c) a pro rata share of the Merger Warrants, if any. Once purchase price is paid as described above the outstanding options and membership interests of Limbach will be extinguished upon the business combination. The mix of purchase price payment to individual holders of options and membership interests of Limbach is based on their available elections as described above. The total overall mix of aggregate consideration paid in the form of

Cash Consideration, Merger Shares and Merger Warrants remains the same and unaffected by such elections or settlements. As a result, the Unaudited Pro Forma Condensed Combined Financial Information is not impacted by the different settlement alternatives as described above available to individual holders of Limbach options and membership interests.

1347 Capital has agreed to issue and sell to Sponsor, its affiliates or other investors identified by the Sponsor, up to $10 million of shares of the 1347 Capital’s Preferred Stock in the event that redemptions of shares of the common stock in connection with the stockholder vote to approve the Business Combination reduce the funds held in the Trust Account to less than $42.9 million.

The Preferred Stock will be mandatorily redeemable at par on the six-year anniversary of the date of issuance, will pay a cumulative dividend at a rate of 8% per annum for each of the three years following issuance, 10% per annum for each of the following two years, and 12% per annum thereafter, payable in equal installments, and will have a liquidation preference of $25.00 per share. Each share of Preferred Stock will be convertible at the holder’s election into 2.00 shares of the Company’s common stock, par value $0.0001 per share, representing a conversion price of $12.50 per share.

With respect to the payment of dividends and the distribution of the Company’s assets upon liquidation, dissolution or winding up, the Preferred Stock will rank senior to all other classes and series of the Company’s capital stock outstanding as of the date of issuance of the Preferred Stock, and junior to all of the Company’s future indebtedness and any equity securities that the Company may issue that by their terms rank senior to the Preferred Stock. The Company may not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless 30% of the proceeds from such issuance is used to redeem the Preferred Stock.

The Company expects to have debt financing from two or more sources of at least $65 million, in the aggregate, with no less than $40 million funded at the closing of the Business Combination. Such financing is expected to be in the form of $27,000,000 senior term debt, $13,000,000 subordinated debt, and $25,000,000 senior line of credit. The Company has been in discussions with various parties in efforts to secure the debt financing and based on current indications expects to have the following debt terms:

—	For $27,000,000 senior term debt and $25,000,000 million senior line of credit, interest rate of 1 month LIBOR + 4.25% (spread ranges from 3.75% to 4.5% based on leverage ratio), 10% estimated annual amortization, 5 year maturity, one-time fee of $560,000 payable at funding, and annual fee equal to $40,000 plus 0.5% of unused senior line of credit. Other terms include the customary legal and financial covenants.
—	For $13,000,000 subordinated debt, interest rate of approximately 15%, 7 year maturity, and one-time fee equal to 2% of funded amount payable at funding. Other terms include the customary legal and financial covenants.

The debt terms stated above are not binding yet and are estimates based on various discussions Company has held with lenders and the related non-binding term sheets received.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on December 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2016 and the year ended December 31, 2015 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2016 was derived from the unaudited Balance Sheets of Limbach and 1347 Capital as of March 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2016 and the year ended December 31, 2015 was derived from the unaudited Statements of Income and Comprehensive Income of Limbach and 1347 Capital for the three months ended March 31, 2016 and from the audited Statements of Income and Comprehensive Income of Limbach and 1347 Capital for the year ended December 31, 2015.

The Unaudited Pro forma Condensed Combined Financial Information was prepared using the acquisition method of accounting with 1347 Capital identified as the accounting acquirer under the provisions of ASC 805 and was based on the audited historical financial information of Limbach and 1347 Capital. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are (i) directly attributable to the Business Combination and the related proposed financing transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive income expected to have a material continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Merger Agreement and the final evaluation of Limbach’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property and equipment and amortizable intangible assets, respectively, may be material. The final allocation is expected to occur within one year of the consummation of the Business Combination and any necessary adjustments will be reflected in 1347 Capital’s financial statements accordingly.

The preliminary consideration and allocation of the purchase price to the estimated fair value of Limbach’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2016 is presented below:

	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming $26 Million Redemption
Calculation of Consideration
Cash consideration	$45,000,000	$35,000,000
Stock issued to Limbach owners at FV	14,835,000	24,725,000
Warrants issued to Limbach owners at FV	—	340,000
Total consideration to be transferred	59,835,000	60,065,000
Recognized amounts of identifiable assets acquired and liabilities assumed
Carrying value of Limbach net assets	9,678,093	9,678,093
Total recognized amounts of identifiable assets acquired and liabilities assumed	9,678,093	9,678,093
Total consideration less recognized amounts of identified net assets assumed	50,156,907	50,386,907
Fair value adjustments of net assets acquired
Indentifiable intangible assets:
Trade Name	9,410,000	9,410,000
Backlog	2,750,000	2,750,000
Customer Relationships	8,010,000	8,010,000
Property and equipment	2,393,707	2,393,707
Goodwill	$27,593,200	$27,823,200

The following notes reference the Unaudited Pro Forma Condensed Combined Balance Sheet:

3a	Represents repayment of all existing debt, including i) $22,938,319 subordinated debt and ii) $13,612,844 of long term senior debt including $9,500,000 senior revolving line of credit, $1,000,000 term debt, $84,402 state of Ohio loan, and $3,028,442 vehicle fleet capital leases.
3b	Represents new debt financing, estimated to include $27,000,000 senior term debt, average drawn balance of $7,000,000 from $25,000,000 senior line of credit, and $13,000,000 subordinated debt. 10% of $27,000,000 senior term debt is classified as short term based on expected amortization terms. One-time debt issuance costs in the amount of $970,000 are estimated to be paid at closing and capitalized as other asset, to be amortized over the term of the loan. The recurring annual debt related costs and fee are reflected on the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income.
3c	Represents release of 1347 Capital trust proceeds assuming no conversions.
3d	Represents elimination of Limbach’s net equity.
3e	Represents payments to Sponsor for: i) repayment of $125,000 note payable, and ii) payment of $120,000 accrued liability for administrative services provided by Sponsor.
3f	Represents cash payment for estimated acquisition-related transaction costs of approximately $3,717,000. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income as they are directly related to the Business Combination and will be nonrecurring.

3g	Represents payment of $45,000,000 cash consideration to Limbach owners.
3h	As a result of the business combination, goodwill is calculated as the purchase price less the estimated fair value of assets acquired less liabilities assumed less any identifiable intangible assets. See disclosure above for details regarding this calculation, including $2,393,707 adjustment for fair value of assets acquired and $20,170,000 of identifiable intangible assets.
3i	At the time of issuance, certain of 1347 Capital’s common stock was subject to a possible redemption and, as such, this amount was classified outside the equity section in 1347 Capital’s historical condensed balance sheet as of March 31, 2016. Under the scenario whereby that none of the shareholders elect to redeem these shares in connection with the Business Combination, the shares are no longer redeemable and have been reclassified as a component of shareholders equity.
3j	Represents the issuance of 1,500,000 common shares to Limbach owners in relation to the Business Combination at fair value of $9.89 as of May 16, 2016, issuance of 50,000 shares to EarlyBirdCapital pursuant to the Finder’s Agreement at fair value of $9.89 as of May 16, 2016 and reclassification of 4,055,919 shares previously classified as subject to possible redemption.
3k	Represents payment of estimated acquisition-related transaction costs of approximately $3,717,000 as well as fair value of 50,000 shares issued to EarlyBirdCapital at merger pursuant to the Finder’s Agreement. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects these costs as a direct reduction in retained earnings. These costs are not included in the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income as they are directly related to the Business Combination and will be nonrecurring.
3l	Adjustment to adjust trust proceeds such that $20,000,000 minimum is left in the trust after conversions. The merger agreement requires a minimum of $20,000,000 from 1347 Capital trust post conversions.
3m	Represents $10,000,000 proceeds from issuance of Preferred Stock at merger to Sponsor or its affiliates as additional financing. Preferred Stock terms include: i) $25 principal value, ii) no voting rights, iii) preferential dividends at a per annum rate of 8% in years 1 thru 3, 10% in years 4 thru 5, and 12% thereafter, iv) senior ranking to all classes of capital stock, v) mandatorily redeemable for $25 per share on the 6 year anniversary from the date of issuance, and vi) each Preferred Stock is convertible at the option of the holder from issuance to maturity into 2 common shares representing a $12.50 per Preferred Stock conversion price. The Preferred Stock is mandatorily redeemable at 6 year anniversary, which would typically require its classification as a liability in accordance with ASC 480. But the mandatory redemption of the Preferred Stock is conditional since it is convertible into common shares at the option of the holder starting from the date of issuance until maturity, hence the Preferred Stock is not mandatorily convertible until the conversion option expires. Accordingly, the Preferred Stock has been classified as temporary equity pursuant to the provisions of ASC 480, specifically paragraph 480-10-55-11 that specifies such accounting treatment.
3n	Adjustment to reduce the cash consideration paid to Limbach owners from $45,000,000 under no trust conversions scenario to $35,000,000 under $26,000,000 trust conversions scenario.
3o	Adjustment to i) increase equity consideration paid to Limbach owners from 1,500,000 common shares under no trust conversions scenario to 2,500,000 common shares under $26,000,000 trust conversions scenario, and ii) reduce 2,600,000 outstanding common shares due to trust conversions.
3p	Represents increase in goodwill due to increase in purchase price paid to Limbach owners under $26,000,000 conversions scenario. For additional details see disclosure above pertaining to calculation of consideration and goodwill.
3q	Represents the value of 666,667 Merger Warrants issued to Limbach owners as additional purchase price under the $26,000,000 conversions scenario. Each Merger Warrant is exercisable into one common share for a purchase price of $12.50 per share, subject to standard anti-dilution adjustments, expires 7 years from the date of issuance, is not redeemable by the issuer, is not entitled to cash settlement as long as there is an effective registration statement and can only be exercised via a cashless exercise when there is no effective registration statement. Based on these terms, the Merger Warrants are considered equity for accounting purposes. Since the Merger Warrants are not issued as compensation or payment for any service and are not marked to market (since considered equity), there is no impact on Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income.

4. Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income Adjustments

The following notes reference the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income:

4a	For the 3 months ended March 31, 2016 represents: 1) $885,636 quarterly interest expense pertaining to issuance of new debt, including $316,167 on $27,000,000 senior term debt @ 4.68395% interest rate (1 month LIBOR + 4.25%), $487,500 on $13,000,000 of subordinated debt @ 15% interest rate, and $81,969 on $25,000,000 of revolving line of credit with an estimated $7,000,000 average drawn balance @ 4.68395% interest rate (1 month LIBOR + 4.25%) and 2) adjustment for reversal of interest expense in the amount of $835,525 pertaining to the existing debt paid off based on 1/1/2015 merger assumption. For the year ended December 31, 2015 represents: 1) $3,542,543 annual interest expense pertaining to issuance of new debt, including $1,264,667 on $27,000,000 senior term debt @ 4.68395% interest rate (1 month LIBOR + 4.25%), $1,950,000 on $13,000,000 of subordinated debt @ 15% interest rate, and $327,877 on $25,000,000 of revolving line of credit with an estimated $7,000,000 average drawn balance @ 4.68395% interest rate (1 month LIBOR + 4.25%) and 2) adjustment for reversal of interest expense in the amount of $3,200,069 pertaining to the existing debt paid off based on 1/1/2015 merger assumption.
4b	For the 3 months ended March 31, 2016, represents $44,071 in quarterly amortization of an estimated $970,000 of one-time debt issuance costs over the term of debt, and $32,500 in quarterly recurring debt related fees. For the year ended December 31, 2015, represents $176,286 in annual amortization of an estimated $970,000 of one-time debt issuance costs over the term of debt, and $130,000 in annual recurring debt related fees.
4c	Represents the income tax effect of the pro forma adjustments, including the tax provision for Limbach’s income and 1347 Capital’s loss reported for the year ended December 31, 2015 and three months ended March 31, 2016, calculated using the U.S federal income tax rate of 35% and state tax rate of 5%. Limbach’s income was not subject to taxes in 2015 and 2016 since it is an LLC that files taxes as a partnership but given the assumption of January 1, 2015 merger date for Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income, an adjustment has been included as tax provision on Limbach’s historical income reported for year ended December 31, 2015 and three months ended March 31, 2016. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities.

4d	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets as follows:

	Preliminary Fair Value	Estimated Useful Life In Years	Estimated 2015 Annual Amortization	Estimated Q1, 2016 Amortization
Trade name	$9,410,000	Indefinite	$—	—
Backlog	2,750,000	2	1,375,000	343,750
Customer relationships	8,010,000	20	400,500	100,125
Total amortization expense	$20,170,000		$1,775,500	$443,875
4e	Represents adjustment for Preferred Stock dividend accrual on $10,000,000 principal at the rate of 8% per annum, resulting in $200,000 dividend accrual for 3 months ended March 31, 2016 and $800,000 dividend accrual for year ended December 31, 2015. Preferred stock financing will not be required under the no conversion scenario.

The above Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income does not include adjustments related to any expenses that 1347 Capital expects to incur to support operations as a public company on post-merger basis.

5. Earnings Per Share

The following table summarizes the pro forma shares outstanding for each of the two redemption scenarios as of March 31, 2016:

		Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming $26,000,000 Redemption
1347 Capital shares outstanding, including shares subject to redemption		5,948,000	5,948,000
Common shares issued as consideration pursuant to Merger Agreement		1,500,000	2,500,000
1347 Capital oustanding rights converted at Merger, 10 rights for 1 common share	A	479,800	479,800
Common shares redeemed from 1347 Capital trust		—	(2,600,000)
Common shares issued to EarlyBirdCapital at Merger		50,000	50,000
Total pro forma common shares outstanding		7,977,800	6,377,800
Pro-Forma Outstanding Dilutive Securities At Merger:
Common shares underlying 4.6 million public warrants	B	2,300,000	2,300,000
Common shares underlying 198,000 private warrants	C	99,000	99,000
Common shares underlying $15 exercise price warrants	D	600,000	600,000
Common shares underlying underwriter purchase option for 300,000 Units	E	480,000	480,000
Common shares underlying Merger Warrants issued to Limbach owners as consideration	F	—	666,667
Common shares underlying Class A Preferred Stock	G	—	800,000
Total common shares outstanding at merger including common underlying dilutive securities		11,456,800	11,323,467

None of the pro forma outstanding dilutive securities at merger shown in table above are expected to be in-the-money at merger, hence have been ignored for the purposes of diluted EPS. For this reason, the unaudited pro forma condensed combined basic and diluted earnings per share are the same (the “Basic EPS”). The Basic EPS calculation for the three months ended March 31, 2016 and for the year ended December 31, 2015 are based on the historic 1347 Capital weighted average number of shares outstanding adjusted for weighted average change in common shares outstanding pertaining to Business Combination as shown in table above under each redemption scenario.

A	These rights were included in the Units issued in the Company’s initial public offering and the simultaneous private placement completed in 2014. A total of 4,798,000 rights are outstanding that will convert automatically into 479,800 common shares of 1347 Capital at consummation of the Business Combination in the ratio of 1 common share per 10 rights. The terms of the rights were established at the time of initial issuance in the initial public offering. While these rights have been included for the purposes of calculating pro forma outstanding shares, no adjustment is required for these rights and resulting common shares in the Unaudited Pro Forma Condensed Combined Balance Sheet since there are no proceeds associated with the conversion of these rights into common shares.
B	4,600,000 public warrants in total under both no conversions and $26,000,000 conversions scenario, 1 warrant to purchase ½ of a common share at $11.5 per common share, 5 year expiry. Warrants were included in the public Units issued at 1347 Capital’s IPO.
C	A private placement of 198,000 Units was completed simultaneously with the IPO. The terms of the warrants in private Units are the same as public warrants.
D	600,000 warrants issued to 1347 Capital’s Sponsor (1347 Investors LLC), warrants convert into 1 common share per warrant at an exercise price of $15 per common share, 7 year expiry.
E	Option issued to underwriters at 1347 Capital’s IPO to purchase 300,000 Units at a price of $10 per Unit. Unit terms are same as public Units i.e. each Unit includes 1 common share, 1 right that converts into 1/10 of common share automatically at merger, and 1 warrant to purchase ½ of common share at $11.5 with 5 year expiry.
F	1 warrant issued to current Limbach owners for every $15 in value issued as stock consideration (using $10 notional stock value) over and above $15,000,000 in stock consideration. Each warrant is exercisable into 1 common share at $12.50, 7 year expiry.
G	$10,000,000 principal value Class A Preferred Stock convertible at the rate of $12.50 into 800,000 common shares.

DESCRIPTION OF 1347 CAPITAL SECURITIES

References in this “Risks Related to 1347 Capital and the Business Combination” section to “1347 Capital,” the “Company,” “we,” “us” and “our” shall refer to 1347 Capital Corp.

Authorized and Outstanding Stock

Our certificate of incorporation currently authorizes the issuance of 10,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date for the special meeting, there were 5,948,000 shares of common stock are outstanding. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock, one warrant and one right. Each right entities the holder thereof to receive one-tenth ( 1/10) of a share of common stock automatically on the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one-half of one share of 1347 Capital’s common stock at a price of $11.50 per full share, subject to adjustment as described below. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of 1347 Capital’s stock. This means that only an even number of warrants may be exercised at any given time by a warrantholder. For example, if a warrantholder holds one warrant to purchase one-half of one share of 1347 Capital’s common stock, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of 1347 Capital’s common stock.

Common Stock

Holders of 1347 Capital’s common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the Business Combination, 1347 Capital’s insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to 1347 Capital’s initial public offering, including both the insider shares and the private shares, and any shares acquired in the initial public offering or following the initial public offering in the open market, in favor of the Business Combination.

We will consummate the Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause 1347 Capital’s net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to 1347 Capital’s amended and restated certificate of incorporation, if 1347 Capital does not consummate the initial Business Combination within 24 months from the date of the initial public offering, 1347 Capital will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 1347 Capital’s remaining stockholders and 1347 Capital’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to 1347 Capital’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. 1347 Capital’s insiders have agreed to waive their rights to share in any distribution with respect to their insider shares and private shares.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the Trust Account if they vote on the Business Combination and the Business Combination is completed. If 1347 Capital holds a stockholder vote to amend any provisions of 1347 Capital’s amended and restated certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which 1347 Capital has to complete a business combination), 1347 Capital will provide 1347 Capital’s public stockholders with the opportunity to convert their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 1347 Capital to pay its working capital requirements or its franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the Business Combination or the approval of the amendment to the amended and restated certificate of incorporation. If the Business Combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Preferred Stock

There are no shares of preferred stock outstanding. 1347 Capital’s amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by 1347 Capital’s board of directors. No shares of preferred stock were issued or registered in 1347 Capital’s initial public offering. Accordingly, 1347 Capital’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement entered into in connection with 1347 Capital’s initial public offering prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on the Business Combination. 1347 Capital may issue some or all of the preferred stock to effect the Business Combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Under the Merger Agreement, 1347 Capital may be required to issue and sell to the Sponsor, its affiliates or other investors identified by the Sponsor, up to 400,000 shares of 1347 Capital’s Class A Preferred Stock, or Preferred Stock. The number of shares of Preferred Stock to be issued and sold (if any) to the Sponsor or its designees will be based upon the amount of cash remaining in the Trust Account after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination in the event that the funds held in the Trust Account are reduced thereby to less than $42.9 million.

Each share of Preferred Stock may be converted (at the holder’s election) into 2.00 shares of 1347 Capital’s common stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share of 1347 Capital’s common stock; provided, that such conversion is in compliance with 1347 Capital’s listing requirements with NASDAQ.

The Preferred Stock will rank senior to all classes and series of 1347 Capital’s outstanding capital stock upon the closing. Under the Merger Agreement, 1347 Capital has agreed to not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless 30% of the proceeds from such issuance are used to redeem the Preferred Stock.

The holders of the Preferred Stock will, in priority to any other class or series of capital stock, be entitled to receive, as and when declared by the board of directors of 1347 Capital, fixed, cumulative, preferential dividends at a rate of: (i) 8% per annum in years one through three from issuance; (ii) 10% per annum in years four through five from issuance; and (iii) 12% per annum thereafter, payable in equal quarterly installments. Dividends on outstanding Preferred Stock will accrue from day to day from the date of issuance of the Preferred Stock. No dividends may be made in excess of the accrued and unpaid preferred yield in respect of the Preferred Stock.

Under the Merger Agreement, for so long as the Preferred Stock is outstanding, 1347 Capital will not repurchase, redeem or retire any shares of its capital stock other than the Preferred Stock. For avoidance of doubt, 1347 Capital will have no restriction on payments made in regards to its outstanding debt securities or repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for 1347 Capital or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

In the event of the liquidation, dissolution or winding up of 1347 Capital, the holders of the Preferred Stock will be entitled to receive $25.00 per share of Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount shall be paid or any assets distributed to holders of shares of 1347 Capital ranking junior as to the return of capital to the Preferred Stock. After payment to the holders of Preferred Stock of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of 1347 Capital.

1347 Capital will redeem all outstanding shares of Preferred Stock on the six year anniversary from the date of issuance for the price of $25.00 per share of Preferred Stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption.

The holders of Preferred Shares will not be entitled to receive notice of, or to attend, any meeting of stockholders of 1347 Capital and will not be entitled to vote at any such meeting.

The number of shares of 1347 Capital’s common stock into which the shares of Preferred Stock will be convertible will be subject to corporate structural anti-dilution (and not price protection anti-dilution) adjustments, including adjustments in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of shares of 1347 Capital’s common stock by 1347 Capital; provided, however, there will not be any adjustment in connection with (i) securities issuable upon conversion of any of the shares of Preferred Stock, or as a dividend or distribution on the Preferred Stock; (ii) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the date of the closing; (iii) shares of 1347 Capital’s common stock issued to EarlyBirdCapital, Inc. pursuant to that certain Letter Agreement, dated as of March 22, 2016, between 1347 Capital and EarlyBirdCapital, Inc.; (iv) shares of 1347 Capital’s common stock (or options to purchase such shares of common stock) issued or issuable to employees, directors or consultants of 1347 Capital pursuant to any equity incentive plan approved by the board of directors; (v) shares of 1347 Capital’s common stock issued or issuable to banks, equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors; and (vi) shares of the Common Stock issued or issuable for consideration other than cash pursuant to a business combination, strategic partnership or joint venture transaction approved by the board of directors.

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Preferred Stock.

Although 1347 Capital does not currently intend to issue any other shares of preferred stock, 1347 Capital reserves the right to do so in the future.

Warrants included as part of units

Each public and private warrant entitles the registered holder to purchase one-half of one share of 1347 Capital’s common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock.

The public and private warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

Once the warrants become exercisable, 1347 Capital may redeem the outstanding warrants (except as described herein with respect to the private warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•	if, and only if, the last sale price of 1347 Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which 1347 Capital sends the notice of redemption to the warrant holders.

We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, 1347 Capital may exercise 1347 Capital’s redemption right even if 1347 Capital is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If 1347 Capital calls the warrants for redemption as described above, 1347 Capital’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” 1347 Capital’s management will consider, among other factors, 1347 Capital’s cash position, the number of warrants that are outstanding and the dilutive effect on 1347 Capital’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of 1347 Capital’s warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the private warrants will be redeemable by 1347 Capital so long as they are held by the initial purchasers of the private warrants or any of their permitted transferees.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to 1347 Capital’s satisfying 1347 Capital’s obligations described below with respect to registration. No warrant will be exercisable and 1347 Capital will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will 1347 Capital be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, 1347 Capital will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. 1347 Capital will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, 1347 Capital has agreed to use its best efforts to register the shares of common stock that are issuable upon exercise of the public and private warrants under state blue sky laws, to the extent an exemption is not available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public and private warrants has not been declared effective by the 60th business day following the closing of the Business Combination and during any period when 1347 Capital shall have failed to maintain an effective registration statement, public and private warrant holders may, until such time as there is an effective registration statement, exercise the public and private warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The warrants are issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to 1347 Capital’s Current Report on Form 8-K filed on July 21, 2104, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the warrant agent, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, 1347 Capital will, upon exercise, round down to the nearest whole number the number of shares of to be issued to the warrant holder.

Rights

Each holder of a right will automatically receive one-tenth ( 1/10) of a share of 1347 Capital’s common stock upon consummation of the Business Combination, even if the holder of such right converted all shares of common stock held by him, her or it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of the Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in 1347 Capital’s initial public offering. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If 1347 Capital enters into a definitive agreement for a business combination in which 1347 Capital will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis. If 1347 Capital is unable to complete the Business Combination within the required time period and 1347 Capital liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from 1347 Capital’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of the Business Combination. Additionally, in no event will 1347 Capital be required to net cash settle the rights. Accordingly, the rights may expire worthless.

$15 Exercise Price Sponsor Warrants

Each $15 Exercise Price Sponsor Warrant entitles the registered holder to purchase one full share of 1347 Capital’s common stock at a price of $15.00 per full share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. The $15 Exercise Price Sponsor Warrants will expire seven years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

None of the $15 Exercise Price Sponsor Warrants will be redeemable by 1347 Capital so long as they are held by the initial purchasers of the $15 Exercise Price Sponsor Warrants or any of their permitted transferees. In the event that the $15 Exercise Price Sponsor Warrants are not held by their initial purchasers or their permitted transferees, then such warrants will be redeemable by 1347 Capital on the same terms as the public and private warrants. Other than with respect to the exercise price, the terms of the $15 Exercise Price Sponsor Warrants are identical to those of the private warrants.

1347 Capital will not be obligated to deliver any shares of common stock pursuant to the exercise of a $15 Exercise Price Sponsor Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the $15 Exercise Price Sponsor Warrants is then effective and a prospectus relating thereto is current, subject to 1347 Capital satisfying its obligations described below with respect to registration. No $15 Exercise Price Sponsor Warrants will be exercisable and 1347 Capital will not be obligated to issue shares of common stock upon exercise of a $15 Exercise Price Sponsor Warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a $15 Exercise Price Sponsor Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any $15 Exercise Price Sponsor Warrant.

1347 Capital has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, 1347 Capital will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the $15 Exercise Price Sponsor Warrants. 1347 Capital will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the $15 Exercise Price Sponsor Warrants in accordance with the provisions of the warrant agreement. In addition, 1347 Capital has agreed to use its best efforts to register the shares of common stock that are issuable upon exercise of the $15 Exercise Price Sponsor Warrants under state blue sky laws, to the extent an exemption is not available. Holders of the $15 Exercise Price Sponsor Warrants who exercise their warrants will not be entitled to do so on a “cashless basis.”

The $15 Exercise Price Sponsor Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and 1347 Capital. The warrant agreement provides that the terms of the $15 Exercise Price Sponsor Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The $15 Exercise Price Sponsor Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the warrant agent, for the number of $15 Exercise Price Sponsor Warrants being exercised. The $15 Exercise Price Sponsor Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their $15 Exercise Price Sponsor Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the $15 Exercise Price Sponsor Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Purchase Options

The underwriter for 1347 Capital’s initial public offering, EarlyBirdCapital, owns an option to purchase up to a total of 300,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered in 1347 Capital’s initial public offering. Accordingly, after the Business Combination, the purchase option will be to purchase 330,000 shares of common stock, as the rights will result in the issuance of 30,000 additional shares, and 300,000 warrants to purchase 150,000 shares for the same aggregate purchase price. In no event will 1347 Capital be required to net cash settle the exercise of the purchase option or the warrants underlying the purchase option.

Merger Warrants

Pursuant to the Merger Agreement, 1347 Capital has agreed to issue to the holders of membership interests and holders of options to acquire membership interests of Limbach up to 666,667 warrants (the “Merger Warrants”). The number of Merger Warrants to be issued (if any) will be based upon the amount of cash remaining in the Trust Account after giving effect to any conversions of 1347 Capital’s shares of common stock in connection with the stockholder vote to approve the Business Combination.

Each Merger Warrant entitles the registered holder to purchase one full share of 1347 Capital’s common stock at a price of $12.50 per full share, subject to adjustment as discussed in the form of Merger Warrant, at any time commencing 30 days after the completion of the Business Combination. The Merger Warrants will expire seven years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

None of the Merger Warrants will be redeemable by 1347 Capital.

The Merger Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the principal offices of 1347 Capital, with the subscription form attached to the form of Merger Warrant completed and executed as indicated, accompanied by full payment of the exercise price, in cash, good certified check or good bank draft payable to the order of 1347 Capital, for the number of Merger Warrants being exercised.

The Merger Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Merger Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Merger Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Merger Warrants may be exercised on a “cashless basis”, subject to adjustment as described in the form of Merger Warrant, at any time after the earlier of (i) the one year anniversary of the date of the closing of the Busines Combination and (ii) the completion of the then-applicable period required by Rule 144, if there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the Merger Warrants.

Holders of the Merger Warrants may elect to be subject to a restriction on the exercise of their Merger Warrants such that an electing Merger Warrant holder would not be able to exercise its Merger Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the 1347 Capital common stock outstanding.

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unit holders pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants.

Dividends

We have not paid any cash dividends on 1347 Capital’s common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon 1347 Capital’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of 1347 Capital’s board of directors at such time. In addition, 1347 Capital’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if 1347 Capital incurs any indebtedness, 1347 Capital’s ability to declare dividends may be limited by restrictive covenants 1347 Capital may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law and 1347 Capital’s Amended and Restated Certificate of Incorporation and By-Laws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 10% or more of 1347 Capital’s outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of 1347 Capital’s assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of 1347 Capital’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•	on or subsequent to the date of the transaction, the business combination is approved by 1347 Capital’s board of directors and authorized at a meeting of 1347 Capital’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Staggered board of directors

Our amended and restated certificate of incorporation provides that 1347 Capital’s board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of 1347 Capital’s board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

Our bylaws provide that special meetings of 1347 Capital’s stockholders may be called only by a majority vote of 1347 Capital’s board of directors, by 1347 Capital’s chief executive officer or by 1347 Capital’s chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before 1347 Capital’s annual meeting of stockholders, or to nominate candidates for election as directors at 1347 Capital’s annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to 1347 Capital’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. 1347 Capital’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude 1347 Capital’s stockholders from bringing matters before 1347 Capital’s annual meeting of stockholders or from making nominations for directors at 1347 Capital’s annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of 1347 Capital by means of a proxy contest, tender offer, merger or otherwise.

Shares Eligible for Future Sale

As of April 15, 2016, 1347 Capital had 5,948,000 shares of common stock outstanding. Of these shares, the 4,600,000 shares of common stock are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of 1347 Capital’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of 1347 Capital’s affiliates at the time of, or at any time during the three months preceding, a sale and (2) 1347 Capital is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are 1347 Capital’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding, which equals 59,080 shares of common stock; and
•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, 1347 Capital’s insiders will be able to sell their insider shares and private units freely without registration one year after 1347 Capital has completed the Business Combination assuming they are not an affiliate of ours at that time.

Registration Rights

The holders of 1347 Capital’s insider shares, private units (and underlying securities) and any shares 1347 Capital’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that 1347 Capital register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units or units issued in payment of working capital loans made to 1347 Capital can elect to exercise these registration rights at any time commencing on the date that 1347 Capital consummates the initial Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the initial Business Combination. 1347 Capital will bear the expenses incurred in connection with the filing of any such registration statements.

Reoffer/Resale Rights

Under the Amended and Restated Registration Rights Agreement which is attached as an exhibit to the Merger Agreement, 1347 Capital Corp. has agreed to cause the registration statement of which this proxy statement/prospectus/information statement forms a part to include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of the former Limbach unit holders or the Sponsor, its affiliates or other investors identified by the Sponsor pursuant to Rule 145(c) under the Securities Act of any of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock received or to be received by them pursuant to the Business Combination. 1347 Capital Corp. has also agreed that, prior to such time as the registration statement of which this proxy statement/prospectus/information statement forms a part ceases to be effective under the Securities Act or the prospectus contained therein relating to such shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form S-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the shares of 1347 Capital’s common stock underlying the Merger Warrants and Preferred Stock.

COMPARISON OF RIGHTS OF HOLDERS OF 1347 CAPITAL STOCK AND LIMBACH UNITS

Both 1347 Capital and Limbach are formed under the laws of the State of Delaware and, accordingly, the rights of the equityholders of each are currently, and will continue to be, governed by Delaware law. If the merger is completed, Limbach unit holders will become stockholders of 1347 Capital, and their rights will be governed by the DGCL, the bylaws and, assuming 1347 Capital Proposals No. 2A – 2J is approved by the 1347 Capital stockholders at the 1347 Capital special meeting, the amendments to the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of 1347 Capital attached to this proxy statement/prospectus/information statement as Annex B.

The table below summarizes the material differences between the current rights of Limbach unit holders under the amended and restated certificate of formation and Third Amended and Restated Limited Liability Company Operating Agreement (the “Limited Liability Company Operating Agreement”), and the rights of 1347 Capital common stockholders, post-merger, under the 1347 Capital Certificate of Incorporation and bylaws, as applicable, and as in effect immediately following the merger.

While 1347 Capital and Limbach believe that the summary tables cover the material differences between the rights of their respective equityholders prior to the merger and the rights of 1347 Capital common stockholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of 1347 Capital and Limbach’s equityholders and are qualified in their entirety by reference to Delaware law and the various documents of 1347 Capital and Limbach that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a common stockholder of 1347 Capital or unit holder of Limbach before the merger and being a common stockholder of 1347 Capital after the merger. 1347 Capital has filed copies of its current Amended and Restated Certificate of Incorporation and bylaws, and proposed Second Amended and Restated Certificate of Incorporation with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Limbach will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Current Limbach Rights Versus 1347 Capital Rights Post-Merger

Provision	Limbach	1347 Capital
Authorized and Outstanding Securities	Authorized Units: The interests of the members of Limbach are divided into and represented by units. The issued and outstanding units consist of Class A units. The board of managers may issue additional Class A units for such purposes and in exchange for such consideration as it shall deem necessary or desirable. The board may also create and issue any other class or classes of units or other equity interests in Limbach for such purposes and in exchange for consideration as it shall deem necessary or desirable, which units or other equity interests may have rights or obligations that are different from, and superior or inferior to, those of the Class A units.	Authorized Shares: The total number of shares of capital stock that 1347 Capital may issue is 101,000,000, of which 100,000,000 shares shall be common stock, par value $.0001 per share and 1,000,000 shares of preferred stock, par value $.0001 per share.

Provision	Limbach	1347 Capital
	Outstanding Units: The issued and outstanding units consist of Class A units. As of April 15, 2016, there were 10,000,000 Class A units of membership interest issued.	Outstanding Shares: As of the date of this statement there were 5,948,000 shares of common stock of 1347 Capital issued and outstanding.
Board of Managers/Directors
Election of Board Members	Appointments to the board of managers are made by certain of the members in accordance with their respective ownership in Limbach.	Holders of 1347 Capital common stock have the exclusive right to vote for the election of directors at the annual meeting. The 1347 Capital Certificate of Incorporation provides that there shall be no cumulative voting, except as subject to any voting rights provided to holders of outstanding shares of preferred stock. All director elections are determined by plurality votes.
Number of Directors	Pursuant to the Limbach Limited Liability Company Operating Agreement, the board of managers shall comprise up to seven individuals.	The number of directors of 1347 Capital, exclusive of directors who may be elected by the holders of any one or more series of preferred stock which may be outstanding and voting separately as a class, shall be fixed by resolution of the board, acting by not less than a majority of the directors. 1347 Capital’s bylaws require that the board must consist of at least one and no more than nine directors, as determined by the board. Currently, there are 7 directors.
Classification and Term	The Limbach board of managers is not divided into classes.	The 1347 Capital board of directors is divided into three classes, which shall be as equal in number as possible. Directors are elected for terms expiring at the third succeeding annual meeting after their election. Each director holds office until the expiration of the director’s respective terms of office and until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Provision	Limbach	1347 Capital
Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Certificate of Incorporation, including any preferred stock designation, and such directors shall not be included in Class A, Class B or Class C unless expressly provided by such terms.
Vacancies	Appointments to fill vacancies on the Limbach board of managers are made by the members as set forth under Election of Board Members above.	Vacancies resulting from death, resignation, disqualification, removal or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the
1347 Capital directors then in office, though less than a quorum or by the sole remaining director.
Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to fill vacancies on the board, the features of such directorship shall be governed by the terms of such series of the preferred stock as set forth in the Certificate of Incorporation, including any preferred stock designation, and such directors shall not be included in Class A, Class B or Class C unless expressly provided by such terms.
Removal	Any manager may be removed and replaced by the member that appointed such manager at any time at such party’s absolute discretion.	The 1347 Capital Certificate of Incorporation provides that any or all of the directors, including persons elected by directors to fill vacancies in the board, may be removed at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Provision	Limbach	1347 Capital
Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Certificate of Incorporation, including any preferred stock designation, and such directors shall not be included in Class A, Class B or Class C unless expressly provided by such terms.
Stockholder Meetings
Special Meetings	Meetings of the members of Limbach may be called by the Limbach board of managers or by members entitled to cast not less than five percent of the votes at the meeting.	Subject to the rights of holders of any outstanding series of the preferred stock of 1347 Capital, special meetings of stockholders may be called at any time for any purpose or purposes only by the Chairman of the board of directors, the board of directors, or the Chief Executive Officer pursuant to a resolution adopted by a majority of the board of directors. No business other than such business described in the notice of meeting will be transacted at a special stockholders meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting as set forth in the advance notice provisions.
Voting Rights	Each of the Class A units is entitled to one vote at any meeting of the members. The board of managers may, upon the request and approval of any member, designate such member’s Class A units as nonvoting.	Each share of 1347 Capital common stock is entitled to one vote on matters presented for the approval of the holders of 1347 Capital common stock.

Provision	Limbach	1347 Capital
Action by Written Consent	The Limbach Limited Liability Company Operating Agreement permits members to take action by written consent, provided the consent is signed by members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted.	Pursuant to the Certificate of Incorporation, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.
Quorum	The presence at any meeting in person or by proxy of members holding not less than a majority of the Class A units entitled to vote at such meeting shall constitute a quorum for the transaction of business. The members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough members to leave less than a quorum, if any action taken, other than adjournment, is approved by at least a majority of the votes required to constitute a quorum.	Except as otherwise required by law or the Certificate of Incorporation or these bylaws, the presence, in person or by proxy, of holders of a majority of the shares entitled to vote at a meeting of stockholders will be necessary, and will constitute a quorum, for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Provision	Limbach	1347 Capital
If a quorum is not present or represented by proxy at any meeting of stockholders, the Chairman or the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy may adjourn the meeting until a quorum is present. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to 1347 Capital or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by 1347 Capital, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of 1347 Capital or any such other corporation to vote shares held by it in a fiduciary capacity.

Provision	Limbach	1347 Capital
Securityholder Proposals and Nominations	The Limbach Limited Liability Company Operating Agreement does not provide for formal procedure proposals by unit holders though it does provide for presentation of matters for meetings of members. Appointments of members of the board of managers are made by the members.	Under the 1347 Capital bylaws, for stockholder proposals and nominations of directors properly brought before an annual meeting of stockholders by a 1347 Capital stockholder, timely notice must be given. In general, to be considered timely, a stockholder’s notice must be delivered to the secretary at 1347 Capital’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding year’s annual meeting. However, if the date of the annual meeting is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or, the close of business on the 10th day following the day on which public announcement of the date of such annual meeting was first made. In the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

Provision	Limbach	1347 Capital
In the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the secretary at the principal executive offices not later than the close of business on the 10th day following the date on which such public announcement was first made.
Dividends	The unit holders of Limbach have no rights to dividends.	Holders of shares of 1347 Capital common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of 1347 Capital) when, as and if declared by the board out of any assets or funds legally available, subject to the rights, if any, of the holders of any outstanding series of preferred stock.

Provision	Limbach	1347 Capital
Drag-Along Rights	The Limited Liability Company Operating Agreement for Limbach provides that the board shall have the right to cause any sale of Limbach to take the form of an acquisition of all or substantially all of the interests held by all members (whether by merger, consolidation, reorganization, recapitalization, sale of units or otherwise). The board may exercise such right by giving written notice of such exercise to the members no later than fifteen (15) days prior to the consummation of the sale. Such notice shall also contain, if available, a copy of any definitive documentation pursuant to which membership interests are to be sold or otherwise transferred. Upon delivery of such notice, each member shall be obligated to sell and deliver its respective membership interest on the terms and conditions applicable to the sale.	The Certificate of Incorporation and bylaws do not include provisions related to drag-along rights.
In connection with such sale, each member shall vote for, consent to and raise no objections against such sale, whether structured as a sale of membership interests or otherwise, and shall become a party to the sale documentation. If the sale is structured as a (i) merger or consolidation, each member shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, if any, or (ii) sale of membership interests, each member shall agree to sell all or, if the sale takes the form of an acquisition of substantially all of the membership interests held by all members, substantially all of his or its membership interests on the terms and conditions approved by the board and waive all minority stockholders’ statutory rights of dissolution, if any. The obligations of the members shall be subject to, among others, the condition that all proceeds be distributed in the manner as in a complete liquidation.

Provision	Limbach	1347 Capital
Amendment to the Formation and Governance Documents	The Limbach Limited Liability Company Operating Agreement provides that the Limbach board of managers is permitted to file amendments to the certificate of formation.	The 1347 Capital Certificate of Incorporation provides that 1347 Capital reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner prescribed in the DGCL. Under the DGCL, an amendment requires a board resolution setting forth the amendment and declaring the advisability of the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the 1347 Capital Certificate of Incorporation requires a greater proportion for approval. The 1347 Capital Certificate of Incorporation requires holders of at least 66 2/3% of the total voting power of the outstanding shares of 1347 Capital to amend or repeal certain provisions of the 1347 Capital Certificate of Incorporation, including.
The Limbach Limited Liability Company Operating Agreement provides that amendments to the Limbach limited liability operating company agreement may be adopted by the affirmative vote of the members holding at least a majority of the units entitled to vote at any meeting of the members, provided that no amendment may be made to the terms and conditions of any class of unit without the prior consent of the holders of at least a majority of such class of unit, and no amendment which would adversely affect any member relative to all of the other members can be effected without the consent of such member.
The 1347 Capital board of directors is expressly authorized to adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of the 1347 Capital board of directors at any meeting thereof. The bylaws also may be adopted, amended, altered or repealed by the stockholders, provided, however, that in addition to any vote of the holders of any class or series of capital stock of 1347 Capital required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws. Amendments or repeals to the indemnification provisions require the affirmative vote of stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of 1347 Capital.

Provision	Limbach	1347 Capital
Special Meetings of the Board	Meetings of the Limbach board of managers may be called for any purpose or purposes at any time by any manager. Notice of such meeting shall be delivered to each manager as follows: (i) if sent by mail, it shall be deposited at least ten days prior to the date of the meeting; (ii) if sent by facsimile transmission, it shall be transmitted at least 3 business days prior to the date of the meeting; and (iii) if such notice is delivered personally or by telephone, it shall be delivered at least two business days prior to the meeting. Any such notice, need not state the purpose of such meeting.	Special meetings of the 1347 Capital board of directors may be called by the Chairman of the board or president, and shall be called by the Chairman of the board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be specified in such written request. Notice shall be given to each 1347 Capital director (i) at least
24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. Any and all business that may be transacted at a regular meeting may be transacted at the special meeting.
Director Liability and Indemnification
Personal Liability	No manager shall be personally liable for any debt, obligation, or liability of Limbach, whether arising in contract, tort or otherwise, solely by reason of being a manager of Limbach.	A director of 1347 Capital shall not be personally liable to 1347 Capital or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to
1347 Capital or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification	The Limited Liability Company Operating Agreement of Limbach provides that Limbach shall indemnify its members, managers, officers and affiliates to the fullest extent permitted by applicable law.	The Certificate of Incorporation and bylaws of 1347 Capital provide that 1347 Capital shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under the bylaws and Certificate of Incorporation of 1347 Capital, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

BENEFICIAL OWNERSHIP OF SECURITIES

Principal Equityholders of 1347 Capital’s Securities

The following table sets forth information known to 1347 Capital regarding (i) the actual beneficial ownership of 1347 Capital’s common stock as of April 15, 2016 (pre-Business Combination) and (ii) expected beneficial ownership of 1347 Capital’s common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of 1347 Capital are converted, and alternatively, that the maximum number of shares of 1347 Capital are converted, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of 1347 Capital’s common stock;
•	each of 1347 Capital’s current executive officers and directors;
•	each person who will become an executive officer or director of 1347 Capital post-Business Combination; and
•	all executive officers and directors of 1347 Capital as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.

The beneficial ownership of 1347 Capital’s common stock pre-Business Combination is based on 5,948,000 shares of common stock issued and outstanding as of April 15, 2016. The expected beneficial ownership of shares of 1347 Capital’s common stock post-Business Combination assuming none of 1347 Capital’s public shares are converted has been determined based upon the following: (i) no 1347 Capital stockholder has exercised its conversion rights to receive cash from the Trust Account in exchange for shares of 1347 Capital’s common stock and (ii) there will be an aggregate of 7,977,800 shares of 1347 Capital’s common stock issued and outstanding at closing of the Business Combination. The expected beneficial ownership of shares of 1347 Capital’s common stock post-Business Combination assuming the maximum number of the allowable number of shares under the Merger Agreement and 1347 Capital’s amended and restated certificate of incorporation are converted has been determined based on the following: (i) 1347 Capital stockholders (excluding stockholders listed in the table below) have exercised their conversion rights to receive cash from the Trust Account in exchange for 2,600,000 shares of 1347 Capital’s common stock and (ii) there will be an aggregate of 6,377,800 shares of 1347 Capital’s common stock issued and outstanding at closing of the Business Combination.

Unless otherwise indicated, 1347 Capital believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination			After the Business Combination
				No Conversions(12)			Maximum Conversions(12)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(5)		Percentage of Outstanding 1347 Capital Common Stock	Shares Beneficially Owned(13)		Percentage of Outstanding 1347 Capital Common Stock	Shares Beneficially Owned(17)		Percentage of Outstanding 1347 Capital Common Stock
1347 Investors LLC (the Sponsor)(2)	1,248,000		21.0%	1,966,800	(14)	22.7%	2,766,800	(18)	35.1%
FdG HVAC LLC(3) 499 Park Avenue, 26th Floor New York, NY 10022	—		0.0%	1,197,680		15.0%	2,531,014	(19)	36.6%
Marathon Special Opportunity Master Fund, Ltd. c/o Marathon Asset Management LP One Bryant Park, 38th Floor New York, NY 10036	—		0.0%	74,856		*	158,189		2.5%
Limbach Management Holding Company, LLC(4) c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		0.0%	74,855		*	158,189	(20)	2.5%
Larry G. Swets, Jr.	1,258,000	(6)	21.1%	1,976,800	(6)	22.8%	2,776,800	(6)	35.3%
Hassan Baqar	1,258,000	(6)	21.1%	1,976,800	(6)	22.8%	2,776,800	(6)	35.3%
Gordon Pratt	10,000		*	10,000		*	10,000		*
John T. Fitzgerald	10,000		*	10,000		*	10,000		*
Joshua Horowitz	10,000		*	10,000		*	10,000		*
Leo Christopher Saenger III	10,000		*	10,000		*	10,000		*
Thomas D. Sargent	10,000		*	10,000		*	10,000		*
Charles A. Bacon, III c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		—	149,710		1.9%	316,377		4.9%
John Jordan c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		—	100		*	100		*
Kristopher Thorne c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		—	74,955	(15)	*	158,289	(15)	2.5%
Dennis Sacco, Sr. c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		—	74,955	(15)	*	158,289	(15)	2.5%
David S. Gellman 499 Park Avenue, 26th Floor New York, NY 10022	—		—	1,197,679	(16)	15.0%	2,531,014	(16)	36.6%
S. Matthew Katz 499 Park Avenue, 26th Floor New York, NY 10022	—		—	—		—	—		—
Norbert W. Young c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	—		—	100.00		*	100.00		*
Thomas L. Kempner, Jr. & Stephen M. Dowicz c/o Davidson Kempner Capital Management LP. 65 East 55th Street, 19th Floor, New York, New York 10022, USA	370,000	(7)	6.2%	592,000		7.3%	592,000		9.0%
Polar Asset Management Partners Inc. 401 Bay Street, Suite 1900, PO Box 19, Toronto, M5H 2Y4, Canada	556,166	(8)	9.4%	889,865		10.8%	889,865		13.4%

	Before the Business Combination			After the Business Combination
				No Conversions(12)		Maximum Conversions(12)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(5)		Percentage of Outstanding 1347 Capital Common Stock	Shares Beneficially Owned(13)	Percentage of Outstanding 1347 Capital Common Stock	Shares Beneficially Owned(17)	Percentage of Outstanding 1347 Capital Common Stock
Castle Creek Arbitrage, LLC 227 West Monroe Street, Suite 3550, Chicago, Illinois 60606	350,000	(9)	5.9%	560,000	6.9%	560,000	8.5%
AQR Capital Management LLC, Two Greenwich Plaza, Greenwich, Connecticut 06830	450,450	(10)	7.6%	720,720	8.8%	720,720	10.9%
Fir Tree Inc., 505 Fifth Avenue, 23rd Floor, New York, New York 10017	300,000	(11)	5.0%	480,000	5.9%	480,000	7.4%
All directors and executive officers as a group (pre-Transaction) (7 persons)	1,318,000		22.2%
All directors and officers as a group (post-transaction) (14 persons)	—		—	3,459,445	39.9%	5,842,779	68.7%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is 150 Pierce Road, 6th Floor, Itasca, Illinois 60143.
(2)	Represents one hundred percent of the securities held by 1347 Investors LLC, 1347 Capital’s sponsor. The managing member of 1347 Capital’s sponsor is 1347 Capital LLC. Messrs. Swets and Baqar are managers of 1347 Capital LLC and exercise voting and dispositive control over the securities held by 1347 Capital’s sponsors. Accordingly, they may be deemed to share beneficial ownership of such securities.
(3)	Represents one hundred percent of the securities held by FdG HVAC LLC. The managing member of FdG HVAC LLC is FdG Capital Partners, LLC. Mr. Gellman is the sole member of the investment committee of the managing member of FdG Capital Partners, LLC, and therefore, may be deemed to share beneficial ownership of the securities held by FdG HVAC LLC.
(4)	Represents one hundred percent of the securities held by Limbach Management Holding Company, LLC. Messrs. Thorne and Sacco each own equity interests in Limbach Management Holding Company, LLC, and therefore, may be deemed to share beneficial ownership of the securities held by Limbach Management Holding Company, LLC.
(5)	Based on 5,948,000 shares of common stock of 1347 Capital outstanding prior to the consummation of the Business Combination.
(6)	Represents securities held by 1347 Investors LLC, 1347 Capital’s sponsor, as well as insider shares held individually by each of Messrs. Swets and Baqar.
(7)	Represents (i) 70,226 shares held by Davidson Kempner Partners, (ii) 155,400 shares held by Davidson Kempner Institutional Partners, L.P. and (iii) 144,374 shares held by Davidson Kempner International Ltd. Messrs. Kempner and Dowicz are responsible for the voting and investment decisions relating to the securities held by these entities as managing members of Davidson Kempner Capital Management LLC, which acts as investment manager to each such entity. Information derived from a Schedule 13G filed on July 24, 2014.
(8)	Represents 556,166 shares held by Polar Multi Strategy Master Fund, a fund for which Polar Asset Management Partners Inc. serves as investment advisor. Information derived from Schedule 13G/A filed on February 2, 2016.
(9)	Represents 350,000 shares held by Castle Creek Arbitrage, LLC, a registered investment advisor. Allan Weine, by virtue of his position with and ownership of Castle Creek Arbitrage, LLC, may be deemed a beneficial owner of these shares. Information derived from Schedule 13G filed on February 12, 2016.
(10)	Represents shares held by AQR Diversified Arbitrage fund, an open-end registered investment company for which AQR Capital Management, LLC serves as the investment manager. Information derived from Schedule 13G filed on February 16, 2016.

(11)	Represents 300,000 shares held by certain private-pooled investment vehicles for which Fir Tree Inc. serves as the investment manager. Information derived from Schedule 13G filed on February 17, 2015.
(12)	All calculations with respect to the shares of common stock beneficially owned upon the consummation of the Business Combination assume that (i) all holders of options to acquire Class C units of Limbach, including Messrs. Jordan, Thorne, Sacco and Young, elect to be treated as Cash-out Optionholders under the Merger Agreement, (ii) 1347 Investors LLC is the sole purchaser of the Preferred Stock issued in connection with the Business Combination, if any, (iii) the persons listed beneficially own the public rights and public warrants underlying the units beneficially owned by them, and (iv) none of the persons listed will elect to convert their shares of common stock in connection with the consummation of the Business Combination.
(13)	Based on 7,977,800 shares of common stock outstanding after giving effect to the automatic conversion of outstanding rights and the issuance of 1,500,000 Merger Shares in connection with the consummation of the Business Combination. Pursuant to Rule 13d-3(d)(1)(i), the percentage calculations use different totals of outstanding securities for the purpose of determining beneficial ownership. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges have been deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.
(14)	Represents 1,267,800 shares of common stock and 699,999 shares of common stock issuable upon the exercise of certain outstanding warrants.
(15)	Represents securities issued to and held by Limbach Management Holding Company, LLC, as well as each of Messrs. Thorne and Sacco, in connection with the consummation of the Business Combination.
(16)	Represents securities issued to and held by FdG HVAC LLC in connection with the consummation of the Business Combination, over which Mr. Gellman may be deemed to have beneficial ownership for the reasons set forth in note 3 above.
(17)	Based on 6,377,800 shares of common stock outstanding after giving effect to the automatic conversion of outstanding rights and the issuance of 2,500,000 Merger Shares in connection with the consummation of the Business Combination. Pursuant to Rule 13d-3(d)(1)(i) the percentage calculations use different totals of outstanding securities for the purpose of determining beneficial ownership. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.
(18)	Represents (i) 1,267,800 shares of common stock, (ii) 699,999 shares of common stock issuable upon the exercise of certain outstanding warrants, and (iii) 800,000 shares of common stock issuable upon the conversion of the Class A Preferred Stock.
(19)	Represents (i) 1,997,689 Merger Shares and (ii) 533,334 shares of common stock issuable upon the exercise of the Merger Warrants that may be issued to FdG HVAC LLC in connection with the consummation of the Business Combination.
(19)	Represents (i) 124,855 Merger Shares and (ii) 33,334 shares of common stock issuable upon the exercise of the Merger Warrants that may be issued to Limbach Management Holding Company, LLC in connection with the consummation of the Business Combination.

Principal Equityholders of Limbach’s Securities

The following table presents information on the beneficial ownership of the Class A units of membership interest of Limbach (the “Class A Units”) as of April 15, 2016 by each holder known by Limbach to beneficially own more than five percent of its Class A Units. None of the members of Limbach’s board of managers, or its executive officers, other than Charles A. Bacon, III, holds any Class A Units directly. The number of Class A Units beneficially owned and the percentage of Class A Units beneficially owned below is based on a total of 10,000,000 Class A Units issued and outstanding as of April 15, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to these securities.

	Beneficial Ownership
Beneficial Owner	Number of Class A Units	Percent of Class
Greater than 5% Unit holders
FdG HVAC LLC(1) 499 Park Avenue, 26th Floor New York, NY 10022	7,999,999	79.99%
Marathon Special Opportunity Master Fund, Ltd. c/o Marathon Asset Management LP One Bryant Park 38th Floor New York, NY 10036	500,001	5.0%
Limbach Management Holding Company, LLC c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	500,000	5.0%
Charles A. Bacon, III c/o Limbach Facility Services, LLC 175 Titus Ave, Suite 100 Warrington, PA 18976	1,000,000	10.0%

(1)	The managing member of FdG HVAC LLC is FdG Capital Partners LLC. Mr. Gellman, a board member of Limbach, is the sole member of the investment committee of the managing member of FdG Capital Partners LLC and therefore may be deemed to share beneficial ownership of the securities held by FdG HVAC LLC.

The following table presents information on the beneficial ownership of the Class C units of membership interest of Limbach (the “Class C Units”) as of April 15, 2016 by:

•	each member of the board of managers of Limbach;
•	each executive officer of Limbach; and
•	all of Limbach’s current members of the board of managers and executive officers as a group.

The number of Class C Units beneficially owned beneficially owned below is based on a total of 1,752,500 options to purchase Class C Units outstanding as of April 15, 2016. There are currently no Class C Units outstanding, only options to acquire such Units.

Beneficial ownership is determined in accordance with the rules of the SEC and includes investment power with respect to the Class C Units. The Class C Units do not have voting rights. Class C Units that may be acquired by an individual or group within 60 days of April 15, 2016, pursuant to the exercise of management unit options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Because there are no outstanding Class C Units, each Unit holder set forth below would be deemed to own 100% of the Class. For illustrative purposes, the table below assumes, as Limbach expects to be the case, that each outstanding option to purchase Class C Units will be exercised immediately prior to the consummation of the Business Combination. Accordingly, the percentages in the table below are calculated assume 1,752,500 Units will be outstanding.

Except as indicated in footnotes to this table, Limbach believes that the unit holders named in this table have sole investment power with respect to all Units shown to be beneficially owned by them, based on information provided to Limbach by such unit holders. Unless otherwise indicated, the address for each unit holder listed is: c/o Limbach Holdings LLC, 31-35th Street, Pittsburgh, PA 15201.

	Beneficial Ownership
	Number of Class C Units(1)	Percent of Class
Directors and Executive Officers
Charles A. Bacon, III	—	—
David S. Gellman	—	—
S. Matthew Katz	—	—
Dennis Sacco, Sr.	200,000	1.1%
Norbert W. Young	50,000	*
John T. Jordan, Jr.	100,000	*
Kristopher L. Thorne	200,000	1.1%
All current executive officers and directors as a group (7 persons)	550,000	3.2%

*	Represents beneficial ownership of less than 1% of the Units.
(1)	Represents management unit options, which are convertible into Class C units of membership interest, and which will be automatically exercised immediately prior to the Business Combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS

1347 Capital

Price Range of 1347 Capital’s Securities

1347 Capital’s units, common stock, warrants and rights are traded on the Nasdaq Capital Market under the symbols “TFSCU,” “TFSC,” “TFSCW” and “TFSCR,” respectively. The following table sets forth the high and low sales prices for 1347 Capital’s units, common stock, warrants and rights for the periods indicated since 1347 Capital’s units began publicly trading on July 16, 2014 and 1347 Capital’s common stock, warrants and rights began publicly trading on August 7, 2014.

On March 22, 2016, the date before the public announcement of the Business Combination, 1347 Capital’s units, common stock, warrants and rights closed at $10.05, $9.88, $0.18 and $0.10, respectively. The following table includes the high and low sales prices for 1347 Capital’s units, common stock, warrants and rights for the periods presented. Prior to July 16, 2014, there was no established public trading market for 1347 Capital’s securities.

	Units (TFSCU)		Common Stock (TFSC)		Warrants (TFSCW)		Rights (TFSCR)
	High	Low	High	Low	High	Low	High	Low
Fiscal 2014
Third Quarter	$10.52	$9.91	$9.80	$9.42	$0.30	$0.23	$0.70	$0.32
Fourth Quarter	$10.10	$10.00	$9.65	$9.35	$0.25	$0.20	$0.45	$0.32
Fiscal 2015
First Quarter	$10.50	$9.97	$9.63	$9.40	$0.25	$0.20	$0.39	$0.18
Second Quarter	$10.40	$10.02	$9.85	$9.60	$0.36	$0.21	$0.45	$0.26
Third Quarter	$10.37	$10.10	$9.80	$9.60	$0.34	$0.176	$0.45	$0.32
Fourth Quarter	$10.44	$10.00	$9.85	$9.72	$0.38	$0.14	$0.32	$0.15
Fiscal 2016
First Quarter	$10.37	$10.05	$10.00	$9.77	$0.25	$0.11	$0.34	$0.10

Holders

As of January 29, 2016, 1347 Capital has two holders of record of its units, twelve holders of record for its common stock, and one holder of record of each of its rights and warrants. As of January 29, 2016, 1347 Capital has approximately 74, 156, 169 and 149 beneficial owners of its units, common stock, rights and warrants, respectively.

Dividends

We have not paid any cash dividends on 1347 Capital’s common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon 1347 Capital’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of 1347 Capital’s board of directors at such time. It is the present intention of 1347 Capital’s board of directors to retain all earnings, if any, for use in 1347 Capital’s business operations and, accordingly, 1347 Capital’s board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, 1347 Capital’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if 1347 Capital incurs any indebtedness in connection with a business combination, 1347 Capital’s ability to declare dividends may be limited by restrictive covenants 1347 Capital may agree to in connection therewith.

Following completion of the Business Combination, 1347 Capital’s board of directors will consider whether or not to institute a dividend policy. 1347 Capital does not anticipate the board of directors declaring any dividends in the foreseeable future.

Limbach

Price Range of Limbach Securities

Historical market price information regarding Limbach is not provided because there is no public market for Limbach’s equity interests.

Holders

There are four holders of record of Limbach’s voting equity interests.

Dividend Policy of the Combined Company Following the Business Combination

Following completion of the Business Combination, the combined company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the combined company to retain any earnings for use in its business operations and, accordingly, the combined company does not anticipate the board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

Winston & Strawn LLP, will pass upon the validity of the 1347 Capital Corp. common stock offered by this proxy statement/prospectus/information statement.

EXPERTS

Representatives of 1347 Capital’s independent registered public accounting firm, BDO USA, LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Business Combination is completed, BDO USA, LLP will audit the financial statements of 1347 Capital for 2016.

The financial statements of 1347 Capital as of December 31, 2015 and 2014 and for each of the two years in the year ended December 31, 2015 and period from April 15, 2014 (inception) to December 31, 2014 included in this proxy statement/prospectus/information statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding 1347 Capital’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in this proxy statement/prospectus/information statement have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

APPRAISAL RIGHTS

Neither 1347 Capital’s stockholders nor Limbach’s security holders have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, 1347 Capital and servicers that it employs to deliver communications to 1347 Capital’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus/information statement. Upon written or oral request, 1347 Capital will deliver a separate copy of the proxy statement/prospectus/information statement to any stockholder at a shared address to which a single copy of the proxy statement/prospectus/information statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus/information statement may likewise request that 1347 Capital deliver single copies of the proxy statement/prospectus/information statement in the future. Stockholders may notify 1347 Capital of their requests by calling or writing 1347 Capital at its principal executive offices at 150 Pierce Road, 6th Floor, Itasca, Illinois 60143.

TRANSFER AGENT AND REGISTRAR

The transfer agent for 1347 Capital’s securities and warrant agent for 1347 Capital’s warrants is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in 1347 Capital’s proxy statement/prospectus/information statement. 1347 Capital’s bylaws provide that the only business that may be conducted at an annual meeting is business that is either (i) specified in 1347 Capital’s notice of meeting (or any supplement thereto) given by or at the direction of 1347 Capital’s board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of 1347 Capital’s board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of 1347 Capital (x) who is a stockholder of record on the date of the giving of the notice provided for in 1347 Capital’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in 1347 Capital’s bylaws.

Stockholder proposals for the 2017 annual meeting must be received at 1347 Capital’s principal executive offices by [           ], 2017, and must otherwise comply with the SEC’s rules, to be considered for inclusion in 1347 Capital’s proxy materials relating to 1347 Capital’s 2017 annual meeting. If, however, the 2017 annual meeting is more than 30 days from the anniversary of the special meeting of stockholders, then stockholder proposals for the 2017 annual meeting must be received at 1347 Capital’s principal executive offices a reasonable time before 1347 Capital begins to print and mail its annual meeting proxy materials, to be considered for inclusion in 1347 Capital’s proxy materials relating to 1347 Capital’s 2017 annual meeting.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to 1347 Capital. 1347 Capital must receive this notice no earlier than [           ], 2017 and no later than [           ], 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting of stockholders, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by 1347 Capital.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of 1347 Capital’s bylaws. You may contact 1347 Capital’s Secretary at 1347 Capital’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read 1347 Capital’s SEC filings, including this proxy statement/prospectus/information statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document 1347 Capital files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus/information statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact 1347 Capital by telephone or in writing:

1347 Capital Corp.	Limbach Holdings LLC
150 Pierce Road, 6th Floor	31-35th Street
Itasca, Illinois 60143	Pittsburgh, Pennsylvania 15201
Tel: (212) 905-2888	Tel: (412) 359-2100
Attention: Hassan R. Baqar	Attention: Scott Wright

You may also obtain these documents by requesting them in writing or by telephone from 1347 Capital’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Toll free: (800) 662-5200
Telephone: (203) 658-9400

If you are a stockholder of 1347 Capital and would like to request documents, please do so by [           ], 2016 to receive them before the 1347 Capital special meeting of stockholders. If you request any documents from us, 1347 Capital will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus/information statement relating to 1347 Capital has been supplied by 1347 Capital, and all such information relating to Limbach has been supplied by Limbach. Information provided by either 1347 Capital or Limbach does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus/information statement of 1347 Capital for the special meeting of 1347 Capital’s stockholders. 1347 Capital has not authorized anyone to give any information or make any representation about the Business Combination, 1347 Capital or Limbach that is different from, or in addition to, that contained in this proxy statement/prospectus/information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO 1347 CAPITAL CORP.
FINANCIAL STATEMENTS

Audited Financial Statements

Unaudited Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
1347 Capital Corp.
Itasca, Illinois

We have audited the accompanying balance sheets of 1347 Capital Corp. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and period from April 15, 2014 (inception) to December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1347 Capital Corp. at December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and period from April 15, 2014 (inception) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, in the event that the Company does not consummate an initial business combination by July 15, 2016, the Company will cease all operations, except for the purpose of winding up, redeem all public shares outstanding and dissolve and liquidate. In addition, the Company has suffered recurring losses from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Grand Rapids, Michigan
March 21, 2016

1347 Capital Corp.

Balance Sheet

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash	$119,826	$397,387
Prepaid expenses	19,496	72,479
Total current assets	$139,322	$469,866
Cash and investments held in trust account	$46,059,918	$46,008,549
Total Assets	$46,199,240	$46,478,415
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable & accrued expenses	$130,283	$69,854
Note payable to stockholder	125,000	125,000
Total liabilities	$255,283	$194,854
Common Stock subject to possible redemption; 4,094,389 and 4,099,999 shares at approximately $10 per share as of December 31, 2015 and as of December 31, 2014, respectively	$40,943,890	$40,999,990
Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 10,000,000 shares authorized; 1,853,611 and 1,848,001 issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	185	185
Additional paid-in capital	5,529,241	5,473,141
Accumulated deficit	(529,359)	(189,755)
Total stockholders’ equity	$5,000,067	$5,283,571
Total liabilities and stockholders’ equity	$46,199,240	$46,478,415

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statement of Operations

	For the year ended December 31, 2015	For the period April 15, 2014 (inception) to December 31, 2014
Revenues	$—	$—
Formation costs	—	565
General and administrative costs	390,974	197,739
Operating loss	(390,974)	(198,304)
Other income (expense):
Interest income	49,749	8,549
Investment realized gain	1,621	—
Net loss	(339,604)	(189,755)
Weighted average common shares outstanding
Basic and diluted	1,848,001	1,579,640
Basic and diluted net loss per share	$(0.18)	$(0.12)

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statement of Changes in Stockholders’ Equity
For the period from April 15, 2014 (inception) to December 31, 2015

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance at April 15, 2014	—	$—	$—	$—	$—
Common shares issued to initial stockholders on April 17, 2014	1,150,000	115	24,885		25,000
Sale of 4,600,000 units at $10 per unit in IPO, including over-allotment, net of underwriters’ discount and offering expenses	4,600,000	460	44,167,756		44,168,216
Sale of 198,000 units at $10 per unit in private placement, including over-allotment	198,000	20	1,979,980		1,980,000
Sale of 600,000 $15 exercise price warrants at $0.5 per warrant in private placement	—	—	300,000		300,000
Issuance of underwriter purchase option	—	—	100		100
Common shares subject to possible redemption	(4,099,999)	(410)	(40,999,580)		(40,999,990)
Net loss	—	—	—	(189,755)	(189,755)
Balance at December 31, 2014	1,848,001	$185	$5,473,141	$(189,755)	$5,283,571
Common shares subject to possible redemption	5,610	—	56,100	—	56,100
Net loss	—	—	—	(339,604)	(339,604)
Balance at December 31, 2015	1,853,611	185	5,529,241	(529,359)	5,000,067

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statement of Cash Flows

	For the year ended December 31, 2015	For the period April 15, 2014 (inception) to December 31, 2014
Cash flows from operating activities
Net loss	$(339,604)	$(189,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Accounts payable	60,429	69,854
Prepaid assets	52,983	(72,479)
Net cash used in operating activities	(226,192)	(192,380)
Cash flows from investing activities
Investment in restricted cash and investments	(51,369)	(46,008,549)
Net cash used in investing activities	(51,369)	(46,008,549)
Cash flows from financing activities
Proceeds from sale of shares of common stock to initial stockholder	—	25,000
Proceeds from note payable – stockholder	—	125,000
Proceeds from sale of units in IPO, including over-allotment, net of offering costs	—	44,168,216
Proceeds from private placement of units, including over-allotment	—	1,980,000
Proceeds from private placement of $15 exercise price warrants	—	300,000
Proceeds from sale of underwritter purchase option	—	100
Net Cash provided by financing activities	—	46,598,316
Net increase in cash	(277,561)	397,387
Cash at beginning of period	397,387	—
Cash at end of period	$119,826	$397,387

The Accompanying Notes are an Integral Part of these Financial Statements

Note 1 — Organization and Plan of Business Operations

1347 Capital Corp. (“1347 Capital” or the “Company”) was incorporated in Delaware on April 15, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more operating businesses (a “Business Combination”).

At December 31, 2015, the Company had not yet commenced any operations. All activity through December 31, 2015 relates to the Company’s formation and the Offering described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on July 15, 2014. The Company consummated the Offering of 4,000,000 units (“Units”) on July 21, 2014 generating gross proceeds of $40,000,000. The Company granted the representative of the underwriters a 45-day option to purchase up to 600,000 Units solely to cover over-allotments, if any. Simultaneously with the closing of the Offering, 1347 Capital also consummated a private placement of 180,000 units (“Private Units,”) at $10 per unit and 600,000 warrants, or “$15 Exercise Price Sponsor Warrants” at $0.50 per warrant generating gross proceeds of $2,100,000. In April 2014, Company’s insiders purchased an aggregate of 1,150,000 shares of common stock (the “Insider Shares),” for an aggregate purchase price of $25,000, or approximately $0.02 per share.

On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The Units issued pursuant to the over-allotment option were sold at the Offering price of $10.00 per Unit, generating gross proceeds of $6,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the sponsor purchased an additional 18,000 Private Units at $10.00 per unit.

All of the proceeds received from the Offering and sale of Private Units have been placed in the trust account (“Trust Account”) after paying for certain expenses and working capital requirements of the Company, such that at least approximately $10.00 per Unit sold in the Offering is held in trust until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. After deducting the Offering expenses, the remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations.

In connection with any proposed Business Combination, the Company will seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination. The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide stockholders who acquired common shares in the Offering (“Public Stockholders”) with the opportunity to convert their common shares for a pro rata share of the Trust Account, however, there will be a mechanism to prevent a Public Stockholder from voting, or seeking conversion for more than 20% of the shares sold in the Offering. The insiders shall not be entitled to seek conversion with respect to any Insider Shares nor with respect to any shares of common stock purchased by them in the Offering or in the aftermarket.

If the Company is unable to complete its initial Business Combination within 18 months from the date of the Offering (or 24 months from the date of the Offering if the Company has executed a letter of intent or definitive agreement for a Business Combination within 18 months from the date of the Offering but has not completed such Business Combination within the 18 month period), the Company will liquidate and dissolve and distribute its assets in the Trust Account to the Public Stockholders. In such case, each Public Stockholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay any of its taxes. The holders of Insider Shares and Private Units will not participate in any redemption distribution with respect to their Insider Shares and Private Units, including the common stock

Note 1 — Organization and Plan of Business Operations  – (continued)

included in the Private Units. By virtue of entering into a letter of intent, the Company has extended its deadline for completing a Business Combination to July 15, 2016.

If the Company is unable to conclude its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the per-share redemption price for common stock will be approximately $10.00. The placement of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers engaged and prospective target businesses the Company negotiate with execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Company’s Public Stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with the Company, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

If we do not complete a Business Combination within 18 months from the closing of our Offering (or 24 months from the closing of our Offering if we have entered into a letter of intent or definitive agreement for a Business Combination within 18 months from the closing of our Offering but the Business Combination has not been completed within such 18-month period), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, 1347 Capital Corp., as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Note 2 — Significant Accounting Policies  – (continued)

Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to possible redemption. The Company did not take into account the outstanding dilutive securities in calculating the loss per share because it reported net loss for the period. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet given their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Securities held in Trust Account

At December 31, 2015, the assets in the Trust Account were valued at $46,059,918, of which $45,909,478 was invested in United States Treasury Bills maturing on June 23, 2016 and $150,440 held as cash. Due to the short term nature of this investment, the fair value approximates the carrying amounts.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2015, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at December 31, 2015 4,094,389 of the 4,600,000 public shares were classified outside of permanent equity at its redemption value.

Note 2 — Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of December 31, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Adopted Accounting Standards

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. We adopted the new standard beginning January 1, 2015.

Note 3 — The Offering

The Company consummated the Offering of 4,000,000 Units on July 21, 2014. Each Unit was offered at a price of $10.00 and consists of one share of common stock, one right to receive one-tenth ( 1/10) of a share of common stock automatically on the consummation of a Business Combination and one warrant. Each warrant entitles the holder thereof to purchase one-half of one share of common stock at a price of $11.50 per full share, subject to certain adjustments. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the Offering, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. The Company also granted EarlyBirdCapital, Inc., the representative of the underwriters (the “Representative”), a 45-day option to purchase up to 600,000 Units (over and above the 4,000,000 Units referred to above) solely to cover over-allotments, if any. On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The Units issued pursuant to the over-allotment option were sold at the Offering price of $10.00 per Unit, generating gross proceeds of $6,000,000.

If the Company is unable to consummate a Business Combination within 18 months from the closing of the Offering, or 24 months from the closing of the Offering if the Company has entered into a letter of intent or definitive agreement with a target business for a Business Combination within 18 months from the closing

Note 3 — The Offering  – (continued)

of the Offering and such Business Combination has not yet been consummated within such 18-month period, it will redeem 100% of the shares held by Public Stockholders using the funds in the Trust Account described above. In such event, the rights and warrants held by Public Stockholders will expire and be worthless.

The Company paid the underwriters in the Offering an underwriting discount of 3% ($1,200,000) of the gross proceeds of the Offering. An additional 3% underwriting discount of $180,000 was paid to underwriters for the proceeds generated upon exercise of the over-allotment option. On July 21, 2014 simultaneously with the completion of the Offering, the Company also issued a unit purchase option (“UPO”), for $100, to the Representative or its designees to purchase up to a total of 300,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the effective date of the Offering registration statement and closing of Business Combination and terminating on the fifth anniversary of the effective date of the Offering registration statement at a price per Unit equal to $10. The UPO may be exercised for cash or on a cashless basis. The Company estimates that the fair value of the UPO is approximately $833,126 (or approximately $2.78 per unit) using a Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 30%, (2) risk-free interest rate of 1.76% and (3) expected life of five years.

Simultaneously with the closing of the Offering, the Company has also consummated a private placement of 180,000 Private Units at $10 per unit and 600,000 $15 Exercise Price Sponsor Warrants at $0.50 per warrant generating gross proceeds of $2,100,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the sponsor purchased an additional 18,000 Private Units at $10.00 per unit generating additional proceeds of $180,000.

Note 4 — Offering Costs

Offering costs consist principally of legal, accounting and underwriting costs incurred through the balance sheet date that are directly related to the Offering. Offering costs amounting to $1,831,784 (including $1,380,000 in underwriters fees) were charged to stockholders’ equity upon completion of the Offering in 2014.

Note 5 — Note Payable to Stockholder

The Company issued a $125,000 principal amount unsecured promissory note to 1347 Investors LLC, the sponsor and holder of Insider Shares, on April 17, 2014. The note is non-interest bearing and payable no later than the date of the consummation of an initial Business Combination. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount.

Note 6 — Commitments

The Company has engaged the Representative to act as its advisor in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay the Representative a cash fee equal to 3.5% of the total gross proceeds raised in the Offering or $1,610,000 for such services upon the consummation of its initial Business Combination, exclusive of any applicable finders’ fees which might become payable, less up to 30% of such fee that the Company may allocate to one or more other advisors that assist it in identifying or consummating an initial Business Combination.

In April 2014, Company’s insiders purchased an aggregate of 1,150,000 Insider Shares. The Insider Shares are identical to the shares of common stock included in the units sold in the Offering. However, Company’s insiders have agreed (A) to vote their Insider Shares and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable), unless it provides Public Stockholders with the opportunity to redeem their shares

Note 6 — Commitments  – (continued)

of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the Insider Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of the certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the Insider Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Insiders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of one year after the date of the consummation of the initial Business Combination and the date on which the closing price of Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and, with respect to the remaining 50% of the Insider Shares, one year after the date of the consummation of the initial Business Combination.

The Private Units issued in the private placement described above are identical to the Units sold in the offering. However, the holders of Private Units have agreed (A) to vote their common shares included in the Private Units and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to Company’s certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable), unless the Company provides its Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the common shares in the Private Units) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of Company’s certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete its initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the common shares included in the Private Units shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to) until the completion of the initial Business Combination.

The Company presently occupies office space provided by an affiliate of the Company’s sponsor. Such affiliate has agreed that until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services commencing on the effective date of the Offering subject to Company’s assessment of its working capital requirements.

Note 7 — Stockholder Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2015 there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2015, 5,948,000 shares of common stock were issued and outstanding, including 4,600,000 shares of common stock underlying the Units issued in the Offering, 198,000 shares of common stock issued in the private placement, and 1,150,000 Insider Shares issued by the Company to insiders in April 2014. Of the total 5,948,000 shares of common stock issued and outstanding as of December 31, 2015, 4,094,389 shares of common stock were classified outside of permanent equity as common stock subject to possible redemption. See Note 2 — Significant Accounting Policies for detailed discussion.

On February 6, 2015, 1347 Investors LLC, our sponsor, transferred 10,000 shares of common stock to each director and special advisor of 1347 Capital Corp. for a purchase price of $0.0217391 per share.

Note 8 — Subsequent Events

The Company received a written notice on July 10, 2015 from the staff of the Listing Qualifications Department (the “Staff”) of the NASDAQ Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to maintain a minimum of 300 public holders of its common stock for continued listing on the NASDAQ Capital Market. On August 24, 2015, the Company submitted a plan to Nasdaq to regain compliance with the Minimum Public Holders Rule. On August 31, 2015, the Staff granted the Company an extension until January 6, 2016 to regain compliance with the Minimum Public Holders Rule. On January 7, 2016, the Company received a letter from the Staff stating that the Company had failed to demonstrate compliance with the Minimum Public Holders Rule within the required time frame, and that, accordingly, the Staff has determined to initiate procedures to delist the Company’s securities from Nasdaq, unless the Company appeals such determination on or before January 14, 2016. The Company appealed the delisting determination and a hearing was held on February 25, 2016 with Nasdaq Hearings Panel. On March 7, 2016, the Company received a letter from Nasdaq granting the Company continued listing subject to the condition that the Company complete its initial Business Combination by July 7, 2016 and provide evidence by August 7, 2016 that the resulting entity has a minimum of 300 round lot stockholders.

1347 Capital Corp.

Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$78,804	$119,826
Prepaid expenses	10,265	19,496
Total current assets	$89,069	$139,322
Cash and investments held in trust account	$46,050,791	$46,059,918
Total Assets	$46,139,860	$46,199,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable & accrued expenses	$455,550	$130,283
Note payable to stockholder	125,000	125,000
Total liabilities	$580,550	$255,283
Common Stock subject to possible redemption; 4,055,919 and 4,094,389 shares at approximately $10 per share as of March 31, 2016 and as of December 31, 2015, respectively	$40,559,190	$40,943,890
Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 10,000,000 shares authorized; 1,892,081 and 1,848,001 issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	189	185
Additional paid-in capital	5,913,936	5,529,241
Accumulated deficit	(914,005)	(529,359)
Total stockholders’ equity	$5,000,120	$5,000,067
Total liabilities and stockholders’ equity	$46,139,860	$46,199,240

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statements of Operations
(Unaudited)

	For the three months ended March 31, 2016	For the three months ended March 31, 2015
Revenues	$—	$—
General and administrative costs	430,243	142,308
Operating loss	(430,243)	(142,308)
Other income (expense):
Interest income	47,097	6,183
Income tax expense	(1,500)	—
Net loss	(384,646)	(136,125)
Weighted average common shares outstanding
Basic and diluted	1,853,611	1,848,001
Basic and diluted net loss per share	$(0.21)	$(0.07)

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statement of Changes in Stockholders’ Equity
For the period from April 15, 2014 (inception) to March 31, 2016
(Unaudited)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance at April 15, 2014	—	$—	$—	$—	$—
Common shares issued to initial stockholders on April 17, 2014	1,150,000	115	24,885		25,000
Sale of 4,600,000 units at $10 per unit in IPO, including over-allotment, net of underwriters’ discount and offering expenses	4,600,000	460	44,167,756		44,168,216
Sale of 198,000 units at $10 per unit in private placement, including over-allotment	198,000	20	1,979,980		1,980,000
Sale of 600,000 $15 exercise price warrants at $0.5 per warrant in private placement	—	—	300,000		300,000
Issuance of underwriter purchase option	—	—	100		100
Common shares subject to possible redemption	(4,099,999)	(410)	(40,999,580)		(40,999,990)
Net loss	—	—	—	(189,755)	(189,755)
Balance at December 31, 2014	1,848,001	$185	$5,473,141	$(189,755)	$5,283,571
Common shares subject to possible redemption	5,610	—	56,100	—	56,100
Net loss	—	—	—	(339,604)	(339,604)
Balance at December 31, 2015	1,853,611	$185	$5,529,241	$(529,359)	$5,000,067
Common shares subject to possible redemption	38,470	4	384,695	—	384,699
Net loss	—	—	—	(384,646)	(384,646)
Balance at March 31, 2016	1,892,081	$189	$5,913,936	$(914,005)	$5,000,120

The Accompanying Notes are an Integral Part of these Financial Statements

1347 Capital Corp.

Statements of Cash Flows
(Unaudited)

	For the three months ended March 31, 2016	For the three months ended March 31, 2015
Cash flows from operating activities
Net loss	$(384,646)	$(136,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable	325,267	32,580
Prepaid assets	9,230	21,574
Net cash used in operating activities	(50,149)	(81,971)
Cash flows from investing activities
Investment in restricted cash and investments	9,127	(6,183)
Net cash from (used in) investing activities	9,127	(6,183)
Net decrease in cash	(41,022)	(88,154)
Cash at beginning of period	119,826	397,387
Cash at end of period	$78,804	$309,233

The Accompanying Notes are an Integral Part of these Financial Statements

Note 1 — Organization and Plan of Business Operations

1347 Capital Corp. (“1347 Capital” or the “Company”) was incorporated in Delaware on April 15, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more operating businesses (a “Business Combination”).

At March 31, 2016, the Company had not yet commenced any operations. All activity through March 31, 2016 relates to the Company’s formation and the Offering described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on July 15, 2014. The Company consummated the Offering of 4,000,000 units (“Units”) on July 21, 2014 generating gross proceeds of $40,000,000. The Company granted the representative of the underwriters a 45-day option to purchase up to 600,000 Units solely to cover over-allotments, if any. Simultaneously with the closing of the Offering, 1347 Capital also consummated a private placement of 180,000 units (“Private Units,”) at $10.00 per unit and 600,000 warrants, or “$15 Exercise Price Sponsor Warrants” at $0.50 per warrant generating gross proceeds of $2,100,000. In April 2014, Company’s insiders purchased an aggregate of 1,150,000 shares of common stock (the “Insider Shares),” for an aggregate purchase price of $25,000, or approximately $0.02 per share.

On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The Units issued pursuant to the over-allotment option were sold at the Offering price of $10.00 per Unit, generating gross proceeds of $6,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the sponsor purchased an additional 18,000 Private Units at $10.00 per unit.

All of the proceeds received from the Offering and sale of Private Units have been placed in the trust account after paying for certain expenses and working capital requirements of the Company, such that at least approximately $10.00 per Unit sold in the Offering will be held in a reputable bank or trust company (“Trust Account”) until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. After deducting the Offering expenses, the remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations.

In connection with any proposed Business Combination, the Company will seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination. The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide stockholders who acquired common shares in the Offering (“Public Stockholders”) with the opportunity to convert their common shares for a pro rata share of the Trust Account, however, there will be a mechanism to prevent a Public Stockholder from voting, or seeking conversion for more than 20% of the shares sold in the Offering. The insiders shall not be entitled to seek conversion with respect to any Insider Shares nor with respect to any shares of common stock purchased by them in the Offering or in the aftermarket. If the Company is unable to complete its initial Business Combination within 18 months from the date of the Offering (or 24 months from the date of the Offering if the Company has executed a letter of intent or definitive agreement for a Business Combination within 18 months from the date of the Offering but has not completed such Business Combination within the 18-month period), the Company will liquidate and dissolve and distribute its assets in the Trust Account to the Public Stockholders. In such case, each Public Stockholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay any of its taxes. The holders of Insider Shares and Private Units will not participate in any redemption distribution with respect to their Insider Shares and Private Units, including the common stock included in the Private Units.

Note 1 — Organization and Plan of Business Operations  – (continued)

As more fully described in Note 8 — “Proposed Business Combination,” on March 23, 2016 Company entered into an Agreement and Plan of Merger by and among the Company and Limbach Holdings LLC and FdG HVAC LLC, a Delaware limited liability company, providing for the merger of a newly formed subsidiary of the Company with and into Limbach Holdings LLC, with Limbach Holdings LLC surviving the merger as a wholly-owned subsidiary of the Company.

If the Company is unable to conclude its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the per-share redemption price for common stock will be approximately $10.00. The placement of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers engaged and prospective target businesses the Company negotiate with execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Company’s Public Stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with the Company, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

If we do not complete a Business Combination within 18 months from the closing of our Offering (or 24 months from the closing of our Offering if we have entered into a letter of intent or definitive agreement for a Business Combination within 18 months from the closing of our Offering but the Business Combination has not been completed within such 18-month period), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, 1347 Capital Corp., as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Note 2 — Significant Accounting Policies  – (continued)

Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to possible redemption. The Company did not take into account the outstanding dilutive securities in calculating the loss per share because it reported net loss for the period. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Securities held in Trust Account

At March 31, 2016, the assets in the Trust Account were valued at $46,050,791, of which $45,956,570 was invested in United States Treasury Bills and $94,221 held as cash.

Common Stock Subject to Possible Conversion

The Company accounts for its common stock subject to possible conversion in accordance with ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2016, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at March 31, 2016, 4,055,919 of the 4,600,000 public shares were classified outside of permanent equity at its redemption value.

Note 2 — Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of March 31, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Adopted Accounting Standards

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. We adopted the new standard beginning January 1, 2015.

Note 3 — The Offering

The Company consummated the Offering of 4,000,000 Units on July 21, 2014. Each Unit was offered at a price of $10.00 and consists of one share of common stock, one right to receive one-tenth ( 1/10) of a share of common stock automatically on the consummation of a Business Combination and one warrant. Each warrant entitles the holder thereof to purchase one-half of one share of common stock at a price of $11.50 per full share, subject to certain adjustments. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the Offering, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. The Company also granted EarlyBirdCapital, Inc., the representative of the underwriters (the “Representative”), a 45-day option to purchase up to 600,000 Units (over and above the 4,000,000 Units referred to above) solely to cover over-allotments, if any. On July 21, 2014 the underwriters exercised their over-allotment option in full and on July 23, 2014 purchased an additional 600,000 Units subject to such over-allotment option. The Units issued pursuant to the over-allotment option were sold at the Offering price of $10.00 per Unit, generating gross proceeds of $6,000,000.

If the Company is unable to consummate a Business Combination within 18 months from the closing of this Offering, or 24 months from the closing of this Offering if the Company has entered into a letter of intent or definitive agreement with a target business for a Business Combination within 18 months from the closing

Note 3 — The Offering  – (continued)

of this Offering and such Business Combination has not yet been consummated within such 18-month period, it will redeem 100% of the shares held by Public Stockholders using the funds in the Trust Account described above. In such event, the rights and warrants held by Public Stockholders will expire and be worthless.

The Company paid the underwriters in the Offering an underwriting discount of 3% ($1,200,000) of the gross proceeds of the Offering. An additional 3% underwriting discount of $180,000 was paid to underwriters for the proceeds generated upon exercise of the over-allotment option. On July 21, 2014 simultaneously with the completion of the Offering, the Company also issued a unit purchase option (“UPO”), for $100, to the Representative or its designees to purchase up to a total of 300,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the effective date of the Offering registration statement and closing of Business Combination and terminating on the fifth anniversary of the effective date of the Offering registration statement at a price per Unit equal to $10. The UPO may be exercised for cash or on a cashless basis. The Company estimates that the fair value of the UPO is approximately $803,567 (or approximately $2.68 per unit) using a Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 30%, (2) risk-free interest rate of 1.21% and (3) expected life of five years.

Simultaneously with the closing of the Offering, the Company has also consummated a private placement of 180,000 units (“Private Units,”) at $10 per unit and 600,000 warrants, or “$15 Exercise Price Sponsor Warrants” at $0.50 per warrant generating gross proceeds of $2,100,000. In a private sale that took place simultaneously with the consummation of the exercise of the over-allotment option, the sponsor purchased an additional 18,000 Private Units at $10.00 per unit generating additional proceeds of $180,000.

Note 4 — Offering Costs

Offering costs consist principally of legal, accounting and underwriting costs incurred through the balance sheet date that are directly related to the Offering. Offering costs amounting to $1,831,784 (including $1,380,000 in underwriters fees) were charged to stockholders’ equity upon completion of the Offering.

Note 5 — Note Payable to Stockholder

The Company issued a $125,000 principal amount unsecured promissory note to 1347 Investors LLC, the sponsor and holder of Insider Shares, on April 17, 2014. The note is non-interest bearing and payable no later than the date of the consummation of an initial Business Combination. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount.

Note 6 — Commitments

The Company has engaged the Representative to act as its advisor in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay the Representative a cash fee equal to 3.5% of the total gross proceeds raised in the Offering or $1,610,000 for such services upon the consummation of its initial Business Combination, exclusive of any applicable finders’ fees which might become payable, less up to 30% of such fee that the Company may allocate to one or more other advisors that assist it in identifying or consummating an initial Business Combination.

In April 2014, Company’s insiders purchased an aggregate of 1,150,000 Insider Shares. The Insider Shares are identical to the shares of common stock included in the units being sold in this Offering. However, Company’s insiders have agreed (A) to vote their Insider Shares and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable), unless it provides Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the

Note 6 — Commitments  – (continued)

aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the Insider Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of the certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Shareholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the Insider Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Insiders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of one year after the date of the consummation of the initial Business Combination and the date on which the closing price of Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and, with respect to the remaining 50% of the Insider Shares, one year after the date of the consummation of the initial Business Combination.

The Private Units issued in the private placement described above are identical to the Units sold in the Offering. However, the holders of Private Units have agreed (A) to vote their common shares included in the Private Units and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to Company’s certificate of incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of this Offering (or 24 months, as applicable), unless the Company provides its Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the common shares in the Private Units) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of Company’s certificate of incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete its initial Business Combination within 18 months from the closing of the Offering (or 24 months, as applicable) and (D) that the common shares included in the Private Units shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to) until the completion of the initial Business Combination.

The Company presently occupies office space provided by an affiliate of the Company’s sponsor. Such affiliate has agreed that until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services commencing on the effective date of the Offering subject to Company’s assessment of its working capital requirements.

Note 7 — Stockholder Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2016 there are no shares of preferred stock issued or outstanding.

Note 7 — Stockholder Equity  – (continued)

Common Stock

The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. As of March 31, 2016, 5,948,000 shares of common stock were issued and outstanding, including 4,600,000 shares of common stock underlying the Units issued in the Offering, 198,000 shares of common stock issued in the private placement, and 1,150,000 Insider Shares issued by the Company to insiders in April 2014. Of the total 5,948,000 shares of common stock issued and outstanding as of March 31, 2016, 4,055,919 shares of common stock were classified outside of permanent equity as common stock subject to possible redemption. See Note 2 — Significant Accounting Policies for detailed discussion.

On February 6, 2015, 1347 Investors LLC, our sponsor, transferred 10,000 shares of common stock to each director and special advisor of 1347 Capital Corp. for a purchase price of $0.0217391 per share.

Note 8 — Proposed Business Combination

On March 23, 2016, 1347 Capital Corp. entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company and Limbach Holdings LLC (“Limbach”) and FdG HVAC LLC, a Delaware limited liability company (“FdG”), providing for the merger of a newly formed subsidiary of the Company (“Merger Sub”) with and into Limbach, with Limbach surviving the merger as a wholly-owned subsidiary of the Company. The transactions contemplated by the Merger Agreement are collectively referred to as the “Proposed Business Combination.”

On March 25, 2016, the Company entered into a Voting and Lockup Agreement (“Voting Agreement”) with FdG, which owns approximately 80% of the outstanding membership interests of Limbach, pursuant to which, among other things, FdG has agreed to vote its Limbach membership interests in favor of approval of the Merger Agreement and the transactions contemplated thereby.

Concurrently with the signing of the Merger Agreement, the Company and Limbach’s current chief executive officer, Charles A. Bacon, III, entered into an Employment Agreement (the “Employment Agreement”), providing for employment of Mr. Bacon as the chief executive officer of the Company following the Business Combination. The aggregate consideration to be paid by the Company to the holders of membership interests and holders of options to acquire membership interests of Limbach will be an aggregate of $60 million, comprised of (a) between $35 million and $45 million in cash (the “Cash Consideration”), (b) between 1.5 million and 2.5 million shares of the Company’s common stock, par value $0.0001 per share (“Merger Shares”), and (c) up to 666,667 warrants to purchase one share of the Company’s common stock at an exercise price of $12.50 (“Merger Warrants”). The amount of Cash Consideration to be paid, number of Merger Shares to be issued and number of Merger Warrants to be issued (if any) to the holders of the outstanding membership interests and holders of options to acquire membership interests of Limbach will be based upon the amount of cash remaining in the Trust Account holding the proceeds of the Company’s initial public offering after giving effect to any redemptions of the Company’s shares of common stock in connection with the stockholder vote to approve the Proposed Business Combination.

All options to purchase membership interests of Limbach then outstanding will be settled for a mixture of the Cash Consideration, Merger Shares and Merger Warrants, if any. Limbach optionholders may elect to be substantially cashed-out (the “Cash-out Optionholders”) or participate pro rata with the holders of Limbach membership interests to the extent of the implied value of the membership interests underlying the options (the “Participating Optionholders”). Options held by Cash-out Optionholders will be converted into the right to receive (a) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the exercise price of such options, less $1,000, and (b) 100 Merger Shares, each with a nominal value of $10.00 per share. Options held by Participating Optionholders will be converted into the right to receive (x) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, (y) an amount of cash equal to the aggregate implied value of the membership interests underlying such options (assuming the full exercise of all outstanding Limbach options for cash), less the

Note 8 — Proposed Business Combination  – (continued)

exercise price of such options, less the aggregate nominal value of Merger Shares issued to such Participating Optionholder (provided that such amount shall not be negative), and (z) a pro rata share of the Merger Warrants, if any.

All outstanding membership interests of Limbach then outstanding will be converted into the right to receive (a) a pro rata share of the Cash Consideration remaining after subtracting the cash amounts paid to the Cash-out Optionholders and the Participating Optionholders, (b) a pro rata share of the Merger Shares remaining after subtracting the aggregate number of Merger Shares issued to the Cash-out Optionholders, and (c) a pro rata share of the Merger Warrants.

The Merger Agreement provides that the Company will file a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) registering the Merger Shares under the Securities Act of 1933, as amended (the “Securities Act”). The first 1.5 million Merger Shares issued to the Limbach equityholders will be subject to certain restrictions on transfer for a period of time following the closing of the Merger, which are described in greater detail in the Merger Agreement.

In addition, the Company has agreed to issue and sell to 1347 Investors LLC (“Sponsor”), its affiliates or other investors identified by the Sponsor, up to $10 million of shares of the Company’s Class A Preferred Stock (“Preferred Stock”) in the event that redemptions of shares of the Company’s common stock in connection with the stockholder vote to approve the Proposed Business Combination reduce the funds held in the Trust Account to less than $42.9 million.

The Preferred Stock will be mandatorily redeemable at par on the six-year anniversary of the date of issuance, will pay a cumulative dividend at a rate of 8% per annum for each of the three years following issuance, 10% per annum for each of the following two years, and 12% per annum thereafter, payable in equal installments, and will have a liquidation preference of $25.00 per share. Each share of Preferred Stock will be convertible at the holder’s election at any time after issuance into 2.00 shares of the Company’s common stock, par value $0.0001 per share, representing a conversion price of $12.50 per share.

With respect to the payment of dividends and the distribution of the Company’s assets upon liquidation, dissolution or winding up, the Preferred Stock will rank senior to all other classes and series of the Company’s capital stock outstanding as of the date of issuance of the Preferred Stock, and junior to all of the Company’s future indebtedness and any equity securities that the Company may issue that by their terms rank senior to the Preferred Stock. The Company may not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless 30% of the proceeds from such issuance is used to redeem the Preferred Stock.

Consummation of the Merger Agreement is subject to customary conditions of the respective parties, including receipt of consents of applicable third parties and governmental authorities and required stockholder approvals, including the approval of the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation.

In addition, consummation of the Merger Agreement is subject to other closing conditions, including, among others: (i) that the Registration Statement shall have been declared effective by the SEC; (ii) that there has been no material adverse effect on Limbach’s business or prospects; (iii) that the amount available to be released to the Company from the Trust Account will be no less than $20 million; (iv) that the Company or its affiliates will have debt financing from one or more sources of at least $65 million, in the aggregate, with no less than $40 million funded at the closing of the Merger; and (v) the Employment Agreement and Voting Agreement shall be in full force and effect.

Note 9 — Subsequent events

The Registration Statement was filed by the Company on April 15, 2016.

On May 10, 2016, Robert Garfield, on behalf of himself and all other similarly situated public holders of 1347 Capital’s common stock, filed a Verified Class Action and Derivative Complaint (the “Complaint”)

Note 9 — Subsequent events  – (continued)

against 1347 Capital, Gordon G. Pratt, Hassan R. Baqar, Larry G. Swets, Jr., John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger III, and Thomas D. Sargent (the “Defendants”) in the Circuit Court of Du Page County, Illinois. In his Complaint, Mr. Garfield alleges that (1) the Defendants’ efforts to consummate the Business Combination are “ultra vires” acts in violation of the Company’s amended and restated certificate of incorporation (the “Charter”) because the Charter required 1347 Capital to liquidate if it had not entered into a letter of intent or definitive agreement to consummate an initial business combination by January 21, 2016, and the letter of intent with Limbach was not entered into until January 29, 2016, (2) the Defendants breached their fiduciary duties to the shareholders in negotiating and approving the merger because, among other things, they had conflicts of interest resulting from their ownership of insider shares, and (3) the Defendants filed a proxy statement that was incomplete and misleading because, among other things, the proxy statement does not disclose certain conflicts of interest and the violation of 1347 Capital’s Charter. The Complaint therefore seeks (a) a determination that the action is a proper class action and that Mr. Garfield is a proper class representative; (b) a determination that the action is a proper derivative action; (c) a declaration that the Company’s directors breached their fiduciary duties; (d) a declaration that the merger agreement is void because it is ultra vires; (e) injunctive relief enjoining the merger and, if consummated, rescinding the merger; (f) compensatory and/or rescissory damages; and (g) an award of costs and attorney’s fees. The Defendants intend to vigorously defend this lawsuit and believe that the Complaint is without merit because, among other things, 1347 Capital entered into a letter of intent prior to January 21, 2016 with a potential target for a business combination (other than Limbach) which 1347 Capital was unable to consummate, thereby extending its deadline for completing a business combination to July 15, 2016, the Defendants did not breach their fiduciary duties, and the proxy statement is not incomplete and misleading.

Report of Independent Registered Public Accounting Firm

The Members
Limbach Holdings LLC and Subsidiaries
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheets of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 and 2014 and the consolidated related statements of operations, members’ (deficit)/equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
April 15, 2016

Limbach Holdings LLC and Subsidiaries

Consolidated Balance Sheets

	December 31 2015	December 31 2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$6,107	$8,612
Restricted cash	63	63
Accounts receivable, net of allowance for doubtful accounts	85,357	73,858
Costs and estimated earnings in excess of billings on uncompleted contracts	20,745	12,896
Advances to and equity in joint ventures, net	6	5
Other current assets	1,793	1,743
Total current assets	114,071	97,177
Property and equipment, net	13,221	12,023
Other assets	37	70
Total assets	$127,329	$109,270
Liabilities and members’ equity
Current liabilities:
Current portion of long-term debt	$2,698	$3,021
Accounts payable including retainage	42,569	39,911
Billings in excess of costs and estimated earnings on uncompleted contracts	26,272	24,669
Accrued expenses and other current liabilities	15,660	9,044
Total current liabilities	87,199	76,645
Noncurrent liabilities:
Long-term debt, net of current portion	30,957	27,049
Other long-term liabilities	964	1,615
Total noncurrent liabilities	31,921	28,664
Total liabilities	119,120	105,309
Members’ equity	8,209	3,961
Total liabilities and members’ equity	$127,329	$109,270

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31 2015	Year Ended December 31 2014	Year Ended December 31 2013
	(In Thousands)
Revenue, net	$331,350	$294,436	$327,781
Cost of services	285,938	255,381	284,703
Gross profit	45,412	39,055	43,078
Selling, general, and administrative expenses	37,767	33,972	34,729
Operating income	7,645	5,083	8,349
Other income (expense):
Gain (loss) on sale of property and equipment	(73)	37	5
Interest expense	(3,200)	(3,134)	(3,051)
Total other income (expense)	(3,273)	(3,097)	(3,046)
Net income	$4,372	$1,986	$5,303

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Members’ (Deficit)/Equity

Total Members (Deficit) Equity
(In Thousands)
Balance, December 31, 2012	$(2,975)
Net income	5,303
Distributions	(78)
Balance, December 31, 2013	2,250
Net income	1,986
Distributions	(275)
Balance, December 31, 2014	3,961
Net income	4,372
Distributions	(124)
Balance, December 31, 2015	$8,209

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31 2015	Year Ended December 31 2014	Year Ended December 31 2013
	(In Thousands)
Operating activities
Net income	$4,372	$1,986	$5,303
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,598	2,442	2,384
Amortization	32	152	206
Allowance for doubtful accounts	(41)	(56)	78
Paid-in-kind interest on subordinated debt	2,702	2,391	2,423
(Gain) loss on sale of property and equipment	73	(37)	(15)
	9,736	6,878	10,379
Changes in operating assets and liabilities:
Decrease in restricted cash	—	21	1,490
Decrease (increase) in accounts receivable	(11,458)	(2,699)	213
Decrease (increase) in costs and estimated earnings in excess of billings on uncompleted contracts	(7,849)	(495)	4,492
Decrease (increase) in other current assets	(50)	(6)	72
Decrease (increase) in other assets	1	(52)	—
Increase in accounts payable	2,658	449	715
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	1,603	(193)	700
Increase (decrease) in accrued expenses and other current liabilities	6,616	381	(3,328)
Decrease in other long-term liabilities	(651)	(153)	(529)
Total cash provided by operating activities	606	4,131	14,204
Investing activities
Proceeds from sale of property and equipment	58	71	44
Decrease (increase) in advances to joint ventures	(1)	1	(2)
Acquisition of intangibles	—	—	(40)
Purchases of property and equipment	(2,380)	(889)	(2,007)
Net cash used in investing activities	(2,323)	(817)	(2,005)
Financing activities
Proceeds from revolving credit facility	63,553	66,690	61,023
Payments on revolving credit facility	(61,053)	(68,190)	(62,523)
Payments on other term loan	(2,074)	(2,073)	(2,070)
Payments on subordinated debt facility	—	(766)	(2,324)
Payments on capital leases	(1,090)	(957)	(768)
Payment of distributions	(124)	(275)	(78)
Net cash used in financing activities	(788)	(5,571)	(6,740)
Increase (decrease) in cash and cash equivalents	(2,505)	(2,257)	5,459
Cash and cash equivalents, beginning of period	8,612	10,869	5,410
Cash and cash equivalents, end of period	$6,107	$8,612	$10,869
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Financing property and equipment with capital leases	$1,547	$1,003	$1,560
Interest Paid	$527	$1,489	$2,937

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

1. Organization and Nature of Business

Limbach Holdings LLC (the Company) is a holding company that through its membership in Limbach Facility Services LLC, wholly owns entities (Limbach Company LLC, Harper Limbach LLC, Harper Limbach Construction LLC and Limbach Company LP). Through these entities we operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing and electrical services, and (ii) Services, in which we provide maintenance or service primarily on HVAC, plumbing or electrical services. This work is primarily performed under fixed price, modified fixed price, and time and material contracts over periods of typically less than two years. The Company’s customers operate in several different industries, including healthcare, education, government, commercial, manufacturing, entertainment, and leisure. The Company operates primarily in the Northeast, Mid-Atlantic, Southeast, Midwest, and Southwestern regions of the United States. Under the terms of the Company’s operating agreement, no LLC member shall be personally liable for any debt, obligation or liability of the Company.

2. Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include all amounts of Limbach Holdings LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The Company believes the most significant estimates and assumptions are associated with revenue recognition on construction contracts, insurance reserves, and contingencies. If the underlying estimates and assumptions upon which the consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having maturity of three months or less at the time of purchase. The Company maintains demand accounts at several domestic banks. From time to time, account balances have exceeded the maximum available Federal Deposit Insurance Corporation (FDIC) coverage limit.

Recent Accounting Pronouncements

The effective dates shown in the following pronouncements are private company effective dates based upon the Company’s current status as an Emerging Growth Company.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 provides a framework that replaces the existing revenue recognition guidance. The guidance can be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application. We have not yet selected a method of application nor have we determined the potential impact this authoritative guidance will have on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2018, including interim periods within that reporting period.

In February 2016, FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU 2016-02 provides an approach for classifying leases as either finance leases or operating leases. For either classification a right-of-use

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

asset and a lease liability will be required to be recognized, unless the term of the lease is one year or less. The guidance is required to be applied using a modified retrospective approach which includes optional practical expedients. We are currently evaluating the potential impact of this authoritative guidance on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period.

In August 2014 an accounting pronouncement was issued by the FASB which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The standard allows for either a full retrospective or modified retrospective transition method. We do not expect this standard to have any impact on our consolidated financial statements upon adoption.

Accounts Receivable

Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price to be withheld by the customer until after the Company has completed work on the project, typically for a period of six months. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected within the subsequent year.

The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. Management provides for probable uncollectible accounts through a charge to earnings and a credit to the allowance account based on its assessment of the current status of individual accounts, type of service performed, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and an adjustment of the account receivable.

Revenues and Cost Recognition

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Total estimated contract costs are based upon management’s current estimate of total costs at completion. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized (claims). Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Provisions for such losses are included in Billings in excess of costs and estimated earnings on uncompleted contracts and totaled $90 and $106 as of December 31, 2015 and 2014, respectively. In the twelve months ended December 31, 2013, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $618. In the twelve months ended December 31, 2014, two of our operating locations recorded revisions in contract estimates on individual projects resulting in write downs to those individual projects totaling $1.2 million. Also, in the twelve months ended December 31, 2014, one of our

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $861. In the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a write down to this individual project of $856. Also, in the twelve months ended December 31, 2015, one of our operating locations recorded a revision in contract estimate on a project resulting in a project write up to this individual project of $718. Cumulative changes in estimates across all projects for the years ended December 31, 2015, 2014 and 2013 were not material to the financial statements.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenues from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period, typically of one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenues derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided. Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Also included in Costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve a claim and or an unapproved change order, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.

In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of long-term contracts. The term of our contracts ranges from one month to three years and, accordingly, collection or payment of amounts relating to these contracts may extend beyond one year.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Subsequent Events

Subsequent to year end, in January 2016, the Company increased the amount of its credit facility from $30,000 to $35,000 and extended the maturity date from January 2016 to May 2018. In addition, the Company converted an existing term loan into a draw term loan facility and the amount of that facility was increased to $7,500, of which $5,500 is available to be drawn in increments not to exceed $2,000.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

Subsequent to year end, in March 2016, the Company entered into a Definitive Agreement with 1347 Capital Corp (“1347 Capital”), a public company, in which 1347 Capital will merge with the Company. The Company’s current equityholders will receive aggregate consideration of $60 million, consisting of an as yet to be determined mix of cash and stock, for their interests in the Company. The transaction is expected to close in June or July 2016 and is subject to the approval of 1347 Capital’s stockholders.

The Company evaluated subsequent events through April 15, 2016 that required incremental disclosure or adjustment to the December 31, 2015 consolidated financial statements.

Self-Insurance

The Company purchases workers’ compensation and general liability insurance under policies with per-incident deductibles of $250 and a maximum aggregate deductible loss limit per year. The aggregate limit for workers’ compensation and general liability claims varies annually based on the amount of annual gross payroll. For the years 2015 and 2014 the aggregate limit for workers’ compensation and general liability claims fell in a range of $3,400 to $4,200. Losses incurred over primary policy limits are covered by umbrella and excess policies up to specified limits with an independent insurer. The Company accrues for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as current and non-current liabilities. The liability is determined by determining a reserve for each reported claim on a case-by-case basis based on the nature of the claim and historical loss experience for similar claims plus an allowance for the cost of incurred but not reported claims. The current portion of the liability is included in Accrued expenses and other current liabilities on the consolidated balance sheets. The non-current portion of the liability is included in Other long-term liabilities on the consolidated balance sheets.

The Company is self-insured related to medical and dental claims under policies with annual per-claimant and annual aggregate stop-loss limits. The per claimant limit for medical claims was $175 and $150 for years 2015 and 2014, respectively. The per claimant limit for dental claims was $1.5 for years 2015 and 2014, respectively. The aggregate limit for medical claims varies annually based on the number of covered employees. For the years 2015 and 2014 the aggregate limit for medical claims fell in a range of $5,000 to $5,500. There is no aggregate limit for dental claims. The Company accrues for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as a current liability in Accrued expenses and other current liabilities.

The components of the self-insurance are reflected below:

	2015	2014
Current liability – workers’ compensation and general liability	$619	$345
Current liability – medical and dental	259	248
Non-current liability	531	1,100
Total liability	1,409	1,693
Cash and cash equivalents-restricted	63	63

The restricted cash balance represents an imprest cash balance set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished either when depleted or the beginning of each month.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies or limited partnerships have been provided for in the accompanying consolidated financial statements. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Segment Disclosure

The Company manages and measures performance of our business in two distinct operating segments: Construction and Service. The significant accounting policies described in this note are utilized within our segment reporting.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s consolidated financial instruments are comprised of cash and cash equivalents, trade accounts receivable, and accounts payable which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. The carrying value of the debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure. Based on this analysis, the Company determined the fair value of its subordinated debt of $22,209 approximates its carrying value.

Stock Based Compensation

The Company measures future compensation expense for all stock options based on the fair value of the awards at the grant date using the Black-Scholes option pricing model. The Company’s stock options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. Compensation expense for all outstanding options will be recorded upon a qualifying exercise event.

Joint Ventures

The Company accounts for its participation in joint ventures under the equity method of accounting. The Company’s entry into these joint ventures is for the purpose of bidding, negotiating and completing specific projects. The Company and its JV partner(s) separately enter into their own sub-contracts with the joint venture for each party’s respective portion of the work. All revenues and expenses and the related contract

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

assets and liabilities related to Limbach’s sub-contract are recorded within the Company’s statement of operations and balance sheet, similarly to any other construction project. The joint venture itself does not accumulate any profits or losses as the joint venture revenues are equal to the sub-contracts it issues to the joint venture parties. The voting power and management of the joint ventures is shared by all joint venture partners, qualifying these entities for joint venture treatment under US GAAP. The shared voting power and management responsibilities allow the Company to exercise significant influence without controlling the joint venture entity. As such the Company applies the equity method of accounting as defined in ASC 323.

3. Accounts Receivable and Allowance

Accounts receivable and the allowance for uncollectible accounts are comprised of the following:

	December 31
	2015	2014
Trade receivables	$70,192	$57,928
Retainage	15,307	16,113
Allowance for uncollectible accounts	(142)	(183)
Accounts and retainage receivable, net	$85,357	$73,858

The following is a rollforward of the allowance for uncollectible accounts:

Balance as of January 1, 2014	$239
Provision	77
Bad debt write-off	(102)
Recovery of previously written-off accounts	(31)
Balance as of December 31, 2014	$183
Provision	98
Bad debt write-off	(139)
Recovery of previously written-off accounts	—
Balance as of December 31, 2015	$142

4. Contracts in Progress

Contracts in Progress:

	December 31
	2015	2014
Revenue earned on uncompleted contracts	$390,847	$332,988
Less billings to date	(396,374)	(344,761)
Net overbilling	$(5,527)	$(11,773)
The above is reflected in the accompanying consolidated balance sheets as follows:
Costs and estimated earnings in excess of billings on uncompleted contracts	$20,745	$12,896
Billings in excess of costs and estimated earnings on uncompleted contracts	(26,272)	(24,669)
Net overbilling	$(5,527)	$(11,773)

Accounts payable includes retainage due to subcontractors totaling $5,959, and $7,428 as of December 31, 2015 and 2014, respectively.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

4. Contracts in Progress  – (continued)

The Company has asserted claims and may have unapproved change orders on certain construction projects. These occur typically as a result of scope changes and project delays. Management evaluates these items and estimates the recoverable amounts if this occurs. If significant, these recoverability estimates are evaluated to determine the net realizable value. If additional amounts are recovered, additional contract revenue would be recognized. The current estimated net realizable value on such items as recorded in costs and estimated earnings in excess of billings on uncompleted contracts in the consolidated balance sheets is listed below:

	December 31
	2015	2014
Gross amount of unresolved change orders and claims	$5,658	$3,701
Valuation allowance	—	—
Net amount of unresolved change orders and claims	$5,658	$3,701

5. Property and Equipment

Property and equipment consist of the following at December 31:

	2015	2014
Land and improvements	$1,420	$1,420
Buildings and leasehold improvements – 5 to 40	6,190	5,536
Machinery and equipment – 3 to 10	21,502	19,058
	29,112	26,014
Less accumulated depreciation	(15,891)	(13,991)
	$13,221	$12,023

The cost of assets recorded under capital leases was $7,917 and $6,571 at December 31, 2015 and 2014, respectively. Accumulated depreciation was $4,728 and $3,887, respectively. The depreciation expense from assets recorded under capital leases is included in depreciation.

Total depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $2,598, $2,442 and $2,384 respectively.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are comprised of the following as of December 31:

	2015	2014
Accrued payroll and related liabilities	$2,977	$3,778
Accrued bonus and commissions	3,610	999
Accrued insurance liabilities	920	637
Accrued job costs	6,400	2,600
Other accrued liabilities	1,753	1,030
Total	$15,660	$9,044

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

7. Debt

Long-term debt consists of the following obligations at December 31:

	2015	2014
Senior credit facility – revolver	$7,000	$4,500
Senior credit facility – term loan – payable in quarterly installments of principal plus interest, through 2016	1,500	3,500
Subordinated debt	22,209	19,507
State of Ohio loan – payable in monthly installments of principal plus interest, 3% rate, through 2017	110	184
Capital leases – collateralized by vehicles, payable in monthly installments of principal plus interest ranging from 4.9% to 5.3% through 2020	2,836	2,379
	33,655	30,070
Less current portion	(2,698)	(3,021)
Long-term debt	$30,957	$27,049

Senior Credit Facility

The Company has a senior credit facility with a single lender. The revolving credit facility permits borrowings up to $30,000. Outstanding borrowings bear interest at Libor plus 2.75% at December 31, 2015 (2.99% assuming 30-day Libor) and Libor plus 3.75% at December 31, 2014 (3.91% assuming 30-day Libor), payable monthly. Subsequent to year end, in January 2016, the credit facility was increased to $35,000 and the maturity date was extended to May 2018. It is collateralized by substantially all of the Company’s assets except for real property. The credit facility contains certain restrictive covenants, which, among other things, require the Company to maintain certain financial ratios. The credit facility also contains cross-default provisions related to the subordinated debt facility (see below) and the underwriting agreement with the Company’s surety. During 2011, the company retired a portion of its subordinated debt using existing cash and a $10,000 term loan. Outstanding borrowings bear interest at Libor plus 3.25% at December 31, 2015 (3.49% assuming 30-day Libor) and Libor plus 4.25% at December 31, 2014 (4.41% assuming 30-day Libor), payable monthly. Subsequent to year end, in January 2016, the term loan was converted into a draw term loan facility and the amount of the facility was increased to $7,500, of which $5,500 is available to be drawn in increments not to exceed $2,000.

The Company had $17,977 of availability under this revolving credit facility at December 31, 2015. A commitment fee is payable on the average daily unused amount of the senior credit facility. The fee is 0.4% of the unused amount. The Company has an irrevocable letter of credit with its lender to secure obligations under its self-insurance program. At December 31, 2015 and 2014, the outstanding letters of credit related to this program was $3,390, and $2,890, respectively.

Subordinated Debt

The subordinated debt is unsecured and bears paid in kind interest at 13%. The subordinated debt contains similar covenants to the senior credit facility. This debt is held entirely by the majority owner of the Company. The Company is permitted to pay monthly on the subordinated interest as long as the Company exceeds certain tangible net worth and working capital baselines. The Company currently exceeds those thresholds but Management elected to suspend any interest payments in the interim. Subsequent to year end, in January 2016, the maturity date of the principal and the paid in kind interest was extended to December 2018. A former subordinated debt holder and equity owner had 1,111,111 warrants to purchase an equivalent number of units at $3 per unit. The warrants were not puttable. The warrant agreement required settlement in shares of the Company. There was no mandatory or contingent redemption obligation. The warrants were indexed to the Company’s stock. Those warrants expired in November 2014.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

7. Debt  – (continued)

Approximate maturities on long-term debt and capital leases are as follows:

Amount
Year ending December 31:
2016	$2,698
2017	926
2018	29,737
2019	290
2020	4
$33,655

8. Management Option Plan

Effective July 20, 2006, the Board of Directors adopted a management option plan for executives and key employees and reserved 1,697,500 Class C units for that purpose. The option plan was amended by the Board of Directors in 2015 to increase the number of Class C units available to 2,000,000. The options vest over four years; 50% in year two and 25% in years three and four respectively, and all unexercised options expire fifteen years from the date of issuance. Unexercised options expire between 2021 and 2030. The management options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. No compensation expense has been recognized on the options and no options have been exercised. Compensation expense to be recognized upon consummation of a qualifying exercise event is $1,413.

Stock option activity for 2015, 2014 and 2013 is set forth below:

Stock Option Activity	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2013	5,000	$2.64
Granted	—	0.00
Vested	(5,000)	2.64
Forfeited	—	0.00
Unvested at December 31, 2013	—	0.00
Granted	120,000	0.18
Vested	—	0.00
Forfeited	—	0.46
Unvested at December 31, 2014	120,000	0.18
Granted	320,000	3.92
Vested	—	0.00
Forfeited	—	0.00
Unvested at December 31, 2015	440,000	2.90

For options issued in 2014 and 2015 the following assumptions were utilized in the Black-Scholes pricing model:

	2015	2014
Dividend yield	—	—
Expected volatility	75%	45%
Risk free rate of return	1.22%	1.41%
Expected life of options	4 years	4 years
Weighted average grant date fair value	$3.92	$0.18

Forfeitures have historically been insignificant so they were estimated at zero.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

8. Management Option Plan  – (continued)

The Company had the following options vested at December 31:

Options vested at January 1, 2013	1,362,500
Vested during 2013	5,000
Forfeited during 2013	—
Options vested at December 31, 2013	1,367,500
Vested during 2014	—
Forfeited during 2014	(30,000)
Options vested at December 31, 2014	1,337,500
Vested during 2015	—
Forfeited during 2015	(25,000)
Options vested at December 31, 2015	1,312,500

Stock options outstanding at December 31, 2015, have a weighted-average remaining contractual life of approximately 8 years. Total options available for grant were 247,500 and 240,000 at December 31, 2015 and 2014, respectively. Management expects the remaining 440,000 of unvested options to vest in 2016 upon consummation of the merger transaction discussed in Note 2.

Exercise Price and Weighted Average Exercise Price	Outstanding as of December 31, 2015	Weighted Average Remaining Life (years)	Exercisable as of December 31, 2015
$2.73	1,167,500	5.7	—
$4.75	120,000	7.7	—
$6.00	25,000	9.3	—
$2.20	120,000	14.0	—
$2.00	160,000	14.6	—
$2.25	82,500	14.6	—
$2.75	77,500	14.6	—
	1,752,500	8.0	—

9. Retirement Plan

The Company maintains a 401(k) plan for participating employees. The Company contributes an amount equal to 100% of an employee’s contribution up to 4% of such employee’s salary in a given year. The Company’s mandatory contributions were $1,253 in 2015, $1,181 in 2014 and $1,124 in 2013.

10. Multiemployer Plans

The Company participates in approximately 50 multiemployer pension plans (“MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). As one of many participating employers in these MEPPs, the Company is responsible with the other participating employers for any plan underfunding. The Company’s contributions to a particular MEPP are established by the applicable CBAs; however, required contributions may increase based on the funded status of an MEPP and legal requirements of the Pension Protection Act of 2006 (the “PPA”), which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact funded status of an MEPP include, without limitation, investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. Assets contributed to the MEPPs by the Company may be used to provide benefits to employees

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

10. Multiemployer Plans  – (continued)

of other participating employers. If a participating employer stops contributing to an MEPP, the unfunded obligations of the MEPP may be borne by the remaining participating employers.

An FIP or RP requires a particular MEPP to adopt measures to correct its underfunding status. These measures may include, but are not limited to: (a) an increase in the Company’s contribution rate as a signatory to the applicable CBA, (b) a reallocation of the contributions already being made by participating employers for various benefits to individuals participating in the MEPP and/or (c) a reduction in the benefits to be paid to future and/or current retirees. In addition, the PPA requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP.

The Company could also be obligated to make payments to MEPPs if it either ceases to have an obligation to contribute to the MEPP or significantly reduces its contributions to the MEPP because it reduces the number of employees who are covered by the relevant MEPP for various reasons, including, but not limited to, layoffs or closure of a subsidiary assuming the MEPP has unfunded vested benefits. The amount of such payments (known as a complete or partial withdrawal liability) would equal the Company’s proportionate share of the MEPPs’ unfunded vested benefits. The Company believes that certain of the MEPPs in which it participates may have unfunded vested benefits. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPP’s current financial situation, the Company is unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether its participation in these MEPPs could have a material adverse impact on the Company’s financial condition, results of operations or liquidity. In 2015, the Company terminated its relationship with the Teamsters local union in Michigan. As a result of the termination, the Collective Bargaining Agreement required the Company to pay an assessment for future pension liabilities. The company paid $42 and accrued $375 for a total expense of $417 incurred in 2015. $417 is the full amount the Company is liable for under the settlement agreement.

The following table lists data related to the MEPPs in which the Company’s contributions exceeded $100 in 2015, 2014 and 2013. Additionally, this table also lists all MEPPs to which the Company contributed in excess of $40 in 2015 for MEPPs in either the critical or endangered status. Additionally, this table also lists the PPA Zone Status for MEPPs as the critical status (red zone-less than 65% funded), the endangered status (yellow-less than 80% funded) or neither critical or endangered status (green-greater than 80% funded). The zone status represents the most recent available information for the respective MEPP, which is 2014 for the 2015 year, 2013 for the 2014 year and 2012 for the 2013 year. These dates may not correspond with the Company’s calendar year contributions. The zone status is based on information received from the MEPPs and is certified by the MEPPs’ actuaries. The “FIP/RP Status” column indicates MEPPs for which a financial improvement plan (FIP) or rehabilitation plan (RP) has been adopted or implemented.

Pension Fund	Operating Location	EIN/Pension Plan Number	PPA Zone Status		FIP/RP Status	Contributions (in thousands)			Contributions greater than 5% of total contributions	Surcharge Imposed	Expiration date of CBA
			2014	2013		2015	2014	2013
Plumbers & Pipefitters Local 189, Local Pension Fund	OH	31-0894807	Green	Green	N/A	677	761	866	Yes	N/A	May-18
Sheet Metal Workers’ Local Union 24 & 98	OH	31-6171213	Yellow	Yellow	Implemented	380	747	1,040	No	N/A	May-18
Pipefitter Local 537	MA	51-6030859	Green	Green	N/A	1,025	887	802	No	N/A	August-17
Sheet Metal Local #105 Orange Empire, Sheet Metal Workers Trust Fund	CA	95-6052257	Yellow	Yellow	Implemented	911	683	697	No	N/A	June-20
Local #602 Steamfitters	DC	52-2187219	Green	Yellow	Implemented	818	592	560	No	N/A	July-16
Sheet Metal Local #80	MI	38-6105633	Yellow	Yellow	Implemented	667	558	635	No	N/A	May-18
Steamfitters Local Union No 420 Pension Fund	PA	23-2004424	Red	Red	Implemented	375	527	500	No	N/A	May-16

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

10. Multiemployer Plans  – (continued)

Pension Fund	Operating Location	EIN/Pension Plan Number	PPA Zone Status		FIP/RP Status	Contributions (in thousands)			Contributions greater than 5% of total contributions	Surcharge Imposed	Expiration date of CBA
			2014	2013		2015	2014	2013
Plumbers & Pipefitters Local Union No. 333	MI	38-3545518	Yellow	Yellow	Implemented	523	401	61	No	N/A	May-18
Pipefitters Local #636	MI	38-3009873	Yellow	Yellow	Implemented	374	377	373	No	N/A	May-16
Pipefitters Local 250, Southern California Pipe Trades	CA	51-6108443	Green	Green	N/A	528	373	834	No	N/A	June-18
Sheet Metal Workers National Benefit Funds	CA	52-6112463	Yellow	Yellow	Implemented	399	311	355	No	N/A	June-18
Sheet Metal Workers National Benefit Funds	OH	52-6112463	Yellow	Yellow	Implemented	164	293	389	No	N/A	May-18
Sheet Metal Workers’ National Benefit Funds	PA	52-6112463	Yellow	Yellow	Implemented	215	271	197	No	N/A	June-16
Plumbers & Pipefitters Local 5 National Pension Fund	MD	52-6152779	Yellow	Yellow	Implemented	341	241	195	No	N/A	July-18
Plumbers Local #98	MI	38-3031916	Red	Red	Implemented	284	232	237	No	N/A	May-19
Plumbers & Pipefitters Local 189 National Pension Fund	OH	52-6152779	Yellow	Yellow	Implemented	182	227	292	No	N/A	May-18
Local 26 Electricians, Local 26 IBEW NECA Trust Funds	DC	52-6038489	Green	Green	N/A	202	209	134	No	N/A	May-18
Steamfitters Local #449 Multiple Funds	PA	25-6032401	Green	Green	N/A	179	181	146	No	N/A	May-18
Plumbers & Pipefitters Local 577	OH	31-6134953	Yellow	Yellow	Implemented	271	133	11	No	N/A	May-18
Local ARCA Pipe Refrigeration	CA	95-6035386	Green	Green	N/A	140	149	180	No	N/A	August-19
Local 27 Plumbers	PA	25-6034928	Green	Yellow	Implemented	134	143	144	No	N/A	May-18
Plumbers & Pipefitters Local #354 Combined Funds	PA	25-6148991	Yellow	Yellow	Implemented	91	116	133	No	N/A	May-20
Sheet Metal Workers Local Union #7	MI	38-6082372	Yellow	Yellow	Implemented	175	103	46	No	N/A	April-16
Local 596 Electricians, Local 596 IBEW NECA	WV	55-0675342	Green	Green	N/A	128	103	—	No	N/A	May-15
Plumbers & Pipefitters Local 354 National Pension Fund	PA	52-6152779	Yellow	Yellow	Implemented	68	95	107	No	N/A	May-20
Plumbers & Pipefitters Local 537 National Pension Fund	MA	52-6152779	Yellow	Yellow	Implemented	89	86	81	No	N/A	August-17
Plumbers & Pipefitters Local 577 National Pension Fund	OH	52-6152779	Yellow	Yellow	Implemented	81	27	2	No	N/A	May-18
Local 307	MD	52-1057284	Green	Green	N/A	212	60	—	No	N/A	May-16

The nature and diversity of the Company’s business may result in volatility of the amount of contributions to a particular MEPP for any given period. That is because, in any given market, the Company could be working on a significant project and/or projects, which could result in an increase in the direct labor force and a corresponding increase in contributions to the MEPP(s) dictated by the applicable CBA. When that particular project(s) finishes and is not replaced, the level of direct labor would also decrease, as would the level of contributions to the particular MEPP(s). Additionally, the level of contributions to a particular MEPP could also be affected by the terms of the CBA, which could require at a particular time, an increase in the contribution rate and/or surcharges.

Total contributions to the various union construction industry MEPP, welfare, training and other benefits programs in accordance with the CBA’s was $26,543 in 2015, $24,326 in 2014 and $24,973 in 2013.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

11. Related-Party Transactions

Limbach Management Holding Company, LLC (LMHC) contributed capital of $4,000, of which $1,000 is evidenced by a note payable to the Company, which is included in Member’s Equity. The interest rate on the note is 6%. The note matures upon the earlier of the date of a change in control (as defined in the note), the date that is one year after the consummation of an initial public offering of the Company, or the date on which there is a dissolution of the Company. If accrued interest was outstanding, interest receivable related to the note would be included in other assets. The amount due to the Company at December 31, 2015 and 2014 was $0.

The Company also has a management services agreement with LMHC and an affiliate of another equity member, FdG Associates LP (FdG), for LMHC and FdG to perform certain advisory and consulting services. In consideration for such services, the Company is charged a quarterly fee of $50 by LMHC and $250 by FdG. Amounts owed to LMHC relating to the agreement totaled $50 and $100 at December 31, 2015 and 2014, respectively, and amounts owed to FdG relating to the agreement totaled $250 and $500 at December 31, 2015 and 2014, respectively.

12. Commitments and Contingencies

Leases

Operating leases consist primarily of leases for real property and equipment. The leases frequently include renewal options, escalation clauses, and require the Company to pay certain occupancy expenses. Lease expense was approximately $2,491 in 2015, $2,612 in 2014 and $2,556 in 2013.

Capital leases consist primarily of leases for vehicles. The leases are collateralized by the vehicles and require monthly payments of principal and interest.

The approximate future minimum payments under capital leases and non-cancelable operating leases are as follows as of December 31, 2015:

	Capital Leases	Operating Leases
Year ending December 31:
2016	$1,275	$2,487
2017	1,011	2,679
2018	599	1,875
2019	329	1,703
2020	5	1,097
Thereafter	—	2,838
Total minimum lease payments	3,219	$12,679
Amounts representing interest	(383)
Present value of net minimum lease payments	$2,836

Legal

The Company is continually engaged in administrative proceedings, arbitrations, and litigation with owners, general contractors, suppliers, and other unrelated parties, all arising in the ordinary courses of business. In the opinion of the Company’s management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows of the Company.

Energy Contracts

The Company enters into contracts with certain state agencies in Ohio to acquire, construct, implement, and install energy conservation measures, as described in the contracts. The contracts include guarantees related to yearly energy costs savings by these customers, typically over a ten-year period. To the extent the

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

12. Commitments and Contingencies  – (continued)

yearly savings guarantees are unmet, the Company would be required to pay the customer the difference between the amount of energy costs savings guarantee and actual savings realized. The total of those guarantee amounts for each year ending December 31, are as follows:

Amount
Year ending December 31:
2016	$313
2017	313
2018	156
$782

Under the terms of the contracts, the Company provides a guarantee bond to its customers in the amount of the guaranteed savings. The Company also maintains a Service Maintenance Agreement on most of the contracts so it can ensure proper maintenance of the equipment. On contracts without a Service Maintenance Agreement, the Company has no obligation for the guarantee if the equipment is not properly maintained. Since the inception of these contracts in 1997, the Company has not been required to make any payments for unmet energy savings under any of the contracts through December 31, 2015.

As a result of the guarantee bonds and its experience with these arrangements, the Company does not expect to incur any material liabilities with respect to the contracts. Accordingly, no liability has been recorded for the contract guarantees.

The terms of our construction contracts frequently require that we obtain from surety companies (“Surety Companies”) and provide to our customers payment and performance bonds (“Surety Bonds”) as a condition to the award of such contracts. The Surety Bonds secure our payment and performance obligations under such contracts, and we have agreed to indemnify the Surety Companies for amounts, if any, paid by them in respect of Surety Bonds issued on our behalf. In addition, at the request of labor unions representing certain of our employees, Surety Bonds are sometimes provided to secure obligations for wages and benefits payable to or for such employees. Public sector contracts require Surety Bonds more frequently than private sector contracts, and accordingly, our bonding requirements typically increase as the amount of public sector work increases. As of December 31, 2015, we had approximately $123.0 million in surety bonds outstanding. The Surety Bonds are issued by Surety Companies in return for premiums, which vary depending on the size and type of bond.

13. Operating Segments

The Company manages and measures performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s Chief Operating Decision Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is its CEO.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income from operations of the respective business units after the allocation of Corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

The Company does not identify capital expenditures and total assets by segment in its internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Limbach Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in Thousands)

13. Operating Segments  – (continued)

Segment information for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For The Year Ended December 31,
	2015	2014	2013
Revenues:
Construction	$273,563	$244,438	$287,878
Service	57,787	49,998	39,903
Total	$331,350	$294,436	$327,781
Gross Profit:
Construction	$32,136	$26,163	$33,113
Service	13,276	12,892	9,965
Total	$45,412	$39,055	$43,078
Selling, General and Administrative Expense:
Construction	$19,278	$20,892	$20,745
Service	9,855	9,468	7,231
Corporate	8,634	3,612	6,753
Total	$37,767	$33,972	$34,729
Income (Loss) from Operations:
Construction	$9,258	$2,602	$8,885
Service	3,421	3,424	2,734
Corporate	(5,034)	(943)	(3,270)
Total	$7,645	$5,083	$8,349
Other Data:
Depreciation and Amortization:
Construction	$1,523	$1,438	$1,405
Service	572	469	426
Corporate	535	687	759
Total	$2,630	$2,594	$2,590

14. Backlog (Unaudited)

At December 31, 2015, 2014 and 2013, the Company’s backlog, which represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress, was $355,365, $308,667 and $253,011, respectively.

In addition, service backlog as of December 31, 2015, 2014 and 2013 was $22,746, $18,268 and $18,921 respectively.

Limbach Holdings LLC and Subsidiaries

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31 2016	December 31 2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$21	$6,107
Restricted cash	63	63
Accounts receivable, net of allowance for doubtful accounts	91,410	85,357
Costs and estimated earnings in excess of billings on uncompleted contracts	22,281	20,745
Advances to and equity in joint ventures, net	6	6
Other current assets	1,875	1,793
Total current assets	115,656	114,071
Property and equipment, net	13,774	13,221
Other assets	151	37
Total assets	$129,581	$127,329
Liabilities and members’ equity
Current liabilities:
Current portion of long-term debt	$2,273	$2,698
Accounts payable including retainage	37,650	42,569
Billings in excess of costs and estimated earnings on uncompleted contracts	31,530	26,272
Accrued expenses and other current liabilities	12,981	15,660
Total current liabilities	84,434	87,199
Noncurrent liabilities:
Long-term debt, net of current portion	34,278	30,957
Other long-term liabilities	1,191	964
Total noncurrent liabilities	35,469	31,921
Total liabilities	119,903	119,120
Members’ equity	9,678	8,209
Total liabilities and members’ equity	$129,581	$127,329

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Condensed Consolidated Statements of Operations
(Unaudited)

	3 Months Ended March 31 2016	3 Months Ended March 31 2015
	(In Thousands)
Revenue, net	$97,819	$78,161
Cost of services	85,678	67,667
Gross profit	12,141	10,494
Selling, general, and administrative expenses	9,841	9,301
Operating income	2,300	1,193
Other income (expense):
Gain on sale of property and equipment	4	2
Interest expense	(835)	(748)
Total other income (expense)	(831)	(746)
Net income	$1,469	$447

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Condensed Consolidated Statements of Members’ Equity
(Unaudited)

Members Equity
(In Thousands)
Balance, December 31, 2014	$3,961
Net income	447
Balance, March 31, 2015	$4,408
Balance, Decessmber 31, 2015	$8,209
Net income	1,469
Balance, March 31, 2016	$9,678

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	3 Months Ended March 31 2016	3 Months Ended March 31 2015
	(In Thousands)
Operating activities
Net income	$1,469	$447
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	693	615
Amortization	1	8
Allowance for doubtful accounts	22	17
Paid-in-kind interest on subordinated debt	729	634
Gain on sale of property and equipment	(4)	(2)
	2,910	1,719
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(6,075)	2,064
Increase in costs and estimated earnings in excess of billings on uncompleted contracts	(1,536)	(3,988)
Increase in other current assets	(82)	(255)
Increase in other assets	(115)	(15)
Decrease in accounts payable	(4,919)	(7,947)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	5,258	(1,454)
Increase (decrease) in accrued expenses and other current liabilities	(2,679)	5,580
Increase (decrease) in other long-term liabilities	227	(19)
Total cash provided by operating activities	(7,011)	(4,315)
Investing activities
Proceeds from sale of property and equipment	4	14
Purchases of property and equipment	(746)	(149)
Net cash used in investing activities	(742)	(135)
Financing activities
Proceeds from revolving credit facility	23,533	3,325
Payments on revolving credit facility	(21,033)	(5,556)
Payments on other term loan	(526)	(518)
Payments on capital leases	(307)	(258)
Net cash used in financing activities	1,667	(3,007)
Decrease in cash and cash equivalents	(6,086)	(7,457)
Cash and cash equivalents, beginning of period	6,107	8,612
Cash and cash equivalents, end of period	$21	$1,155
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Financing property and equipment with capital leases	$500	$44
Interest Paid	$119	$121

See accompanying notes

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

1. Organization and Nature of Business

Limbach Holdings LLC (the Company) is a holding company that through its membership in Limbach Facility Services LLC, wholly owns entities (Limbach Company LLC, Harper Limbach LLC, Harper Limbach Construction LLC and Limbach Company LP). Through these entities we operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing and electrical services, and (ii) Services, in which we provide maintenance or service primarily on HVAC, plumbing or electrical services. This work is primarily performed under fixed price, modified fixed price, and time and material contracts over periods of typically less than two years. The Company’s customers operate in several different industries, including healthcare, education, government, commercial, manufacturing, entertainment, and leisure. The Company operates primarily in the Northeast, Mid-Atlantic, Southeast, Midwest, and Southwestern regions of the United States. Under the terms of the Company’s operating agreement, no LLC member shall be personally liable for any debt, obligation or liability of the Company.

2. Significant Accounting Policies

Basis of Presentation

These interim statements should be read in conjunction with the historical Consolidated Financial Statements and related notes of Limbach Holdings LLC as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 included in the Registration Statement of 1347 Capital Corp. on Form S-4 (the “Form S-4”) as filed with the Securities and Exchange Commission (“SEC”) on April 15, 2016.

The accompanying condensed consolidated balance sheet as of December 31, 2015, was derived from the audited consolidated financial statements as of December 31, 2015, of Limbach Holdings LLC and subsidiaries, and the accompanying unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2016 and 2015 have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and related footnotes that would normally be required by accounting principles generally accepted in the United States of America for complete financial reporting. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2015.

The accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of a normal and recurring nature) that management considers necessary for a fair statement of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.

Principles of Consolidation

These condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The condensed consolidated financial statements include all amounts of Limbach Holdings LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The Company believes the most significant estimates and assumptions are associated with revenue recognition on construction contracts, insurance reserves, and

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

contingencies. If the underlying estimates and assumptions upon which the consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying consolidated financial statements.

Recent Accounting Pronouncements

The effective dates shown in the following pronouncements are private company effective dates based upon the Company’s current status as an Emerging Growth Company.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 provides a framework that replaces the existing revenue recognition guidance. The guidance can be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application. We have not yet selected a method of application nor have we determined the potential impact this authoritative guidance will have on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2018, including interim periods within that reporting period.

In February 2016, FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU 2016-02 provides an approach for classifying leases as either finance leases or operating leases. For either classification a right-of-use asset and a lease liability will be required to be recognized, unless the term of the lease is one year or less. The guidance is required to be applied using a modified retrospective approach which includes optional practical expedients. We are currently evaluating the potential impact of this authoritative guidance on our consolidated financial statements. It is effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies or limited partnerships have been provided for in the accompanying consolidated financial statements. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Segment Disclosure

The Company manages and measures performance of its business in two distinct operating segments: Construction and Service. The significant accounting policies described in this note are utilized within our segment reporting.

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

2. Significant Accounting Policies  – (continued)

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;
•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and
•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s consolidated financial instruments are comprised of cash and cash equivalents, trade accounts receivable, and accounts payable which approximate fair value primarily due to their short-term maturities and low risk of counterparty default.

The carrying value of the debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure. Based on this analysis, the Company determined the fair value of its subordinated debt of $22,938 approximates its carrying value.

3. Accounts Receivable and Allowance

Accounts receivable and the allowance for uncollectible accounts are comprised of the following:

	March 31, 2016	December 31, 2015
Trade receivables	$72,626	$70,192
Retainage	18,948	15,307
Allowance for uncollectible accounts	(164)	(142)
Accounts and retainage receivable, net	$91,410	$85,357

4. Debt

Long-term debt consists of the following obligations:

	March 31, 2016	December 31, 2015
Senior credit facility – revolver	$9,500	$7,000
Senior credit facility – term loan – payable in quarterly installments of principal plus interest, through 2016	1,000	1,500
Subordinated debt	22,938	22,209
State of Ohio loan – payable in monthly installments of principal plus interest, 3% rate, through 2017	84	110
Capital leases – collateralized by vehicles, payable in monthly installments of principal plus interest ranging from 4.9% to 5.3% through 2020	3,029	2,836
	36,551	33,655
Less current portion	(2,273)	(2,698)
Long-term debt	$34,278	$30,957

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

4. Debt  – (continued)

Senior Credit Facility

The Company has a senior credit facility with a single lender. The revolving credit facility permits borrowings up to $35,000. In January 2016 the maturity date of the credit facility was extended to May 2018. Outstanding borrowings bear interest at Libor plus 2.50% at March 31, 2016 (3.00% assuming 30-day Libor), payable monthly. It is collateralized by substantially all of the Company’s assets except for real property. The credit facility contains certain restrictive covenants, which, among other things, require the Company to maintain certain financial ratios. At March 31, 2016, the Company was in compliance with all required covenants. The credit facility also contains cross-default provisions related to the subordinated debt facility (see below) and the underwriting agreement with the Company’s surety. During 2011, the company retired a portion of its subordinated debt using existing cash and a $10,000 term loan. Outstanding borrowings bear interest at Libor plus 3.00% at March 31, 2016 (3.50% assuming 30-day Libor), payable monthly. In January 2016 the term loan was converted into a draw term loan facility and the amount of the facility was increased to $7,500, of which $5,500 is available to be drawn in increments not to exceed $2,000.

The Company had $20,965 of availability under this revolving credit facility at March 31, 2016. A commitment fee is payable on the average daily unused amount of the senior credit facility. The fee is 0.4% of the unused amount at March 31, 2016. The Company has an irrevocable letter of credit with its lender to secure obligations under its self-insurance program. At March 31, 2016, the outstanding letters of credit related to this program were $3,390.

The additional margin applied to both the revolver and term loan, as well as the commitment fee on the average daily unused amount of the senior credit facility, is determined based on levels achieved under the Company’s Senior Funded Debt to EBITDA ratio covenant.

The following is a summary of the additional margin:

Level	Additional Margin Applied to Revolver	Additional Margin Applied to Term Loan	Commitment Fee
I	3.00%	3.50%	.50%
II	2.50%	3.00%	.40%
II	2.25%	2.75%	.30%

Subordinated Debt

The subordinated debt is unsecured and bears paid in kind interest at 13%. The subordinated debt contains similar covenants to the senior credit facility. This debt is held entirely by the majority owner of the Company. The Company is permitted to pay monthly on the subordinated interest as long as the Company exceeds certain tangible net worth and working capital baselines. The Company currently exceeds those thresholds but Management elected to suspend any interest payments in the interim. The maturity date of the principal and the paid in kind interest is December 2018.

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

4. Debt  – (continued)

Approximate maturities on long-term debt and capital leases are as follows:

Amount
Twelve months ending March 31:
2017	$2,273
2018	924
2019	33,028
2020	318
2021	8
$36,551

5. Commitments and Contingencies

Legal

The Company is continually engaged in administrative proceedings, arbitrations, and litigation with owners, general contractors, suppliers, and other unrelated parties, all arising in the ordinary courses of business. In the opinion of management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows of the Company.

Energy Contracts

The Company enters into contracts with certain state agencies in Ohio to acquire, construct, implement, and install energy conservation measures, as described in the contracts. The contracts include guarantees related to yearly energy costs savings by these customers, typically over a ten-year period. To the extent the yearly savings guarantees are unmet, the Company would be required to pay the customer the difference between the amount of energy costs savings guarantee and actual savings realized.

Under the terms of the contracts, the Company provides a guarantee bond to its customers in the amount of the guaranteed savings. The Company also maintains a Service Maintenance Agreement on most of the contracts so it can ensure proper maintenance of the equipment. On contracts without a Service Maintenance Agreement, the Company has no obligation for the guarantee if the equipment is not properly maintained. Since the inception of these contracts in 1997, the Company has not been required to make any payments for unmet energy savings under any of the contracts through March 31, 2016.

As a result of the guarantee bonds and its experience with these arrangements, the Company does not expect to incur any material liabilities with respect to the contracts. Accordingly, no liability has been recorded for the contract guarantees.

The terms of our construction contracts frequently require that we obtain from surety companies (“Surety Companies”) and provide to our customers payment and performance bonds (“Surety Bonds”) as a condition to the award of such contracts. The Surety Bonds secure our payment and performance obligations under such contracts, and we have agreed to indemnify the Surety Companies for amounts, if any, paid by them in respect of Surety Bonds issued on our behalf. In addition, at the request of labor unions representing certain of our employees, Surety Bonds are sometimes provided to secure obligations for wages and benefits payable to or for such employees. Public sector contracts require Surety Bonds more frequently than private sector contracts, and accordingly, our bonding requirements typically increase as the amount of public sector work increases. As of March 31, 2016, we had approximately $150.0 million in surety bonds outstanding. The Surety Bonds are issued by Surety Companies in return for premiums, which vary depending on the size and type of bond.

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

5. Commitments and Contingencies  – (continued)

Collective Bargaining Agreements

Many of the Company’s craft labor employees are covered by collective bargaining agreements. The agreements require the Company to pay specified wages, provide certain benefits and contribute certain amounts to multi-employer pension plans. If the Company withdraws from any of the multi-employer pension plans or if the plans were to otherwise become underfunded, the Company could incur additional liabilities related to these plans. Although the Company has been informed that some of the multi-employer pension plans to which it contributes have been classified as “critical” status, the Company is not currently aware of any significant liabilities related to this issue.

Self-Insurance

We are substantially self-insured for workers’ compensation, general liability and medical and dental claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. Losses up to deductible amounts are estimated and accrued based upon known facts and historical experience.

The components of the self-insurance are reflected below:

	March 31, 2016	December 31, 2015
Current liability – workers’ compensation and general liability	$517	$619
Current liability – medical and dental	266	259
Non-current liability	711	531
Total liability	1,494	1,409
Cash and cash equivalents-restricted	63	63

6. Operating Segments

The Company manages and measures performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s Chief Operating Decision Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is its CEO.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income from operations of the respective business units after the allocation of Corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

The Company does not identify capital expenditures and total assets by segment in its internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

Limbach Holdings LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollars in Thousands)

6. Operating Segments  – (continued)

Segment information for the three months ended March 31, 2016 and 2015 is as follows:

	2016	2015
Revenues:
Construction	$81,620	$64,474
Service	16,199	13,687
Total	$97,819	$78,161
Gross Profit:
Construction	$8,708	$7,522
Service	3,433	2,972
Total	$12,141	$10,494
Selling, General and Administrative Expense:
Construction	$5,367	$5,079
Service	2,902	2,531
Corporate	1,572	1,691
Total	$9,841	$9,301
Operating income (loss):
Construction	$2,559	$1,513
Service	531	441
Corporate	(790)	(761)
Total	$2,300	$1,193
Other Data:
Depreciation and Amortization:
Construction	$416	$365
Service	151	124
Corporate	127	134
Total	$694	$623

7. Merger Transaction

In March 2016, the Company entered into a Definitive Agreement with 1347 Capital Corp. (“1347 Capital”), a public company, in which 1347 Capital will merge with the Company. The Company’s current equityholders will receive aggregate consideration of $60 million, consisting of an as yet to be determined mix of cash and stock, for their interests in the Company. The transaction is expected to close in June or July 2016 and is subject to the approval of 1347 Capital’s shareholders.

8. Backlog

At March 31, 2016 and 2015, the Company’s backlog, which represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress, was $377,303 and $278,091, respectively.

In addition, service backlog as of March 31, 2016 and 2015 was $42,858 and $20,010, respectively.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among
Limbach Holdings LLC,
1347 Capital Corp.,
and
FdG HVAC LLC, as Limbach Holders’ Representative
dated March 23, 2016

Exhibits and Schedules

Exhibit A	Merger Consideration and Shares of 1347 Capital Class A Preferred Stock
Exhibit B	1347 Capital Class A Preferred Stock
Exhibit C	Operating Agreement of the Surviving Company
Exhibit D	Form of Merger Warrant
Exhibit E	CAB Employment Agreement
Exhibit F	Form of Amended and Restated Registration Rights Agreement
Exhibit G	Form of 1347 Capital Equity Incentive Plan
Exhibit H	1347 Capital Board Composition
Exhibit I	Form of Stockholder Lockup Agreement
Exhibit J	Purchase Price Allocation
Exhibit K	FdG Voting and Lockup Agreement

Company’s Disclosure Schedule

1347 Capital’s Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on March 23, 2016 by and among Limbach Holdings LLC, a Delaware limited liability company (the “Company”), 1347 Capital Corp., a Delaware corporation (“1347 Capital”), and FdG HVAC LLC, a Delaware limited liability company, solely in its capacity as the Limbach Holders’ Representative pursuant to the designation in Section 10.17. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in ARTICLE 9 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Each of the Company, 1347 Capital, and the Limbach Holders’ Representative may also be referred to individually herein as a “Party”, and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A. 1347 Capital is a blank check company formed for the purpose of effecting a merger, equity interest exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B. The Company and its Subsidiaries are engaged in the business of providing electrical, mechanical, plumbing and sheet metal design, engineering, fabrication, installation and maintenance services to commercial and institutional customers in the United States. (the “Business”).

C. The Parties desire that Merger Sub merge with and into the Company, with the Company continuing as the surviving entity upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS

1.1 Merger.

(a) On the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DLLCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company (the “Surviving Company”) and shall continue to be governed by the applicable Laws of the State of Delaware. Subject to the provisions of this Agreement, prior to the Closing, the Parties shall duly prepare, and at the Closing, execute and file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger and make all other filings or recordings as may be required by the DLLCA to make the Merger effective, in each case, in such forms as are reasonably agreeable to the Parties. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree and as shall be set forth in the Certificate of Merger (in either case, such time, the “Effective Time”).

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

(c) At the Effective Time, (i) the Limbach Certificate of Formation shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with its terms or applicable Law, and (ii) the operating agreement of the Company shall be amended and restated in its entirety as set forth in Exhibit C, and, as so amended and restated, shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Laws.

(d) The officers of the Company immediately prior to the Effective Time shall serve as the officers of the Surviving Company from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, and 1347 Capital, or a wholly owned Subsidiary of 1347 Capital, shall be the sole managing member of the Surviving Company, from and after the Effective Time.

1.2 Effect of Merger on Equity Interests.  At the Effective Time, by virtue of the Merger, and without any action on the part of the Company, Merger Sub, 1347 Capital or any Limbach Holder:

(a) Merger Sub Limited Liability Company Interests.  Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable limited liability company interest of the Surviving Company.

(b) Limbach Options.  Each Limbach Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be deemed to be vested and exercised for tax purposes (and not for any other purposes under this Agreement) and then immediately canceled pursuant to the terms of this Agreement. Each Limbach Vested Optionholder will have the option to elect to receive in exchange for the cancellation of the Limbach Options held by him consideration determined pursuant to Section 1.2(b)(i) or consideration determined pursuant Section 1.2(b)(ii). To make an effective election, a Limbach Vested Optionholder must execute and deliver a letter of transmittal in the form required by the Limbach Holders’ Representative’s by such day prior to the Effective Time as directed by Limbach Holders’ Representative. Any Limbach Vested Optionholder who does not timely deliver an executed letter of transmittal with an election pursuant to this Section 1.2(b) will be deemed to have elected to be receive consideration determined pursuant to Section 1.2(b)(ii). Each Limbach Vested Optionholder electing to be treated under Section 1.2(b)(i) is referred to as a “Cash-out Optionholder,” and each Limbach Vested Optionholder electing (or being deemed to elect) to be treated under Section 1.2(b)(ii) is referred to as a “Participating Optionholder.” At the Effective Time, the Limbach Option Plan shall terminate and no Limbach Optionholder or Limbach Option Plan participant shall have any rights thereunder, including, without limitation, any rights to acquire any limited liability company interests of the Company.

(i) Cash-out Optionholders.  Each Limbach Vested Option Unit held by a Cash-out Optionholder shall be automatically converted into the right to receive (1) a cash payment equal to the Limbach Option Payment with respect to each such Limbach Vested Option, minus One Thousand Dollars ($1,000) (such difference, the “Cash-out Optionholder Cash Payment”), and (2) one hundred (100) shares of 1347 Common Stock (“Limbach Option Shares”), in each case, in accordance with the procedures set forth in Section 1.3 and such holders of Limbach Vested Options shall cease to have any further rights as holders of Limbach Options.

(ii) Participating Optionholders.  Subject to the last sentence of this Section 1.2(b)(ii), each Limbach Vested Option Unit held by a Participating Optionholder shall be automatically converted into the right to receive (1) a cash payment equal to the Limbach Option Payment with respect to each such Limbach Vested Option, minus the aggregate nominal value of such holder’s portion of the Merger Shares (with a nominal value of Ten Dollars ($10.00) per share) issuable pursuant to clause (3) below (such difference, the “Participating Optionholder Cash Payment”), (2) a Pro Rata Portion of the Merger Warrants, and (3) a Pro Rata Portion of a number of shares of 1347 Common Stock equal to (x) the Merger Shares minus (y) the aggregate number of Limbach Option Shares, in each case, payable to such holder thereof in accordance with the procedures set forth in Section 1.3, and such holders of Limbach Vested Options shall cease to have any further rights as holders of Limbach Options. Notwithstanding the foregoing, if the calculation of the cash portion payable to any Participating Optionholder would result in a negative number, then the Merger Shares and Merger Warrants that would otherwise be payable to such holder will be reduced and equitably reallocated to the holders of Limbach Units and other Participating Optionholders in a manner determined by the Limbach Holders’ Representative in good faith.

(c) Limbach Units.  Subject to the last sentence of Section 1.2(b)(ii), each Limbach Unit that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (i) a Pro Rata Portion of the Merger Warrants; (ii) a Pro Rata Portion of a number of shares of 1347 Common Stock equal to the Merger Shares minus the aggregate number of Limbach Option Shares; and (iii) a Pro Rata Portion of an amount equal to the Cash Consideration minus the sum of the aggregate amount of Cash-out Optionholder Cash Payments plus the aggregate amount of Participating Optionholder Cash Payments; in each case, payable to such holder thereof in accordance with the procedures set forth in Section 1.3, and the holders of Limbach Units shall cease to have any further rights as holders of Limbach Units.

1.3 Payment and Delivery of Merger Consideration.

(a) Immediately prior to the Effective Time, 1347 Capital shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by 1347 Capital and be reasonably acceptable to the Company (the “Exchange Agent”), to be held and disbursed pursuant to the terms of the Exchange Agent Agreement, for the benefit of each Person who was, at the Effective Time, a Limbach Holder or a Limbach Vested Optionholder, as applicable, for exchange in accordance with this Section 1.3 through the Exchange Agent, sufficient cash, shares of 1347 Common Stock and warrants in an aggregate amount necessary for the payment of:

(i) the amount of cash set forth on Exhibit A as the amount of cash consideration based on the Non-Redemption Amount immediately prior to the Closing (the “Cash Consideration”);

(ii) the number of shares of 1347 Common Stock, each with a nominal value of Ten Dollars ($10.00) per share, set forth on Exhibit A as the number of merger shares based on the Non-Redemption Amount immediately prior to the Closing (collectively, the “Merger Shares”), which Merger Shares shall be subject to the Stockholder Lockup Agreement; provided, that if and to the extent that the aggregate nominal value of the Merger Shares exceeds Fifteen Million Dollars ($15,000,000), the Merger Shares issued in consideration of such excess amount (such Merger Shares, the “Exempt Merger Shares ”) shall not be subject to such Stockholder Lockup Agreement; and

(iii) the number of warrants set forth on Exhibit A as the number of merger warrants based on the Non-Redemption Amount immediately prior to the Closing, each of which shall be substantially in the form of Exhibit D and entitle the holder thereof to purchase one (1) share of 1347 Common Stock at an exercise price of Twelve Dollars and Fifty-Cents ($12.50) (collectively, the “Merger Warrants,” and together with the Merger Shares, the “Equity Consideration”);

provided, that if the Non-Redemption Amount is between two amounts in Exhibit A, then the corresponding Cash Consideration, Merger Shares and Merger Warrants shall be determined by linear interpolation between the Cash Consideration, Merger Share and Merger Warrant amounts, respectively, in the Exhibit A. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the payments contemplated to be paid and issued pursuant to Section 1.2 out of the Exchange Fund. Except as contemplated by Section 1.3(f) hereof, the Exchange Fund shall not be used for any other purpose.

(b) When directed by the Limbach Holders’ Representative or the Company, 1347 Capital shall cause the Exchange Agent to mail or deliver to each Limbach Holder or Limbach Vested Optionholder: (i) a letter of transmittal (which shall be in customary form and approved in advance by the Limbach Holders’ Representative), and (ii) instructions for effectuating delivery of such letter of transmittal along with such other documentation as required therein. Upon receipt of any such executed letter of transmittal after the Effective Time to the satisfaction of the Exchange Agent and the Limbach Holders’ Representative, the Exchange Agent will pay such Limbach Holder and Limbach Vested Optionholder the amount required to be paid to such Person in respect of such interests pursuant to Sections 1.2(c) and 1.2(b), respectively; provided, that amounts payable to the holders of Limbach Options shall be paid by the Exchange Agent to the Company Parties first, and the Company Parties shall pay such amounts, less applicable withholding Taxes, to the holders of Limbach Options through their payroll system.

(c) No dividends or other distributions declared or made after the Effective Time with respect to the Merger Shares or Merger Warrants with a record date after the Effective Time shall be paid to any Limbach

Holder or Limbach Optionholder with respect to the Merger Shares or Merger Warrants represented thereby, until delivery of the applicable letters of transmittal by such Person. Subject to the effect of escheat, tax or other applicable Laws, following delivery of an applicable letter of transmittal, there shall be paid to the holder of the Merger Shares or Merger Warrants issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Merger Shares or Merger Warrants, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such delivery of a letter of transmittal and a payment date occurring after such delivery, payable with respect to such Merger Shares or Merger Warrants.

(d) All Merger Shares and Merger Warrants issued upon delivery of a letter of transmittal in accordance with the terms of this Section 1.3 (including any cash paid pursuant to Section 1.3(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Limbach Units and Limbach Options.

(e) No certificates evidencing fractional Merger Shares or Merger Warrants shall be issued upon the delivery of a letter of transmittal in accordance with this Agreement, and in lieu thereof, each Person who would otherwise be entitled to a fraction of a Merger Share or Merger Warrant shall receive, in lieu of such fractional share or warrant, one (1) whole Merger Share or Merger Warrant, as the case may be.

(f) Any portion of the Exchange Fund that remains undistributed to any Limbach Holder or Limbach Vested Optionholder for one (1) year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any Limbach Holder or Limbach Vested Optionholder who have not theretofore complied with this Section 1.3 shall thereafter look only to the Surviving Company for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Limbach Holders or Limbach Vested Optionholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of 1347 Capital free and clear of any claims or interest of any Person previously entitled thereto.

(g) Notwithstanding any provision of this Agreement to the contrary, none of the Exchange Agent, 1347 Capital, the Surviving Company or any other Person shall be liable to any Limbach Holder, Limbach Optionholder or to any other Person for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.4 Preferred Stock.  At the Closing, 1347 Capital shall issue and sell to Sponsor, its Affiliates or other investors identified by Sponsor, and Sponsor, its Affiliates or such investors shall purchase from 1347 Capital, such number of shares of 1347 Capital Class A Preferred Stock, if any, as set forth on Exhibit A.

1.5 Deliveries.

(a) Contemporaneously with the execution of this Agreement, Charles A. Bacon III is executing and delivering to 1347 Capital an Employment Agreement, in the form of Exhibit E attached hereto (the “CAB Employment Agreement”), setting forth the terms of his employment with 1347 Capital, effective upon the Closing; and

(b) Within three (3) Business Days of the execution of this Agreement, FdG HVAC LLC, in its capacity as an equityholder of the Company, and the other parties thereto, shall execute and deliver a voting and lockup agreement, in the form of Exhibit K attached hereto (the “FdG Voting Agreement”).

1.6 Withholding.  1347 Capital, the Surviving Company, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Law or under any other applicable legal requirement; provided, that 1347 Capital, the Surviving Company, the Exchange Agent and their Affiliates shall notify such Person of their intent to withhold any amounts (other than amounts treated as compensation for Tax purposes) under this Section 1.6 at least five days prior to such withholding. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7 Closing.  The consummation of the Transaction (the “Closing”) shall take place at the offices of Winston & Strawn LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and location as 1347 Capital and the Company may mutually determine (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to 1347 Capital and Merger Sub to enter into this Agreement and to consummate the Transaction, the Company hereby represents and warrants to 1347 Capital and Merger Sub as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date) that, except as set forth in the correspondingly numbered section of the Company’s Disclosure Schedule:

2.1 Organization, Qualification and Power.  Each Company Party (i) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the Laws of each jurisdiction (other than Delaware) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to the 1347 Capital Parties, prior to the date of this Agreement, correct and complete copies of the Organizational Documents of each Company Party, and to the extent in possession of a Company Party, copies of the minute books, share capital record books and the other books and records of each Company Party.

2.2 Authorization of Transaction.  Each Company Party has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance of this Agreement and each Ancillary Agreement by each Company Party, and the consummation of the Transaction, have been duly approved by all requisite action on the part of such Company Party, subject to the Limbach Holder Approval. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by each other party hereto, this Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. When each Ancillary Agreement is delivered in accordance with this Agreement, such Ancillary Agreement will be duly executed and delivered by each Company Party that is a party thereto, and assuming the due authorization, execution and delivery of the same by each other party thereto, such Ancillary Agreement shall constitute the valid and legally binding obligation of each Company Party that is a party thereto, enforceable against such Company Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

2.3 Capitalization and Subsidiaries; Title to Limbach Units.

(a) The Limbach Units and Limbach Options represent one hundred percent (100%) of the authorized, issued and outstanding Equity Interest and other securities of the Company, and Section 2.3(a) of the Company’s Disclosure Schedule lists the record and beneficial owners of such Limbach Units and Limbach Options and the number of Limbach Units and Limbach Options owned by each such Person. All of the Limbach Units are duly authorized, validly issued, fully paid and non-assessable. None of the Limbach Units have been issued in violation of, or are subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. There are no (i) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to the Company or its Equity Interests, (ii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or transfer of the Equity Interests of the Company, or (iii) Contracts under which the Company is, or may become obligated, to acquire, redeem, sell or otherwise issue any Equity Interests or any other securities of the Company. To the Knowledge of the Company, each Limbach Holder has good and marketable title to, and is the record and beneficial owner of, the Limbach Units indicated as owned by it in Section 2.3(a) of the Company’s Disclosure Schedule, free and clear of all Liens, other than the Permitted Liens.

(b) Section 2.3(b) of the Company’s Disclosure Schedule lists all of the authorized, issued and outstanding Equity Interests and other securities of each Subsidiary of the Company, the record and beneficial owners of such Equity Interests and the number of shares or units of Equity Interests owned by each such Person. All of the Equity Interests listed in Section 2.3(b) of the Company’s Disclosure Schedule is duly authorized, validly issued, fully paid and non-assessable, and none of such Equity Interests has been issued in violation of, or is subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. There are no (i) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to any Subsidiary of the Company, (ii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or transfer of the Equity Interests of any Subsidiary of the Company, or (iii) Contracts under which any Subsidiary of the Company is or may become obligated to acquire, redeem, sell or otherwise issue any Equity Interests or any other securities of any Subsidiary of the Company. Each Person set forth in Section 2.3(b) of the Company’s Disclosure Schedule has, and will have immediately following the Closing, good and marketable title to, and is, and will be immediately following the Closing, the record and beneficial owner of, the Equity Interests indicated as owned by it free and clear of any and all Liens, other than the Permitted Liens.

(c) No Company Party owns, directly or indirectly, any Equity Interest, debt or other investment or interest in any Person, in each case, other than the Equity Interests of another Company Party.

2.4 Non-contravention; Required Consents.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction, does not and will not, directly or indirectly, (a) violate or conflict with any (i) Law or Order applicable to any Company Party, or to the Knowledge of the Company, any Limbach Holder or Limbach Optionholder, or (ii) provision of the Organizational Documents of any Company Party; (b) conflict with, result in a material breach of, constitute a material default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Material Contract or Permit to which any Company Party is a party or by which any of their respective assets are bound or subject; (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon the Equity Interests or assets of any Company Party, or to the Knowledge of the Company, any of the Limbach Units; or (d) require any notice to, filing with, or Permit or Consent of any Governmental Body in order to consummate the Transaction.

(b) There is no Order, and no Proceeding is pending, or to the Knowledge of the Company, threatened in writing, against any Limbach Holder, Limbach Optionholder, any Company Party or the Business, or any of their respective assets, properties or rights, that (i) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (ii) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (iii) prohibits any Limbach Holder, Limbach Optionholder or any Company Party from complying with its obligations under this Agreement or any Ancillary Agreement or otherwise consummating the Transaction.

2.5 Brokers’ Fees.  No Company Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

2.6 Financial Statements; Absence of Certain Changes.

(a) Attached to Section 2.6(a)(i) of the Company’s Disclosure Schedule are correct and complete copies of the following financial statements of the Company Parties: (i) audited balance sheets, statements of income and members’ equity as of and for the fiscal years ended December 31, 2013 and 2014(collectively, the

“Audited Financial Statements”); ii) unaudited balance sheet, statements of income and members’ equity as of and for the twelve-month period ended December 31, 2015 (the “2015 Unaudited Financial Statements”), and (iii) unaudited balance sheet, statements of income and members’ equity as of and for the one-month period ended January 31, 2016 (collectively, the “Interim Financial Statements”, and together with the Audited Financial Statements and the 2015 Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices of the Company Parties, subject, in the case of the 2015 Unaudited Financial Statements and the Interim Financial Statements, to (y) normal and recurring year-end adjustments (the effect of which will not be materially adverse), and (z) the absence of notes that, if presented, would not differ materially from those presented in the Audited Financial Statements. The Financial Statements were prepared in accordance with the books of account and other financial records of the Company Parties and the Business, except as may be indicated in the notes or schedules thereto, and present fairly, in all material respects, the financial condition, results of operation and changes in equity of the Company Parties and the Business as of their respective dates and for the periods then ending.

(b) To the Knowledge of the Company, no Company Party and no manager, director, officer, employee, auditor or accountant of any Company Party has received any written complaint, allegation, assertion or claim regarding (i) any fraud, whether or not material, that involves the Company Parties’ management or other employees who have a role in the preparation of financial statements, or any Limbach Holder in connection with the Business, or (ii) the accounting or auditing practices, procedures, methodologies or methods of the Company Parties or their respective Internal Controls.

(c) Since the Most Recent Fiscal Year End, the Company Parties and the Business have been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Effect and no event has occurred, and no fact, condition or circumstance exists which would reasonably be expected to result in a Material Adverse Effect. Since the Most Recent Fiscal Year End, neither the Business nor any Company Party has:

(i) sold, leased, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed of any asset or property (tangible or intangible) with a value in excess of $250,000, other than sales of inventory, materials or equipment in the Ordinary Course of Business;

(ii) experienced any damage, destruction or loss to its assets or properties (tangible or intangible) in excess of $100,000 that is not covered by insurance (subject to deductibles and policy limits);

(iii) terminated, amended, modified or entered into any Material Contract outside the Ordinary Course of Business (or any Contract that would have been a Material Contract if in existence on the date hereof), or received written notice from any Person regarding the acceleration, termination, modification or cancelation of any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof), excluding any purchase orders, change orders and Construction Related Contracts entered into in the Ordinary Course of Business;

(iv) issued, created, incurred or assumed any Debt involving more than $100,000, excluding any Debt incurred pursuant to that certain Loan And Security Agreement, dated as of March 30, 2010, by and among the Company and Limbach Facility Services LLC, the other loan parties that are parties thereto and Fifth Third Bank, as lender, as amended by that Amendment No. 1 to Loan and Security Agreement, dated as of September 2, 2011, as further amended by that Amendment No. 2 to Loan and Security Agreement and Waiver, dated as of March 7, 2012, further amended by that Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of December 12, 2014, and as further amended by that Amendment No. 4 to Loan and Security Agreement and Waiver, dated as of January 8, 2016;

(v) except in the Ordinary Course of Business, forgiven, canceled, compromised, waived, released or otherwise disposed of, in any way, any Debt owed to it, or any right, power or claim, involving more than $100,000;

(vi) issued, sold, repurchased, redeemed or made any other disposition or acquisition of any Equity Interest, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any Equity Interest, or declared, set aside, made or paid any dividend or distribution with respect to its Equity Interests (other than tax distributions), or made any other payment to the holders of its Equity Interests (or any Affiliate of such holders), or amended or made any change to any of its Organizational Documents;

(vii) except in the Ordinary Course of Business, (A) granted or announced any increase in salary or bonuses, any incentive award, bonus, severance or similar compensation or otherwise increased the compensation or benefits payable or provided to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider, in each case, with respect to individuals with a base salary in excess of $200,000 per annum, except such grants, announcements and increases set forth in Section 2.6(b)(vii) of the Company’s Disclosure Schedule required by existing Contracts; (B) adopted, amended or terminated any Employee Benefit Plan or increased the compensation or benefits provided under any Employee Benefit Plan; or (C) granted any equity or equity-based awards;

(viii) made any material commitments outside of the Ordinary Course of Business and in excess of $100,000 for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with any capital expense budget;

(ix) except as required by applicable Law or GAAP, instituted any material change in its accounting principles, practices or methods, or cash management practices, including the collection of receivables, the payment of payables or expenses, or the accrual of liabilities;

(x) except in the Ordinary Course of Business, (A) made, changed or rescinded any Tax election, (B) settled or compromised any material Tax liability, (C) amended any Tax Return or taken any position on any Tax Return, or (D) entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after the Most Recent Fiscal Year End;

(xi) except in the Ordinary Course of Business, entered into any material transaction with any Affiliate;

(xii) made a material loan or advance to any Person, other than advances to employees for business expenses or employee benefits to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business;

(xiii) effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;

(xiv) commenced or settled any material Proceeding, other than (a) those Proceedings related to claims insured under the Company Parties’ existing insurance policies (subject to the deductible and applicable policy limits), or (b) conducted in the Ordinary Course of Business;

(xv) revalued, in any material respect, material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business or as required by Law or GAAP;

(xvi) abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any material Intellectual Property, other than in the Ordinary Course of Business; or

(xvii) agreed, committed to or entered into any Contract to do any of the foregoing, except as contemplated by this Agreement.

2.7 Undisclosed Liabilities.  The Company Parties do not have, and the assets, properties and rights of the Business are not subject to, any liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued) that are required by GAAP to be disclosed on the financial statements of the Company Parties, except for liabilities that (a) are adequately reflected or reserved against on the face of the Financial Statements, rather than in any notes or schedules thereto, (b) were incurred subsequent to the date of the Financial Statements in the Ordinary Course of Business (none of which result from, arise out of, relate to or were caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law),

(c) result from the obligations of the Company Parties under this Agreement or the Ancillary Agreements, and (d) those which are not, individually or in the aggregate, material in amount.

2.8 Litigation; Legal Compliance; Permits.  Except for environmental matters which solely are addressed in Section 2.16:

(a) Except to the extent covered by insurance (subject to policy limits and deductibles), there is no material Proceeding pending, or to the Knowledge of the Company, threatened in writing, involving the Company Parties or the Business, or affecting any of their respective assets, rights or properties.

(b) There are no material Orders to which the Company Parties or the Business are subject, except for regulatory decrees and Orders of general applicability to Persons conducting similar businesses in the affected jurisdiction. To the Knowledge of the Company, each Company Party has complied with, and is in compliance with, in all material respects, all applicable Laws and Orders applicable to Company Parties and the Business. To the Knowledge of the Company, the Company Parties and the Business possess, and immediately following the Closing, will possess, all material Consents and Permits necessary to own, lease and operate their properties and to carry on their respective businesses as presently conducted, and all such Consents and Permits are, and to the Knowledge of the Company, immediately following the Closing will be, valid and in full force and effect. No material Proceeding is pending, and no Company Party has received any notice from any Person alleging or threatening to initiate any material Proceeding, relating to any breach or violation of any Law, Order, Permit or Consent applicable to the Company Parties or Business.

(c) There is no bankruptcy or insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company Parties, and no Company Party has taken any action in contemplation of, or which would constitute the basis for, the institution of any such Proceeding. No Company Party is insolvent under any bankruptcy, insolvency, reorganization, moratorium or similar Law, and each Company Party has been paying its respective debts as they become due and within vendor terms.

2.9 Tax Matters.

(a) The Company Parties have timely filed all Tax Returns required to filed by them, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by the Company Parties (whether or not shown or required to be shown on any Tax Return) have been paid. As of the date hereof, no Company Party is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2013, no written claim has been made by an authority in a jurisdiction where the Company Parties do not file Tax Returns that any of the Company Parties is or may be subject to taxation by that jurisdiction. None of the Company Parties has any material liability for delinquent Taxes. There are no Liens on any of the assets of the Company Parties that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable).

(b) To the Knowledge of the Company, each Company Party has withheld (i) all material required Taxes from payments to its employees, independent contractors, agents, nonresidents, members, lenders, and other Persons (and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed) and (ii) all sales, use, ad valorem and value added Taxes. Each Company Party has timely remitted all such withheld Taxes to the proper Governmental Body in accordance with all applicable Laws.

(c) There is no Proceeding pending, proposed, or to the Knowledge of the Company, threatened in writing, against or concerning the Business or Company Party with respect to any Taxes or Tax Returns.

(d) No Company Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still in effect.

(e) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of Law) with respect to any of the Company Parties, and none of the Company Parties have obtained a ruling from any taxing authority with respect to any Tax which, in each case, will have any effect after the Closing.

(f) Each Company Party is, and at all times since December 13, 2002, has been, treated as either a partnership or a disregarded entity for federal income tax purposes. No election has been made (or is pending) to change the federal income Tax treatment of any of the Company Parties. None of the Company Parties has made an election to apply the provisions governing partnership Tax audits included in the Bipartisan Budget Act of 2015. None of the Company Parties is liable for income Taxes in any state or local jurisdiction or is required (or elected) to pay income Taxes of any of its owners (including by electing to file composite returns or by means of withholding).

(g) No Company Party is, or has ever been, a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement (other than such agreement or arrangement entered into in the Ordinary Course of Business the primary focus of which is not Taxes) allocating Tax liability or Tax benefit that will require any payment after the date hereof. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group (other than a group the common parent of which was a Company Party), or (B) has any liability for the Taxes of any Person (other than a Company Party) as a result of joint and several liability (including under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Law), transferee liability, successor liability, or contractual liability (other than any contract entered into in the Ordinary Course of Business the primary focus of which is not Taxes).

(h) No Company Party is required to pay, gross up, or otherwise indemnify any employee or contractor for any potential Taxes imposed under Section 409A of the Code.

(i) No Company Party is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that ends after the Closing Date as a result of any:

(i) installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws);

(ii) transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Laws);

(iii) agreement with any Governmental Body (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law)) entered into on or prior to the Closing Date;

(iv) prepaid amount received on or prior to the Closing Date;

(v) election (including a protective election) pursuant to Section 108(i) of the Code; or

(vi) change of method of accounting requested on or prior to the Closing Date.

(j) No Company Party uses the “cash” basis method of accounting.

(k) No Company Party has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations (i) which is a “reportable transaction” or (ii) which is a “listed transaction” within the meanings of Section 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(l) No Company Party is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the Transaction.

2.10 Real Property; Personal Property.

(a) Section 2.10(a) of the Company’s Disclosure Schedule lists the address and legal description of all Owned Real Properties. With respect to each such Owned Real Property:

(i) Each Company Party is the sole titleholder of record and owns fee simple title to the land and Improvements indicated as owned by it in Section 2.10(a) of the Company’s Disclosure Schedule, free and clear of all Liens, except for Permitted Liens or as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(ii) except in the Ordinary Course of Business, no Company Party has leased, licensed or otherwise granted to any Person the right to access, use or occupy such Owned Real Properties or any portion thereof.

(b) Section 2.10(b) of the Company’s Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to the 1347 Capital Parties, prior to the date of this Agreement, a true and complete copy of each Lease in its possession, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Subject to the respective terms and conditions in the Leases, each Company Party is the sole legal and equitable owner of the leasehold interest in the Leased Real Property indicated as leased by it in Section 2.10(b) of the Company’s Disclosure Schedule, and holds a leasehold or sub-leasehold estate free and clear of all Liens, other than Permitted Liens.

(d) With respect to each parcel of Owned Real Property or premises of Leased Real Property, as applicable, to the Knowledge of the Company: (i) no Limbach Holder or Company Party has received any written notice of a threatened condemnation Proceeding, suit or administrative action relating to any such parcel or other matters affecting adversely the current use or occupancy thereof; (ii) the operation of the Real Property in the manner in which it is now operated complies, in all material respects, with all zoning, building, use, safety or other similar Laws; (iii) no Limbach Holder or Company Party has received any written notice of any pending special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property; and (iv) no Limbach Holder or Company Party has granted, or entered into any Contract granting, to any third party, the right of use or occupancy of any such parcel of Real Property or portion thereof, and there are no third parties in possession of any such parcel of Real Property or portion thereof, other than the Permitted Liens. The Real Property comprises all of the real property used in the Business, and no Company Party is a party to any Contract or option to sell or transfer any such Real Property or any portion thereof or interest therein.

(e) Except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business, the Company Parties hold and own good and valid title to, or a valid leasehold interest in, all Contracts, assets, inventory, machinery, equipment and other tangible personal property that are (i) reflected on the Financial Statements, or (ii) otherwise used in the operation of the Business, in each case, free and clear of all Liens, other than Permitted Liens.

(f) All of the Contracts, assets, rights and properties, whether tangible and intangible or whether real, personal, or mixed, currently owned, leased or licensed by the Company Parties are sufficient for the operation of the Business in its current capacity and in the Ordinary Course of Business following the Closing.

2.11 Intellectual Property.

(a) To the Knowledge of the Company, the operation of the Business does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of any Person in any respect, and no Limbach Holder or Company Party has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company Parties must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating, or violating any material Intellectual Property rights of the Company Parties or the Business.

(b) Section 2.11(b) of the Company’s Disclosure Schedule identifies each patent, material trademark, material service mark, Internet domain name, and copyright registration or application which is owned by the Company Parties or utilized in the operation of the Business. Each Company Party owns all right, title and interest in and to, free and clear of any Liens, all the Intellectual Property required to be disclosed in Section 2.11(b) of the Company’s Disclosure Schedule and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company Parties or the Business, and such Intellectual Property is valid and enforceable. Each item of Intellectual Property owned or used by the Company Parties or the Business immediately prior to the Closing will be owned or available for use by the

Company Parties and the Business immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company Parties or the Business immediately prior to the Closing.

(c) The Company Parties are in compliance with, in all material respects, all confidentiality obligations under each Contract to which the Company Parties are a party.

2.12 Material Contracts.

(a) Section 2.12(a) of the Company’s Disclosure Schedule lists the following Contracts to which any Company Party is a party or by which its assets are bound, or that is otherwise related to the Business (other than Construction Related Contracts, any Employee Benefit Plan of the Company Parties, and any Multiemployer Plan or Multiemployer Welfare Plan to which a Company Party has a contribution obligation):

(i) each Contract that has an annualized value or involves aggregate consideration in excess of $250,000 and that cannot be cancelled without penalty or further payment or without more than ninety (90) days’ notice;

(ii) each Contract for the purchase or lease of equipment or other personal property involving annual payments in excess of $250,000 or the loss of which would material to the Company Parties or the Business;

(iii) each Lease;

(iv) each Contract to make any capital expenditure or to purchase a capital asset with remaining obligations in excess $250,000;

(v) each Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) of any operating business, material assets or Equity Interests of any Person entered into during the five-year period prior to the date hereof;

(vi) each Contract purporting to create a joint venture, partnership or comparable arrangement involving the sharing of profits, losses, costs or liabilities with any other Person involving annual payments in excess of $500,000;

(vii) each Contract purporting to create a franchise, distributorship or sales agency relationship involving annual payments in excess of $250,000;

(viii) other than any confidentiality or non-disclosure agreements to which a Company Party is subject, each Contract containing any covenant that purports to restrict or limit any Company Party’s or the Business’ ability (A) to engage in any line of business, (B) to conduct activities in any geographic location, (C) to compete with any Person, (D) to hire or solicit any Person for employment or other business relationship, or (E) to develop, make, license, market, sell or distribute any product or service;

(ix) each Contract for Debt in excess of $1,000,000;

(x) each collective bargaining agreement with any labor union currently in force and effect;

(xi) each Contract relating to employment or consulting between the Company Parties or the Business, on one hand, and any of their officers, directors, or executive level employees, on the other hand;

(xii) each Contract involving a settlement or compromise of any material Proceeding pursuant to which there is any remaining material obligation of any of the Company Parties;

(xiii) each Contract involving the license of any material Intellectual Property to a Company Party or by a Company Party to a third party, other than licenses of commercially available software; and

(xiv) each Contract set forth in Section 2.17 of the Company’s Disclosure Schedule.

(b) The Company has made available to the 1347 Capital Parties, prior to the date of this Agreement, a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, in its possession. To the Knowledge of the Company, each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Company Party is in default under or breach of any Material Contract; (ii) no Material Contract has been cancelled by any Company Party, or to the Knowledge of the Company, any other party thereto; (iii) no counterparty to any Material Contract has or indicated its intent to cease to use the goods or services of the Company or the Business, or to terminate, materially reduce or change its relationship with the Company or the Business; and (iv) no Company Party has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

2.13 Insurance. Section 2.13 of the Company’s Disclosure Schedule lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company Parties or the Business, and any active claims being made thereunder. Such insurance policies cover such risks as are customarily covered by Persons conducting similar businesses, and comply with all Laws applicable to the Company Parties and the Business. All premiums due and payable under all such policies have been paid, and all such policies are, and immediately following the Closing will be, in full force and effect.

2.14 Employees.

(a) The employment or consulting arrangement of each officer, director, manager, employee, consultant and independent contractor of the Company Parties is, subject to applicable Laws involving the wrongful termination of employees and the terms of the collective bargaining agreements identified in Section 2.12(a) of the Company’s Disclosure Schedule, terminable at will, without the imposition of penalties or damages, by the Company Parties. No Company Party has or will have any severance obligation upon or with respect to the termination of any of its officers, directors, managers, employees, consultants or independent contractors, except for such obligations pursuant to applicable Law. To the Knowledge of the Company, no executive, manager, or group of employees of the Company Parties has advised the Company Parties in writing of their intention to terminate their employment with the Company Parties.

(b) No Company Party has experienced (nor, to the Knowledge of the Company, has any Company Party been threatened in writing with) any material strike, work stoppage, grievance, or formal unfair labor practice charges, within the past three (3) years. No Company Party has been found by a competent Governmental Body to have committed any material unfair labor practice. To the Knowledge of the Company, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to employees of the Company Parties. Each Company Party has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, except as to such compensation that might be payable within a reasonable period in the Ordinary Course of Business and except as would not have a Material Adverse Effect.

2.15 Employee Benefits.

(a) Section 2.15(a) of the Company’s Disclosure Schedule lists each Employee Benefit Plan that is sponsored or maintained by the Company Parties or any of their respective Affiliates for the benefit of any current officers, directors, managers, employees, consultants or independent contractors of the Company Parties or the Business.

(b) Each Employee Benefit Plan of the Company Parties has been established, maintained, and administered in accordance with, in all material respects, its terms and applicable Law.

(c) Each Employee Benefit Plan of the Company Parties that is a deferred compensation arrangement within the meaning of Section 409A of the Code complies, in all material respects, in form and operation with Section 409A of the Code and all regulation and guidance promulgated thereunder (or an available exemption therefrom).

(d) The consummation of the Transaction (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current officer, director, manager, employee, consultant or independent contractor of any Company Party to any severance pay, unemployment compensation, or any other payment, (ii) accelerate the time of any material payment or vesting, or increase the amount of any compensation or benefits due to any such officer, director, manager, employee, consultant or independent contractor, or (iii) require any Company Party to fund any vehicle for the benefit of any of their respective officers, directors, managers, employees, consultants or independent contractors.

(e) The Company Parties have timely paid all contributions required of them to each Multiemployer Plan and each Multiemployer Welfare Plan.

(f) No Company Party has incurred any withdrawal liability with respect to any Multiemployer Plan and no Multiemployer Plan has asserted any claim against any Company Party for any withdrawal liability.

2.16 Environmental, Health, and Safety Matters.  Except for matters which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) To the Knowledge of the Company, the Company Parties and the Business are, and during the past three (3) years have been, in compliance in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b) The Company Parties and the Business have obtained, and are in compliance with the terms of, all Consents and Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities and the operation of the Business for the last three (3) years. A list of all such Permits is set forth in Section 2.16(b) of the Company’s Disclosure Schedule.

(c) For the last three (3) years, none of the Company Parties or the Business have received written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any Company Party or the Business, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements.

(d) To the Knowledge of the Company, no Owned Real Property or Leased Real Property contains underground storage tanks, and no Owned Real Property or Leased Real Property has contained underground storage tanks in the past.

(e) None of the Company Parties or the Business has treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substance in a manner which has resulted or reasonably would be expected to result in a material liability under applicable Environmental, Health, and Safety Requirements.

(f) There are no environmental conditions on the Real Property that violate applicable Environmental, Health, and Safety Requirements.

2.17 Affiliate Transactions; Certain Business Relationships.  Except for Contracts among the Company Parties and Contracts relating to employee compensation or benefits: (a) there are no Contracts between any Company Party, on the one hand, and any of the Limbach Holders or Limbach Optionholders or any of their respective Affiliates, on the other hand; (b) none of the Limbach Holders or Limbach Optionholders or any of their respective Affiliates has any claims against or owes any amount to, or is owed any amount by, any Company Party; and (c) no Limbach Holder, Limbach Optionholder or Affiliate of any Limbach Holder or Limbach Optionholder has any material interest in or owns any material assets or properties used by the Company Parties or in the conduct of the Business.

2.18 Supplied Information.  The information supplied or to be supplied by the Company and its Affiliates for inclusion in the Form S-4 Registration Statement and the proxy statement/prospectus included therein, any document submitted to any Governmental Body or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) will not, at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Form S-4 Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the 1347 Capital

Stockholders, (iii) the time of the 1347 Capital Stockholder Meeting, or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 Registration Statement and the proxy statement/prospectus included therein (except for such portions thereof that relate only to the 1347 Capital Parties) shall comply in all material respects with the applicable provisions of the Securities Exchange Act.

2.19 No Other Representations and Warranties; Non-Reliance.  Except for the specific representations and warranties contained in this ARTICLE 2 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties nor any other Person on behalf of a Company Party or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company Parties or with respect to any other information provided to the 1347 Capital Parties, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties contained in this ARTICLE 2 (as modified by the Company’s Disclosure Schedules) and in any certificate or agreement delivered pursuant hereto, the Company Parties hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to 1347 Capital Parties or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to 1347 Capital Parties by any director, officer, employee, agent, consultant, or representative of a Company Party, its Subsidiaries or any of their respective Affiliates), and none of the Company Parties nor any other Person will have or be subject to any liability or obligation to 1347 Capital Parties or any other Person resulting from the distribution to 1347 Capital or any such party’s use of, or reliance upon any such information. THE COMPANY PARTIES AGREE THAT NONE OF THE COMPANY PARTIES OR ANY OF THEIR AFFILIATES HAVE RELIED UPON OR ARE RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY EXTRINSIC DOCUMENT, STATEMENT OR INFORMATION) OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY 1347 CAPITAL IN ARTICLE 3 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY 1347 CAPITAL PURSUANT TO THIS AGREEMENT. THE COMPANY PARTIES AGREE THAT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY 1347 CAPITAL IN ARTICLE 3 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY 1347 CAPITAL PURSUANT TO THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF 1347 CAPITAL PARTIES AND ANY OTHER PERSON IN FAVOR OF THE COMPANY WITH RESPECT TO THIS TRANSACTION AND ANY OTHER REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT OR IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY 1347 CAPITAL PURSUANT TO THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED. THE COMPANY PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY 1347 CAPITAL IN ARTICLE 3 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY 1347 CAPITAL PURSUANT HERETO, NONE OF THE 1347 CAPITAL PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, PRINCIPALS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, CONSULTANTS, LENDERS, FINANCING SOURCES, ADVISORS, ACCOUNTANTS OR OTHER REPRESENTATIVES (I) HAVE MADE OR MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE DILIGENCE MATERIALS PROVIDED BY THE 1347 CAPITAL PARTIES OR (II) SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY PARTIES OR ANY OF THEIR REPRESENTATIVES RELATING TO OR RESULTING FROM THE USE OF SUCH DILIGENCE MATERIALS OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM AND THAT THE COMPANY PARTIES HAVE NOT RELIED AND ARE NOT RELYING ON ANY SUCH DOCUMENT, STATEMENT OR INFORMATION.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING 1347 CAPITAL

As an inducement to the Company to enter into this Agreement and to consummate the Transactions, 1347 Capital hereby represents and warrants, to the Company, as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date), that, except as set forth in the correspondingly numbered section of 1347 Capital’s Disclosure Schedule or as disclosed in the 1347 Capital SEC Filings:

3.1 Organization, Qualification and Power.  Each 1347 Capital Party (i) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to conduct its business, and if applicable, is in good standing under the Laws of each jurisdiction (other than Delaware) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or if applicable, to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Transaction.  Subject to the receipt of the Required Vote, each 1347 Capital Party has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The 1347 Capital Board has authorized the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and subject to receipt of the Required Vote, no other corporate proceedings on the part of 1347 Capital are necessary to approve and authorize the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party. This Agreement has been duly executed and delivered by 1347 Capital, and assuming the due authorization, execution and delivery of the same by each other party hereto, this Agreement shall constitute the valid and legally binding obligation of 1347 Capital, enforceable against 1347 Capital in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. When each Ancillary Agreement is delivered in accordance with this Agreement, such Ancillary Agreement will be duly executed and delivered by each 1347 Capital Party that is a party thereto, assuming the due authorization, execution and delivery of the same by each other party thereto, such Ancillary Agreements shall constitute the valid and legally binding obligation of each 1347 Capital Party that is a party thereto, enforceable against such 1347 Capital Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

3.3 Capitalization.

(a) The 1347 Capital SEC Filings set forth the authorized, issued and outstanding Equity Interests of 1347 Capital, and except set forth therein or as contemplated by this Agreement and the Ancillary Agreements, there are (i) no other options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of 1347 Capital or obligating 1347 Capital to issue or sell any shares of Equity Interests and (ii) no outstanding contractual obligations of 1347 Capital to repurchase, redeem or otherwise acquire any Equity Interests of 1347 Capital. All of the shares of 1347 Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Section 3.3(b) of 1347 Capital’s Disclosure Schedule lists all of the authorized, issued and outstanding Equity Interests of each Subsidiary of 1347 Capital (direct or indirect), the record and beneficial owners of such Equity Interests. Except as contemplated by this Agreement and the Ancillary Agreements: (i) no 1347 Capital Party owns, directly or indirectly, any Equity Interests of, or has any commitment to contribute to the capital of, share in any losses of, to make loans or otherwise provide financial support to or on behalf of, any other Person (excluding other 1347 Capital Parties); (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Subsidiaries of 1347 Capital or obligating of the Subsidiaries of 1347 Capital to issue or sell any Equity Interests; and (iii) there are no outstanding contractual obligations of the Subsidiaries of 1347 Capital to repurchase, redeem or otherwise acquire any Equity Interests of any Person. All of the Equity Interests set forth in Section 3.3(b) of 1347 Capital’s Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Upon the Closing, the Merger Shares and Merger Warrants will be duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party free and clear of any Liens, other than Permitted Liens.

3.4 Non-contravention; Required Consents.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction, does not and will not, directly or indirectly, (i) violate or conflict with any (A) Law or Order applicable to any 1347 Capital Party, or (B) provision of the Organizational Documents of any 1347 Capital Party; (ii) conflict with, result in a material breach of, constitute a material default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any material Contract or Permit to which any 1347 Capital Party is a party or by which any of their respective assets are bound or subject; or (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any 1347 Common Stock or any assets of any 1347 Capital Party, other than Permitted Liens. Other than the Required Vote, the filing with the SEC of the Form S-4 Registration Statement and such other documents in compliance with the Securities Exchange Act and the Securities Act as may be required in connection with this Agreement, any Ancillary Agreement and the Transaction and such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no 1347 Capital Party is required to give any notice to, make any filing with, or obtain any Permit or Consent of any Governmental Body in order to consummate the Transaction.

(b) There is no Order, and no Proceeding is pending, or to the Knowledge of 1347 Capital, threatened in writing, against any 1347 Capital Party, or any of their respective assets, properties or rights, that (i) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (ii) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (iii) prohibits any 1347 Capital Party from complying with its obligations under this Agreement or any Ancillary Agreement or otherwise consummating the Transaction.

3.5 Brokers’ Fees.  No 1347 Capital Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

3.6 SEC Filings; Financial Statements; Absence of Certain Changes.

(a) 1347 Capital has filed with the SEC all forms, reports, schedules, registration statements and other documents required to be filed by it with the SEC for and since its initial public offering of securities, and will file all such forms, reports, schedules, registration statements and other documents required to be filed subsequent to the date of this Agreement through the Closing. As of their respective dates, the 1347 Capital SEC Filings (i) were prepared in accordance, in all material respects, with applicable Law, including the rules, regulations and requirements of the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as applicable, as in effect on the date so filed, and (ii) did not, at the time they were filed (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that 1347 Capital makes no representation or warranty whatsoever concerning any 1347 Capital SEC Filing as of any time other than the date or period with respect to which it was filed. All 1347 Capital SEC Filings have been delivered to the Company in the form filed with the SEC or are available on EDGAR. The certifications and statements required by (x) Rule 13a-14 under the Securities Exchange Act and

(y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the 1347 Capital SEC Filings are accurate and complete and comply as to form and content with all applicable Governmental Bodies in all material respects.

(b) Each of the consolidated financial statements included in or incorporated by reference into the 1347 Capital SEC Filings (including, in each case, any notes and schedules thereto, collectively, the “1347 Capital Financial Statements”) was prepared in accordance with (i) GAAP, applied on a consistent basis throughout the periods indicated, and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Each such financial statement fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of 1347 Capital as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) No 1347 Capital Party has any liability or obligation (whether asserted or unasserted, absolute or contingent, or accrued or unaccrued) that would be required to be reflected on the 1347 Capital Financial Statements, prepared in accordance with GAAP, except for liabilities that (i) are adequately reflected or reserved against on the face of the 1347 Capital Financial Statements, rather than in any notes or schedules thereto, (ii) were incurred subsequent to the date of the 1347 Capital Balance Sheet in the Ordinary Course of Business (none of which, in either case, results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) result from the obligations of 1347 Capital under this Agreement or the Ancillary Agreements, or (iv) are not, individually or in the aggregate, material in amount.

(d) The financial records, systems, controls, data and information of 1347 Capital are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of 1347 Capital or its accountants. 1347 Capital has devised and maintain a system of Internal Controls that satisfy the requirements of Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act, and such Internal Controls are designed to ensure that all material information concerning 1347 Capital is made known on a timely basis to the individuals responsible for the preparation of 1347 Capital SEC Filings and other public disclosure documents. To the Knowledge of 1347 Capital, each director and executive officer of 1347 Capital has filed with the SEC on a timely basis all statements required with respect to 1347 Capital by Section 16(a) of the Securities Exchange Act and the rules and regulations thereunder.

(e) No 1347 Capital Party, or any manager, director, officer or employee of a 1347 Capital Party, or to the Knowledge of 1347 Capital, any auditor or accountant of a 1347 Capital Party, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of a 1347 Capital Party or their respective Internal Controls, including any complaint, allegation, assertion or claim that a 1347 Capital Party has engaged in questionable accounting or auditing practices.

(f) None of the Subsidiaries of 1347 Capital have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act.

(g) The 1347 Capital Parties do not now conduct and have not ever conducted any business or operations other than as disclosed in the 1347 Capital SEC Filings.

3.7 Litigation; Legal Compliance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no material Proceeding pending, or to the Knowledge of 1347 Capital, threatened in writing, involving the 1347 Capital Parties, or affecting any of their assets, rights or properties; (b) there are no material Orders to which the 1347 Capital Parties are subject; and (c) each 1347 Capital Party has complied with, and is in compliance with all applicable Laws, Orders and Permits applicable to the 1347 Capital Parties.

3.8 Trust Account.  As of the date hereof, 1347 Capital has Forty-Six Million Dollars ($46,000,000) in a trust account at JP Morgan Chase Bank, N.A, maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, pursuant to the terms of the Investment Management Trust Agreement, dated as of July 15, 2014, by and between 1347 Capital and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the 1347 Capital SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than the 1347 Capital Stockholders holding shares of 1347 Common Stock sold in 1347 Capital’s initial public offering who shall have elected to redeem their shares of 1347 Common Stock pursuant to 1347 Capital’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise Taxes and expenses from any interest income earned in the Trust Account and (y) to purchase shares of 1347 Common Stock in accordance with the provisions of 1347 Capital’s Organizational Documents, as set forth in the 1347 Capital SEC Filings.

3.9 Investment Company Act.  1347 Capital is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.10 Tax Matters.

(a) Each 1347 Capital Party has timely filed all Tax Returns required to filed by them, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by the 1347 Capital Parties (whether or not shown or required to be shown on any Tax Return) have been paid. None of the 1347 Capital Parties currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where no 1347 Capital Party files Tax Returns that a 1347 Capital Party is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of a 1347 Capital Party that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable).

(b) To the Knowledge of 1347 Capital, each 1347 Capital Party has withheld (i) all material required Taxes from payments to its employees, independent contractors, agents, nonresidents, members, lenders, and other Persons (and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed) and (ii) all sales, use, ad valorem and value added Taxes. Each 1347 Capital Party has timely remitted all such withheld Taxes to the proper Governmental Body in accordance with all applicable Laws.

(c) There is no Proceeding pending, proposed, or to the Knowledge of 1347 Capital, threatened in writing, against or concerning the 1347 Capital Parties with respect to any Taxes or Tax Returns.

(d) None of the 1347 Capital Parties have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still in effect.

(e) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of Law) with respect to the 1347 Capital Parties, and none of the 1347 Capital Parties has obtained a ruling from any taxing authority with respect to any Tax which, in each case, will have any effect after the Closing.

(f) No 1347 Capital Party is, or has ever been, a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement (other than such agreement or arrangement entered into in the ordinary course of business the primary focus of which is not Taxes) allocating Tax liability or Tax benefit that will require any payment after the date hereof. No 1347 Capital Party (A) has been a member of an Affiliated Group (other than a group the common parent of which was a 1347 Capital Party), or (B) has any liability for the Taxes of any Person (other than a 1347 Capital Party) as a result of joint and several liability (including under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Law), transferee liability, successor liability, or contractual liability (other than any contract entered into in the ordinary course of business the primary focus of which is not Taxes).

(g) No 1347 Capital Party is required to pay, gross up, or otherwise indemnify any employee or contractor for any potential Taxes imposed under Section 409A of the Code.

(h) No 1347 Capital Party is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that ends after the Closing Date as a result of any:

(i) installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws);

(ii) transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Laws);

(iii) agreement with any Governmental Body (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law)) entered into on or prior to the Closing Date;

(iv) prepaid amount received on or prior to the Closing Date;

(v) election (including a protective election) pursuant to Section 108(i) of the Code; or

(vi) change of method of accounting requested on or prior to the Closing Date.

(i) No 1347 Capital Party has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(j) No 1347 Capital Party has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations (i) which is a “reportable transaction” or (ii) which is a “listed transaction” within the meanings of Section 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(k) No Company Party is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the Merger.

3.11 Employee Matters.  Other than the current officers of the 1347 Capital Parties as set forth in Section 3.11 of 1347 Capital’s Disclosure Schedule, none of the 1347 Capital Parties has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by 1347 Capital’s officers and directors in connection with activities on 1347 Capital’s behalf in an aggregate amount not in excess of the amount of cash held by the 1347 Capital Parties outside of the Trust Account, none of the 1347 Capital Parties has any unsatisfied liability with respect to any employee. None of the 1347 Capital Parties maintains, sponsors or has any liability or potential liability with respect to any Employee Benefit Plan.

3.12 Debt.  No 1347 Capital Party has any outstanding Debt.

3.13 Listing.  As of the date of this Agreement, the 1347 Common Stock is listed on the NASDAQ Stock Market. There is no action or Proceeding pending, or to 1347 Capital’s Knowledge, threatened against 1347 Capital by the NASDAQ Stock Market with respect to any intention by such entity to prohibit or terminate the listing of the 1347 Common Stock on the NASDAQ Stock Market.

3.14 Affiliate Transactions. Except as contemplated by this Agreement or the Ancillary Documents, (a) there are no Contracts between any 1347 Capital Party, on the one hand, and any 1347 Capital Stockholder, 1347 Capital Party, or any of their respective Affiliates, on the other hand, (b) no 1347 Capital Stockholder or 1347 Capital Party, or any of their respective Affiliates, has any claims against or owes any amount to, or is owed any amount by, any 1347 Capital Party, or (c) no 1347 Capital Stockholder or Affiliate of any 1347 Capital Stockholder (excluding the 1347 Capital Parties) has any material interest in or owns any material assets or properties used by the 1347 Capital Parties or in the conduct of their business.

3.15 Supplied Information.  The information supplied or to be supplied by 1347 Capital for inclusion in the Form S-4 Registration Statement and the proxy statement/prospectus included therein, any document submitted to any Governmental Body or any announcement or public statement regarding the Transaction

(including the Signing Press Release and the Closing Press Release) will not, at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Form S-4 Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the 1347 Capital Stockholders, (iii) the time of the 1347 Capital Stockholder Meeting, or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 Registration Statement and the proxy statement/prospectus included therein (except for such portions thereof that relate only to the Company, its Affiliates and the Business) will comply in all material respects with the applicable provisions of the Securities Exchange Act.

3.16 Parent Contracts.  None of the 1347 Capital Parties is party to any material Contract (other than nondisclosure agreements (containing customary terms) to which 1347 Capital is a party that were entered into in the ordinary course of its business).

3.17 No Other Representations and Warranties; Non-Reliance.  Except for the specific representations and warranties contained in this ARTICLE 3 and in any certificate or agreement delivered pursuant hereto, none of the 1347 Capital Parties nor any other Person on behalf of a 1347 Capital Party or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the 1347 Capital Parties or with respect to any other information provided to the Company Parties, and the 1347 Capital Parties disclaim any such representation or warranty. Except for the specific representations and warranties contained in this ARTICLE 3 (as modified by the 1347 Capital’s Disclosure Schedules and the 1347 Capital SEC Filings) and in any certificate or agreement delivered pursuant hereto, the 1347 Capital Parties hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Company Parties or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company Parties by any director, officer, employee, agent, consultant, or representative of 1347 Capital, its Subsidiaries or any of their respective Affiliates), and none of the 1347 Capital Parties nor any other Person will have or be subject to any liability or obligation to any Company Party or any other Person resulting from the distribution to such Person or any such Person’s use of, or reliance upon any such information. THE 1347 CAPITAL PARTIES AGREE THAT NONE OF THE 1347 CAPITAL PARTIES OR ANY OF THEIR AFFILIATES HAVE RELIED UPON OR ARE RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY EXTRINSIC DOCUMENT, STATEMENT OR INFORMATION) OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE 2 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT. THE 1347 CAPITAL PARTIES AGREE THAT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE 2 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND ANY OTHER PERSON IN FAVOR OF THE 1347 CAPITAL PARTIES WITH RESPECT TO THIS TRANSACTION AND ANY OTHER REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT OR IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED. THE 1347 CAPITAL PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY PARTIES IN ARTICLE 2 OF THIS AGREEMENT AND IN ANY CERTIFICATE OR AGREEMENT REQUIRED TO BE DELIVERED BY THE COMPANY PURSUANT HERETO, NONE OF THE COMPANY PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, PRINCIPALS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, CONSULTANTS, LENDERS, FINANCING SOURCES, ADVISORS, ACCOUNTANTS OR OTHER REPRESENTATIVES (I) HAVE MADE OR MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE DILIGENCE MATERIALS PROVIDED BY THE COMPANY PARTIES OR

(II) SHALL HAVE ANY LIABILITY WHATSOEVER TO THE 1347 CAPITAL PARTIES OR ANY OF THEIR REPRESENTATIVES RELATING TO OR RESULTING FROM THE USE OF SUCH DILIGENCE MATERIALS OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM AND THAT THE 1347 CAPITAL PARTIES HAVE NOT RELIED AND ARE NOT RELYING ON ANY SUCH DOCUMENT, STATEMENT OR INFORMATION.

ARTICLE 4

PRE-CLOSING COVENANTS

Each of the Company and 1347 Capital agrees as follows with respect to the period between the date of this Agreement and the earlier of (y) the Closing Date and (z) date this Agreement is terminated pursuant to ARTICLE 8.

4.1 General.  Each such Party shall, and shall cause its respective Affiliates to, use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to (a) consummate and make effective the Transaction, including the execution and delivery of all documents and instruments not specifically contemplated in this Agreement or any Ancillary Agreement but which are necessary, proper or advisable in connection with such Transaction, and (b) cause the satisfaction, but not waiver, of the conditions set forth in ARTICLE 6 below.

4.2 Notices and Consents.

(a) Each such Party shall, and shall cause its respective Affiliates to, use all commercially reasonable efforts to (i) obtain from any Governmental Body any Consent or Permit required to be obtained or made by any Limbach Holder, Company Party or 1347 Capital Party, or to avoid any action or Proceeding by any Governmental Body, in connection with the authorization, execution and delivery of this Agreement or any Ancillary Agreement and the consummation the Transaction, and (ii) make, as promptly as practicable, all necessary filings and submissions required under any applicable Law.

(b) As promptly as practicable after the date hereof, the Company Parties shall solicit the Consents set forth in Section 4.2 of the Company’s Disclosure Schedule. The Company Parties shall use commercially reasonable efforts, and the 1347 Capital Parties shall cooperate in all reasonable respects with the Company Parties, to obtain all such Consents prior to the Closing.

(c) Notwithstanding the foregoing, nothing in this ARTICLE 4 shall require 1347 Capital or any of its Affiliates to (i) agree to pay any amount or undertake any obligation to a third party in exchange for any Consent or Permit, or (ii) litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the Transaction, in whole or in part. Each such Party shall, and shall cause its Affiliates to, cooperate with each such other Party in connection with the making or giving of all such filings or notices, including providing all information and copies of all such non-proprietary documents to the non-filing Party as its advisors may reasonably request, and if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

4.3 Operation of Business. Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, as set forth in Section 4.3 of the Company’s Disclosure Schedule, or with the prior written consent of 1347 Capital (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall cause the Company Parties and their Affiliates to use commercially reasonable efforts to: (i) conduct the Company Parties and the Business only in the Ordinary Course of Business, (ii) to maintain the business, properties, physical facilities and operations of the Company Parties and the Business, preserve intact the current business organization of the Company Parties, keep available the services of the current officers, employees and agents of the Company Parties, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders and key employees, and (iii) not intentionally take any action, or fail to take any commercially reasonable action within its control, that would require disclosure pursuant to Section 2.6(b) of this Agreement.

4.4 Access and Cooperation.

(a) The Company shall, and shall cause the Company Parties and their Affiliates to: (i) provide the 1347 Capital Parties and their respective representatives access to key personnel, books, records, facilities, properties, customers, suppliers, records, Contracts, documents and data of the Company Parties and the Business, and (ii) furnish the 1347 Capital Parties and their respective representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as they may reasonably request; provided, that such access, investigations and inquiries by or on behalf of the 1347 Capital Parties shall (w) be given at reasonable times and upon prior written notice, (x) require the prior written consent of the Company, in the case of access to any personnel, customers, suppliers or other business relations of any Company Parties, (y) during normal business hours and without undue interference with normal operations or customer or employee relations, and (z) be subject to any limitations prescribed by applicable Law or that are reasonably required to preserve any applicable attorney-client privilege or other legally recognized privilege.

(b) All information disclosed by or to any Party, any Company Party or any 1347 Capital Party, or any of their respective agents and representatives, pursuant to this Agreement shall be kept confidential in accordance with the confidentiality agreement, dated December 17, 2015 (the “Confidentiality Agreement”), between 1347 Capital and the Company.

(c) In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any other Person in connection with (i) any transaction contemplated under this Agreement or (ii) any event, fact, circumstance, or occurrence or transaction on or prior to the Closing Date involving the Company Parties or the 1347 Capital Parties, each other Party shall, and shall cause its Affiliates to, cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or desirable in connection with such contest or defense thereof, including entering into a joint defense agreement or confidentiality agreement with respect thereto.

4.5 Notice of Developments.  Each of the Company and 1347 Capital shall provide the other Parties with prompt written notice of (a) any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement hereunder, or (b) any event, fact or circumstance that (i) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Transaction, (ii) would have been required to be disclosed under this Agreement had it existed or been known on the date hereof, (iii) gives such Party any reason to believe that any of the conditions set forth in ARTICLE 6 would reasonably be expected not to be satisfied, or (iv) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on any Company Party or 1347 Capital Party. Each of the Company and 1347 Capital shall have the right and obligation to supplement or amend its respective Disclosure Schedule (including providing additional Disclosure Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE 2 or ARTICLE 3) with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described therein; provided, that to the extent such supplement or amendment relates to any matter that occurred or existed prior to the date of this Agreement, then such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty with respect to such matter contained in this Agreement; provided, further, that to the extent such supplement or amendment relates to any matter occurring or arising on or after the date of this Agreement, then such supplement or amendment shall not in and of itself form the basis of a claim for a breach hereunder (except to the extent caused by or resulting from a breach of Section 4.3), but may be considered for purposes of determining the satisfaction of the conditions in ARTICLE 6. Such rights and obligations of such Parties to amend or supplement their respective Disclosure Schedules shall terminate on the earlier to occur of (i) the termination of this Agreement pursuant to ARTICLE 8 and (ii) the Closing Date.

4.6 No Solicitation of Transaction; No Trading.

(a) Neither the Company nor 1347 Capital shall, or shall permit its Affiliates or its or their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or any Ancillary Agreement or to effectuate the Closing) relating to any transaction involving (A) the sale of any Equity Interests, assets (other than the sale of inventory, equipment or other property in the Ordinary Course of Business) or debt of the Company Parties or 1347 Capital, or (B) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption or similar transaction or business combination involving the sale of control of the business or assets of the Company Parties or 1347 Capital (in each case, an “Acquisition Proposal”); (ii) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal; (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; (v) enter into any agreement or agreement in principle requiring any Company Party or 1347 Capital Party to abandon, terminate or fail to consummate the Transaction or breach its obligations hereunder or thereunder; or (vi) propose or agree to do any of the foregoing; provided, that, notwithstanding the foregoing the Company Parties and the directors, officers, managers, members, principals, employees and agents of any of the Company Parties or any of any of their respective Affiliates shall be permitted to engage an investment banker or broker in connection with seeking an Acquisition Proposal so long as no discussions or negotiations whatsoever are held by any such banker or broker with, and no communications, materials or solicitations are sent by any such banker or broker to, any third party concerning an Acquisition Proposal during such time period. Subject the last proviso in the preceding sentence, each of the Company and 1347 Capital shall, and shall cause its Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives, representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, and immediately terminate all physical and electronic data room access previously granted to any Person with respect to an Acquisition Proposal.

(b) The Company acknowledges and agrees that it is aware, and that the Company Parties and their respective Affiliates and representatives are aware (or upon receipt of any material nonpublic information of the 1347 Capital Parties, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws concerning Persons possessing material nonpublic information about a public company. The Company hereby agrees, for itself and on behalf of the Company Parties, and each of their respective Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall purchase or sell any securities of 1347 Capital, communicate such information to any other Person, take any other action with respect to 1347 Capital or its securities in violation of such Laws, or cause or encourage any Person to do any of the foregoing.

4.7 SEC Filings.

(a) As promptly as practicable, 1347 Capital shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and each of the Company and 1347 Capital shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) As promptly as reasonably practicable, 1347 Capital and the Company shall prepare and 1347 Capital shall file with the SEC the Form S-4 Registration Statement which shall (i) comply as to form, in all material respects, with the relevant provisions of the Securities Exchange Act and the Securities Act, (ii) include a proxy statement/prospectus for the purpose of soliciting proxies from 1347 Capital Stockholders to vote at the 1347 Capital Stockholder Meeting in favor of the 1347 Capital Stockholder Voting Matters, and (iii) an adjournment proposal, if necessary, to adjourn the 1347 Capital Stockholder Meeting if, based on the tabulated vote count, 1347 Capital is not authorized to proceed with the consummation of the Transaction. 1347 Capital and the Company shall each use commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC as promptly as practicable after such filing, and 1347 Capital shall thereafter, in compliance with the relevant requirements of the Securities Exchange Act and the Securities Act, file and mail or deliver the Form S-4 Registration Statement, including the proxy statement/prospectus to the 1347 Capital Stockholders. 1347 Capital shall advise the Company and the Limbach Holders’ Representative promptly after the filing of the Form S-4 Registration Statement, when any supplement or amendment thereto has been filed, notice of the issuance of any stop order, any request by the SEC for amendment of or comments thereon and responses thereto, or requests by the SEC for additional information. Each of the Company and 1347 Capital acknowledges that a substantial portion of the proxy statement/prospectus and certain other forms, reports and other filings required to be made by 1347 Capital under the Securities Exchange Act and the Securities Act in connection with the Transaction (collectively, “Additional 1347 Capital Filings”) shall include disclosure regarding the Company Parties and the Business, and their management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the Company Parties to, as promptly as reasonably practicable, provide 1347 Capital with all information concerning the Limbach Holders and the Company Parties, the Business, their management, operations and financial condition, in each case, that is reasonably required to be included in any 1347 Capital SEC Filing. The Company shall make, and shall cause the Company Parties to make, their Affiliates, directors, officers, managers and employees reasonably available to 1347 Capital and its counsel in connection with the drafting of the Form S-4 Registration Statement and Additional 1347 Capital Filings and responding in a reasonably timely manner to comments thereto from the SEC. If, at any time prior to the Closing, any of the Company or 1347 Capital discovers or becomes aware of any event, fact or circumstance relating to the Limbach Holders, the Company Parties or the Business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to any 1347 Capital SEC Filing so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Company and 1347 Capital shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. 1347 Capital shall make all necessary filings with respect to the Transaction under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. 1347 Capital, acting through the 1347 Capital Board, shall include in the proxy statement/prospectus the recommendation of the 1347 Capital Board that the 1347 Capital Stockholders vote in favor of the adoption of this Agreement and the approval of the 1347 Capital Stockholder Voting Matters; provided, however, that the 1347 Capital Board may withdraw or modify such recommendation if the 1347 Capital Board determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law.

(c) At least five (5) days prior to Closing, 1347 Capital shall prepare, in consultation with Limbach Holders’ Representative, a draft Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that may be required to be disclosed with respect to the Transaction in any report or form to be filed with the SEC (the “Closing Form 8-K”). Prior to the Closing, the Company and 1347 Capital shall prepare a mutually agreeable press release announcing the consummation of the Transaction (“Closing Press Release”). Concurrently with the Closing, 1347 Capital shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(d) Prior to the Effective Time, 1347 Capital shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Equity Consideration to be issued in the Merger shall be registered and approved for listing on the NASDAQ Stock Market, subject to official notice of issuance. Prior to the Effective Time, 1347 Capital shall take all such steps as may be required to cause any acquisitions of Equity Consideration resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to 1347 Capital, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.8 Registration Rights.  Each of the Company and 1347 Capital hereto agree to enter into amended and restated registration rights agreement (the “Registration Rights Agreement”) in the form of Exhibit F hereto at the Closing.

4.9 Investor Presentations.  Each of the Company and 1347 Capital shall, and shall cause its Affiliates and its and their respective officers, employees, and advisors, including legal and accounting advisors, to provide, on a timely basis, all cooperation and information that that is reasonably necessary and customary in connection with preparation of investor presentations related to the Transaction and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

4.10 Certain Business Relationships.  The Company and the Company Parties, as applicable, shall cause all of the Contracts which are or are required to be set forth in Section 2.17 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, subject to the payment of any outstanding amounts thereunder.

4.11 Requisite Financing.  Each of the Company and 1347 Capital shall use commercially reasonable efforts to satisfy the Requisite Financing Condition. In furtherance of the foregoing, 1347 Capital agrees to provide, and agrees to cause the 1347 Capital Parties and its and their respective Affiliates, officers, employees, advisors and representatives to provide, commercially reasonable assistance and cooperation to the Company Parties in connection with the arrangement of such financing, including attending meetings, presentations, and due diligence sessions with prospective financing sources, preparing materials for rating agency, lender and investor presentations, and assisting in the preparation of all agreements. 1347 Capital and each Company Party shall promptly inform the Company Parties or 1347 Capital (as applicable) if and to the extent 1347 Capital or such Company Party becomes aware that any information previously provided by the them or any of their respective Affiliates pursuant to this Section 4.11 is or becomes inaccurate or incomplete or requires any amendment, modification or supplement. Each of the Company and 1347 Capital agrees that all disclosures made pursuant to this Section 4.11 shall be subject to the Confidentiality Agreement, except that the Company Parties and their respective Affiliates, representatives, agents and lenders shall be permitted to disclose such information to potential financing sources, rating agencies and prospective lenders who are subject to customary confidentiality obligations in connection with the arrangement or syndication of such financing.

4.12 Formation of Merger Sub.  Prior to the Closing, and in accordance with the DLLCA, 1347 Capital (a) shall form, or cause to be formed, a Delaware limited liability company as a direct or indirect wholly owned Subsidiary of 1347 Capital for the purpose of effecting the Merger (“Merger Sub”), and (b) shall take, or cause to be taken, all requisite action for and on behalf of Merger Sub as is necessary to approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is a party and the Transaction; provided, that the failure by 1347 Capital to comply with its obligations under this Section 4.12 shall not otherwise affect the binding and enforceable nature of this Agreement against 1347 Capital.

4.13 Limbach Holder Approval.  Immediately following the effectiveness of the Form S-4 Registration Statement, the board of directors of the Company shall submit this Agreement and the Transaction for adoption by the Limbach Holders by written consent pursuant to Section 302 of the DLLCA, and shall include in such submissions sent to the Limbach Holders a copy of the Form S-4 Registration Statement. The Company shall use commercially reasonable efforts to obtain adoption and approval of this Agreement and the Transaction by Limbach Holders owning more than fifty percent (50%) of the then outstanding Limbach Units (the “Limbach Holder Approval”) as promptly as practicable. Upon receipt of the Limbach Holder Approval, the Company shall send a written notice to all Limbach Holders that did not execute the written consent under which the Limbach Holder Approval was obtained, informing them that this Agreement was adopted.

ARTICLE 5

POST-CLOSING COVENANTS

Each of the Company and 1347 Capital agrees as follows with respect to the period following the Closing:

5.1 General.  Each such Party shall take such further actions and execute and deliver such further documents and instruments as may be required or reasonably requested by any other Party to consummate fully the Transaction and to effect the other purposes of this Agreement and the Ancillary Agreements.

5.2 D&O Indemnification.

(a) 1347 Capital agrees that all rights to indemnification or exculpation now existing in favor of the managers, directors, officers, employees and agents of any Company Party, as provided in the Organizational Documents of such Company Party or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Company Parties will perform and discharge the Company Parties’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company Parties shall advance expenses in connection with such indemnification as provided in such Organizational Documents of the Company Parties or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Organizational Documents of the Company Parties shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were managers, directors, officers, employees or agents of any Company Party, unless such modification is required by applicable Law.

(b) For a period of six (6) years after the Closing, the 1347 Capital Parties shall either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the former, current and future managers, directors, officers, employees and agents of the 1347 Capital Parties and the Company Parties (the “Covered Persons”) that is at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies of the Company Parties as of the date of this Agreement; provided, that 1347 Capital and its Affiliates may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) Each of the Company and 1347 Capital hereby acknowledges that the Covered Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or exculpation provided by other Persons not associated with any Party, or their respective insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). From and after the Closing Date, each of the Company and 1347 Capital hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any such Covered Person or any Other Indemnitor, whether pursuant to any Organizational Document of any such Party, any indemnification agreement or other document or Contract (any of the foregoing is herein, an “Indemnification Agreement”), (i) 1347 Capital and the Company shall, at all times, be the indemnitor of first resort (i.e., its obligations to such Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified party shall be secondary), (ii) 1347 Capital and the Company shall, at all times, be required to advance the full amount of expenses incurred by such Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of any Indemnification Agreement, without regard to any rights such Covered Person may have against the Other Indemnitors, and (iii) such Party irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof. From and after the Closing Date, each of the Company and 1347 Capital hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from 1347 Capital or the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Covered Person against 1347 Capital and the Company and 1347 Capital and the Company shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Covered Person.

(d) From and after the Closing, in the event any 1347 Capital Party or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of 1347 Capital assume the obligations set forth in this Section 5.2.

(e) From and after the Closing, 1347 Capital shall enter into customary indemnification agreements with each of the Covered Persons providing for rights in favor of such Persons at least as favorable as the rights set forth this Section 5.2.

(f) The provisions of this Section 5.2, (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(g) Notwithstanding the foregoing, nothing in this Section 5.2 shall obligate or require any 1347 Capital Party or Company Party to indemnify, exculpate or advance expenses to any Covered Person in respect of any fraud or willful misconduct on the part of such Covered Person.

5.3 Documents and Information.  1347 Capital and the Company shall (and shall cause the Company Parties to), until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of any member of the Company Parties in existence on the Closing Date and make the same available for inspection and copying by Limbach Holders during normal business hours of the Company Parties, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7 th) anniversary of the Closing Date by 1347 Capital or any Company Parties without first advising Limbach Holders’ Representative in writing and giving Limbach Holders’ Representative a reasonable opportunity to obtain possession thereof.

5.4 Tax Matters.

(a) Filing of Tax Returns.  Limbach Holders’ Representative, at its sole cost and expense, shall prepare and timely file all flow-through Tax Returns of the Company Parties for any taxable period ending on or before the Closing Date. The deductions attributable to Transaction Expenses of the Company Parties, payment of indebtedness of the Company Parties, the Limbach Option Payments, the Limbach Option Shares, any other amounts payable to the holders of Limbach Options, and any other expenses of the Company Parties in connection with the transactions contemplated by this Agreement shall be included in the Tax Returns for the taxable period ending on the Closing Date.

(b) Amendment of Tax Returns.  The 1347 Capital Parties and the Company Parties shall not, and shall not cause or permit any of their Affiliates to, (a) amend any Tax Return of the Company Parties filed with respect to any Pre-Closing Tax Period, (b) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of the Company Parties, (c) extend or waive, or cause to be extended or waived, any statute of limitations for the assessment of any Tax with respect to any Pre-Closing Tax Period of the Company Parties, or (d) enter into any voluntary disclosure agreement with any taxing authority with respect to any Tax for a Pre-Closing Tax Period of the Company Parties, in each such case, without the prior written consent of the Limbach Holders’ Representative (which shall not be unreasonably withheld, delayed, or conditioned).

(c) Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by 1347 Capital when due, and 1347 Capital will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(d) Purchase Price Allocation.  Merger Consideration and all other items, in each case, as required and determined under the Code, shall be allocated among the assets of the Company Parties in accordance with the applicable provisions of the Code and the Treasury Regulations thereunder (and any similar provision of state and local Tax Law) and in accordance with the methodology set forth on Exhibit J. Within sixty (60) days after the Closing Date, 1347 Capital shall deliver such allocation to Limbach Holders’ Representative for Limbach Holders’ Representative’s review, comment and consent. 1347 Capital and Limbach Holders’ Representative shall cooperate in good faith to resolve any dispute with respect to the purchase price allocation. If Limbach Holders’ Representative and 1347 Capital fail to reach an agreement within forty-five (45) days after Limbach Holders’ Representative’s receipt of the allocation prepared by 1347 Capital, the determination of any disputed item shall be made in accordance with the methodology set forth on Exhibit J by an independent, nationally recognized accounting firm mutually acceptable to 1347 Capital and Limbach Holders’ Representative, whose decision shall be final and whose fees shall be paid 50% by 1347 Capital and 50% by the Limbach Holders. The allocation shall be modified as appropriate to reflect any adjustments to the purchase price that are made in accordance with this Agreement. Each of the Surviving Company, 1347 Capital and their Affiliates shall timely file all Tax Returns in a manner consistent with the allocation, as finally determined under this Section. The Surviving Company, 1347 Capital and their Affiliates shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation, as finally determined under this Section, unless otherwise required by a determination (as defined in Section 1313(a) of the Code).

(e) Tax Contests.  Limbach Holders’ Representative shall control any tax proceeding with respect to any flow-through Tax Return of the Company Parties for a Pre-Closing Tax Period (“Limbach Tax Proceedings”), provided, that (i) the Limbach Holders’ Representative shall not, and shall not allow any of the Company Parties to settle, resolve, or abandon any such Limbach Tax Proceeding if it could affect a Tax of any of the Company Parties for a Tax period (or portion thereof) ending after the Closing Date without prior written permission of 1347 Capital (which shall not be unreasonably withheld, delayed, or conditioned) and (ii) the Limbach Holders’ Representative shall conduct any such Limbach Tax Proceeding in good faith. If 1347 Capital, the Company Parties, and their Affiliates receive a notice of with respect to a Limbach Tax Proceeding, 1347 Capital, the Company Parties, and their Affiliates shall, within ten (10) days of the receipt of such notice, give the Limbach Holders’ Representative notice of such Limbach Tax Proceeding. No Party shall make an election to apply any of the provisions governing partnership Tax audits included in the Bipartisan Budget Act of 2015 to any Limbach Tax Proceeding in advance of their effective date.

(f) Cooperation.  1347 Capital, the Company Parties, and the Limbach Holders’ Representative shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of any of the Company Parties, (ii) assist in any audit or other Proceeding (including any Limbach Tax Proceeding) with respect to Taxes or Tax Returns of any of the Company Parties, (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of any of the Company Parties, (iv) provide any information necessary or reasonably requested to allow 1347 Capital, the Company Parties, or the Limbach Holders’ Representative to comply with any information reporting or withholding requirements contained in the Code or other Laws and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. 1347 Capital, the Company Parties, and their Affiliates agree (A) to retain all books and records with respect to Tax matters pertinent to the Company Parties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Limbach Holders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Limbach Holders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Limbach Holders’ Representative so requests, 1347 Capital, the Company Parties, and their Affiliates shall allow the Limbach Holders’ Representative to take possession of such books and records.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligations of the Company and 1347 Capital.  The obligations the Company and 1347 Capital to consummate the Transaction is subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a) the Form S-4 Registration Statement shall have been declared effective by the SEC;

(b) the Required Vote and the Limbach Holder Approval shall have been obtained; and

(c) there shall not be any Law or Order in effect preventing consummation of the Transaction, in whole or in part, or any Proceeding seeking to restrain, prevent, change or delay the consummation of the Transaction, in whole or in part.

6.2 Conditions to Obligations of 1347 Capital.  The obligations of each of 1347 Capital to consummate the Transaction are subject to satisfaction or written waiver (where permissible) of the following conditions:

(a) the representations and warranties of the Company contained in ARTICLE 2 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of the Company to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Parties or the Business;

(b) the Company shall have performed and complied with, in all material respects, all of the covenants and agreements in this Agreement to be performed by it prior to or at the Closing;

(c) there shall not have been a Material Adverse Effect with respect to the Company Parties or the Business;

(d) the Company shall have delivered to 1347 Capital a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 6.2(a), (b) and (c) is satisfied, (ii) the Organizational Documents of the Company, (iii) the authorizing resolutions of the Company and its members, (iv) the Limbach Holder Approval, and (v) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of the Company;

(e) the Consents set forth in Section 6.2(e) of the Company’s Disclosure Schedule shall have been obtained;

(f) the Non-Redemption Amount will be no less than $20,000,000 in cash immediately prior to the Closing;

(g) The Non-Redemption Amount coupled with other financing mutually acceptable to 1347 Capital and the Company will be sufficient to fund the Cash Consideration and Merger Shares required to be delivered or paid pursuant to Section 1.3 (with a minimum of $35,000,000 in Cash Consideration);

(h) the Requisite Financing Condition shall have been satisfied;

(i) the CAB Employment Agreement shall be in full force and effect;

(j) the FdG Voting Agreement shall be in full force and effect;

(k) each applicable Limbach Holder shall have delivered to 1347 Capital a duly executed Stockholder Lockup Agreement;

(l) each applicable Limbach Holder shall have delivered to 1347 Capital a duly executed Registration Rights Agreement;

(m) the Exchange Agent Agreement shall be in full force and effect;

(n) the Company shall have delivered to 1347 Capital a good standing certificate (or equivalent certificate) for each Company Party issued not more than ten (10) days prior to the Closing Date;

(o) the Company shall have delivered to 1347 Capital evidence of the termination of each Contract set forth in Section 2.17 of the Company Disclosure Schedule (subject to the payment of any amounts due thereunder); and

(p) the Company shall have delivered to 1347 Capital duly executed payoff letters of all Debt of the Company Parties (other than capitalized leases) that would effectuate the releases and discharges of all Liens (other than Permitted Liens) on the assets and properties of the Company Parties subject to payment of the amounts therein by 1347 Capital (or their respective lenders) on the Closing Date.

6.3 Conditions to Obligations of the Company.  The Company’s obligation to consummate the Transaction is subject to satisfaction or written waiver (where permissible) the following conditions:

(a) all of the representations and warranties of 1347 Capital and Merger Sub contained in ARTICLE 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of 1347 Capital to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on 1347 Capital;

(b) each of 1347 Capital and Merger Sub shall have performed and complied with, in all material respects, all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c) there shall not have been a Material Adverse Effect with respect to 1347 Capital;

(d) 1347 Capital shall have delivered to the Company a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 6.3(a), (b) and (c) is satisfied; (ii) the Organizational Documents of each 1347 Capital Party, (iii) the authorizing resolutions of each 1347 Capital Party, and (iv) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of each 1347 Capital Party;

(e) 1347 Capital shall have issued and delivered the Equity Consideration and Cash Consideration to the Exchange Agent;

(f) the Non-Redemption Amount will be no less than $20,000,000 in cash immediately prior to the Closing;

(g) The Non-Redemption Amount coupled with other financing mutually acceptable to 1347 Capital and the Company will be sufficient to fund the Cash Consideration and Merger Shares required to be delivered or paid pursuant to Section 1.3 (with a minimum of $35,000,000 in Cash Consideration);

(h) 1347 Capital shall have delivered to each applicable Limbach Holder a duly executed Registration Rights Agreement;

(i) 1347 Capital shall have delivered to each applicable Limbach Holder a duly executed Stockholder Lockup Agreement;

(j) the Exchange Agent Agreement shall be in full force and effect; and

(k) the Requisite Financing Condition shall have been satisfied.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Survival of Representations and Covenants.  The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall terminate as of and shall not survive beyond the Closing, and there shall be no liability in respect thereof, including but not limited to liability for any inaccuracy, misrepresentation, breach of, default in, or failure to perform any such representations, warranties, covenants or agreements whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of its or their respective partners, members, officers, directors, employees, agents or representatives, except (a) for those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part at or after the Closing and (b) as provided in ARTICLE 10, which surviving provisions shall be the sole and exclusive remedies of each Party with respect to this Agreement from and after the Closing.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement.  This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of each Party;

(b) by either 1347 Capital or the Company, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on July 21, 2016 (the “Drop-Dead Date”); provided, that, if the last day upon which 1347 Capital must complete a business combination or liquidate pursuant to its Organizational Documents is extended by the 1347 Capital Stockholders prior to such date, then the Drop-Dead Date will be extended through the earlier of (i) such extended date and (ii) September 9, 2016;

(c) by the Company, if the 1347 Common Stock is no longer listed on the NASDAQ Stock Market;

(d) by either 1347 Capital or the Company, if the 1347 Capital Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Vote shall not have been obtained;

(e) by either 1347 Capital or the Company, if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the Transaction, in whole or in part;

(f) by 1347 Capital or the Company, if the Company fails to obtain a commitment with respect to the financing underlying the Requisite Financing Condition immediately prior to the 1347 Capital Stockholder Meeting;

(g) by 1347 Capital, (i) if the Company breaches any representation, warranty, covenant or agreement set forth in this Agreement (or any representation or warranty of the Company becomes untrue) such that the conditions set forth in Section 6.2(a) and Section 6.2(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by 1347 Capital to the Company; provided, that 1347 Capital is not in material breach of its obligations under this Agreement; or (ii) if there has been a Material Adverse Effect with respect to the Company that is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by 1347 Capital to the Company; or

(h) by the Company, (i) if 1347 Capital breaches any representation, warranty, covenant or agreement set forth in this Agreement (or if any representation or warranty of 1347 Capital becomes become untrue), in either case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Limbach Holders’ Representative to the breaching Party; provided, that the Company is not in material breach of its obligations under this Agreement; or (ii) if there has been a Material Adverse Effect with respect to 1347 Capital that is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by the Company to 1347 Capital.

8.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that Section 4.4(b), this Section 8.2 and ARTICLE 10 shall survive the termination. No termination of this Agreement will relieve any Party from any liability for any Actual Fraud or willful breach of any provision set forth in this Agreement prior to such termination.

ARTICLE 9

DEFINITIONS

“1347 Capital” has the meaning set forth in the preface of this Agreement.

“1347 Capital Balance Sheet” means the unaudited consolidated balance sheet of 1347 Capital as of December 31, 2015.

“1347 Capital Board” means the board of directors of 1347 Capital.

“1347 Capital Class A Preferred Stock” means the Class A preferred stock of 1347 Capital having the terms, designations, powers, preferences and other special rights set forth on Exhibit B.

“1347 Capital Equity Incentive Plan” means the 1347 Capital Equity Incentive Plan, substantially in the form of Exhibit G attached hereto.

“1347 Capital Financial Statements” has the meaning set forth in Section 3.6(b).

“1347 Capital Parties” means, collectively, 1347 Capital and each of its Subsidiaries, including the Surviving Company and its Subsidiaries from and after the Closing.

“1347 Capital SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by 1347 Capital with the SEC, including the Form S-4 Registration Statement and the proxy statement/prospectus included therein, Additional 1347 Capital Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“1347 Capital Stockholder Meeting” means a meeting of the stockholders of 1347 Capital to vote on the 1347 Capital Stockholder Voting Matters.

“1347 Capital Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the approval the Transaction, (b) the adoption and approval of the 1347 Capital Equity Incentive Plan, (c) the appointments, and related class designations, of the Persons set forth on Exhibit H as the members of the 1347 Capital Board from and after the Effective Time, and (d) any other proposals submitted to the vote of 1347 Capital’s stockholders in the Form S-4 Registration Statement.

“1347 Capital Stockholders” means the holders of 1347 Common Stock as of immediately prior to the Closing (after taking into account any conversions of 1347 Common Stock by 1347 Capital Stockholders pursuant to 1347 Capital’s Organizational Documents).

“1347 Common Stock” means the common stock, par value $0.0001 per share, of 1347 Capital.

“2015 Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).

“Acquisition Proposal” has the meaning set forth in Section 4.6(a).

“Actual Fraud” means (i) a Person made a representation in connection with entering into this Agreement that was false; (ii) such Person knew at the time the representation was made that such representation was false; (iii) such Person intended another Person party to this Agreement to rely on the representation; and (iv) such other Person party to this Agreement reasonably or justifiably actually relied upon the misrepresentation to such Person’s detriment.

“Additional 1347 Capital Filings” has the meaning set forth in Section 4.7(b).

“Adverse Consequences” means all actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses, including interest, penalties, court costs and reasonable attorneys’ fees, expenses and costs of investigation, whether in connection with Third Party Claims or claims among any of the Parties related to the enforcement of the provisions of this Agreement.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Limbach Units Deemed Outstanding” means the sum of (a) the aggregate number of Limbach Units outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of Limbach Vested Option Units.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Limbach Vested Options outstanding as of immediately prior to the Effective Time had all such Limbach Vested Options been exercised (and assuming concurrent payment in full of the applicable exercise prices solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreements with the Company pursuant to which such Limbach Vested Options were issued.

“Agreement” means this Agreement and Plan of Merger, together with all Exhibits, Disclosure Schedules and other attachments hereto, and as each may be amended, modified or supplemented from time to time.

“Ancillary Agreements” means the CAB Employment Agreement, the Stockholder Lockup Agreement, the Registration Rights Agreement, and each of the other agreements being executed and delivered pursuant to this Agreement.

“Attorney-Client Communications” means any communication occurring on or prior to the Closing between Law Firm, on the one hand, and any Company Parties, Limbach Holder, Limbach Optionholder or any of their respective Affiliates or representatives, on the other hand, that in any way relates to the Transaction (including the negotiation, preparation, execution and delivery of this Agreement and related agreements), including any representation, warranty or covenant of any Party under this Agreement or any related agreement.

“Audited Financial Statements” has the meaning set forth in Section 2.6(a) above.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“CAB Employment Agreement” has the meaning set forth in Section 1.5.

“Cash Consideration” has the meaning set forth in Section 1.3(a)(i).

“Cash-out Optionholder” has the meaning set forth in Section 1.2(b).

“Cash-out Optionholder Cash Payment” has the meaning set forth in Section 1.2(b).

“Certificate of Merger” has the meaning set forth in Section 1.1(a).

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7.

“Closing Form 8-K” has the meaning set forth in Section 4.7(c).

“Closing Press Release” has the meaning set forth in Section 4.7(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” has the meaning set forth in the preliminary statements to this Agreement.

“Company Parties” means, collectively, the Company and each of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 4.4(b).

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person legally required in connection with the Transaction.

“Construction Related Contracts” means any construction related Contracts, including, Contracts for construction, service contracts, subcontracts or labor contracts, and any material, equipment or other purchasing contracts related to any of the foregoing.

“Contract” means any legal binding oral or written contract, lease, license, or other agreement.

“Covered Persons” has the meaning set forth in Section 5.2(b).

“Debt” means, without duplication, with respect to any Person (and all as determined in accordance with GAAP), any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds (excluding surety bonds), notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case to the extent drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (excluding trade credit or extended payments terms in the ordinary course of business), (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien, and (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (f) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Designated Courts” has the meaning set forth in Section 10.15.

“Disclosure Schedule” means the respective disclosure schedules of (a) 1347 Capital and (b) the Company, in each case, on the date of this Agreement and as may be amended, modified and supplemented after the date of this Agreement pursuant to Section 4.5, which such Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered sections or subsections of this Agreement.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Drop-Dead Date” has the meaning set forth in Section 8.1(b).

“Effective Time” has the meaning set forth in Section 1.1(a).

“Employee Benefit Plan” means any (a) deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any share capital option, share capital purchase, share capital ownership, share capital appreciation, phantom share capital, or restricted share capital plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health insurance, medical insurance, welfare, disability insurance, life insurance, severance, vacation, fringe benefit, change in control, or other similar plan, fund, program, or arrangement, but excluding any Multiemployer Plan and any Multiemployer Welfare Plan.

“Employment Agreement” has the meaning set forth in the Preliminary Statements above.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning Hazardous Substances, pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation, as generally applicable in the industry in which the Company Parties operate in the United States.

“Equity Consideration” has the meaning set forth in Section 1.3(a)(iii).

“Equity Interest” means, with respect to a Person, (a) the capital stock, shares, limited liability company interests, partnership or membership interests (whether general or limited) or other equivalents of such Person’s equity, however designated and whether voting or non-voting, and (b) options, warrants, convertible or exchangeable securities, purchase rights, subscription rights, conversion or exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” has the meaning set forth in Section 1.3(a).

“Exchange Agent Agreement” means an exchange agent agreement, by and among, the Company, 1347 Capital, and the Limbach Holders’ Representative to be entered into prior to or at the Closing on terms reasonably acceptable to the Parties.

“Exchange Fund” means the cash, shares and warrants delivered to the Exchange Agent pursuant to Section 1.3(a).

“Exempt Merger Shares” has the meaning set forth in Section 1.3(a)(ii).

“FdG Voting Agreement” has the meaning set forth in Section 1.5.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by 1347 Capital registering the public offering and sale of all Equity Consideration to be issued in connection the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means the generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Body” means any international, foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing, or any entity or enterprise owned, controlled or sponsored by any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements).

“Indemnification Agreement” has the meaning set forth in Section 5.2(c).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all other material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Internal Controls” means a system of internal accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

“Investment Company Act” has the meaning set forth in Section 3.8.

“Knowledge” means (a) in the case of the Company, the actual knowledge of CAB, John Jordan, Scott Wright, and Kristopher Thorne; and (b) in the case of 1347 Capital, the actual knowledge of Gordon G. Pratt, Hassan R. Baqar and Larry G. Swets, Jr.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Law Firm” has the meaning set forth in Section 10.19(a).

“Leased Real Property” means all leasehold or sub-leasehold estates and other material rights to use or occupy any land, Improvements or other interest in real property held or granted by the Company Parties.

“Leases” means all Contracts pursuant to which any Company Party holds or grants a leasehold or sub-leasehold estate, license or other rights to use or occupy any Leased Real Property, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto.

“Lien” means any lien, mortgage, pledge, encumbrance, security interest, transfer restriction (other than restrictions under the Securities Act and state securities Laws), other than any license of Intellectual Property.

“Limbach Certificate of Formation” means the certificate of formation of the Company, as filed with the Secretary of State of the State of Delaware on November 6, 2002, and as amended by that certificate of amendment to the certificate of formation of the Company, as filed with the Secretary of State of the State of Delaware on November 20, 2002.

“Limbach Holder” means each record and beneficial owner of Limbach Units.

“Limbach Holder Approval” has the meaning set forth in Section 4.13.

“Limbach Holders’ Representative” has the meaning set forth in Section 10.17(a).

“Limbach Option Payment” means, with respect to each Limbach Vested Option, an amount equal to (a) the product of (i) the Per Unit Payment, multiplied by (ii) the aggregate number of Limbach Vested Option Units issuable in respect of such Limbach Vested Option as of the Effective Time, minus (b) the aggregate exercise price (assuming concurrent payment in full of the exercise price thereof solely in cash) that would be paid to the Company in respect of such Limbach Vested Option had such Limbach Vested Option been exercised at the Effective Time, in each case, in accordance with the terms of the applicable option agreement pursuant to which such Limbach Vested Option was issued.

“Limbach Option Plan” means the Company’s Management Unit Option Plan, with an effective date of July 20, 2006, as the same may be amended, restated, modified or supplemented from time to time.

“Limbach Option Shares” has the meaning set forth in Section 1.2(b).

“Limbach Optionholder” means each record and beneficial owner of Limbach Options as of immediately prior to the Effective Time.

“Limbach Options” means each outstanding, unexpired, unexercised option to purchase one or more Limbach Units, whether or not then vested or exercisable, granted on or prior to the date hereof to any Person under the Limbach Option Plan.

“Limbach Tax Proceedings” has the meaning set forth in Section 5.4(e).

“Limbach Units” means all limited liability company interests of the Company represented by units that are issued and outstanding; provided, that “Limbach Units” shall not include any Limbach Vested Option Units.

“Limbach Vested Option” means a Limbach Option outstanding as of immediately prior to the Effective Time that is (a) vested and exercisable (whether by acceleration or otherwise) as of immediately prior to or at the Effective Time, and (b) “in-the-money.”

“Limbach Vested Option Units” means a Limbach Unit issuable in respect of a Limbach Vested Option.

“Limbach Vested Optionholders” means each record and beneficial owner of Limbach Vested Options at the Effective Time.

“Material Adverse Effect” means any event, change, development, occurrence, condition or effect with respect to a Person that has had a material and adverse effect on the business, financial condition or results of operations of such Person, taken as a whole; provided, that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (b) changes in general legal, tax, regulatory, political or business conditions in countries in which the Person does business, (c) the negotiation, execution, announcement, pendency or performance of this Agreement or any Ancillary Agreement, or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (d) any failure of such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect has occurred; (e) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (f) general conditions (including market or economic conditions) in the industries in which such Person operates (except to the extent the Person suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such Person conducts business); (g) a change in GAAP or the generally accepted accounting principles in the United States, as in effect from time to time, of a Person, as applicable, or interpretations thereof; (h) earthquakes, hurricanes, floods, or other natural disasters; or (i) any action taken by a Party at the written request or with the written consent of the other Parties; provided further, in each of clauses (a), (b) and (e) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such Person (as compared to other participants in the industry in which such Person operates).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 2.12(a) of the Company’s Disclosure Schedule.

“Merger Consideration” means, collectively, the Cash Consideration and the Equity Consideration.

“Merger Shares” has the meaning set forth in Section 1.3(a)(ii).

“Merger Sub” has the meaning set forth in Section 4.12.

“Merger Warrants” has the meaning set forth in Section 1.3(a)(iii).

“Most Recent Fiscal Year End” means the fiscal year ended December 31, 2015.

“Multiemployer Plan” means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of the type described in Section 4001(a)(3) of ERISA.

“Multiemployer Welfare Plan” means an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) that provides benefits as described in Section 302(c) of Labor Management Relations Act, 1947.

“Non-Redemption Amount” means the amount of cash available after the exercise of the redemption and conversion rights of 1347 Capital’s public stockholders in connection with this Transaction pursuant to 1347 Capital’s Organizational Documents.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice with a view towards operating and maintaining the business rather than a view towards the sale of the business to an unaffiliated third party.

“Organizational Documents” means with respect to any entity, the articles of incorporation, deed of incorporation, certificate of formation or other applicable organizational or charter documents relating to the creation or organization of such entity, and the bylaws, operating agreement, articles of association, partnership agreement or other applicable document relating to the operation, governance or management of such entity.

“Other Indemnitor” has the meaning set forth in Section 5.2(c).

“Owned Real Property” means all land, together with all Improvements located thereon, owned by the Company Parties.

“Participating Optionholder” has the meaning set forth in Section 1.2(b).

“Participating Optionholder Cash Payment” has the meaning set forth in Section 1.2(b)(ii).

“Party” has the meaning set forth in the preface of this Agreement.

“Per Unit Payment” means an amount equal to the quotient of (a) the sum of (i) $60,000,000, plus (ii) the Aggregate Option Exercise Price, divided by (b) the Aggregate Limbach Units Deemed Outstanding, payable with the mix of Cash Consideration and Equity Consideration as set forth in Section 1.3.

“Permit” means any license, import license, export license, franchise, authorization, permit, certificate, certificate of occupancy issued by any Governmental Body.

“Permitted Liens” means, collectively, (a) Liens for Taxes not yet due or payable or for Taxes that the Company Parties are contesting in good faith through appropriate Proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, (b) Liens of a landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) all defects, exceptions, restrictions, easements, covenants, reservations, rights of way or other similar matters of title of record, (d) title of a lessor under a capital or operating lease, (e) Liens created or permitted to be in place by or through 1347 Capital or its Affiliates, (f) Liens created by or arising under this Agreement, (g) Liens disclosed by an accurate survey of the Real Property, (h) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body or other third party, all of which do not materially interfere with the conduct of the business of the Company Parties, (i) pledges or deposits to secure the obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (j) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate, and (k) Liens that will be released at Closing as a consequence of the consummation of the Transaction.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act).

“Pre-Closing Tax Period” means any taxable period of any of the Company Parties ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Pro Rata Portion” means the percentage determined by dividing one (1) by (a) the number of Limbach Units outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of Limbach Vested Option Units held by Participating Optionholders.

“Proceeding” means any claim, demand, action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether public or private, civil, criminal or administrative), in each case, pending by or before any Governmental Body or arbitrator.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registration Rights Agreement” has the meaning set forth in Section 4.8.

“Required Vote” means the vote of such holders of shares of 1347 Common Stock as set forth in the Form S-4 Registration Statement required to approve the 1347 Capital Stockholder Voting Matters.

“Requisite Financing Condition” means the Company or any of its Affiliates will have debt financing from one or more sources of at least $65,000,000, in the aggregate, on terms mutually acceptable to the Company and 1347 Capital with no less than $40,000,000 funded at the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Signing Form 8-K” has the meaning set forth in Section 4.7(a).

“Signing Press Release” has the meaning set forth in Section 4.7(a).

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto).

“Sponsor” means 1347 Investors LLC.

“Stockholder Lockup Agreement” means a lockup agreement substantially in the form of Exhibit I attached hereto.

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, recording, occupation, premium, personal property, real property, social security, environmental (including Section 59A of the Code), alternative or add-on, registration, windfall profits or other tax of any kind whatsoever imposed by (or otherwise payable to) any Governmental Body, or any interest, any penalties, additions to tax assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means, collectively, the transactions contemplated and to be effected by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Limbach Holders, any Company Party or 1347 Capital Party in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the Transaction (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by the Company Parties with respect to the amounts payable pursuant to this Agreement (including the Limbach Option Payments, the Limbach Option Shares, and any other amounts payable to the holders of Limbach Options), the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by the Limbach Holders or the Company Parties’ employees in connection with the Transaction.

“Trust Account” has the meaning set forth in Section 3.8.

“Trust Agreement” has the meaning set forth in Section 3.8.

ARTICLE 10

MISCELLANEOUS

10.1 Fees and Expenses.  Except as specifically provided in this Agreement or any Ancillary Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that upon and subject to the occurrence of the Closing, the Transaction Expenses of each Party shall be paid or reimbursed by 1374 Capital, first, from any remaining funds in the Trust Account and thereafter from the working capital of 1347 Capital or its Subsidiaries.

10.2 Press Releases and Public Announcements.  Except as may be required by applicable Law or provided herein, no Party shall issue, or permit its Affiliates to issue, any press release or make any public announcement relating to the subject matter of this Agreement or the Transaction without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 10.2 will limit the ability of any Party to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with any prior public disclosures regarding the transactions contemplated by this Agreement.

10.3 Entire Agreement.  This Agreement (including the Confidentiality Agreement and Ancillary Agreements) constitutes the entire agreement among the Parties and supersedes, except as set forth in Section 4.4(b), all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Successors; Assignment; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (whether pursuant to a merger, by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, without the consent of any of any Party, 1347 Capital may assign this Agreement or any of its rights hereunder to any wholly-owned Subsidiary, or may collaterally assign this Agreement or any of its rights hereunder to any financing source in connection with the financing underlying the Requisite Financing Condition; provided, further, that any such assignment will not relieve 1347 Capital of its respective obligations under this Agreement. Except for the Covered Persons with respect to Section 5.2, the Limbach Holders’ Representative’s right to enforce this Agreement on behalf of the Limbach Holders and Limbach Optionholders (solely with respect to any rights inuring to their benefit by virtue of being a Limbach Holder or a Limbach Optionholder), and as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (.pdf) transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

10.6 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Limbach Holders or the Company Parties, then to Limbach Holders’ Representative:	FdG HVAC LLC c/o FdG Associates 499 Park Avenue, 26th Floor New York, New York 10022 Attention: David Gellman Facsimile: (212) 940-6803 Email: dsg@fdgassociates.com
with a copy to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Attention: Joshua F. Opperer, Esq. and
          Evan J. Leibhan
Facsimile: (313) 465-7457 and (313) 465-7472
Email: jopperer@honigman.com and
eleibhan@honigman.com
If to 1347 Capital, Merger Sub or the Surviving Company:	c/o 1347 Capital Corp. 150 Pierce Road, 6th Floor Itasca, Illinois 60143 Attention: Hassan Baqar Facsimile: (847) 952-4830 Email: hbaqar@kingswayfinancial.com
Copy to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166-4193 Attention: Joel L. Rubinstein, Esq. Facsimile: (212) 294-5336 Email: jrubinstein@winston.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law.  This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or the interpretation and enforcement of the rights and duties of the Parties, whether arising at law or in equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.9 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding the foregoing, the Parties agree that following the Closing, any amendment, waiver, or modification impacting any rights or obligations of the Company will require the signed written of the Limbach Holders’ Representative.

10.10 Specific Performance.  Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11 Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

10.12 Construction.  The Disclosure Schedules, Exhibits and other attachments to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement as a whole, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement, referenced herein, to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof, and unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto, (i) except as otherwise specifically provided herein, all references in this Agreement to the Company shall be deemed to include the Company and its Subsidiaries and (j) the Parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Disclosure Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Disclosure Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. Any item disclosed in any Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other Sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. The inclusion of information in any of such Disclosure Schedules hereto shall not be construed as an admission that such information is material to the Company.

10.13 Currency.  All monetary amounts in this Agreement, unless otherwise expressly set forth herein, are expressed in U.S. Dollars.

10.14 Waiver of Jury Trial.  Each Party hereby waives their respective rights to a trial by jury of any claim or cause of action based upon or arising out or related to this Agreement, any Ancillary Agreement or the Transaction in any action, Proceeding or other litigation of any type brought by any Party against any other Party or any Affiliate of any other such Party, whether with respect to contract claims, tort claims or otherwise. The Parties agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the Parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other Proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement, any Ancillary Agreement or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement and any Ancillary Agreement.

10.15 Exclusive Venue.  The Parties agree that all disputes, legal actions, suits and Proceedings arising out of or relating to this Agreement, any Ancillary Agreement or the Transaction must be brought exclusively in any New York state or federal court located in the Borough of Manhattan in New York City or in any state or federal appellate court therein (collectively the “Designated Courts”). Each Party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or Proceeding with respect to this Agreement, any Ancillary Agreement or the Transaction may be brought in any other forum. Each Party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such Party may now or hereafter have to the laying of venue of any suit, action or Proceeding in any designated court, including any right to object on the basis that any dispute, action, suit or Proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the Parties also agrees that delivery of any process, summons, notice or document to a Party hereof in compliance with Section 10.7 of this Agreement shall be effective service of process for any action, suit or Proceeding in a designated court with respect to any matters to which the Parties have submitted to jurisdiction as set forth above.

10.16 Trust Account Waiver.  The Company acknowledges and agrees that 1347 Capital is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company Parties and one or more businesses or assets. The Company acknowledges and agrees that 1347 Capital’s sole assets consist of the cash proceeds of 1347 Capital’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. For and in consideration of 1347 Capital entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, for itself and on behalf of the Company Parties, and its and their respective Affiliates, managers, directors, officers, affiliates, members, stockholders and trustees, do hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against 1347 Capital arising under this Agreement; provided, that, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against 1347 Capital for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for 1347 Capital to specifically perform its obligations under this Agreement) and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of shares of 1347 Capital’s common stock as set forth in its certification of incorporation) so long as such claim would not affect 1347 Capital’s ability to fulfill its obligation to redeem the shares of common stock as set forth in its certification of incorporation.

10.17 Limbach Holders’ Representative.

(a) Each Limbach Holder and each Limbach Optionholder shall be deemed to have appointed FdG HVAC LLC, a Delaware limited liability company (“Limbach Holders’ Representative”), to serve as Limbach Holders’ Representative for and on behalf of Limbach Holders and Limbach Optionholder, to give and receive notices and communications in connection with this Agreement, any Ancillary Agreement and the Transaction, to take all actions on behalf of the Limbach Holders and Limbach Optionholder pursuant to this Agreement and any Ancillary Agreement, and to take all actions and incur all expenses necessary or appropriate in the judgment of Limbach Holders’ Representative for the accomplishment of the foregoing. More specifically, Limbach Holders’ Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of each Limbach Holder and Limbach Optionholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each Limbach Holder and Limbach Optionholder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such Limbach Holder and Limbach Optionholder hereunder or pursuant to any Ancillary Agreement (except as otherwise contemplated thereunder) shall be deemed so given if given to Limbach Holders’ Representative. Limbach Holders’ Representative shall be authorized and have the exclusive right to take all actions on behalf of Limbach Holders and Limbach Optionholders, including, without limitation, to defend or settle claims, and to make payments and incur expenses in respect of any claims made by or against the Limbach Holders and Limbach Optionholder, as applicable, on behalf of the Limbach Holders and Limbach Optionholder, as applicable. No bond shall be required of Limbach Holders’ Representative, and Limbach Holders’ Representative shall receive no compensation for its services.

(b) Limbach Holders’ Representative will have no liability for any act done or omitted under this Agreement as Limbach Holders’ Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Limbach Holders and Limbach Optionholders shall severally indemnify Limbach Holders’ Representative and hold Limbach Holders’ Representative harmless against any Adverse Consequences incurred on the part of Limbach Holders’ Representative while acting in good faith and arising out of or in connection with the acceptance or administration of Limbach Holders’ Representative’s duties hereunder. Without limiting the foregoing, Limbach Holders and Limbach Optionholders will advance and reimburse Limbach Holders’ Representative on a several basis for any and all professional fees and expenses of any attorney, accountant or other advisors retained by Limbach Holders’ Representative and other reasonable out-of-pocket expenses incurred by Limbach Holders’ Representative in connection with the performance of Limbach Holders’ Representative’s duties under this Agreement. An amount equal to the $50,000 will be delivered to Limbach Holders’ Representative immediately following the Closing to be held in trust as a source of such reimbursement for reasonable and documented costs and out-of-pocket expenses (including costs of professional advisers) incurred by Limbach Holders’ Representative in connection with the performance of its duties under this Section 10.17, with any balance not incurred for such purposes shall be distributed to the Surviving Company not later than two (2) years following the Closing Date.

(c) A decision, act, consent or instruction of Limbach Holders’ Representative shall constitute a decision of all Limbach Holders and Limbach Optionholders and shall be final, binding and conclusive upon all Limbach Holders and Limbach Optionholders. 1347 Capital and its Affiliates are hereby entitled to rely on all statements, representations and decisions of Limbach Holders’ Representative and shall have no liability to the Company Parties, Limbach Holders, Limbach Optionholders, and Limbach Holders’ Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of Limbach Holders’ Representative. Notwithstanding the foregoing, the Limbach Holders’ Representative is making no representations or warranties with respect to the effectiveness of these provisions and will have no liability to 1347 Capital or its Affiliates (including the Company Parties following the Closing) in respect of such provisions.

(d) FdG HVAC LLC has the right at any time to resign as the Limbach Holders’ Representative and to appoint a successor who will have all of the rights set forth in this Agreement with respect to such position, except such successor will not have the right or authority to make settle, defend, or make claims on behalf of FdG HVAC LLC in any such instance without FdG HVAC LLC’s prior written consent. In the event there is a claim against one or more Limbach Holders or Limbach Optionholders and FdG HVAC LLC elects to defend itself, then it will have no obligations to indemnify or reimburse such successor.

10.18 No Recourse.  Except in the case of Actual Fraud with respect to the specific representations and warranties set forth in ARTICLE 2 and ARTICLE 3 or in any certificate or agreement delivered pursuant hereto and except as expressly set forth Section 10.10 or elsewhere in this Agreement or any Ancillary Agreement, notwithstanding any rights of 1347 Capital or the Company at Law or in equity, all actions, claims, or causes of actions for Adverse Consequences arising under, out or by reason of, in connection with, or relating in any manner to this Agreement (including the negotiation, execution or performance of this Agreement, any representation, warranty or covenant in this Agreement or any breach thereof, or any failure of the Transactions to be consummated) (a) may be made only against the Persons who are Parties to this Agreement, and not any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any such Party, and (b) the enforcement of any such rights shall be limited the property and assets of the Persons who are Parties to this Agreement; provided, that, for the avoidance of doubt the Limbach Holders’ Representative will not have any liability for any breaches by the Company under this Agreement.

10.19 Waiver of Conflicts and Privileged Information.

(a) Each Party acknowledges that (a) the Company and Limbach Holders’ Representative has retained Honigman Miller Schwartz and Cohn LLP (the “Law Firm”) to act as its counsel in connection with the Transaction (including the negotiation, preparation, execution and delivery of this Agreement and related agreements) as well as other past and ongoing matters, (b) Law Firm has not acted as counsel for any other Person in connection with the Transaction and (c) no Person other than the Company and its respective Affiliates has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. 1347 Capital hereby (i) waives and will not assert, and will cause each of its Affiliates (including, the Surviving Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any Limbach Holder or Limbach Optionholder in any matter involving the Transaction contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements), including in any litigation, arbitration, mediation or other Proceeding, and (ii) consents to, and will cause each of its Subsidiaries (including Surviving Company and its Subsidiaries) to consent to, any such representation, even though in each case (y) the interests of a Limbach Holder, Limbach Optionholder or such Affiliates may be directly adverse to 1347 Capital or its Affiliates, or (z) Law Firm may have represented a Limbach Holder, a Limbach Optionholder, a Company Party, or their respective Affiliates in a substantially related matter.

(b) 1347 Capital agrees that, after the Closing, none of 1347 Capital or any of its Affiliates will have any right to access or control any of Law Firm’s records or communications relating to or affecting the Transaction (including the negotiation, preparation, execution and delivery of this Agreement and related agreements), which will be the property of (and be controlled by) Limbach Holders’ Representative. In addition, 1347 Capital agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company Parties. Accordingly, 1347 Capital will not, and will cause each of its Affiliates (including the Surviving Company and its Subsidiaries) not to, use any Attorney-Client Communications remaining in the records of the Company Parties after the Closing in a manner adverse to any Limbach Holder, Limbach Optionholder or any of their respective Affiliates.

(c) 1347 Capital agrees, on its own behalf and on behalf of its Affiliates (including the Surviving Company and its Subsidiaries), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Limbach Holders’ Representative and will not pass to or be claimed by 1347 Capital or its Affiliates, and (ii) Limbach Holders’ Representative will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, 1347 Capital will not, and will cause each of its Affiliates (including the Surviving Company and its Subsidiaries) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Limbach Holder, Limbach Optionholder or any their respective Affiliates; or (y) take any action which could cause any Attorney-Client Communications to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Limbach Holder, Limbach Optionholder or any their respective Affiliates. Furthermore, 1347 Capital agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company Parties), that in the event of a dispute between any Limbach Holder, Limbach Optionholder and any of its direct or indirect equity holders or Affiliates, on the one hand, and any Company Parties, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such Limbach Holder, Limbach Optionholder or any their respective Affiliates any information or documents developed or shared during the course of Law Firm’s joint representation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

LIMBACH HOLDINGS LLC

By:	/s/ Charles A. Bacon Name: Charles A. Bacon, III Title: Chairman and Chief Executive Officer

1347 CAPITAL CORP.

By:	/s/ Gordon G. Pratt Name: Gordon G. Pratt Title: President and Chief Executive Officer

FdG HVAC LLC, as Limbach Holders’ Representative

By:	/s/ David S. Gellman Name: David S. Gellman Title: Vice President

Signature Page to Agreement and Plan of Merger

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIMBACH HOLDINGS, INC.

LIMBACH HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The present name of the Corporation is “1347 Capital Corp.”.
2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 15, 2014 (the “Original Certificate”).
3.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on July 15, 2014 (the “Amended and Restated Certificate”). certificate of incorporation of the Corporation as heretofore amended.
4.	This Certificate was duly approved and adopted by the board of directors of the Corporation (the “Board”) and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).
5.	The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read in full as follows:

FIRST: The name of the corporation is Limbach Holdings, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock, par value $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $.0001 per share (“Preferred Stock”).

A. Preferred Stock.  The Board or any authorized committee thereof is expressly granted authority, to the fullest extent permitted by law, to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board or such committee providing for the issue of such series (a “Preferred Stock Designation ”). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i) Voting.  Except as otherwise expressly required by law or provided in this Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation). Except as otherwise expressly required by law or provided in this Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, there shall be no cumulative voting.

(ii) Dividends.  Subject to any other provisions of this Certificate and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(iii) Liquidation, Dissolution or Winding-Up.  Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

C. Rights and Options.  The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Number.  The number of directors of the Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall be fixed from time to time solely by resolution of the Board, acting by not less than a majority of the directors then in office.

B. Classes, Election, Term and Vacancies.  Subject to Article Fifth, paragraph D hereof, the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect two Class C directors for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C directors shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in

Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

C. Removal.  Subject to Article Fifth, paragraph D hereof, any or all of the directors (including persons elected by directors to fill vacancies in the Board) may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D. Preferred Stock — Directors.  Notwithstanding any other provision of this Article Fifth, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article Fifth unless expressly provided by such terms.

E. No Ballot Required.  Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

F. Bylaws.  The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

G. Approval of Contracts or Acts.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the Common Stock voted at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H. Additional Powers.  In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

I. Special Meetings of the Stockholders.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board.

J. Section 203 of the DGCL.  The Corporation expressly elects not to be governed by Section 203 of the DGCL.

K. Action by Written Consent.  Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SIXTH: Indemnification.

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all officers and directors whom it may indemnify pursuant thereto (each an “indemnitee”). Expenses (including attorneys’ fees) incurred by such indemnitee in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such indemnitee may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article Sixth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Corporation’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

D. Any repeal or amendment of this Article Sixth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article Sixth, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

E. This Article Sixth shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

SEVENTH: Creditors. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

NINTH: Amendments to this Certificate.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

B. Notwithstanding anything contained in this Certificate or in the Corporation’s bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Article Fourth, paragraph A, Article Fifth and this Article Ninth may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article Fourth, paragraph A, Article Fifth and this Article Ninth, unless such action is approved by the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by the undersigned authorized officer this [    ] day of [           ], 2016.

LIMBACH HOLDINGS, INC.

By:	Name: Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation of Limbach Holdings, Inc.]

ANNEX C

1347 CAPITAL CORP.

OMNIBUS INCENTIVE PLAN

Section 1. General.

The name of the Plan is the 1347 Capital Corp. Omnibus Incentive Plan (the “Plan”). The Plan intends to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c) “Approval Date” means the date on which the Plan is approved by the Company’s stockholders.

(d) “Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated from time to time.

(e) “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(d) or the Stock Appreciation Right pursuant to Section 8(f).

(f) “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(g) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.

(h) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(i) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(j) “Board” means the Board of Directors of the Company.

(k) “Cause” shall have the meaning assigned to such term in any Company or Affiliate employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties, (ii) the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant’s indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any Subsidiary of the Company that employs such Participant), (iv) the Participant’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) the Participant’s material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

(l) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(m) “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person, other than (A) 1347 Investors LLC, EarlyBirdCapital, Inc., FdG HVAC LLC, Limbach Management Holding Company LLC, Marathon Special Opportunity Master Fund, Ltd. or Charles A. Bacon III or their respective Affiliates and successors, or (B) the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s and all of the Company’s Subsidiaries’ assets (determined on a consolidated basis), other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a transaction shall constitute a Change in Control only if it also constitutes a “change in control event” under the regulations under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of.

(n) “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(o) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(p) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. With respect to the approval and payment of any Award intended to be “qualified performance-based compensation” under Code Section 162(m), the Committee shall be composed entirely of individuals each of whom is considered to be an “outside director” within the meaning of Code Section 162(m). If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(q) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(r) “Company” means 1347 Capital Corp., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(s) “Consultant” means any consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or non-employee Director.

(t) “Covered Employee” shall have the meaning set forth in Code Section 162(m).

(u) “Disability” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

(v) “Director” means any individual who is a member of the Board on or after the Effective Date.

(w) “Effective Date” shall have the meaning set forth in Section 19 of the Plan.

(x) “Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A,

“Eligible Recipient” means: an (1) Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(y) “Employee” shall mean an employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(aa) “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(bb) “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.

(cc) “Fair Market Value” as of a particular date shall mean: (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value of a Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Committee in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

(dd) “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(ee) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to and to be treated as an “incentive stock option” described in Code Section 422.

(ff) “Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(gg) “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(hh) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ii) “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(jj) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(kk) “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.

(ll) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) scrap rates; (x) income; (xi) net income; (xii) operating income; (xiii) net operating income; (xiv) operating margin; (xv) earnings; (xvi) earnings per share; (xvii) return on equity; (xviii) return on investment; (xix) return on capital; (xx) return on assets; (xxi) return on net assets; (xxii) total shareholder return; (xxiii) economic profit; (xxiv) market share; (xxv) appreciation in the fair market value, book value or other measure of value of the Company’s Common Stock; (xxvi) expense or cost control; (xxvii) working capital; (xxviii) volume or production; (xxix) new products; (xxx) customer satisfaction; (xxxi) brand development; (xxxii) employee retention or employee turnover; (xxxiii) employee satisfaction or engagement; (xxxiv) environmental, health or other safety goals; (xxxv) individual performance; (xxxvi) strategic objective milestones; (xxxvii) days inventory outstanding; and (xxxviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). With respect to Awards that are intended to be “qualified performance-based compensation” under Code Section 162(m), each of the foregoing Performance Goals shall be subject to the requirements of the regulations under Code Section 162(m) regarding certification by the Committee; provided, however, that at the time such an Award is granted, the Committee may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles (in each case, to the extent not inconsistent with Code Section 162(m), if applicable).

(mm) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(nn) “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(oo) “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(pp) “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals criteria, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(qq) “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(rr) “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 65.

(ss) “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(tt) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(uu) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(vv) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(ww) “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Code Section 162(m) (but only to the extent necessary and desirable to maintain qualification of Awards under the Plan under Code Section 162(m)) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i) to select those Eligible Recipients who shall be Participants;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Stock Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi) to determine the Fair Market Value;

(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(ix) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is eight-hundred thousand (800,000). The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is eight-hundred thousand (800,000).

(b) The aggregate Awards granted during any fiscal year to any Participant shall not exceed, subject to adjustment as provided in Section 5 of the Plan: (i) is four-hundred thousand (400,000) Shares subject to Options or Stock Appreciation Rights, (ii) is four-hundred thousand (400,000) Shares subject to Restricted Shares, Restricted Stock Units or Other Share-Based Awards (other than Stock Appreciation Rights), to the extent such Awards are intended to be “qualified performance-based compensation” under Code Section 162(m), and (iii) two million dollars ($2,000,000) with respect to Other Cash-Based Awards with a Restricted Period of one (1) year and five-million dollars ($5,000,000) with respect to Other Cash-Based Awards with a Restricted Period greater than one (1) year, in each case, to the extent such Awards are intended to be “qualified performance-based compensation” under Code Section 162(m). Notwithstanding the foregoing, the maximum number of Shares subject to Awards granted during any fiscal year to any non-employee Director, taken together with any cash fees paid to such non-employee Director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award other than Options and Stock Appreciation Rights are withheld to cover taxes, such Shares shall not be treated as having been issued under the Plan and shall again be available for issuance under the Plan, (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award of Options or Stock Appreciation Rights are withheld to cover taxes or the Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (iii) any Share-settled Stock Appreciation Rights are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares tendered to exercise outstanding Options or other Awards or to cover applicable taxes on Awards of Options and Stock Appreciation Rights shall not be available for issuance under the Plan, but Shares tendered to cover applicable taxes on Awards other than Options and Stock Appreciation Rights shall be available for issuance under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a) General.  The Committee may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Committee may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Committee may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the

Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b) Limits on Incentive Stock Options.  If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422.

(c) Exercise Price.  The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) shareholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d) Option Term.  The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) shareholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including without limitation Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e) Exercisability.  Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f) Method of Exercise.  Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g) Rights as Shareholder.  A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 of the Plan.

(h) Termination of Employment or Service.

(i) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv) For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(i) Other Change in Employment Status.  An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j) Change in Control.  Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k) Automatic Exercise.  Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i), or (ii) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 15. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8. Stock Appreciation Rights.

(a) General.  Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Shareholder.  The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(i) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(i) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e) Termination of Employment or Service.

(i) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f) Term.

(i) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g) Change in Control.  Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(h) Automatic Exercise.  Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 15. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to an Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

Section 9. Restricted Shares.

(a) General.  Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The provisions of the Restricted Shares need not be the same with respect to each Participant.

(b) Awards and Certificates.  The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c) Restrictions and Conditions.  The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability; provided, however, that with respect to any Award that is intended to be “qualified performance-based compensation” under Code Section 162(m), such discretion may not be exercised to the extent it would cause such Award to fail to be “qualified performance-based compensation” under Code Section 162(m).

(ii) Except as provided in Section 16 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iii) The rights of Participants granted Restricted Shares upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Change in Control.  Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10. Restricted Stock Units.

(a) General.  Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b) Award Agreement.  The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Restrictions and Conditions.  The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability; provided, however, that with respect to any Award that is intended to be “qualified performance-based compensation” under Code Section 162(m), such discretion may not be exercised to the extent it would cause such Award to fail to be “qualified performance-based compensation” under Code Section 162(m).

(ii) Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii) The rights of Participants granted Restricted Stock Units upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Settlement of Restricted Stock Units.  Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

(e) Change in Control.  Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Share-Based or Cash-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b) With respect to Awards that are intended to be “qualified performance-based compensation” under Code Section 162(m), no payment shall be made to a Participant that is or is likely to become a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish other rules applicable to such Other Share-Based Awards and the Other Cash-Based Awards; provided, however, that such rules shall be in compliance with Code Section 162(m) to the extent such Awards are intended to be “qualified performance-based compensation” under Code Section 162(m).

(c) The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(d) Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Options and Stock Appreciation Rights by the Company, if the Company is the surviving corporation; (ii) the assumption of any Options and Stock Appreciation Rights by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Options and Stock Appreciation

Rights, provided, however, that any such assumption or substitution with respect to Options and Stock Appreciation Rights under the foregoing clauses (ii) or (iii) shall occur in accordance with the requirements of Code Section 409A and 424, when applicable; or (iv) settlement of any Options and Stock Appreciation Rights for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Options and Stock Appreciation Rights shall terminate and be canceled. To the extent that Restricted Shares, Restricted Stock Units or other Awards (other than Options and Stock Appreciation Rights) settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13. Amendment and Termination.

(a) The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.

(b) Notwithstanding the foregoing, approval of the Company’s stockholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4 and for any amendment that would require such approval in order to satisfy the requirements of Code Section 162(m) or 422, when applicable, any rules of the stock exchange on which the Common Stock is traded or other applicable law.

(c) Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d) Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the minimum federal, state and local taxes to be withheld and applied to the tax obligations, unless withholding in excess of such minimum would not, as determined by the Committee, result in adverse accounting consequences. Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 17. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19. Effective Date and Approval Date.

The Plan will be effective as of the date it is approved by the Company’s stockholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of Effective Date. No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Approval Date. If the Approval Date does not occur within twelve (12) months after the Effective Date, then no Options that are intended to be Incentive Stock Options may be granted under the Plan.

Section 20. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code

Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 21. Code Section 162(m).

The Committee may not delegate its authority to establish Performance Goals, certify performance against the Performance Goals or take other actions with respect to Awards that are intended to be “qualified performance-based compensation” under Code Section 162(m). Performance Goals with respect to such Awards shall be established in writing before the earlier of (a) the ninetieth (90th) day of the performance period or (b) the date that twenty-five percent (25%) of the performance period has elapsed. The payment of Awards under the Plan that are subject to the achievement of Performance Goals (including any prorated Awards) shall occur no later than March 15 of the calendar year following the year in which the performance period ends. With respect to Awards intended to be “qualified performance-based compensation” under Code Section 162(m), the Committee shall not have the discretion to pay in excess of the amount earned based on the attainment of the Performance Goals as certified by the Committee.

Section 22. Erroneously Awarded Compensation.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 23. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 24. Plan Document Controls.

The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

1347 Capital’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by 1347 Capital to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to 1347 Capital’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, 1347 Capital has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, 1347 Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, 1347 Capital’s amended and restated certificate of incorporation provides that no director shall be personally liable to 1347 Capital or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to 1347 Capital or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful conversions, or derived improper personal benefit from their actions as directors. The effect of this provision of 1347 Capital’s amended and restated certificate of incorporation is to eliminate 1347 Capital’s rights and those of 1347 Capital’s stockholders (through stockholders’ derivative suits on 1347 Capital’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate 1347 Capital’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with 1347 Capital’s amended and restated certificate of incorporation, the liability of 1347 Capital’s directors to 1347 Capital or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of 1347 Capital’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by 1347 Capital’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits 1347 Capital to further limit or eliminate the liability of directors on a retroactive basis.

1347 Capital’s amended and restated certificate of incorporation also provides that 1347 Capital will, to the fullest extent authorized or permitted by applicable law, indemnify 1347 Capital’s current and former officers and directors, as well as those persons who, while directors or officers of 1347 Capital’s corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to 1347 Capital’s amended and restated certificate of incorporation will be indemnified by 1347 Capital in connection with a proceeding initiated by such person only if such proceeding was authorized by 1347 Capital’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by 1347 Capital’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by 1347 Capital the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by 1347 Capital’s officer or director (solely in the capacity as an officer or director of 1347 Capital’s corporation) will be made only upon delivery to 1347 Capital of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under 1347 Capital’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by 1347 Capital’s amended and restated certificate of incorporation may have or hereafter acquire under law, 1347 Capital’s amended and restated certificate of incorporation, 1347 Capital’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of 1347 Capital’s amended and restated certificate of incorporation affecting indemnification rights, whether by 1347 Capital’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits 1347 Capital to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. 1347 Capital’s amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by 1347 Capital’s amended and restated certificate of incorporation.

1347 Capital’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in 1347 Capital’s amended and restated certificate of incorporation. In addition, 1347 Capital’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by 1347 Capital within a specified period of time. 1347 Capital’s bylaws also permit 1347 Capital to purchase and maintain insurance, at 1347 Capital’s expense, to protect 1347 Capital and/or any director, officer, employee or agent of 1347 Capital’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not 1347 Capital would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of 1347 Capital’s bylaws affecting indemnification rights, whether by 1347 Capital’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits 1347 Capital to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

1347 Capital has entered into indemnity agreements with each of 1347 Capital’s officers and directors which require 1347 Capital to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the terms of the Merger Agreement, 1347 Capital has agreed to cause Limbach and its subsidiaries to perform and discharge their respective indemnification or exculpation obligations existing as of the date of the Merger Agreement in favor of the managers, directors, officers, employees and agents of Limbach and its subsidiaries with respect to any matters occurring prior to the closing date. Each such person will be entitled to advancement of expenses incurred in the defense of such claims, provided that such person provides an undertaking required by applicable law to repay such advancement if it is ultimately determined that such person is not entitled to indemnification. 1347 Capital either maintain director and officer liability insurance or acquire a director and officer liability insurance run-off policy, which in either case shall provide coverage for the former, current and future managers, directors, officers, employees and agents of 1347 Capital, Limbach and their respective affiliates that is at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies of the Limbach and its affiliates as of the date of this Agreement.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus/information statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the 1st day of June, 2016.

1347 CAPITAL CORP.

By:	/s/ Gordon G. Pratt Gordon G. Pratt Chief Executive Officer (Principal Executive Officer)
By:	/s/ Hassan R. Baqar Hassan R. Baqar Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Gordon G. Pratt Gordon G. Pratt	Chief Executive Officer & Director	June 1, 2016
/s/ Hassan R. Baqar Hassan R. Baqar	Chief Financial Officer & Director	June 1, 2016
* Larry G. Swets, Jr.	Chairman of the Board & Director	June 1, 2016
* John T. Fitzgerald	Director	June 1, 2016
* Joshua Horowitz	Director	June 1, 2016
* Leo Christopher Saenger III	Director	June 1, 2016
* Thomas D. Sargent	Director	June 1, 2016

*	Pursuant to Power of Attorney

/s/ Gordon G. Pratt Gordon G. Pratt, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp. and FdG HVAC LLC (included as Annex A to the proxy statement/prospectus/information statement forming a part of this Registration Statement).
3.1	Amended and Restated Certificate of Incorporation of 1347 Capital Corp. (incorporated by reference to Exhibit 3.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on July 21, 2014).
3.2	Bylaws of 1347 Capital Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.3	Specimen Right Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.5	Warrant Agreement, dated July 15, 2014, between 1347 Capital Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on July 21, 2014).
4.6	Form of Unit Purchase Option between 1347 Capital Corp. and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 2 to 1347 Capital Corp.’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 30, 2014).
4.7	Rights Agreement, dated July 15, 2014, between 1347 Capital Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on July 21, 2014).
5.1*	Opinion of Winston & Strawn LLP.
9.1	Voting and Lockup Agreement, dated as of March 25, 2016, by and between 1347 Capital Corp. and FdG HVAC LLC (incorporated by reference to Exhibit 10.1 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on March 29, 2016).
10.1#	Employment Agreement, dated as of March 23, 2016, by and between 1347 Capital Corp. and Charles A. Bacon III (incorporated by reference to Exhibit 10.2 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 333-195695), filed with the SEC on March 29, 2016).
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm to 1347 Capital Corp.
23.2	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm to Limbach Holdings LLC.
23.3*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).
24.1**	Power of attorney (included on the signature page to this Registration Statement).
99.1**	Consent of Charles A. Bacon, III.
99.2**	Consent of David S. Gellman.
99.3**	Consent of S. Matthew Katz.
99.4**	Consent of Norbert W. Young.

Exhibit No.	Description
99.5**	Consent of Larry G. Swets, Jr.
99.6**	Consent of Gordon G. Pratt.
99.8	Form of Proxy Card for the 1347 Capital Corp. Special Meeting of Stockholders.
99.9	Proposed Second Amended and Restated Certificate of Incorporation of 1347 Capital Corp. (included as Annex B to the proxy statement/prospectus/information statement forming a part of this Registration Statement).
99.10	Proposed 1347 Capital Corp. 2016 Omnibus Incentive Plan (included as Annex C to the proxy statement/prospectus/information statement forming a part of this Registration Statement).

*	To be filed by amendment.
**	Previously filed.
#	Indicates a management contract or compensatory plan, contract or arrangement.
+	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). 1347 Capital agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.